     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 1997


                                                       REGISTRATION NO. 333-4790
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------


                       SUBSTANCE ABUSE TECHNOLOGIES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              3810                             22-2806310
    (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)


                              4517 NW 31ST AVENUE


                           FORT LAUDERDALE, FL 33309


                                 (954) 739-9600

              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               MR. ROBERT STUTMAN

                       SUBSTANCE ABUSE TECHNOLOGIES, INC.


                              4517 NW 31ST AVENUE


                         FORT LAUDERDALE, FLORIDA 33309


                                 (954) 739-9600

           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                                 COPIES TO:
                ROBERT W. BEREND, ESQ.                                EDWARD H. COHEN, ESQ.
                 GOLD & WACHTEL, LLP                                  ROSENMAN & COLIN, LLP
                 110 EAST 59TH STREET                                   575 MADISON AVENUE
               NEW YORK, NEW YORK 10022                              NEW YORK, NEW YORK 10022
                    (212) 909-9500                                        (212) 940-8580
                  FAX (212) 371-0320                                    FAX (212) 940-8776

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following.

                            ------------------------


                        CALCULATION OF REGISTRATION FEE
===============================================================================================================================
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED      AMOUNT TO BE   PROPOSED MAXIMUM   PROPOSED MAXIMUM       AMOUNT OF
                                                        REGISTERED(1) OFFERING PRICE PER AGGREGATE OFFERING  REGISTRATION FEE
                                                                            UNIT(2)           PRICE(2)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value...........................    2,789,478        $1.625           $4,532,902           $1,374
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value, issuable upon exercise of
  Warrants.............................................     243,000         $ 4.63           $1,125,090            $ 341
-------------------------------------------------------------------------------------------------------------------------------
Warrants expiring October 13, 1998.....................     243,000
-------------------------------------------------------------------------------------------------------------------------------
Right to receive Special Payment(3)....................   $1,100,000          N/A            $1,100,000            $ 379
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                Total             $2,094
===============================================================================================================================



(1) The number of shares of the Common Stock of Substance Abuse Technologies, Inc. ("SAT") being registered is based on (a) an estimate as to the number of SAT shares to be issued to the minority stockholders of U.S. Drug Testing, Inc. ("U.S. Drug") in connection with the merger of U.S. Drug with and into U.S. Drug Acquisition Corp., a wholly-owned subsidiary of SAT, and
    (b) an estimate as to the number of SAT shares to be issued upon the exercise of the SAT Warrants to be issued upon the merger in exchange for U.S. Drug Warrants; in both instances assuming a $1.625 per share is the market price for the SAT shares, which is the assumed price by agreement.


(2) Estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price and the registration fee (a) for the shares to be issued upon the merger are computed, pursuant to Rule 457(a), on the basis of a $1.625 value per share estimate for the market price for the SAT Common Stock determined in accordance with the terms of the merger and (b) for the shares to be issued upon exercise of the SAT Warrants are computed, pursuant to Rule 457(g), on the basis of the assumed exercise price of the SAT Warrants if 243,000 shares are subject thereto.


(3) Estimated solely for the purpose of calculating the registration fee. The Special Payment value is calculated as follows: As the 1,721,900 shares of the Minority U.S. Drug Common Stock constitute approximately 33.0% of the 5,221,900 shares of the U.S. Drug Common Stock, for a Special Payment estimated at $10,000,000 to Acquisition Corp. by a development partner, the U.S. Drug Minority Stockholders would receive, at a maximum, an aggregate of approximately one-third of 33% of $10,000,000 or an aggregate of approximately $1,100,000 (i.e., 11% of $10,000,000 or $.64 per share).

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                             CROSS REFERENCE SHEET

               TO FORM S-4 OF SUBSTANCE ABUSE TECHNOLOGIES, INC.


                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS


                                                           LOCATION IN CONSENT SOLICITATION
              ITEM NUMBER AND CAPTION                            STATEMENT/PROSPECTUS
----------------------------------------------------  ------------------------------------------
A.                 Information About the Transaction
       1. Forepart of Registration Statement and
          Outside Front Cover Page of Prospectus....  Facing Page; Cross Reference Sheet; and
                                                        Outside Front Cover Page of Consent
                                                        Solicitation Statement/Prospectus.
       2. Inside Front and Outside Back Cover
          Pages.....................................  Inside Front Cover Page of Consent
                                                      Solicitation Statement/Prospectus and
                                                        Outside Back Cover Page of Consent
                                                        Solicitation/Prospectus.
       3. Risk Factors, Ratio Earnings to Fixed
          Charges and Other Information.............  Summary; Summary Historical and Proforma
                                                        Combined Financial Data; and Risk
                                                        Factors; Computation of Ratio of
                                                        Earnings to Combined Fixed Charges and
                                                        Preferred Stock Dividends is not
                                                        applicable.
       4. Terms of the Transaction..................  Summary; Terms of the Transaction; and The
                                                        Merger and Related Matters.
       5. Proforma Financial Information............  Summary Historical and Proforma Data.
       6. Material Contacts with the Company Being
          Acquired..................................  Material Contacts of SAT with U.S. Drug and The Merger and Related Matters.
       7. Additional Information Required for
          Reoffering by Persons and Parties Deemed
          to be Underwriters........................  Not Applicable.
       8. Interests of Named Experts and Counsel....  Experts and Legal Opinions.
       9. Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities...............................  Commission Position on Indemnification.
B.                  Information About the Registrant
      10. Information with Respect to S-3
          Registrants...............................  Not Applicable.
      11. Incorporation of Certain Information by
          Reference.................................  Not Applicable.
      12. Information With Respect to S-2 or S-3
          Registrants...............................  Not Applicable.
      13. Incorporation of Certain Information by
          Reference.................................  Not Applicable.

                                                           LOCATION IN CONSENT SOLICITATION
              ITEM NUMBER AND CAPTION                            STATEMENT/PROSPECTUS
----------------------------------------------------  ------------------------------------------
      14. Information with Respect to Registrants
          Other Than S-3 or S-2 Registrants.........  Business of the Company; SAT Market
                                                        Information; SAT Management; SAT
                                                        Financial Statements; The Company's
                                                        Selected Financial Data; The Company's
                                                        Management's Discussion and Analysis of
                                                        Financial Condition and Results of
                                                        Operations; and Change in Accountants.
C.      Information About the Company Being Acquired
      15. Information with Respect to S-3
          Companies.................................  Not Applicable.
      16. Information with Respect to S-2 or S-3
          Companies.................................  Not Applicable.
      17. Information with Respect to Companies
          Other Than S-2 or S-3 Companies...........  Business of U.S. Drug; U.S. Drug Market
                                                        Information; U.S. Drug's Financial
                                                        Statements; U.S. Drug's Selected
                                                        Financial Data; and U.S. Drug's
                                                        Management's Discussion and Analysis of
                                                        Financial Condition and Results of
                                                        Operations.
D.                 Voting and Management Information
      18. Information if Proxies, Consents or
          Authorizations are to be Solicited........  Terms of the Transaction; The Merger and
                                                        Related Matters; SAT Principal
                                                        Stockholders; and U.S. Drug Principal
                                                        Stockholders.
      19. Information if Proxies, Consents or
          Authorizations are not to be Solicited, or
          in an Exchange Offer......................  Not Applicable.

                   CONSENT SOLICITATION STATEMENT/PROSPECTUS

                       SUBSTANCE ABUSE TECHNOLOGIES, INC.

                PROSPECTUS FOR 2,789,478 SHARES OF COMMON STOCK,
              WARRANTS TO PURCHASE 243,000 SHARES OF COMMON STOCK,
               1,100,000 RIGHTS ENTITLING THE HOLDER TO RECEIVE A
                   PROPORTIONATE SHARE OF THE SPECIAL PAYMENT
                  AND 243,000 SHARES OF COMMON STOCK ISSUABLE
                           UPON EXERCISE OF WARRANTS
                                      AND
         CONSENT SOLICITATION STATEMENT TO THE MINORITY STOCKHOLDERS OF
                            U.S. DRUG TESTING, INC.


     This Consent Solicitation Statement/Prospectus is being furnished to the minority stockholders of U.S. Drug Testing, Inc., a Delaware corporation ("U.S. Drug"), in connection with the solicitation of consents by Substance Abuse Technologies, Inc. ("SAT"), a Delaware corporation and 67.0% majority stockholder of U.S. Drug, from the holders, other than SAT, of the U.S. Drug Common Stock, $.001 par value (the "U.S. Drug Common Stock"), in order to adopt an Agreement and Plan of Merger dated as of February 17, 1997 (the "Merger Agreement") by and among U.S. Drug, SAT and U.S. Drug Acquisition Corp. ("Acquisition Corp."), a Delaware corporation and a wholly-owned subsidiary of SAT, pursuant to which U.S. Drug will be merged with and into Acquisition Corp. (the "Merger").



     SAT is offering by this Consent Solicitation Statement/Prospectus (1) an aggregate of 2,789,478 shares of SAT's Common Stock, $.01 par value (the "SAT Common Stock"), on the basis set forth in the Merger Agreement, to the stockholders of U.S. Drug other than SAT (the "U.S. Drug Minority Stockholders") in exchange for their 1,721,900 shares of the U.S. Drug Common Stock (the "Minority U.S. Drug Common Stock") or 1.62 shares of the SAT Common Stock for each share of the Minority U.S. Drug Common Stock; (2) an aggregate of 243,000 shares issuable upon the exercise of Common Stock purchase warrants expiring October 13, 1998 (the "Merger Warrants") to be issued by SAT on the basis set forth in the Merger Agreement in exchange for Common Stock purchase warrants also expiring October 13, 1998 (the "U.S. Drug Warrants") to purchase up to 150,000 shares of the U.S. Drug Common Stock; and (3) an aggregate of 1,100,000 rights (the "Rights") entitling the holder thereof to receive a proportionate share of the Special Payment (as herein defined) in cash. See "Terms of the Transaction -- Special Payment." There are currently no agreements with a marketing partner that might give rise to a Special Payment nor are there any pending negotiations with any such partner. When and if a prototype of the saliva based testing product is developed, which is not anticipated to occur before March 1998 at the earliest, management will consider instituting negotiations with a potential marketing partner. Even if a potential partner were identified and an acceptable agreement negotiated, there can be no assurance that an advance payment would be a provision of the agreement governing the relationship between the partner and U.S. Drug, thereby giving rise to a Special Payment. Because U.S. Drug continues to be in a developmental stage with respect to its drug testing products, U.S. Drug has not produced any revenues from product sales to date and is not likely to produce any revenues for product sales until the first quarter of 1999 at the earliest. If the Merger is consummated and assuming that another merger is not consummated and there are no exercises of outstanding warrants or any conversions of shares of the SAT preferred stock or the convertible notes between the date of this Consent Solicitation Statement/ Prospectus and the effective date of the Merger, the existing SAT stockholders will own 92.8% of the outstanding shares of the SAT Common Stock and the U.S. Drug Minority Stockholders will own 7.2%.



     Since January 2, 1992, the SAT Common Stock has been listed on the American Stock Exchange. During the period January 2, 1992 through October 25, 1996, the SAT Common Stock traded under the symbol "AAA." On October 28, 1996, SAT changed its name from "U.S. Alcohol Testing of America, Inc." to "Substance Abuse Technologies, Inc." As a result of such name change, commencing October 28, 1996, the SAT Common Stock has traded under the symbol "SAU." The closing price
of the SAT Common Stock as reported by such Exchange on April   , 1997 was
$          .



     U.S. DRUG MINORITY STOCKHOLDERS SHOULD CONSIDER CERTAIN RISK FACTORS IN CONNECTION WITH THE PROPOSED TRANSACTIONS. SEE "RISK FACTORS" ON PAGE 27.


NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
 HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THIS CONSENT
  SOLICITATION STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


   This Consent Solicitation Statement/Prospectus is dated             , 1997

                               TABLE OF CONTENTS



                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION...............................................................      2
SUMMARY.............................................................................      3
  BACKGROUND OF THE COMPANY.........................................................      3
  THE CONSENT PROCEDURE.............................................................      5
  (1) STATUTORY BASIS...............................................................      5
  (2) PROCEDURE TO CONSENT..........................................................      5
  (3) REVOCATION....................................................................      5
  (4) MISCELLANEOUS.................................................................      6
  (5) RECORD DATE, QUORUM AND REQUIRED VOTE.........................................      6
  (6) APPRAISAL RIGHTS..............................................................      6
  THE MERGER........................................................................      7
  (1) GENERAL.......................................................................      7
  (2) OPTIONS AND WARRANTS..........................................................      7
  (3) RECOMMENDATIONS BY THE BOARDS OF DIRECTORS....................................      8
  (4) AFFILIATION OF SAT AND U.S. DRUG..............................................      8
  (5) FAIRNESS OPINION..............................................................      9
  (6) THE MERGER AGREEMENT..........................................................      9
  (7) CONDITIONS OF THE MERGER......................................................      9
  (8) AMENDMENT AND TERMINATION.....................................................      9
  (9) MARKET PRICES.................................................................     10
  (10) FEDERAL INCOME TAX CONSEQUENCES..............................................     10
  (11) REGULATORY APPROVALS.........................................................     10
  (12) ACCOUNTING TREATMENT.........................................................     10
  RECENT DEVELOPMENTS...............................................................     10
SUMMARY HISTORICAL AND PROFORMA COMBINED FINANCIAL DATA.............................     14
  HISTORICAL FINANCIAL DATA.........................................................     15
  THE COMPANY.......................................................................     16
  U.S. DRUG.........................................................................     17
  PROFORMA BALANCE SHEET............................................................     18
  PROFORMA STATEMENT OF OPERATIONS..................................................     19
  NOTES TO PROFORMA CONDENSED FINANCIAL INFORMATION.................................     21
RISK FACTORS........................................................................     22
  1. SAT AFFILIATIONS OF U.S. DRUG DIRECTORS........................................     22
  2. LOSS OF DIRECT OWNERSHIP OF U.S. DRUG..........................................     22
  3. OPERATING LOSSES...............................................................     22
  4. NEED FOR FINANCING.............................................................     24
  5. INSUFFICIENT AUTHORIZED SHARES.................................................     25
  6. COMPETITION....................................................................     26
  ALCOHOL TESTING...................................................................     26
  DRUG TESTING......................................................................     26
  HUMAN RESOURCE PROVIDER OPERATIONS................................................     26
  7. NO COMMON STOCK DIVIDENDS......................................................     27
  8. DEPRESSIVE EFFECT ON MARKET OF WARRANT OR OPTION EXERCISES, UNTIMELY SALES BY
     SELLING SECURITYHOLDERS AND SALES OF SHARES RECEIVED UPON MERGERS..............     27

                                                                                        PAGE
                                                                                        ----
  9. TECHNOLOGICAL CHANGES..........................................................     29
  10. MARKET LIMITATION FOR ALCOHOL TESTING PRODUCTS................................     29
  11. OTHER CONFLICTS OF INTEREST...................................................     29
  12. SALE OF GOOD IDEAS............................................................     29
  13. FLUCTUATING MARKET PRICE......................................................     30
TERMS OF THE TRANSACTION............................................................     30
  CONSENT SOLICITATION STATEMENT/PROSPECTUS.........................................     30
  THE MERGER........................................................................     30
  SPECIAL PAYMENT...................................................................     31
  VOTING RIGHTS.....................................................................     33
  THE CONSENT PROCEDURE.............................................................     33
  (1) STATUTORY BASIS...............................................................     33
  (2) PROCEDURE TO CONSENT..........................................................     34
  (3) REVOCATION....................................................................     34
  (4) MISCELLANEOUS.................................................................     34
  (5) RIGHTS OF DISSENTING U.S. DRUG STOCKHOLDERS...................................     35
THE MERGER AND RELATED MATTERS......................................................     36
  REASONS FOR THE MERGER AND APPROVAL...............................................     36
  (1) AUTHORIZATION.................................................................     36
  (2) ATTEMPTS TO RESOLVE CONFLICT OF INTERESTS.....................................     39
  (3) DETERMINATION OF TERMS........................................................     40
  (4) SAT BOARD OF DIRECTORS REASONS................................................     41
  (A) A MERGER WOULD ELIMINATE CERTAIN CONFLICTS OF INTEREST THAT COULD AFFECT
      FUTURE OPERATIONS.............................................................     41
  (B) SAT COULD CANCEL LOAN INDEBTEDNESS............................................     42
  (C) ELIMINATING PUBLIC SUBSIDIARIES COULD LEAD TO ADDITIONAL COST SAVINGS.........     42
  (5) U.S. DRUG BOARD REASONS.......................................................     42
  (A) A ONE-PRODUCT COMPANY MAY BE AT A DISADVANTAGE IN A HIGHLY COMPETITIVE MARKET
      PLACE, AS CONTRASTED WITH BEING PART OF A COMPANY WITH FIVE SYNERGISTIC
      OPERATIONS, FOUR OF WHICH ARE ALREADY PRODUCING REVENUES......................     42
  (B) THE U.S. DRUG COMMON STOCK MAY BE DELISTED....................................     43
  (C) OBTAINING A MAJOR COMPANY TO FINANCE THE U.S. DRUG OPERATIONS DOES NOT APPEAR
      TO BE A REALISTIC ALTERNATIVE.................................................     43
  (6) FACTORS CONSIDERED BY BOTH BOARDS OF DIRECTORS................................     44
  (A) ONE-PRODUCT COMPANY HAS LESS OF A CHANCE IN A HIGHLY-COMPETITIVE INDUSTRY.....     44
  (B) THE COMPANY HAS A GREATER OPPORTUNITY AT OBTAINING FINANCING..................     45
  (C) SAT HAS AN ALTERNATIVE METHOD OF FINANCING THAT WILL AVOID CREATING NEW
      DILUTION OF STOCKHOLDERS......................................................     45
  (D) SAT AND U.S. DRUG MAY COMPETE FOR FINANCING...................................     46
  (E) U.S. DRUG MAY DEFAULT AND LICENSING RIGHTS WILL REVERT TO SAT.................     46
  (F) SAT COMMON STOCK MAY HAVE GREATER INVESTMENT VALUE............................     47
  (G) U.S. DRUG'S LIQUIDATION VALUE NOT DEEMED SIGNIFICANT..........................     47
  (H) U.S. DRUG'S "GOING CONCERN VALUE" CONSIDERED TO BE SPECULATIVE................     47
  (I) U.S. DRUG WAS NOT LIKELY TO ATTRACT A PURCHASER...............................     47

                                                                                        PAGE
                                                                                        ----
  (7) REASONS FOR USING MERGER FORM.................................................     48
  (8) EFFECT OF MERGER ON SAT.......................................................     48
  (9) CONCLUSION....................................................................     48
  FAIRNESS OPINION..................................................................     49
  (1) CERTAIN FACTORS CONSIDERED IN THE EVALUATION OF U.S. DRUG.....................     51
  (2) WHALE SECURITIES' ANALYSIS ENCOMPASSED A NUMBER OF VALUATION APPROACHES,
      INCLUDING:....................................................................     52
  (A) MARKET VALUE OF GOOD IDEAS SHARES AND PREMIUMS TO MARKET FOR ACQUISITIONS.....     52
  (B) ASSET BASED METHODS...........................................................     52
  (C) INCOME, CASH FLOW, AND DISCOUNTED CASH FLOW BASED METHODS.....................     52
  (D) COMPARISON TO SIMILAR PUBLIC COMPANIES AND SIMILAR SALE TRANSACTIONS..........     53
  (E) ANALYSIS OF THE SAT COMMON STOCK TO BE GIVEN AS CONSIDERATION.................     53
  TERMS OF THE MERGER AGREEMENT.....................................................     54
  (1) CONVERSION OF SHARES..........................................................     54
  (2) EFFECTIVE DATE................................................................     55
  (3) CONDITIONS TO THE MERGER......................................................     55
  (4) AMENDMENT AND TERMINATION RIGHTS..............................................     56
  SUMMARY OF THE TERMS OF THE SAT COMMON STOCK......................................     56
  (1) GENERAL.......................................................................     56
  (2) ELECTION OF DIRECTORS.........................................................     57
  (3) DIVIDENDS.....................................................................     57
  (4) TRANSFER AGENT................................................................     57
  (5) ACQUISITION SHARES............................................................     57
  DIFFERENCES IN STOCKHOLDERS' RIGHTS...............................................     57
  DIFFERENCES IN BY-LAWS............................................................     57
  EXCHANGE OF CERTIFICATES..........................................................     58
  U.S. DRUG OPTIONS AND WARRANTS....................................................     58
  REGULATORY APPROVALS..............................................................     59
  ACCOUNTING TREATMENT..............................................................     59
  FEES AND EXPENSES.................................................................     59
  CERTAIN TAX CONSEQUENCES..........................................................     60
  TRADING IN THE U.S. DRUG COMMON STOCK.............................................     61
  RESALE OF SAT SECURITIES..........................................................     61
MATERIAL CONTACTS OF SAT WITH U.S. DRUG.............................................     62
  U.S. DRUG RELATIONSHIP WITH SAT...................................................     62
  NO LOANS FROM U.S. DRUG TO SAT OUTSTANDING........................................     63
  LOANS FROM SAT TO U.S. DRUG.......................................................     63
  MANAGEMENT SERVICES AGREEMENT.....................................................     63
BUSINESS OF THE COMPANY.............................................................     65
  GENERAL...........................................................................     65
  ALCOHOL TESTING PRODUCTS MARKET...................................................     66
  ALCOHOL TESTING PRODUCTS..........................................................     66
  ALCOPROOF TEST SYSTEM.............................................................     66
  (1) EVIDENTIAL DEVICES............................................................     67
  ALCO-ANALYZER.....................................................................     67
  MOBILE ALCOHOL COLLECTION SYSTEM (MACS)...........................................     67

                                                                                        PAGE
                                                                                        ----
  (2) SCREENING DEVICES.............................................................     67
  (3) CALIBRATION DEVICES...........................................................     67
  ALCOHOL TESTING MARKETING.........................................................     68
  (1) LAW ENFORCEMENT/CORRECTIONAL..................................................     68
  (2) INDUSTRIAL....................................................................     68
  (3) DRUG AND ALCOHOL TESTING SERVICES.............................................     69
  LIABILITY INSURANCE...............................................................     69
  COMPETITION.......................................................................     69
  ALCOHOL TESTING...................................................................     69
  DRUG TESTING......................................................................     70
  HUMAN RESOURCE PROVIDER...........................................................     71
  TOY PRODUCTS......................................................................     71
  RESEARCH AND DEVELOPMENT..........................................................     72
  PATENTS AND TRADEMARKS............................................................     72
  SUBSIDIARIES AND DIVISIONS........................................................     72
  (1) U.S. DRUG TESTING, INC........................................................     72
  (2) GOOD IDEAS ENTERPRISES, INC...................................................     72
  (3) EMPLOYER SERVICES DIVISION/ROBERT STUTMAN & ASSOCIATES CONSULTING DIVISION....     74
  (4) ALCONET, INC..................................................................     75
  (5) U.S. RUBBER RECYCLING, INC....................................................     76
  EMPLOYEES.........................................................................     76
  DESCRIPTION OF PROPERTY...........................................................     76
  LEGAL MATTERS.....................................................................     77
BUSINESS OF U.S. DRUG...............................................................     77
  GENERAL...........................................................................     77
  NEED FOR FINANCING................................................................     78
  DRUG TESTING PRODUCTS.............................................................     79
  (1) URINE SAMPLE TESTING..........................................................     79
  FLOW IMMUNOASSAY SYSTEM...........................................................     79
  (2) SALIVA SAMPLE TESTING.........................................................     79
  DESKTOP IMMUNOSENSOR ANALYZER.....................................................     79
  DRUG ASSAYS FOR DESKTOP IMMUNOSENSOR ANALYZER.....................................     79
  MANUFACTURING.....................................................................     80
  MARKETING AND DISTRIBUTION........................................................     80
  GOVERNMENT REGULATION.............................................................     80
  RESEARCH AND DEVELOPMENT..........................................................     81
  PATENTS AND TECHNOLOGY............................................................     82
  COMPETITION.......................................................................     83
  MATERIAL CONTRACTS................................................................     83
  (A) LICENSE AND SUBLICENSE AGREEMENTS.............................................     83
  (B) CRDA..........................................................................     84
  (C) MANAGEMENT AGREEMENT..........................................................     84
  EMPLOYEES.........................................................................     84
  PROPERTIES........................................................................     84
  LEGAL MATTERS.....................................................................     84
SAT PRINCIPAL STOCKHOLDERS..........................................................     85
U.S. DRUG PRINCIPAL STOCKHOLDERS....................................................     89

                                                                                        PAGE
                                                                                        ----
SAT MARKET INFORMATION..............................................................     90
  MARKET DATA.......................................................................     90
  HOLDERS...........................................................................     90
  DIVIDENDS.........................................................................     90
  RECENT QUOTATIONS.................................................................     90
U.S. DRUG MARKET INFORMATION........................................................     91
  MARKET DATA.......................................................................     91
  EXCHANGE LISTING..................................................................     91
  HOLDERS...........................................................................     92
  DIVIDENDS.........................................................................     92
SAT MANAGEMENT......................................................................     92
  DIRECTORS AND EXECUTIVE OFFICERS..................................................     92
  BUSINESS HISTORY..................................................................     93
  FAMILY RELATIONSHIPS..............................................................     95
  SUMMARY COMPENSATION TABLE........................................................     96
  AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1996 AND OPTION VALUES AT MARCH 31,
     1996...........................................................................     96
  OTHER COMPENSATION................................................................     97
  EMPLOYMENT AGREEMENTS.............................................................     97
  DIRECTORS' COMPENSATION...........................................................     99
  CERTAIN TRANSACTIONS..............................................................     99
  CHANGES IN MANAGEMENT AT SAT......................................................    100
ACQUISITION CORP. MANAGEMENT........................................................    101
THE COMPANY'S SELECTED FINANCIAL DATA...............................................    103
THE COMPANY'S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.....................................................................    107
  EFFECT OF MERGER..................................................................    107
  EFFECT OF GOOD IDEAS MERGER.......................................................    108
  LIQUIDITY AND CAPITAL RESOURCES...................................................    109
  CHANGES IN FINANCIAL CONDITION....................................................    109
  OPERATING CASH FLOWS..............................................................    110
  INVESTING CASH FLOWS..............................................................    110
  FINANCING CASH FLOWS..............................................................    110
  RESULTS OF OPERATIONS.............................................................    110
  FISCAL 1996 VS. FISCAL 1995.......................................................    110
  U.S. DRUG TESTING, INC. (SUBSTANCE ABUSE TESTING).................................    111
  DISCONTINUED OPERATIONS...........................................................    112
  GOOD IDEAS ENTERPRISES, INC. (TOY)................................................    112
  U.S. RUBBER RECYCLING, INC. (RECYCLED RUBBER PRODUCTS)............................    113
  FISCAL 1995 VS. FISCAL 1994.......................................................    114
  U.S. DRUG TESTING, INC. (SUBSTANCE ABUSE TESTING).................................    114
  DISCONTINUED OPERATIONS...........................................................    115
  GOOD IDEAS ENTERPRISES, INC. (TOY)................................................    115
  U.S. RUBBER RECYCLING, INC. (RECYCLED RUBBER PRODUCTS)............................    116
  NINE MONTHS ENDED DECEMBER 31, 1996 AS COMPARED WITH NINE MONTHS ENDED DECEMBER
     31, 1995.......................................................................    116
U.S. DRUG'S SELECTED FINANCIAL DATA.................................................    118
U.S. DRUG'S MANAGEMENT"S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.....................................................................    120

                                                                                        PAGE
                                                                                        ----
  LIQUIDITY AND CAPITAL RESOURCES...................................................    120
  CHANGES IN FINANCIAL CONDITION....................................................    120
  OPERATING CASH FLOWS..............................................................    120
  INVESTING CASH FLOWS..............................................................    120
  FINANCING CASH FLOWS..............................................................    121
  RESULTS OF OPERATIONS.............................................................    121
  FISCAL 1996 VS. FISCAL 1995.......................................................    121
  FISCAL 1995 VS FISCAL 1994........................................................    121
  NINE MONTHS ENDED DECEMBER 31, 1996 AS COMPARED WITH NINE MONTHS ENDED DECEMBER
     31, 1995.......................................................................    122
COMMISSION POSITION ON INDEMNIFICATION..............................................    122
LEGAL MATTERS.......................................................................    123
EXPERTS.............................................................................    123
CHANGE IN ACCOUNTANTS...............................................................    123
INDEX TO FINANCIAL STATEMENTS.......................................................    125

                             AVAILABLE INFORMATION


     SAT and U.S. Drug are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, each files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of this material relating to both SAT and U.S. Drug can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and information regarding registrants that file electronically with the Commission at the following Web site address: http://www.sec.gov. Because the SAT Common Stock is traded on the American Stock Exchange, reports, proxy and information statements and other information concerning SAT can be inspected by contacting the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881. Because the U.S. Drug Common Stock is traded on the Pacific Stock Exchange, reports, proxy and information statements and other information concerning U.S. Drug can be inspected by contacting The Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104. After the Merger is consummated, SAT, but not U.S. Drug, will be required to continue to file periodic reports, proxy and information statements and other information with the Commission pursuant to the Exchange Act.



     SAT has filed with the Commission a Registration Statement on Form S-4, File No. 333-4790 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of the SAT Common Stock to be issued upon consummation of the Merger and thereafter upon the exercise of the Merger Warrants. This Consent Solicitation Statement/Prospectus, which is Part I of the Registration Statement, omits certain information contained in the Registration Statement. For further information with respect to SAT and U.S. Drug and the shares of the SAT Common Stock offered by this Consent Solicitation Statement/Prospectus, reference is made to the Registration Statement, including the exhibits thereto. This Consent Solicitation Statement/Prospectus describes the material terms and conditions of all agreements and other documents which SAT deems material and a copy of each such agreement or document, containing the full text, is filed as an exhibit to the Registration Statement or is incorporated as an exhibit by reference herein. Copies of the Registration Statement, with exhibits, may be obtained from the Commission's Office in Washington, D.C. (at the address above) upon payment of the fees prescribed by the rules and regulations of the Commission, or examined there without charge.



     The Registration Statement incorporates certain agreements or other documents as exhibits by reference which are not presented herein or delivered herewith. Copies of these exhibits and the other exhibits filed with this Registration Statement are available upon request to Robert M. Stutman, Chairman and Chief Executive Officer, Substance Abuse Technologies, Inc., at the following address: 4517 North West 31st Avenue, Fort Lauderdale, Florida 33309 or telephone number: (954) 739-9600. In order to ensure timely delivery of the
documents, any request should be made by          , 1997.



     The information contained in this Consent Solicitation Statement/Prospectus with respect to U.S. Drug has been provided by U.S. Drug and all other information has been provided by SAT.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Consent Solicitation Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere herein and in the accompanying Appendices. Each U.S. Drug Minority Stockholder should read the entire Consent Solicitation Statement/Prospectus and the Appendices hereto prior to taking any action with respect to the proposal contained herein.

                           BACKGROUND OF THE COMPANY


     SAT was incorporated on April 15, 1987 under the laws of Delaware to design, manufacture and market instruments which measure blood alcohol concentration by breath sample and analyzation. These operations are currently conducted by the Alcohol Testing Products Division of SAT. Effective October 28, 1996, the name of SAT was changed from U.S. Alcohol Testing of America, Inc. to Substance Abuse Technologies, Inc. SAT maintains its principal executive offices at 4517 NW 31st Avenue, Fort Lauderdale, Florida 33309, and its telephone number is (954) 739-9600. SAT, its subsidiaries, and its divisions will be collectively referred to herein as the "Company."



     SAT's subsidiaries, which include U.S. Drug, and its divisions conduct the following operations:



          1. U.S. Drug, which is 67.0% owned by SAT and whose common stock trades on the Pacific Stock Exchange, is developing proprietary systems that will test for drug use.



          2. Good Ideas Enterprises, Inc. ("Good Ideas"), which is 60.8% owned by SAT and whose common stock, $.001 par value (the "Good Ideas Common Stock"), trades in the over-the-counter market, designed, marketed and distributed a variety of traditional toy products for children of various ages.



          3. ProActive Synergies, Inc. ("ProActive"), which was a wholly-owned subsidiary of SAT incorporated in June 1995, provided single source services to assist corporations in their hiring practices ranging from substance abuse testing and background screening to total program management. ProActive was merged into SAT on December 31, 1996 and its operations are now conducted as the Employer Services Division of SAT.



          4. On May 21, 1996, the Company completed its acquisition of Robert Stutman & Associates, Inc. ("RSA"), a provider of corporate drug-free work place programs. Since January 1996, RSA had been designing policies and programs on substance abuse prevention for customers of the ProActive subsidiary. RSA was merged into SAT on December 31, 1996 and its operations are now conducted as the Robert Stutman & Associates Consulting Division of SAT.



          5. Alconet, Inc. ("Alconet"), which was a wholly-owned subsidiary acquired by SAT in March 1995, had developed an alcohol testing network to upload test results and information from various alcohol breath testing devices. Alconet was merged into SAT on December 31, 1996 and its operations are now conducted as part of the Alcohol Testing Products Division of SAT.



          6. SAT currently operates a division called Biochemical Toxicology Laboratories ("BioTox") which serves as a clinical laboratory performing drug and alcohol testing.



     U.S. Rubber Recycling, Inc. ("USRR"), which was a wholly-owned subsidiary of SAT, manufactured and marketed floor covering products for office and industrial use from used truck and bus tires. On April 30, 1996, USRR sold its assets to an unaffiliated third party and discontinued operations. See "Business of the Company -- Subsidiaries and Divisions -- U.S. Rubber Recycling, Inc." USRR was dissolved on December 31, 1996.



     Acquisition Corp. was incorporated on December 18, 1995 under the laws of Delaware as a wholly-owned subsidiary of SAT for the sole purpose of acquiring U.S. Drug and will engage in no business operations until after consummation of the Merger. Acquisition Corp.'s Board of Directors consists of three SAT directors who have no direct affiliation with U.S. Drug.

     All other subsidiaries of SAT, which were inactive, have been dissolved except for Good Ideas Acquisition Corp. (see the fifth succeeding paragraph).



     The SAT Common Stock is currently traded on the American Stock Exchange under the symbol "SAU." See "SAT Market Information -- Market Data."



     U.S. Drug was incorporated on October 8, 1992 under the laws of Delaware. Effective as of January 1, 1993, SAT transferred or sub-licensed to U.S. Drug all of its assets and intellectual property rights related to drug testing operations in exchange for 3,500,000 shares of the U.S. Drug Common Stock. U.S. Drug maintains its principal executive offices at 10410 Trademark Street, Rancho Cucamonga, CA 91730 and its telephone number is (909) 466-8378, which are the same as those of SAT's California office. U.S. Drug's current Board of Directors is made up of three directors, all of whom were elected on May 31, 1996, all three of whom are SAT directors, two of whom are also executive officers and employees of SAT and all three of whom are securityholders of SAT. See "Risk Factors -- SAT Affiliations of U.S. Drug Directors" and "Material Contacts of SAT with U.S. Drug."



     U.S. Drug is developing proprietary systems that will test for drug use, including the following five commonly used drugs of abuse: cocaine, opiates (heroin, morphine and codeine), phencyclidine hydrochloride (PCP), amphetamines (including methamphetamines) and tetrahydrocannabinol (THC, marijuana). Its line of products under development are based on its sub-license from SAT for drugs of abuse detection utilizing the United States Navy ("USN") patent for flow immunosensor technology. U.S. Drug is developing its own proprietary "Immunoassay Chemistry" for these five drugs which will work with the USN developed technology. U.S. Drug has received six Food and Drug Administration ("FDA") marketing approvals covering its Model 9000 Flow Immunoassay System and the attendant assays for each of the five drugs of abuse listed above, using urine as the test medium. However, additional development work is required before the urine based testing product can be marketed. U.S. Drug, based on its review of current market conditions, has decided to defer completion of the calibrators and the other elements required to be completed in order to market the urine medium testing product until it can complete the assays for a saliva medium testing product and, as a result, has produced no revenues through December 31, 1996. U.S. Drug has commenced research using saliva as a testing medium in connection with the flow immunosensor technology, and conducted a feasibility study as to the product which was completed in November 1996. Based on the favorable results in such study, U.S. Drug has proceeded to the next level of development. Assuming subsequent success in the remainder of the development program, U.S. Drug currently expects to submit its five-panel screening assay to the FDA in November 1998 at the earliest. Until the saliva based product is submitted to the FDA and marketing has commenced, no revenues from product sales are likely to be produced. U.S. Drug's management expects to commence marketing the U.S. Drug products for non-medical markets prior to FDA approval and to commence marketing the U.S. Drug products for medical markets between six months to a year after FDA approval, but there can be no assurance as to when FDA approval will be given or when marketing in either medical or non-medical markets will commence. Accordingly, it may be first quarter of 1999 at the earliest before any revenues from sales of products will be generated by U.S. Drug. See "Business of U.S. Drug."


     The U.S. Drug Common Stock is currently traded on the Pacific Stock Exchange under the symbol "U.S.D.P." See "U.S. Drug Market Information -- Market Data." If the Merger is consummated, trading in the U.S. Drug Common Stock will cease on the effective date thereof and the registration of such security under
Section 12(b) of the Exchange Act will be terminated.


     SAT is also concurrently seeking to acquire the minority stock interests in Good Ideas by an offer of shares of the SAT Common Stock to the minority stockholders of Good Ideas as consideration for their consent to a merger of Good Ideas Acquisition Corp., a wholly-owned subsidiary of SAT, with and into Good Ideas (the "Good Ideas Merger"). Whether or not the Good Ideas Merger is consummated, Good Ideas will be liquidated. See "Business of the Company -- Subsidiaries and Divisions -- Good Ideas Enterprises, Inc." There can be no assurance that the Good Ideas Merger will be successfully consummated. The acquisition of Good Ideas is not a condition to the Merger.

                             THE CONSENT PROCEDURE

(1) STATUTORY BASIS


     Unless a corporation's certificate of incorporation otherwise provides,
Section 228 of the Delaware General Corporation Law (the "GCL") permits stockholders' actions without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of the outstanding voting stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present. U.S. Drug's certificate of incorporation does not otherwise provide, so that a consent procedure pursuant to Section 228 of the GCL may be utilized by SAT. Under such section of the GCL, an action taken by consent is effective when written consents from the holders of record of the minimum number of outstanding shares of the voting stock necessary to authorize the action are executed and delivered to the corporation within 60 days of the earliest dated consent delivered in accordance with the GCL to the corporation. Under Section 251 of the GCL, a domestic corporation may be merged with and into another domestic corporation by the affirmative vote of the record holders of a majority of the outstanding shares of the voting stock acting without a meeting and without prior notice. Accordingly, SAT as the owner of 67.0% of the U.S. Drug Common Stock, which is the sole voting stock in U.S. Drug, could adopt the Merger Agreement without any other stockholder voting in favor of the adoption of the Merger Agreement. Notwithstanding the foregoing, the Merger Agreement provides that it is a condition to the consummation of the Merger that the record holders of more than 50% of the outstanding shares of the U.S. Drug Common Stock owned by U.S. Drug stockholders other than SAT (i.e., the U.S. Drug Minority Stockholders) consent to the adoption of the Merger Agreement. (SAT intends not to include an aggregate of 78,400 shares of the U.S. Drug Common Stock held by a current director of SAT, another current director of SAT and his affiliates and a former director of SAT and U.S. Drug in determining whether it has obtained a majority of the outstanding shares of the Minority Good Ideas Common Stock. See "Terms of the Transaction -- The Consent Procedure -- Miscellaneous.) SAT will execute and deliver a consent to the adoption of the Merger Agreement as a stockholder of U.S. Drug after the holders of more than 50% of the outstanding shares of the Minority U.S. Drug Common Stock have consented in order to permit the filing of a Certificate of Merger in Delaware pursuant to the GCL and the terms of the Merger Agreement. SAT will not execute and deliver its consent if the consents of the holders of more than 50% of the outstanding shares of the Minority U.S. Drug Common Stock are not obtained in which event U.S. Drug will have to seek financing, whether through SAT or otherwise, to continue its operations.


(2) PROCEDURE TO CONSENT

     UNDER THE GCL, ONLY HOLDERS OF RECORD ON THE RECORD DATE (AS DEFINED BELOW) ARE ELIGIBLE TO GIVE THEIR CONSENT TO THE ADOPTION OF THE MERGER AGREEMENT. ANYONE OWNING SHARES BENEFICIALLY (BUT NOT OF RECORD), SUCH AS A PERSON WHOSE OWNERSHIP OF SHARES IS THROUGH A BROKER, BANK OR OTHER FINANCIAL INSTITUTION, WHO WISHES TO GIVE THEIR CONSENT SHOULD CONTACT THAT BROKER, BANK OR FINANCIAL INSTITUTION WITH INSTRUCTIONS TO EXECUTE THE WHITE FORM OF CONSENT ON HIS OR HER BEHALF OR TO HAVE THE BROKER, BANK OR FINANCIAL INSTITUTION'S NOMINEE EXECUTE THE CONSENT.


     SAT is soliciting the written consents referred to herein and, if a stockholder wishes to consent, the white consent card should be returned to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, in the enclosed envelope or to U.S. Drug Testing, Inc., 10410 Trademark Street, Rancho Cucamonga, California 91730, Attention: Secretary.


(3) REVOCATION

     An executed consent card may be revoked at any time before expiration by marking, dating, signing and delivering a written revocation before the time that sufficient unrevoked consents have been received to authorize the action for which consents are solicited. As indicated above, consents must be received within 60 days after the first consent is delivered to U.S. Drug. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card which is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 or to U.S. Drug Testing, Inc., 10410 Trademark Street, Rancho Cucamonga, California 91730,
Attention: Secretary.


(4) MISCELLANEOUS

     ABSTAINING FROM GIVING A CONSENT OR NOT RETURNING A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSED ACTION. IF YOU ARE THE STOCKHOLDER OF RECORD AND WISH TO GIVE YOUR CONSENT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT CARD PROMPTLY IN THE ENVELOPE PROVIDED.

     IF YOUR SHARES OF THE U.S. DRUG COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK OR NOMINEE, ONLY THEY CAN CONSENT TO THE MERGER AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, IF YOU WISH TO GIVE YOUR CONSENT, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS WITH RESPECT TO SUCH SHARES IMMEDIATELY.

(5) RECORD DATE, QUORUM AND REQUIRED VOTE


     Only holders of record of shares of the U.S. Drug Common Stock on April   ,
1997 (the "Record Date") will be entitled to consent to adoption of the Merger Agreement.



     On the Record Date, there were 5,221,900 shares of the U.S. Drug Common Stock outstanding, of which 1,721,900 shares were the Minority U.S. Drug Common Stock. The affirmative consent of the holders of more than 50% of the outstanding shares of the Minority U.S. Drug Common Stock is necessary to adopt the Merger Agreement. Thus, the holders of at least 860,951 shares of the 1,721,900 shares of the Minority U.S. Drug Common Stock must consent to the adoption of the Merger Agreement (SAT intends not to include an aggregate of 78,400 shares held by a current director of SAT, a current director of SAT and U.S. Drug and his affiliates and a former director of SAT and U.S. Drug in determining whether it has a majority; however, if the necessary consents are obtained, these holders will receive shares of the SAT Common Stock, and share in the Special Payment (as hereinafter defined), on the same basis as the other U.S. Drug Minority Stockholders). See the subsections "The Consent
Procedure -- Miscellaneous" and "Special Payment" under the caption "Terms of the Transaction." SAT will execute and deliver a consent to such adoption only after the holders of more than 50% of the Minority U.S. Drug Common Stock (excluding the aforesaid 78,400 shares from such computation) have consented in order to permit filing of a Certificate of Merger in Delaware pursuant to the GCL and the terms of the Merger Agreement.



     On February 17, 1997, the Board of Directors of SAT, acting on behalf of SAT as the sole stockholder of Acquisition Corp., adopted the Merger Agreement. On February 17, 1997, the Acquisition Board authorized execution of the Merger Agreement. Accordingly, Acquisition Corp. has approved the Merger.


(6) APPRAISAL RIGHTS

     The U.S. Drug Minority Stockholders will have no rights of appraisal under the GCL with respect to the consummation of the Merger. See "Terms of the Transaction -- The Consent Procedure -- Rights of Dissenting U.S. Drug Stockholders."

                                   THE MERGER

(1) GENERAL


     Pursuant to the Merger Agreement, U.S. Drug will be merged with and into Acquisition Corp. (the "Merger") and each outstanding share of the Minority U.S. Drug Common Stock will be converted into 1.62 shares of the SAT Common Stock and
 .64 Rights entitling the holder thereof to receive a proportionate share of the Special Payment in cash. See the section "Special Payment" under the caption "Terms of the Transaction." The shares of the U.S. Drug Common Stock owned by SAT will be canceled upon the Merger becoming effective. Such exchange ratio reflected an offer of shares of the SAT Common Stock having a value of $2.625 per share determined on the basis of an assumed market price of $1.625 per share for the SAT Common Stock. An aggregate of 2,789,478 shares of the SAT Common Stock will be issued to the U.S. Drug Minority Stockholders, subject to adjustment for fractional shares, which fractional share shall be paid for in cash. Assuming that the Good Ideas Merger is not consummated and there are no exercises of outstanding Common Stock purchase warrants or any conversions of SAT preferred stock or convertible notes between the date of this Consent Solicitation Statement/Prospectus and the effective date of the Merger, the existing SAT stockholders will own 92.8% of the outstanding shares of the SAT Common Stock and the U.S. Drug Minority Stockholders will own 7.2%. If the Good Ideas Merger is also consummated, the U.S. Drug Minority Stockholders will own 7.1% of the outstanding shares of the SAT Common Stock. The shares of the U.S. Drug Common Stock owned by SAT will be cancelled upon the Merger becoming effective because Acquisition Corp. will be the surviving corporation.



     Holders of the Minority U.S. Drug Common Stock may receive an additional payment based on payments, if any, by a development and/or marketing partner if the search for such a partner is initiated and successful and if an arrangement is negotiated pursuant to which such partner obtains marketing rights in return for immediate payments to Acquisition Corp. or SAT within one year of the Effective Date (as defined below). There are currently no agreements with a marketing partner that might give rise to a Special Payment nor are there any pending negotiations with any such partner. When and if a prototype of the saliva based testing product is developed, which is not anticipated to occur before March 1998 at the earliest, management will consider instituting negotiations with a potential marketing partner. Management does not believe that it will have a problem in identifying a potential partner; however, for the reasons described under "Business of U.S. Drug -- Need for Financing," management does not believe that engaging such a partner will be an appropriate action at that time or at the current time. Even if a potential partner were identified and an acceptable agreement negotiated, there can be no assurance that an advance payment would be a provision of the agreement governing the relationship between the partner and U.S. Drug, thereby giving rise to the Special Payment. See "Terms of the Transaction -- Special Payment." Due to the highly speculative nature of the Special Payment, the Boards of Directors of both SAT and U.S. Drug have urged the U.S. Drug Minority Stockholders not to base their consent to the Merger on the likelihood of there being a Special Payment.


(2) OPTIONS AND WARRANTS


     As of the Record Date, there were no outstanding stock options to purchase shares of the U.S. Drug Common Stock and there were outstanding Common Stock purchase warrants expiring October 13, 1998 (the "U.S. Drug Warrants") to purchase an aggregate of 150,000 shares of the U.S. Drug Common Stock at $7.50 per share.



     The U.S. Drug Warrants are owned by Baraban Securities, Inc. ("Baraban"), the underwriter of the initial public offering of the U.S. Drug Common Stock, and Baraban's designees. The exercise price of the U.S. Drug Warrants is $7.50 per share and was initially negotiated by Baraban with U.S. Drug at 150% of the public offering price of $5.00 per share of the U.S. Drug Common Stock in U.S. Drug's initial public offering. If the Merger is consummated, as a result of the anti-dilution provisions of the U.S. Drug Warrants, the U.S. Drug Warrants will be converted into SAT Common Stock purchase warrants expiring October 13, 1998 to purchase an aggregate of 243,000 shares of the SAT Common Stock, which is the same number of shares of the SAT Common Stock which the holders of the U.S. Drug Warrants would have been entitled to receive after the consummation of the Merger had the U.S. Drug Warrants been exercised immediately prior to the consummation of the Merger. The exercise price of the Merger Warrants will be proportionately adjusted to $4.629 per share. The same anti-dilution provisions as were applicable to the U.S. Drug Warrants will be applicable to the Merger Warrants. See "The Merger and Related Matters -- U.S. Drug Options and Warrants."


(3) RECOMMENDATIONS BY THE BOARDS OF DIRECTORS


     On November 16, 1995, the Board of Directors of SAT approved in principle seeking the acquisition of the minority stockholder interests in U.S. Drug, on February 6, 1996, authorized a merger of U.S. Drug with and into Acquisition Corp. on certain terms and conditions and, on January 23, 1997, authorized execution of a merger agreement at an exchange ratio whereby U.S. Drug Minority Stockholders shall receive shares of the SAT Common Stock having a value of $2.625 per share for each share of the U.S. Drug Common Stock.



     On February 17, 1997, in order to avoid speculation as to the number of shares to be issued, the SAT Board determined that the market value for determining the value of an SAT share should be assumed to be $1.625 per share (i.e., the closing sales price on the prior trading date) and eliminated the previously approved method of determining the value based on the average of the closing sales prices during the 30 days prior to the Record Date. This fixed the aggregate number of shares to be issued by SAT at 2,789,478 or 1.62 shares of the SAT Common Stock for each share of the Minority U.S. Drug Common Stock. The SAT Board then authorized execution of the Merger Agreement.



     On January 23, 1997 and reaffirmed on February 17, 1997, the U.S. Drug Board of Directors authorized execution of, and submission to the U.S. Drug Minority Stockholders for approval of, the Merger Agreement. In taking such action, each of the U.S. Drug directors reasonably believed that the offer was fair to the U.S. Drug Minority Stockholders from a financial point of view (a conclusion also reached by the SAT Board) and recommended to the U.S. Drug Minority Stockholders that they adopt the Merger Agreement. In setting the exchange ratio at the January 23rd and February 17th meetings, each Board considered the exchange ratio as being within an acceptable range as to the number of shares of the SAT Common Stock to be issued that would be fair to the U.S. Drug Minority Stockholders and, in the case of SAT's Board of Directors, would also be fair to the SAT Stockholders. The U.S. Drug Board directs the attention of the U.S. Drug Minority Stockholders to the affiliation of the directors of U.S. Drug with SAT. See the subsection "Affiliation of SAT and U.S. Drug" in this section "The Merger" under this caption "Summary," "Risk
Factors -- SAT Affiliations of U.S. Drug Directors" and "Material Contacts of SAT with U.S. Drug."



     For a review of the factors each of the SAT Board and the U.S. Drug Board considered in making its decision, see "The Merger and Related
Matters -- Reasons for the Merger and Approval." On April   , 1997 when the
Record Date was set, each Board satisfied itself that the number of shares of the SAT Common Stock to be issued to the U.S. Drug Minority Stockholders determined in accordance with the exchange ratio set on January 23 and February 17, 1997 still was in the range of fairness.



(4) AFFILIATION OF SAT AND U.S. DRUG



     SAT owns 67.0% of the outstanding shares of the U.S. Drug Common Stock. Of the three directors of U.S. Drug who approved the Merger on February 17, 1997, two are executive officers, directors and employees of SAT and the other is a director of SAT. All three are securityholders of SAT. Since its incorporation, all directors of U.S. Drug have been directors and/or executive officers of SAT as well. Since June 30, 1996, SAT has not only repaid an outstanding loan from U.S. Drug in the principal amount of $282,295, but also has authorized loans aggregating $2,000,000 to U.S. Drug to fund U.S. Drug's operations, of which loans aggregating $1,200,000 were made as of December 31, 1996 and are currently due April 30, 1997.



     Because of the foregoing relationships with SAT, the U.S. Drug Board has never been independent of SAT and all of the directors have owed fiduciary duties to both SAT and U.S. Drug, creating a conflict of interests. This condition has existed since U.S. Drug was incorporated as a wholly-owned subsidiary of SAT in October 1992. As a result of these conflicts of interest, the U.S. Drug Board has approved certain safeguards for the U.S. Drug Minority Stockholders, i.e, a majority of such U.S. Drug Minority Stockholders must approve the Merger for it to be consummated, a fairness opinion from an investment bank has been obtained and Rosenman & Colin LLP was engaged as independent counsel for U.S. Drug with respect to the Merger. Such independent counsel reviewed the Registration Statement and the Merger Agreement, advised the U.S. Drug Board as to the foregoing documents and as to their fiduciary duties and prepared an opinion as to certain tax consequences of the Merger. See "The Merger and Related Matters -- Reasons for the Merger and Approval."


(5) FAIRNESS OPINION

     The Board of Directors of U.S. Drug has received an opinion from Whale Securities Co., L.P. ("Whale Securities") as to the fairness of the Merger to the U.S. Drug Minority Stockholders from a financial point of view as of the date of the opinion. A copy of such opinion is annexed as Appendix B hereto and should be read in its entirety. See "The Merger and Related Matters -- Fairness Opinion."

(6) THE MERGER AGREEMENT

     Following the satisfaction or waiver of the conditions of the Merger, the Merger will become effective upon the filing in the State of Delaware of a Certificate of Merger in accordance with Sections 103 and 251 of the GCL. (The date of such filing in Delaware is referenced to herein as the "Effective Date.") As soon as practical after the Effective Date, a notice of consummation of the Merger, together with a letter of transmittal for use in surrendering certificates for shares of the U.S. Drug Common Stock, will be mailed to the holders of record as of the Effective Date of the shares of the Minority U.S. Drug Common Stock. The U.S. Drug Minority Stockholders are requested not to surrender their certificates for shares of the Minority U.S. Drug Common Stock until they receive such a letter of transmittal. See "The Merger and Related Matters -- Exchange of Certificates."

(7) CONDITIONS OF THE MERGER


     The obligations of SAT, U.S. Drug and Acquisition Corp. to consummate the Merger are subject to the satisfaction of the following conditions, among others: (1) the Merger Agreement shall have been adopted by the holders of at least 50% of the outstanding shares of the Minority U.S. Drug Common Stock, even though the consent of SAT alone would have been sufficient to have adopted the Merger Agreement in accordance with the GCL, and (2) this Registration Statement shall have been declared effective by the Commission under the Securities Act and no stop order suspending such effectiveness shall have been issued or a proceeding for such purpose shall have been instituted. No party to the Merger Agreement may waive either of the foregoing conditions. There exist other conditions to consummation of the Merger that may be waived (other than the requirement of a fairness opinion, which condition has been fulfilled) if the respective Board of SAT or U.S. Drug considers such waiver to be in the best interest of the stockholders of its respective corporation. See "The Merger and Related Matters -- Conditions to the Merger" and the Merger Agreement attached as Appendix A hereto for additional information as to the conditions of the Merger.


(8) AMENDMENT AND TERMINATION

     The Merger Agreement may be amended in writing at any time prior to the Effective Date by the Boards of Directors of the parties thereto, whether before or after the adoption by the U.S. Drug Minority Stockholders of the Merger Agreement, but, after such adoption, no amendment may, without further approval by such stockholders, alter or change the amount or kind of consideration to be received in exchange for the shares of the Minority U.S. Drug Common Stock.


     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, whether before or after the adoption of the Merger Agreement by the U.S. Drug Minority Stockholders: (1) by mutual written consent of the Boards of Directors of SAT and U.S. Drug, (2) by either SAT or U.S. Drug if the respective Board of Directors, based on the opinion of its outside counsel, determines that making a recommendation to the U.S. Drug Minority Stockholders to adopt the Merger Agreement could reasonably be deemed to cause the members of such Board of Directors to breach their fiduciary duties under applicable law to their respective stockholders, or (3) by either SAT or U.S. Drug if there is any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining SAT, U.S. Drug or Acquisition Corp. from consummating the Merger and such order, decree, injunction or judgment has become final and non-appealable. The obligations automatically terminate if the Merger has not been consummated by September 30, 1997.


     For additional information relating to the Merger Agreement, see "The Merger and Related Matters" and Appendix A hereto.

(9) MARKET PRICES


     The following table sets forth the closing sales prices per share for the SAT Common Stock and the U.S. Drug Common Stock as reported by the American Stock Exchange and the Pacific Stock Exchange, respectively, on February 5, 1996, the last full day on which these stocks were traded prior to the initial public announcement of the then principal terms of the proposed Merger and on
April   , 1997, the latest available date. See "SAT Market Information" and
"U.S. Drug Market Information" for a historical comparison of market prices of the SAT Common Stock and the U.S. Drug Common Stock, respectively.



                                                              SAT           U.S. DRUG
                                                          COMMON STOCK     COMMON STOCK
                                                          ------------     ------------
        February 5, 1996................................     $2.375           $ 3.75
        April   , 1997..................................     $                $


(10) FEDERAL INCOME TAX CONSEQUENCES


     If the Merger is consummated, there will be no federal income tax consequences to SAT, Acquisition Corp. or the stockholders of SAT or of U.S. Drug until a stockholder thereafter sells his, her or its shares of the SAT Common Stock, except that U.S. Drug Minority Stockholders receiving cash in lieu of fractional shares may recognize income as to such payment. U.S. Drug Minority Stockholders realizing cash upon receipt of the Special Payment (see "The Terms of the Transaction -- Special Payment") may recognize income in the amount of such payment or payments. See "The Merger and Related Matters -- Certain Federal Tax Consequences."


(11) REGULATORY APPROVALS

     As of the date hereof, the Merger requires no approval by any federal or state governmental agency, except for compliance with the Securities Act, the Exchange Act and state "blue sky" or securities laws. Without limiting the foregoing, no compliance is necessary under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder. See "The Merger and Related Matters -- Regulatory Approvals."

(12) ACCOUNTING TREATMENT

     The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles. See "The Merger and Related
Matters -- Accounting Treatment."

                              RECENT DEVELOPMENTS


     On November 8, 1996, SAT entered into a Convertible Loan and Warrant Agreement (the "Loan Agreement") with Steven A. Cohen and S.A.C. Capital Associates, LLC, an Anguilla limited liability company (collectively the "Lenders"), pursuant to which SAT borrowed $5,000,000 from the Lenders (the "Loan"). See "SAT Principal Stockholders" for information as to the prior beneficial ownership by the Lenders of an aggregate of 2,246,200 shares of the SAT Common Stock. The Loan is evidenced by promissory notes (the "Convertible Notes") which are due and payable on November 8, 1999 and bear interest at the rate of seven percent per annum, payable quarterly. The Convertible Notes may not be prepaid without the consent of the Lenders and may not be assigned or negotiated without the consent of SAT. The Convertible Notes are convertible into shares of the SAT Common Stock at any time after July 1, 1997 at a conversion price (the "Conversion Price") of $2.00 per share. The Conversion Price is subject to a downward adjustment (the "Market Price Adjustment") during the period from May 1, 1997 through May 1, 1998 based on the average market price for shares of the SAT Common Stock over the preceding 65 trading days excluding the date that either Lender sold shares of the SAT Common Stock in an Open Market Transaction (as hereinafter defined) and the trading days that are within 21 days of such date, provided that the Conversion Price will not be reduced below $1.375 as a result of this adjustment.



     In addition, the Conversion Price is subject to reduction pursuant to certain anti-dilution provisions, if SAT sells shares at less than the Conversion Price, or issues options or convertible securities which can be exercised at a price less than the Conversion Price.



     Under the Loan Agreement, as long as any portion of the Convertible Notes are outstanding and thereafter as long as certain conditions are met, the Lenders may designate one person to be nominated by SAT for election to SAT's Board of Directors or may exercise observer rights at meetings of the Board of Directors. The Agreement also imposes certain negative and affirmative covenants on SAT as long as any balance remains outstanding under the Convertible Notes. These covenants, among other matters, restrict SAT's ability to engage in acquisitions (other than the proposed acquisitions of SAT's two majority owned subsidiaries, Good Ideas and U.S. Drug) of companies that are not engaged exclusively in, or engaged in a business directly related to, the business of substance abuse testing, to pay dividends, to incur indebtedness (as defined in the Loan Agreement) senior to the Convertible Notes, to engage in certain related party transactions, to assign the rights in certain intellectual property, to terminate the employment of SAT's chief executive officer, to incur other indebtedness (as defined in the Loan Agreement) in excess of $1,000,000, to sell or otherwise dispose of any subsidiary or division of the corporation (with the exception of Good Ideas), to engage in other transactions with a value in excess of $1,000,000, and to amend SAT's Certificate of Incorporation or By-Laws or enter into any agreement that would adversely affect the rights and priorities of the Lenders. The Lenders also have the right to purchase additional shares of the Common Stock in any capital raising transaction through any public or private sale of shares of the SAT Common Stock effected by SAT and to acquire additional shares under certain other circumstances.



     In addition, pursuant to the Loan Agreement, the Lenders purchased for $1,000 Common Stock purchase warrants expiring June 30, 2000 (the "June 30 Warrants") to purchase an aggregate of 2,500,000 shares of the SAT Common Stock at an exercise price of $2.00 per share. The June 30 Warrants are not exercisable before July 1, 1997 and thereafter are exercisable only to the extent that, when added together with any other shares beneficially owned by the Lenders, would not result in the Lenders being deemed to be greater than ten percent stockholders subject to Section 16 of the Exchange Act. Notwithstanding the foregoing, the Warrants become fully exercisable on July 1, 1997. The number of shares of the SAT Common Stock which may be purchased pursuant to the June 30 Warrants is subject to a downward adjustment, but not less than 2,000,000 shares, in the event that the Conversion Price of the Notes is reduced, such that the number of shares purchasable pursuant to the June 30 Warrants will be reduced at a rate of one share for each 2.2727 additional shares of the SAT Common Stock which may be obtained upon conversion of the Convertible Notes as a result of any Market Price Adjustment. In addition, the exercise price is subject to reduction and the number of shares that may be purchased under the June 30 Warrants is subject to increase pursuant to certain antidilution provisions if SAT sells shares at less than the exercise price. The June 30 Warrants are transferable subject to compliance with the Securities Act.



     Under the Loan Agreement, SAT agreed promptly to register under the Securities Act the shares issuable upon the conversion of the Convertible Notes and the exercise of the June 30 Warrants. A Registration Statement on Form S-3, File No. 333-19979 (the "January Registration Statement"), was filed on January 17, 1997 to fulfill such commitment. In the event the registration statement had not been filed and SAT did not use its best efforts to have the registration statement declared effective by February 6, 1997, SAT would have had to pay the Lenders a cash penalty equal to ten percent of the outstanding principal under the Convertible Notes. In addition, during times (if any) when SAT has not maintained the registration statement in effect for a specified period or has failed to keep current any prospectus forming a part of such registration statement, SAT must pay the Lenders a cash penalty equal to ten percent of the outstanding principal under the Convertible Notes. Furthermore, the exercise price of the June 30 Warrants may be paid by using shares otherwise issuable thereunder if SAT does not comply with certain registration requirements. SAT and the Lenders entered into a Registration Rights Agreement, pursuant to which the Lenders have "piggyback" rights to include shares in any registration statement filed by SAT, and on one occasion to demand registration of shares if the shares issued upon conversion of the Convertible Notes or exercise of the June 30 Warrants are not freely tradable. The right to demand registration may be assigned to a transferee of the securities.



     The Lenders have, as part of the Loan Agreement, agreed with SAT to certain volume restrictions on Open Market Transactions (as defined below) involving sales of the shares of the SAT Common Stock owned by them as of the date of the Agreement after the first 1,000,000 owned shares have been sold in Open Market Transactions. After the sale of such 1,000,000 owned shares in Open Market Transactions, the Lenders have agreed that, unless waived by SAT, they will not sell any of the remaining owned shares in Open Market Transactions unless: (i) the sales price for such shares (before any fees or commissions) is equal to, or greater than the "Limit Price" (defined in the Loan Agreement as $2.00 per share subject to certain adjustments), (ii) the volume of shares sold by the Lenders on any trading day at a price below the Limit Price (before any fees or commissions) does not exceed 25% of the average daily trading volume of the SAT Common Stock reported for the five trading days immediately preceding the date of such sale, provided that any sales by the Lenders during the immediately preceding five trading days at a price below the Limit Price shall be excluded from the calculation of the average daily trading volume, or (iii) such shares are sold at the best offer price. For purposes of the Loan Agreement, the term "Open Market Transactions" means transactions that are reported on the consolidated quotation system other than block trades (as defined under Exchange Act Rule 10b-18). These volume sales limitations do not extend to any other transactions in the shares of the SAT Common Stock or to any shares of the SAT Common Stock that the Lenders may acquire after November 8, 1996.



     As a result of the five non-employee directors receiving Common Stock purchase warrants expiring November 15, 1999 (the "Directors Warrants") each to purchase 10,000 shares of the SAT Common Stock at $1.825 per share, the Lenders each received a Common Stock purchase warrant also expiring November 15, 1999 (the "Lenders Warrant") to purchase 5,000 shares of the SAT Common Stock at $1.825 per share. For information as to the recipients of the Directors Warrants, see "Management -- Directors' Compensation." Pursuant to the Loan Agreement, so long as the Convertible Notes are outstanding, whenever the directors receive Common Stock purchase warrants to purchase shares of the SAT Common Stock as compensation for serving in such capacity, each of the Lenders is entitled to receive a Common Stock purchase warrant to purchase one half of the shares of the SAT Common Stock subject to the director's warrant. the other terms and conditions of the Lender's warrant to be similar to those of the director's warrant.



     Effective as of August 1, 1996, SAT relocated its executive offices from Rancho Cucamonga, California to Ft. Lauderdale, Florida. On November 14, 1996, Linda H. Masterson agreed to relinquish the title and duties as SAT's Chief Operating Officer while retaining the title and duties of President of SAT. Ms. Masterson will remain based in California with primary responsibility for bringing U.S. Drug's products to market, restructuring SAT's Alcohol Testing Products Division and supervising the day-to-day operations of SAT's BioTox Division. Ms. Masterson is a member of a management committee formed in November 1996 whose other members are SAT's Chief Executive Officer, its Chief Financial Officer, its Vice President, Sales and Marketing and two other designated persons.



     As a condition precedent to making its loans, the Lenders required that Robert M. Stutman, the Chairman of the Board, the Chief Executive Officer and a director of SAT, and Brian Stutman, Vice President, Sales and Marketing of SAT since December 3, 1996, surrender their secured position with respect to their promissory notes due May 21, 1997 (the "Promissory Notes") in the principal amount of $239,760 and $160,240, respectively, which they had received on May 21, 1996 as partial payment for their share ownership in RSA, and agree that the Promissory Notes would not be paid prior to the Convertible Notes except through the issuance of shares of the SAT Common Stock. In consideration of this sacrifice, the Board of Directors of SAT authorized on December 3, 1996 that the exercise price of $3.135 per share be reduced to $2.125 per share on Robert Stutman's Common Stock purchase warrant expiring May 20, 1999 to purchase 474,750 shares of the SAT Common Stock and on Brian Stutman's Common Stock purchase warrant also expiring May 20, 1999 to purchase 317,250 shares of the SAT Common Stock. On the same day, the Messrs. Stutman surrendered their Promissory Notes, the principal amount and interest thereon being used to allow Robert Stutman to exercise his Common Stock purchase warrant expiring December 13, 1998 for 127,500 shares as to 124,375 shares and Brian Stutman to exercise his Common Stock purchase warrant also expiring December 13, 1998 as to all 72,500 shares subject thereto and his Common Stock purchase warrant expiring March 31, 1999 for 70,500 shares as to 10,624 shares, thereby permitting SAT to cancel an aggregate of $415,000 in indebtedness to them ($400,000 in principal and $15,000 in interest).

            SUMMARY HISTORICAL AND PROFORMA COMBINED FINANCIAL DATA


     The following summary historical financial data of the Company for the five years ended March 31, 1996 and the nine months ended December 31, 1996 and 1995 is derived from the consolidated financial statements of the Company. The following summary historical financial data of U. S. Drug for the three years ended March 31, 1996 and for the period October 8, 1992 (inception) through March 31, 1993, and for the nine months ended December 31, 1996 and 1995 is derived from the financial statements of U.S. Drug. The proforma condensed consolidated balance sheet of the Company as of December 31, 1996 gives effect to the following:



          1. The effect of the proposed Merger of a wholly owned subsidiary of SAT into Good Ideas.



          2. The effect of the proposed Merger of U. S. Drug into a wholly owned subsidiary of SAT.



     The proforma condensed consolidated statement of operations for the year ended March 31, 1996 and the nine months ended December 31, 1996 give effect to the following:



          1. The effect of the proposed Merger of a wholly owned subsidiary of SAT into Good Ideas.



          2. The effect of the proposed Merger of U. S. Drug into a wholly owned subsidiary of SAT.



          3. The acquisition of RSA combining the audited financial statements of RSA for the year ended December 31, 1995 with the audited consolidated financial statements of SAT for the fiscal year ended March 31, 1996. Outstanding common shares have been adjusted to reflect the Common Stock issued in the transaction and the related warrant exercises between March 31, 1996 and the acquisition date of May 21, 1996 to the extent necessary to generate the $2,100,000 of cash used in the acquisition transaction. The nine-month period ending December 31, 1996 includes the operations of RSA from the acquisition date of May 21, 1996. The results of operations of RSA from April 1, 1996 through May 20, 1996 have been omitted as their effect is not material.



     The proforma statements have been prepared by SAT based upon the financial statements included elsewhere in this Consent Solicitation Statement/Prospectus and should be read in conjunction therewith. These proforma statements may not be indicative of the results that actually would have occurred if the transactions would have been in effect on the date indicated and should not be understood to project the results of operations for any future date or period.

HISTORICAL FINANCIAL DATA

                                  THE COMPANY

                                                    FOR THE YEAR ENDED MARCH 31
                               ----------------------------------------------------------------------
                                   1996           1995           1994          1993          1992
                               ------------   ------------   ------------   -----------   -----------
CONSOLIDATED INCOME STATEMENT
  DATA:
Continuing Operations:
Total Revenues...............  $  1,165,661   $  1,695,215   $    442,728   $   611,739   $   688,412
                               ============   ============   ============   ============  ============
Loss from Continuing
  Operations.................  $ (8,056,045)  $ (6,706,127)  $ (9,696,139)  $(7,623,615)  $(3,490,024)
Loss on Discontinued
  Operations.................  $ (2,404,541)  $   (530,269)  $   (369,896)  $  (373,638)           --
                               ------------   ------------   ------------   ------------  ------------
Net Loss.....................  $(10,460,586)  $ (7,236,396)  $(10,066,035)  $(7,997,253)  $(3,490,024)
                               ============   ============   ============   ============  ============
Loss Applicable to Common
  Stock:
Net Loss.....................  $(10,460,586)  $ (7,236,396)  $(10,066,035)  $(7,997,253)  $(3,490,024)
Preferred Stock Dividend
  Class A....................       (28,810)       (39,179)       (26,358)      (39,992)     (199,362)
Preferred Stock Dividend
  Class B....................            --         (2,425)       (13,826)     (331,767)     (227,083)
                               ------------   ------------   ------------   ------------  ------------
Loss Applicable to Common
  Stock......................  $(10,489,396)  $ (7,278,000)  $(10,106,219)  $(8,369,012)  $(3,916,469)
                               ============   ============   ============   ============  ============
Net Loss per Common Share....  $       (.35)  $       (.28)  $       (.46)  $      (.68)  $      (.66)
                               ============   ============   ============   ============  ============
Weighted Average Common Share
  Outstanding................    29,834,502     25,691,674     22,027,068    12,317,743     5,938,747
                               ============   ============   ============   ============  ============


                                                          AS OF MARCH 31,
                               ----------------------------------------------------------------------
                                   1996           1995           1994          1993          1992
                               ------------   ------------   ------------   -----------   -----------
CONSOLIDATED SUMMARY BALANCE
  SHEET DATA:
Working Capital..............  $  1,685,583   $  4,634,665   $  7,489,655   $ 3,172,817   $11,778,216
                                ===========    ===========    ===========    ==========    ==========
Total Assets.................  $  6,952,284   $ 14,097,548   $ 16,848,773   $ 6,300,602   $12,904,801
                                ===========    ===========    ===========    ==========    ==========
Stockholders' Equity.........  $  4,032,330   $  7,693,942   $  6,844,375   $ 1,482,943   $ 8,301,977
                                ===========    ===========    ===========    ==========    ==========

HISTORICAL FINANCIAL DATA

                                  THE COMPANY


                                                                    FOR THE NINE MONTHS ENDED
                                                                           DECEMBER 31
                                                                  -----------------------------
                                                                     1996              1995
                                                                  -----------       -----------
CONSOLIDATED INCOME STATEMENT DATA:
Continuing Operations:
Total Revenues..................................................  $ 2,070,206       $   901,439
                                                                  ===========       ===========
Loss from Continuing Operations.................................  $(6,856,526)      $(5,209,224)
Loss on Discontinued Operations.................................  $  (150,877)      $  (641,491)
                                                                  -----------       -----------
Net Loss........................................................  $(7,007,403)      $(5,850,715)
                                                                  ===========       ===========
Consolidated Loss Applicable to Common Stock:
Net Loss........................................................  $(7,007,403)      $(5,850,715)
Preferred Stock Dividend Class A................................      (21,606)          (21,606)
                                                                  -----------       -----------
Loss Applicable to Common Stock.................................  $(7,029,009)      $(5,872,321)
                                                                  ===========       ===========
Net Loss per Common Share.......................................
Loss from Continuing Operations.................................  $     (0.20)      $     (0.18)
Loss from Discontinued Operations...............................           --             (0.02)
                                                                  -----------       -----------
Net Loss........................................................  $     (0.20)      $     (0.20)
                                                                  ===========       ===========
Weighted Average Common Shares Outstanding......................   34,978,113        29,248,777
                                                                  ===========       ===========



                                                                        AS OF DECEMBER 31
                                                                  -----------------------------
                                                                     1996              1995
                                                                  -----------       -----------
CONSOLIDATED SUMMARY BALANCE SHEET DATA:
Working Capital.................................................  $ 3,158,782       $ 2,204,198
                                                                  ===========       ===========
Total Assets....................................................  $11,258,892       $ 8,987,126
                                                                  ===========       ===========
Stockholders' Equity............................................  $ 5,112,141       $ 5,320,299
                                                                  ===========       ===========

                                   U.S. DRUG


                        (A DEVELOPMENT STAGE ENTERPRISE)



                                         FOR THE YEAR ENDED              FOR THE PERIOD    CUMULATIVE FROM
                                              MARCH 31,                  OCTOBER 8, 1992   OCTOBER 8, 1992
                               ---------------------------------------   (INCEPTION) TO    (INCEPTION) TO
                                  1996          1995          1994       MARCH 31, 1993    MARCH 31, 1996
                               -----------   -----------   -----------   ---------------   ---------------
INCOME STATEMENT DATA:
Total Revenues...............  $        --   $        --   $        --      $      --        $        --
                               ===========   ===========   ===========      =========        ===========
Net Loss.....................  $(1,640,805)  $(2,332,217)  $(2,260,292)     $(257,422)       $(6,490,736)
                               ===========   ===========   ===========      =========        ===========
Net Loss per Common Share....  $      (.31)  $      (.45)  $      (.52)     $    (.07)
                               ===========   ===========   ===========      =========
Weighted Average Common
  Shares Outstanding.........    5,221,900     5,221,900     4,342,458      3,500,000
                               ===========   ===========   ===========      =========



                                                                AS OF MARCH 31
                                            ------------------------------------------------------
                                               1996           1995           1994          1993
                                            ----------     ----------     ----------     ---------
SUMMARY BALANCE SHEET DATA:
Working Capital (Deficit).................  $  536,880     $2,089,323     $4,360,362     $(267,892)
                                             =========      =========      =========     =========
Total Assets..............................  $1,175,390     $4,444,105     $5,268,820     $ 462,732
                                             =========      =========      =========     =========
Stockholders' Equity......................  $1,056,887     $2,697,692     $5,029,909     $ 191,264
                                             =========      =========      =========     =========



                                                                    FOR THE NINE MONTHS ENDED
                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                     1996              1995
                                                                  -----------       -----------
INCOME STATEMENT DATA:
Total Revenues..................................................  $        --       $        --
                                                                  ===========       ===========
Net Loss........................................................  $(1,832,028)      $(1,194,389)
                                                                  ===========       ===========
Net Loss per Common Share.......................................  $      (.35)      $      (.23)
                                                                  ===========       ===========
Weighted Average Common Shares Outstanding......................    5,221,900         5,221,900
                                                                  ===========       ===========



                                                                        AS OF DECEMBER 31
                                                                  -----------------------------
                                                                     1996              1995
                                                                  -----------       -----------
SUMMARY BALANCE SHEET DATA:
Working Capital (Deficiency)....................................  $(1,320,275)      $   945,996
                                                                  ===========       ===========
Total Assets....................................................  $   701,579       $ 1,683,656
                                                                  ===========       ===========
Stockholders' Equity............................................  $  (775,141)      $ 1,503,303
                                                                  ===========       ===========

                       SUBSTANCE ABUSE TECHNOLOGIES, INC.



                             PROFORMA BALANCE SHEET


                            AS OF DECEMBER 31, 1996



                                                        MERGER AND         MERGER WITH
                                      CONSOLIDATED   PROPOSED SALE OR      ACQUISITION     CONSOLIDATED
                                       HISTORICAL     LIQUIDATION OF       CORP. U.S.        PROFORMA
                                        12/31/96     GOOD IDEAS DR(CR)     DRUG DR(CR)       12/31/96
                                      ------------   -----------------     -----------     ------------
ASSETS
Current Assets:
  Cash and Cash Equivalents.......... $  2,346,443                                         $  2,346,443
  Accounts Receivable (net of
     Allowance for Bad Debts of
     $94,201)........................      974,031                                              974,031
  Other Receivable...................       50,000                                               50,000
  Inventories........................      717,078                                              717,078
  Prepaid Expenses...................      373,129                                              373,129
  Net Current Assets of Discontinued
     Operations(1)...................      139,667                                              139,667
                                      ------------       ---------         -----------     ------------
Total Current Assets.................    4,600,348                                            4,600,348
                                      ------------       ---------         -----------     ------------
Property and Equipment (Net of
  Accumulated Depreciation of
  $2,334,630)........................    2,297,955                                            2,297,955
Excess of Cost over Fair Value on Net
  Assets (net of amortization of
  $145,890)..........................    4,110,589                                            4,110,589
Notes Receivable -- Non Current......      250,000                                              250,000
                                      ------------       ---------         -----------     ------------
                                      $ 11,258,892                                         $ 11,258,892
                                      ============       =========         ===========     ============
Current Liabilities:                                      CR(DR)             CR(DR)
  Accounts Payable................... $    646,185                                         $    646,185
  Accrued Liabilities................      753,960                                              753,960
  Current Portion Long Term Debt.....       27,016                                               27,016
  Preferred Stock Dividend Payable...       14,404                                               14,404
                                      ------------       ---------         -----------     ------------
Total Current Liabilities............    1,441,565                                            1,441,565
                                      ------------       ---------         -----------     ------------
Senior Convertible Notes (net of
  $1,236,204 in unamortized
  discount)..........................    3,763,796                                            3,763,796
Long Term Debt -- Net of Current
  Portion............................       86,951                                               86,951
Minority Interest....................      854,439       $(854,439) 2.)    $       --   3.)          --
Stockholders' Equity
  Preferred Stock Class "A"..........          412                                                  412
  Common Stock $.01..................      360,306           5,575  2.)         27,895  3.)     393,776
  Additional Paid In Capital.........   53,228,326         900,403  2.)      4,505,007  3.)  58,633,736
  Accumulated Deficit................  (48,476,903)        (51,539) 2.)     (4,532,902) 3.) (53,061,344)
                                      ------------       ---------         -----------     ------------
Total Stockholders' Equity...........    5,112,141         854,439                  --        5,966,580
                                      ------------       ---------         -----------     ------------
TOTAL LIABILITIES AND EQUITY......... $ 11,258,892       $      --         $        --     $ 11,258,892
                                      ============       =========         ===========     ============

                       SUBSTANCE ABUSE TECHNOLOGIES, INC.


                        PROFORMA STATEMENT OF OPERATIONS
                       FOR THE FISCAL YEAR ENDED 3/31/96


                                                   MERGER AND                    HISTORICAL
                                                    PROPOSED                     FINANCIAL
                                                    SALE OR      MERGER WITH     STATEMENTS
                                                   LIQUIDATION   ACQUISITION        RSA          PURCHASE
                                   CONSOLIDATED     OF GOOD      CORP. U.S.     ------------    ADJUSTMENTS    CONSOLIDATED
                                    HISTORICAL       IDEAS          DRUG                            RSA          PROFORMA
                                   ------------    ----------    -----------        4.)         -----------    ------------
Continuing Operations:
  Net Sales....................... $ 1,165,661                                   $1,101,599                    $ 2,267,260
  Costs and Expenses
    Cost of Sales (Exclusive of
      Depreciation Shown Below)...   1,208,726                                      845,663                      2,054,389
    Selling, General and
      Administrative Expenses
      (Exclusive of Depreciation
      Shown Below)................   5,720,592                                      275,485                      5,996,077
    Research and Development......   1,005,832                                                                   1,005,832
    Interest......................      81,450                                                                      81,450
    Depreciation and
      Amortization................   1,017,534                                                  $  283,000 5.)   1,300,534
    Loss on Settlement of
      Litigation..................   1,137,914                                                                   1,137,914
                                   -----------       -------     ----------      ----------     ----------     -----------
        Total Costs and
          Expenses................  10,172,048                                    1,121,148        283,000      11,576,196
                                   -----------       -------     ----------      ----------     ----------     -----------
  Loss from Operations............  (9,006,387)                                     (19,549)      (283,000)     (9,308,936)
                                   -----------       -------     ----------      ----------     ----------     -----------
  Other Income (Expense)
    Interest Income...............     116,075                                                                     116,075
    Loss on Sale of Marketable
      Securities..................  (1,889,216)                                                                 (1,889,216)
    Unrealized Gain on Marketable
      Securities..................   2,190,721                                                                   2,190,721
    Other Losses..................      (8,704)                                                                     (8,704)
                                   -----------       -------     ----------      ----------     ----------     -----------
        Total Other Income
          (Expense)...............     408,876                                                                     408,876
                                   -----------       -------     ----------      ----------     ----------     -----------
  Loss before Minority Interest in
    Net Loss of Subsidiaries......  (8,597,511)                                     (19,549)      (283,000)     (8,900,060)
  Minority Interest in Net Loss of
    Subsidiaries..................     541,466                   $ (541,466)                                            --
                                   -----------       -------     ----------      ----------     ----------     -----------
Loss from Continuing Operations...  (8,056,045)                  $ (541,466)     $  (19,549)    $ (283,000)    $(8,900,060)
                                   ===========       =======     ==========      ==========     ==========     ===========
Weighted Average Common Shares
  Outstanding.....................  29,834,502       557,525 2.)  2,789,478 3.)                  1,445,946 6.)  34,627,451
                                   ===========       =======     ==========      ==========     ==========     ===========
Loss from Continuing Operations
  Applicable to Common Stock:
  Net Loss from Continuing
    Operations.................... $(8,056,045)                  $ (541,466)     $  (19,549)    $ (283,000)    $(8,900,060)
  Preferred Stock Dividend --
    Class "A".....................     (28,810)                                                                    (28,810)
                                   -----------       -------     ----------      ----------     ----------     -----------
Loss from Continuing Operations
  Applicable to Common Stock...... $(8,084,855)                  $ (541,466)     $  (19,549)    $ (283,000)    $(8,928,870)
                                   ===========       =======     ==========      ==========     ==========     ===========
Loss from Continuing Operations
  per Common Share................ $     (0.27)                                                                $     (0.26)
                                   ===========                                                                 ===========

                       SUBSTANCE ABUSE TECHNOLOGIES, INC.



                        PROFORMA STATEMENT OF OPERATIONS


                       FOR THE NINE MONTHS ENDED 12/31/96



                                                            MERGER AND
                                                             PROPOSED       MERGER
                                                             SALE OR         WITH
                                                            LIQUIDATION   ACQUISITION
                                             CONSOLIDATED    OF GOOD      CORP. U.S.       CONSOLIDATED
                                              HISTORICAL      IDEAS          DRUG            PROFORMA
                                             ------------   ----------    -----------      ------------
Continuing Operations:
  Net Sales................................  $  2,070,206                                  $  2,070,206
  Costs and Expenses
     Cost of Sales (Exclusive of
       Depreciation Shown Below)...........     1,628,825                                     1,628,825
     Selling, General and Administrative
       Expenses (Exclusive of Depreciation
       Shown Below)........................     4,978,592                                     4,978,592
     Research and Development..............     1,273,822                                     1,273,822
     Interest..............................       143,855                                       143,855
     Depreciation and Amortization.........       787,291                                       787,291
     Write off of Goodwill.................       714,377                                       714,377
                                              -----------     -------      ----------       -----------
          Total Costs and Expenses.........     9,526,762                          --         9,526,762
                                              -----------     -------      ----------       -----------
  Loss from Operations.....................    (7,456,556)                         --        (7,456,556)
                                              -----------     -------      ----------       -----------
  Other Income (Expense)...................        (4,540)                                       (4,540)
                                              -----------     -------      ----------       -----------
  Loss before Minority Interest in Net Loss
     of Subsidiaries.......................    (7,461,096)                                   (7,461,096)
  Minority Interest in Net Loss of
     Subsidiaries..........................       604,570                 $  (604,570)
                                              -----------     -------      ----------       -----------
Loss from Continuing Operations............    (6,856,526)         --     $  (604,570)       (7,461,096)
                                              ===========     =======      ==========       ===========
Weighted Average Common Shares
  Outstanding..............................    34,978,113     557,525 2.)   2,789,478 3.)    38,325,116
                                              ===========     =======      ==========       ===========
Loss from Continuing Operations Applicable
  to Common Stock:
  Net Loss from Continuing Operations......  $ (6,856,526)                $  (604,570)     $ (7,461,096)
  Preferred Stock Dividend -- Class "A"....       (21,606)                                      (21,606)
                                              -----------     -------      ----------       -----------
Loss from Continuing Operations Applicable
  to Common Stock..........................  $ (6,878,132)                $  (604,570)     $ (7,482,702)
                                              ===========     =======      ==========       ===========
Loss from Continuing Operations per Common
  Share....................................  $      (0.20)                                 $      (0.20)
                                              ===========                                   ===========

               NOTES TO PROFORMA CONDENSED FINANCIAL INFORMATION



(1) Net assets of discontinued business to be sold or liquidated excluding intercompany receivables.



(2) Purchase of Minority Interest in Good Ideas


    Calculation of number of shares assumed in Merger Transaction with Good
    Ideas



    SAT Shares to be issued for each Good Ideas Share.........................       0.36
    Good Ideas Minority Shares Outstanding....................................  1,548,680
                                                                                ---------
    Estimated Number of SAT Shares to be Issued...............................    557,525
                                                                                =========
    Value of SAT shares issued for minority interest at interest market price of $1.625 per share.....................................................  $ 905,978
    Book Value of Minority Interest...........................................    854,439
                                                                                ---------
    Excess of fair value of SAT shares over book value of Minority Interest...  $  51,539
                                                                                =========
    The difference between the value of shares issued in the transaction and the book value of the minority interest will be treated as an additional loss on discontinued operations and such amount has been reflected as a charge to retained earnings (accumulated deficit) in the proforma balance sheet, but has not been reflected in the proforma statements of operations as it is directly attributable to the merger transaction.



(3) Purchase of Minority Interest in U.S. Drug


    Calculation of number of shares assumed in Merger Transactions with U.S.
    Drug



    SAT Shares to be issued for each U.S. Drug Share.........................        1.62
    U.S. Drug Minority Shares Outstanding....................................   1,721,900
                                                                                ---------
    Estimated Number of SAT Shares to be issued..............................   2,789,478
                                                                                =========
    Value of SAT shares to be issued for Minority Interest at estimated market price of $1.625 per share.......................................  $4,532,902
    Book Value of Minority Interest..........................................          --
                                                                                ---------
    Excess of fair value of SAT shares over book value of Minority
      Interest...............................................................  $4,532,902
                                                                                =========
    The difference between the fair value of shares issued in the transaction and the book value of the minority interest will be treated as incomplete research and development because U.S. Drug is a development stage enterprise and such amount is reflected as a charge to retained earnings
    (accumulated deficit) in the proforma balance sheet, but has not been reflected in the proforma statements of operations as it is directly attributable to the merger transaction.



(4) RSA was acquired May 21, 1996. RSA results of operations for the calendar year 1995 are included in the results of operations for the fiscal year ended March 31, 1996. The results of operations for the nine months ended December 31, 1996 include RSA operations from May 22 through December 31, 1996. The results of operations of RSA from April 1, 1996 through May 21, 1996 have been omitted as their effect is not material.



(5) The purchase of RSA generated approximately $4,250,000 of purchase price in excess of net asset value. This excess is being amortized based on a 15-year life and amounts to $283,000 per year.



(6) Outstanding shares have been adjusted to reflect the 500,000 shares issued in the RSA acquisition and 945,946 common shares issued in the exercise of Common Stock Purchase Warrants at an average price of $2.22 subsequent to March 31, 1996 to the extent necessary to provide the cash portion of the purchase price, $2,100,000.

                                  RISK FACTORS

     In analyzing this offering, the U.S. Drug Minority Stockholders should consider all of the matters set forth below:


     1. SAT AFFILIATIONS OF U.S. DRUG DIRECTORS. Of the three directors of U.S. Drug who initially approved the Merger on April 23, 1996, all were then executive officers and employees of SAT, two were directors and the other a former director of SAT and all were stockholders of SAT. Of the current three directors of U.S. Drug who approved the Merger on January 23 and February 17, 1997, two are executive officers, directors and employees of SAT and the other is a director of SAT and formerly served as a consultant to its Board. All three are securityholders of SAT.



     Consequently, the U.S. Drug Board of Directors has never been independent of SAT and all of the directors have owed fiduciary duties to both SAT and U.S. Drug, creating a conflict of interest, which has existed since January 1, 1993 when SAT transferred or sub-licensed to U.S. Drug all of its assets and intellectual property rights related to drug testing operations in exchange for 3,500,000 shares of the U.S. Drug Common Stock. However, specifically with respect to the Merger, the U.S. Drug Board approved certain safeguards in an effort to assure fairness to the U.S. Drug Minority Stockholders. First, the Merger Agreement must be adopted by the holders of at least 50% of the outstanding shares of the Minority U.S. Drug Common Stock (excluding from such calculation the 78,400 shares in the aggregate held by three current or former directors of U.S. Drug and SAT and the affiliates of one such director), even though the consent of SAT alone is sufficient to adopt the Merger Agreement in accordance with the GCL. Second, a major firm (Rosenman & Colin LLP) was engaged as independent counsel for U.S. Drug to advise the U.S. Drug Board regarding their fiduciary obligations towards the U.S. Drug Minority Stockholders. Lastly, the Board of Directors of U.S. Drug has received an opinion from Whale Securities as to the fairness of the Merger to the U.S. Drug Minority Stockholders from a financial point of view as of the date of the opinion. The Merger Agreement provides that the first and second protections cannot be waived by any party.



     The SAT Board considered adding independent directors to U.S. Drug, but rejected the idea because of what it considered the virtual impossibility, especially in light of today's potential director liability, of finding a person or persons to accept a directorship in a public company knowing that it is in the process of going private and that SAT has majority control of the U.S. Drug Common Stock (68.5% of the outstanding shares as of March 31, 1997 if the directors' and affiliates' shares are included). Although SAT could have attempted to cause U.S. Drug to make it financially attractive for a potential director to accept a directorship, the SAT Board believed that this would not be a prudent use of U.S. Drug money and that any such payment or payments could be perceived as an improper inducement to favor the Merger.



     2. LOSS OF DIRECT OWNERSHIP OF U.S. DRUG. If the Merger is consummated, the U.S. Drug Minority Stockholders will lose their direct, although minority, ownership interest in U.S. Drug. As a result, to the extent any U.S. Drug Minority Stockholder wanted to be an investor solely in a drug testing company, such stockholder would lose such opportunity as the result of the Merger. Whether a U.S. Drug Minority Stockholder will be able to leverage this prospective benefit will be dependent on whether U.S. Drug successfully completes the development of the saliva based drug testing product, obtains FDA approval to enter the medical and related markets and subsequently markets the product, as to none of which there can be any assurance. If U.S. Drug successfully markets the product after development, then the U.S. Drug Minority Stockholder may realize greater benefits through his, her or its direct ownership, even though his, hers or its percentage of ownership may have been reduced from the current level by financings involving the issuance of additional shares of the U.S. Drug Common Stock, whether to SAT or a third party investor. On the other hand, if U.S. Drug fails in these efforts, the U.S. Drug Minority Stockholder loses his, her or its entire investment, which is the risk of being a stockholder in a one-product (i.e., drug testing) company, especially in a highly competitive industry.



     3. OPERATING LOSSES. The Company has sustained losses of $48,476,903 from inception through December 31, 1996. Management initiated cost reduction actions to reduce general and administrative expenses in fiscal 1996, which prospective savings were offset by the $903,000 in combined legal and other expenses incurred by both parties in the consent solicitation contest (see
"Management -- Changes in

Management of SAT"), $250,000 in settlement of a claim by two then Alconet officers relating to their then employment and $397,000 of expenses incurred by Alconet, a then subsidiary not included in the Company's operating results for the fiscal year ended March 31, 1995 ("fiscal 1995"). Without the expenses of the consent solicitation, management had hoped that the general and administrative expenses could be reduced in the fiscal year ending March 31, 1997 ("fiscal 1997"). During the nine months ended December 31, 1996, such expenses increased by $350,000 to $4,120,000 from the $3,770,000 in the comparable period in fiscal 1996. The increase was due primarily to the issuance of shares of the SAT Common Stock valued at $575,000 for financial public relations services. The Company also incurred approximately $353,000 of legal expenses related to the taking private transactions and a registration statement under the Securities Act primarily relating to the shares underlying warrants, relocation and plant closure costs of approximately $100,000 and costs associated with the transition of management of $253,000. However, there can be no assurance that management's expectations as to cost reductions will be realized in the fiscal year ending March 31, 1998 ("fiscal 1998") or thereafter. In addition, management has initiated an effort through its Employer Services Division (formerly ProActive, a subsidiary), to tap the human resource provider market which it believes can result in substantial revenues; however, selling and marketing expenses increased to $859,000 in the nine months ended December 31, 1996 as compared to $722,000 for the same period of the prior year reflecting such increased marketing efforts. In addition, management caused SAT to acquire RSA on May 21, 1996, which company had been designing drug-free workplace policies and programs for ProActive clients since January 1996; will continue to attempt to sell the Company's toy operations; and had sold on April 30, 1996 the assets of the Company's rubber recycling operations, so that the Company can concentrate on alcohol and drug testing and the related operations of the Robert Stutman & Associates Consulting Division and the Employer Services Division as its core businesses. However, there can be no assurance that management will receive what it considers to be a more acceptable offer for Good Ideas than a current offer of $225,000 for its remaining inventory and assets. The Good Ideas Board will attempt to close on such offer as soon as possible (Good Ideas is seeking a closing in April 1997) and, whether or not such sale is consummated, will liquidate Good Ideas as soon as possible after the date on which the results of the consent solicitation for the Good Ideas Merger are known. In addition, the decision to develop a saliva based drug testing product, rather than complete first the urine based drug testing product for marketing, will, in the opinion of management, enhance the Company's future growth, but has delayed the receipt of any revenues from U.S. Drug until the first quarter of 1999 at the earliest, assuming successful consummation of the research and development program, as to which there can be no assurance. If a prototype of the saliva based testing product reaches a certain stage of development, which currently is not anticipated until March 1998 at the earliest, management could consider the feasibility of obtaining a marketing partner, which partner could fund the later stages of product development, but also could decrease future marketing revenues for the Company. In addition, because the bulk of the research and development expenses will have occurred at that stage of the program, seeking a development partner does not, in the opinion of management, seem to be a desirable action to take at that time. Management believes, therefore, that it is currently too speculative to project any revenues from the source. See the section "Need for Financing" under this caption "Risk Factors." Accordingly, it is management's belief, especially in view of the significant losses in the fiscal year ended March 31, 1994 ("fiscal 1994"), fiscal 1995, fiscal 1996 and the nine months ended December 31, 1996, that, despite these management programs, the Company will not turn profitable in fiscal 1997. There can be no assurance as to when the Company, without giving effect to the results of operations of U.S. Drug, will turn profitable, if at all, or when U.S. Drug will turn profitable. See "Business of the Company," "The Company's Financial Statements" and "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations."



     U.S. Drug has reported losses of $1,641,000 for fiscal 1996, $2,332,000 for fiscal 1995 and $2,260,000 for fiscal 1994, the decrease being primarily due to the reduction in licensing royalties to the USN. U.S. Drug reported a loss of $1,832,000 for the nine months ended December 31, 1996 as compared to a loss of $1,194,000 for the nine months ended December 31, 1995, the increase being primarily due to the increase in research and development expenses relating to the saliva based drug testing product. U.S. Drug has not produced any revenues because its products are still in the development stage as indicated in the preceding paragraph. Since inception U.S. Drug has spent $3,753,000 on research and development (which does not give effect to the $678,000 previously spent by SAT relating to the drug testing products) and $2,166,000 on general and administrative expenses, as well as incurring management fees to SAT of $1,575,000 and interest and depreciation expenses of $595,000. See "U.S. Drug Financial Statements" and "U.S. Drug's Management's Discussion and Analysis of Financial Condition and Results of Operations." Until the development work is completed, governmental approvals obtained and marketing commenced, the operational losses will continue. Marketing may not commence until the first quarter of 1999 at the earliest and there can be no assurance as to when, if at all, revenues will be sufficient to exceed U.S. Drug's costs and expenses. See the section "Need for Financing" under this caption "Risk Factors" and "Business of U.S. Drug"



     4. NEED FOR FINANCING. Management believes that, as a result of (1) its recently consummated sale of Convertible Notes in the principal amount of $5,000,000, (2) the exercise of Common Stock purchase warrants and a stock option during the period January 1996 through September 30, 1996 resulting in gross proceeds to SAT of $4,770,621, (3) the closing of a private placement pursuant to Regulation D under the Securities Act in December 1995 through February 1996 resulting in gross proceeds of $3,750,000, (4) the contemplated future exercises of Common Stock purchase warrants and (5) management's belief that, except for the cash requirements of U.S. Drug, the Company will begin to have a positive cash flow from operations possibly in the quarter ending December 31, 1997 and more probably in the quarter ending March 31, 1998, the Company will be able to meet its cash requirements other than for U.S. Drug (which will require additional financing) during the next 12 months. See the second succeeding paragraph for information as to U.S. Drug's cash requirements. However, there can be no assurance that this objective will be achieved, particularly as to the estimate as to the Company achieving a positive cash flow from its operations other than U.S. Drug. Such estimate is based primarily on SAT continuing to develop new customers for its Employer Services Division, taking into account that it generally takes 90 to 120 days from contract signing to implement procedures and begin to receive revenues. Such estimate also assumes that SAT will not incur significant non-recurring costs as it has in recent years, that SAT has eliminated its significant losses in the Alcohol Products Division and will continue to derive from its Robert Stutman & Associates Consulting Division increasing revenues and sources of potential business for the Company's other operations. In the event warrant exercises are not achieved at the levels expected and the Company's cash flow from operations (other than U.S. Drug) does not turn positive, the Company would have to seek new financing even for its non-U.S. Drug operations, which financing may not be available or, if available, may not be on acceptable terms. In addition, depending on market and other conditions relating to the individual holder, there can be no assurance that the outstanding SAT Common Stock purchase warrants will be exercised and, if exercised, when.



     In the event that the Company is unable to generate sufficient cash flow from operations or from sources other than operations as described in the preceding paragraph (which event, in SAT's management's opinion, is not likely to occur based upon the Company's past experience; however, there can be no assurance that management will be successful in its financing efforts), then the Company may have to reduce operations in order to survive, thereby not only resulting in less cash from operations currently, but also delaying future revenue growth. In such event the market price of the SAT Common Stock is likely to drop, not only discouraging the future exercises of SAT's warrants and possibly discouraging potential new investors, but also increasing the risk that a current investor in SAT may lose the value of his, her or its investment.



     U.S. Drug will require approximately $12,000,000 during the period April 1, 1997 to December 31, 1998 in order to complete the development of its saliva based drug testing product. Such estimate reflects both product development and manufacturing build-out costs, as well as general and administrative expenses. U.S. Drug will attempt to reduce such estimated costs to approximately $10,500,000 by leasing rather than purchasing certain items, but there can be no assurance as to the extent, if any, that leasing will be a viable option. If the feasibility study as to the product completed in November 1996 had indicated that further development projects should be abandoned, then U.S. Drug's cash requirements would have been substantially eliminated, but its future prospects for revenues would have disappeared. However, nothing in the feasibility study indicated to management that the project should be abandoned at that time for a reason other than inability to raise funds to continue the project. Were U.S. Drug not to succeed in these financing efforts so as to continue its development project, its sublicense from SAT of the rights to the USN technology would terminate, but not the license of SAT to use the USN technology. If the Merger is not consummated, there can be no assurance that U.S. Drug will be able to raise the necessary capital amounts based on selling only its own U.S. Drug Common Stock, especially in view of the negative responses which SAT management has drawn to date from potential financing sources. In addition, any such equity financings, especially with venture capital investors, if successfully implemented, will dilute the stock ownership and voting rights of the current stockholders of U.S. Drug, including SAT. To the extent that SAT supplies the necessary financing, it may elect to do so, instead of the current form of loans, in the form of equity financing, especially if deemed necessary to maintain the listing of the U.S. Drug Common Stock on the Pacific Stock Exchange, or, in the alternative, to list such security on another national securities exchange or the Nasdaq System. The issuance of additional shares of the U.S. Drug Common Stock to SAT will further dilute the stock ownership and voting rights of the U.S. Drug Minority Stockholders. If the Merger is consummated, SAT management believes that SAT can raise the necessary funds to complete the development project; however, there can be no assurance that SAT will raise such funds on acceptable terms. Failure to raise the necessary funds, whether by SAT or U.S. Drug, will result in no drug testing operations by the Company based on use of its own products. The Employer Services Division would, in such circumstances, have to continue to use external process for its drug testing services, thereby risking increased costs when and if the laboratories increase their charges. See "The Merger and Related Matters -- Reasons for the Merger," "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations" and "U.S. Drug's Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Prior management had considered, as an alternative to SAT's financing of U.S. Drug, seeking a development partner which would share the costs. However, current management is of the opinion that use of one of the major pharmaceutical or medical diagnostic companies to assist in the product development at this stage of development risks giving confidential data to potential competitors that will not be fully protected by confidentiality agreements and also may result in marketing rights demands that would later reduce the revenues to the Company assuming successful consummation of the development program. Current management also believes that a potential marketing partner cannot be obtained on acceptable terms until there is a working prototype for the instrument and the disposables and certain preliminary clinical data is obtained. Current management does not believe that the prototype will be produced until March 1998 at the earliest and that, at that stage of development, the greater part of the estimated (as of April 1, 1997) $10,500,000 in development and manufacturing build-out expenses will already have been incurred, making it less beneficial to obtain a development partner at that time. There can be no assurance that a development/marketing partner can be obtained upon acceptable terms, whether at that later date or at all.



     5. INSUFFICIENT AUTHORIZED SHARES. As of March 31, 1997, there were 50,000,000 shares of the SAT Common Stock authorized, of which 36,030,591 shares were outstanding and the SAT Board of Directors had authorized for issuance up to an additional 17,788,712 shares, including the 557,524 shares to be issued to the Good Ideas minority stockholders and the 2,789,478 shares to be issued to the U.S. Drug Minority Stockholders assuming that the Good Ideas Merger and the Merger are consummated. Were all of such shares to be issued, there would be 53,819,303 shares outstanding or 3,819,803 shares in excess of the authorized number. However, as of March 31, 1997, Common Stock purchase warrants to purchase an aggregate of 4,394,500 shares and the Convertible Notes as to 2,500,000 shares included in the reserved shares are not currently exercisable or convertible, of which an aggregate of 5,000,000 shares may not be issued until July 1, 1997 at the earliest. All of the foregoing amounts as to the shares authorized to be issued do not give effect to anti-dilution or other adjustment provisions in certain of the Common Stock purchase warrants and in the Convertible Notes. Even though there are currently a sufficient number of authorized shares of the SAT Common Stock to consummate the Merger and the U.S. Drug Merger, SAT has authorized the calling of a Special Meeting of Stockholders (currently scheduled for May 5, 1997) for the purpose of increasing the authorized number of shares of the SAT Common Stock from 50,000,000 to 65,000,000. There can be no assurance that the SAT Stockholders will approve this increase, which event would not only adversely impact the issuance of the "excess" shares described above, but also negatively affect the possible financings which SAT intends to initiate to raise the funds for developing the drug testing products.

     6. COMPETITION. The Company has a variety of competitors depending on the particular aspect of its business, many of which have far greater financial resources and marketing staffs than the Company. There can be no assurance that the Company will be able to compete successfully with these companies. See "Business of the Company -- Competition."


ALCOHOL TESTING


     The alcohol detection equipment industry is highly competitive. SAT competes with other small companies such as CMI Inc., Intoximeters, Inc. and Lifeloc, Inc., which also offer alcohol testing equipment. Although all of these competitors are believed currently to have greater revenues than SAT from sales of alcohol testing devices, management is of the opinion that only CMI, Inc., which is a subsidiary of MPD, Inc., may have greater financial resources than SAT. In addition, several companies, including Hoffman-LaRoche, Inc. ("Roche") and STC, Inc., offer an on-site screening saliva based alcohol test. Roche has, and several of these other companies may have, greater revenues and financial resources than the Company.


DRUG TESTING


     The Company has not received any revenues from U.S. Drug because its products are still in the developmental stage. Currently U.S. Drug is developing two products which will screen for the presence of drugs of abuse, one which will utilize flow immunosensor technology with urine samples as a medium of testing and another which will utilize flow immunosensor technology with saliva samples as a medium of testing. U.S. Drug will compete with many companies which currently utilize urine samples as a medium of testing, such as Syva, a division of Behring Diagnostics ("Syva"), Roche, Marion Laboratories, Inc. ("Marion"), Abbott Laboratories, Inc. ("Abbott"), Editek, Inc. ("Editek"), Hycor Biomedical, Inc. ("Hycor"), Princeton Biomedical, Inc. ("Princeton") and BioSite, Inc. ("BioSite"), major pharmaceutical or medical diagnostic companies which also provide substance abuse screening methods. Currently, to management's knowledge, no competitor is offering a saliva based testing product on an "on site" basis for drugs of abuse. However, management has been advised that at least two and possibly more companies have such a product under development and, accordingly, there can be no assurance that a competitor will not offer such a product in the future. Even if no such product is offered, U.S. Drug anticipates competition from other substance abuse detection methods provided by the major companies mentioned in this paragraph. If U.S. Drug successfully completes development of first its saliva sample testing method and second its urine sample testing method, as to which there can be no assurance, it is not certain whether U.S. Drug will have the financial resources to compete successfully with other companies which have greater financial resources available to them without the assistance of a major pharmaceutical or other company possessing such resources. There can be no assurance that the assistance of such a company can be obtained, especially because none is currently being sought. In addition, U.S. Drug's delay in bringing a drug testing product to market may adversely affect its future marketing efforts because of the name recognition gained by competitors actively marketing a product during this interim period.


HUMAN RESOURCE PROVIDER OPERATIONS


     The Employer Services Division (formerly the ProActive subsidiary) is a single source service provider, meaning that it is a provider of both substance abuse testing services and background screening services. A single source service provider is a relatively new concept. Additionally, the Company, through the acquisition in May 1996 of RSA (now the Robert Stutman & Associates Consulting Division), can also provide customized risk management loss prevention services specifically designed to reduce the negative effect of workplace substance abuse. The competition from single source providers which the Employer Services Division currently encounters is primarily from smaller local and regional companies. To management's knowledge, currently there is no single source provider on a national level, which is what the Employer Services Division provides, and there are no other providers of customized programs and policies like the Robert Stutman & Associates Consulting Division. However, Laboratory Corporation of America ("Lab Corp."), through Med-Express, is currently offering background screening services to corporations on a limited basis. Although the Employer Services Division has experienced personnel from both the drug testing and investigative arena, there can be no assurance that the Employer Services Division will become successful in marketing its services as a single source provider on a national level. In addition, the Employer Services Division faces competition from other companies which provide each of these services separately such as the companies mentioned in the preceding subsections of this section "Competition" under this caption "Risk Factors" as it relates to substance abuse testing providers (including the laboratories which are vendors to the Employer Services Division), and local or regional investigative firms or private investigators (including vendors to the Employer Services Division) as it relates to background investigative services. Assuming that the combined operations of the Robert Stutman & Associates Consulting Division and the Employer Services Division achieve national status as a single source provider, there can be no assurance that existing or new companies will not enter the national marketplace to compete with the "combined" SAT operations.



     7. NO COMMON STOCK DIVIDENDS. SAT has not paid any cash dividends on the SAT Common Stock and, based on the Company's cash requirements and continuing losses, primarily those of U.S. Drug, does not anticipate paying cash dividends on the SAT Common Stock in the foreseeable future. See "The Merger and Related Matters -- Summary of the Terms of the SAT Common Stock -- Dividends."



     8. DEPRESSIVE EFFECT ON MARKET OF WARRANT OR OPTION EXERCISES, UNTIMELY SALES BY SELLING SECURITYHOLDERS AND SALES OF SHARES RECEIVED UPON MERGERS. Any exercise of the outstanding Common Stock purchase warrants of SAT will increase the shares available for public trading, which may depress the public market price for the SAT Common Stock. Pursuant to a Prospectus dated October 4, 1996 (the "October 4 Prospectus"), SAT is offering an aggregate of 2,000,000 shares of the SAT Common Stock issuable upon the exercise of Common Stock purchase warrants expiring December 17, 1999 (the "December 17 Warrants"), all of which shares could be reoffered by the holders thereof. Because none of the holders is an "affiliate" of SAT (as such term is defined in Rule 405 under the Securities
Act), Gold & Wachtel, LLP, general counsel to SAT, is of the opinion that such holders will not require for resale of the underlying shares a prospectus naming them as selling stockholders and otherwise complying with Section 10(a)(3) of the Securities Act. In addition, as of March 31, 1997, selling stockholders named in such Prospectus were offering an aggregate of 4,051,746 shares of the SAT Common Stock when and if Common Stock purchase warrants expiring between May 17, 1997 and July 18, 2003 are exercised. The October 4 Prospectus also relates to the resale by selling stockholders named therein (including the Chairman of the Board and Chief Executive Officer of SAT) of an aggregate of 500,000 shares of the SAT Common Stock issued upon the acquisition of RSA (which were part of 3,000,000 shares of the SAT Common Stock (the "Acquisition Shares") registered by SAT under the Securities Act in its Registration Statement on Form S-1, File No. 33-43337 (the "January 1992 Registration Statement"), for future acquisitions) and an aggregate of 1,165,174 other shares previously issued upon the exercise of Common Stock purchase warrants and a stock option. SAT has also filed the January 1997 Registration Statement, which relates to the issuance by SAT of (a) up to an aggregate of 3,402,500 shares of the SAT Common Stock issuable upon the exercise of the June 30 Warrants, most of the Common Stock purchase warrants expiring three years from the effective date of the January
1997 Registration Statement (the "April   Warrants") and most of Common Stock
purchase warrants granted or to be granted to employees of the Company (the "Employee Warrants") and (b) up to an aggregate of 2,500,000 shares upon the conversion of the Convertible Notes, all of which 5,902,500 shares could be reoffered by the holders thereof. Because none of the holders of the Common Stock purchase warrants to purchase an aggregate of 3,045,000 shares and neither of the holders of the Convertible Notes is an "affiliate" of SAT (as such term is defined in Rule 405 under the Securities Act), Gold & Wachtel, LLP, general counsel to SAT, is of the opinion that each such holders will not require for resale of the underlying shares a prospectus naming him or it as a selling stockholder and otherwise complying with Section 10(a)(3) of the Securities Act. The January 1997 Registration Statement also relates to the offer by the selling stockholders named therein of an aggregate of 637,500 shares when and if two of
the April   Warrants, a Common Stock purchase warrant expiring December 2, 1999
(the "December 2 Warrant"), the Directors Warrants and the Lenders Warrants are exercised. Accordingly, because the last of the SAT warrants do not expire until July 18, 2003, the potential exercises of the warrants and conversions of the Convertible Notes and the subsequent sales thereof may act as an overhang on the market for the SAT Common Stock for a long period. With the filing of the January 1997 Registration Statement, SAT has fulfilled the last of its registration rights commitments. Such commitments relate to an aggregate of 16,256,920 shares of the SAT Common Stock. In addition, SAT may, under certain circumstances, be required to amend the January 1992 Registration Statement so that the holders may reoffer an aggregate of 967,321 shares of the Acquisition Shares already issued (other than to the former RSA shareholders) and an aggregate of 1,532,679 shares of the Acquisition Shares to be issued with respect to future acquisitions by SAT. (See "The Merger and Related
Matters -- Summary of the Terms of the SAT Common Stock -- Acquisition Shares.")



     As of March 31, 1997, the 4,051,756 shares described in the preceding paragraph were reserved for issuance upon the exercise of the following Common Stock purchase warrants: (a) 175,495 shares of SAT Common Stock issuable upon the exercise at exercise prices ranging between $1.87 and $4.00 per share of Common Stock purchase warrants expiring between September 16, 1997 and December 31, 1997; (b) 61,250 shares issuable upon the exercise at exercise prices ranging between $1.0625 and $4.00 per share of Common Stock purchase warrants expiring between May 17, 1997 and September 1, 1998; (c) 77,500 shares issuable upon the exercise at exercise prices ranging between $2.00 and $2.50 per share of Common Stock purchase warrants expiring between September 1, 1998 and December 31, 2001; (d) 60,000 shares issuable upon the exercise at $1.9375 per share of Common Stock purchase warrants expiring November 15, 1998 issued to non-employee directors of SAT and a consultant (who is now a director); (e) 500,000 shares issuable upon the exercise of three Common Stock purchase warrants expiring November 15, 1998 (as to 200,000 shares at $1.9375 per share), November 15, 2000 (as to 150,000 shares at $3.00 per share) and November 15, 2000 (as to 150,000 shares at $2.00 per share) issued to a director in connection with his services in a capacity other than as a director, including those related to the then pending private placement pursuant to Regulation D under the Securities Act; (f) 300,000 shares issuable upon the exercise at $2.125 per share of a Common Stock purchase warrant expiring April 17, 1999 issued to the same director for other services not in his capacity as a director; (g) 235,000 shares issuable upon the exercise at exercise prices ranging between $1.875 and $2.8175 per share of Common Stock purchase warrants expiring between August 27, 1998 and July 18, 2003 issued to employees of the Company; (h) 189,376 shares issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring March 31, 1999 issued to RSA as a consultant to ProActive in consideration of its services rendered to ProActive operations (the warrant being divided among the RSA shareholders after the acquisition of RSA by SAT); (i) 3,125 shares issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring December 13, 1999 issued to the Chief Executive Officer for his prior services as a consultant to SAT and ProActive; (j) 792,000 shares issuable upon the exercise at $2.125 per share and 108,000 shares issuable upon the exercise of $3.125 per share of Common Stock purchase warrants expiring May 20, 1999 issued to the RSA shareholders as part of the RSA purchase price; (k) 200,000 shares issuable upon the exercise at $2.125 per share and 108,000 shares issuable upon the exercise at $3.125 per share of a Common Stock purchase warrant expiring May 12, 1999 issued to the President of SAT; (l) 700,000 shares issuable upon the exercise at $2.4375 per share of a Common Stock purchase warrant expiring February 26, 1999 issued to a consultant to SAT for financial public relations services; (m) 100,000 shares issuable upon the exercise at $2.17 per share of Common Stock purchase warrants expiring October 19, 2000 issued to the placement agents for a private placement pursuant to Regulation S under the Securities Act; and (n) 150,000 shares issuable upon the exercise at $2.25 per share of a Common Stock purchase warrant expiring January 29, 2000 issued to an individual in connection with settlement of a litigation against SAT. The 4,051,746 shares of the SAT Common Stock issuable upon the exercise of the warrants described in this paragraph have all been registered under the Securities Act for resale by the holders thereof as described in the preceding paragraph. All of the foregoing Common Stock purchase warrants were granted at or above the fair market value of the SAT Common Stock on the respective date of grant. There was also reserved, as of March 31, 1997, 185,207 shares issuable upon the conversion of the shares of the Class A Preferred Stock, $.01 par value (the "Class A Preferred Stock"). If all of the 4,051,746 shares issuable upon the exercises of the foregoing Common Stock purchase warrants, the 185,207 shares issuable upon the conversion of the Class A Preferred Stock, the aggregate of 500,000 and other outstanding shares and the aggregate of 3,540,000 shares issuable upon the exercise of the December 17
Warrants, the April   Warrants, the Employee Warrants, the December 2 Warrant,
the Directors Warrants and the Lenders Warrants as described in the preceding paragraph and, after July 1, 1997, the aggregate of 5,000,000 shares that could be issued upon the conversions of the Convertible Notes and the exercises of the June 30 Warrants, or a substantial number of the foregoing shares, publicly sold over a short time period, the market price of the SAT Common Stock could decline significantly because the market might lack the capacity to absorb a large number of shares during a brief period. Such a decline in market price may make the terms of any future financing more difficult for SAT to consummate on a favorable basis.



     To the extent that the Merger is consummated, an aggregate of 2,789,478 shares of the SAT Common Stock will be issued to the U.S. Drug Minority Stockholders. To the extent that the Good Ideas Merger is consummated, an aggregate of 557,524 shares of the SAT Common Stock will be issued to the minority stockholders of Good Ideas. The aggregate of 3,347,002 shares of the SAT Common Stock issued on such transactions will, with limited exceptions, be freely tradeable and, if a substantial number of these shares were offered for sale at the same time, such offerings could have a similar impact as described in the second preceding paragraph.



     9. TECHNOLOGICAL CHANGES. The substance abuse testing industry is a technological sensitive industry in that companies are constantly developing new methods and making changes to current methods for substance abuse detection in order to remain competitive. SAT competes, and, when its development stage for a saliva based test and a urine based test are completed, U.S. Drug will compete, with larger companies such as those named under "Business of the Company -- Competition," many of which have substantially greater financial resources available to them to invest in the research and development of their products than SAT and U.S. Drug. These competitors may develop products in the future which may render SAT's and U.S. Drug's products obsolete or non-competitive from a pricing point of view. To remain competitive, SAT and U.S. Drug may require substantial financial resources for personnel and other costs to conduct research and update current products to reflect the technological advances; however, such financial resources may not be available. See the section "Need for Financing" under this caption "Risk Factors" and "Business of the Company -- Competition."



     10. MARKET LIMITATION FOR ALCOHOL TESTING PRODUCTS. The potential markets for SAT's alcohol testing products may be substantially limited to the ones in which it currently sells -- law enforcement, correctional facilities, medical and clinical facilities, alcohol treatment centers and emergency rooms. This market insofar as alcohol testing is concerned may be saturated and the opportunity for growth limited; however, management of SAT believes that the demand for alcohol testing could grow in the industrial market, in which SAT does some current selling, on a broader basis as did the demand for drug testing at an earlier date. There can be no assurance that such growth will occur or that, if the growth occurs, SAT will successfully penetrate the industrial market. See the sections "Marketing" and "Competition" under the caption "Business of the Company."



     11. OTHER CONFLICTS OF INTEREST. From January 1992 to January 1993, prior to the sublicense by SAT to U.S. Drug of SAT's license interest to the USN technology, SAT conducted U.S. Drug's business operations and, in the event of a default by U.S. Drug, its sublicensee rights would revert to SAT as licensee. Since April 1, 1993, SAT has been managing certain of U.S. Drug's operations pursuant to a management agreement. As of March 31, 1997, 67.0% of the outstanding shares of the U.S. Drug Common Stock were held by SAT. As of June 30, 1996, there were notes receivable from SAT to U.S. Drug in the amount of $282,295, which indebtedness was repaid in the quarter ended September 30, 1996, and SAT has authorized loans aggregating $2,000,000, of which $1,200,000 was outstanding on December 31, 1996, to U.S. Drug, which loans will be due April 30, 1997. For additional information as to the relationships between SAT and U.S. Drug, see the section "SAT Affiliations of U.S. Drug Directors" under this caption "Risk Factors;" "Material Contacts of SAT with U.S. Drug;" "SAT Principal Stockholders;" "U.S. Drug Principal Stockholders;" and "SAT Management".



     12. SALE OF GOOD IDEAS. SAT intends to sell or liquidate Good Ideas as soon after the date on which the results of the consent solicitation for the Good Ideas Merger are known as is practicable. If Good Ideas is sold, it is highly likely that SAT will realize less than the $1,723,682 for which consideration SAT received its shares of the Good Ideas Common Stock. Since March 31, 1996, Good Ideas has been reported in the Company's financial statements as a discontinued operation and, accordingly, any such loss on sale will not impact the Company's financial statements unless the actual losses exceed those provided by the Company through December 31, 1996. See "The Company's Financial Statements."

     13. FLUCTUATING MARKET PRICE. Because SAT has up to 60 days to solicit the requisite consents of the U.S. Drug Minority Stockholders, the market price of the SAT Common Stock could fluctuate between the Record Date and the date on which the requisite consents are received, thereby making it seem unfair to the U.S. Drug Minority Stockholders if the price has significantly dropped and unfair to the SAT stockholders if the market price has significantly risen. Each Board has reserved the right to rescind the Merger at any time prior to filing the Certificate of Merger if, based on the opinion of its outside counsel, the Board determines that making of the offer to the U.S. Drug Minority Stockholders to adopt the Merger Agreement could reasonably be deemed to cause the directors to breach their fiduciary duties under applicable law to their respective stockholders. There can be no assurance, however, that the Board will interpret a particular market fluctuation to cause such a breach as to rescind the Merger.


                            TERMS OF THE TRANSACTION

CONSENT SOLICITATION STATEMENT/PROSPECTUS


     Pursuant to this Consent Solicitation Statement/Prospectus, the U.S. Drug Minority Stockholders are being requested to consent to a proposal to adopt the Merger Agreement, a copy of which is attached hereto as Appendix A and is incorporated into this Consent Solicitation Statement/Prospectus by this reference, providing for the merger of U.S. Drug with and into Acquisition Corp. (i.e., the Merger), the conversion of shares of the Minority U.S. Drug Common Stock into shares of the SAT Common Stock on the basis set forth in the Merger Agreement and the conversion of the U.S. Drug Warrants to acquire U.S. Drug Common Stock into equivalent SAT Merger Warrants adjusted for the exchange rate set forth in the Merger Agreement. Because there are no outstanding stock options to purchase shares of the U.S. Drug Common Stock, no SAT security will be issued in lieu thereof. The U.S. Drug Minority Stockholders will also receive Rights entitling them to share in cash payments, if any, by a development partner to the extent that such partner seeks marketing rights in return for immediate payments to Acquisition Corp. or SAT within one year of the Effective Date. However, there can be no assurance that such a partner will be obtained on a timely basis, that it would make any such cash payment and when such payment would be made. See the section "Special Payment" under this caption "Terms of the Transaction" and the sections "Terms of the Merger Agreement -- Conversion of Shares" and "U.S. Drug Options and Warrants" under the caption "The Merger and Related Matters" for more detailed information. On the Record Date, there
were           holders of record of the U.S. Drug Minority Common Stock.


THE MERGER


     Pursuant to the Merger Agreement, at the Effective Date, each outstanding share of the U.S. Drug Common Stock, other than the shares owned by SAT, will be converted into 1.6 shares of the SAT Common Stock. Each share of the U.S. Drug Common Stock owned by SAT will be canceled upon the Merger. The number of shares of the SAT Common Stock to be received for each share of the Minority U.S. Drug Common Stock was determined by dividing $2.625 by $1.625 which was the assumed market price of the SAT Common Stock pursuant to the Merger Agreement. An aggregate of 2,789,478 shares of the SAT Common Stock will be issued to the U.S. Drug Minority Stockholders, subject to adjustment for fractional shares. Prior to the Merger, SAT owned 67.0% of U.S. Drug; after the Merger, SAT will own 100% of Acquisition Corp. as the successor by merger to U.S. Drug. Assuming that the Good Ideas Merger is not consummated and there are no exercises of outstanding Common Stock purchase warrants or any conversions of the Series A Preferred Stock or the Convertible Notes between the date of this Consent Solicitation Statement/Prospectus and the Effective Date, the existing SAT stockholders will own 92.8% of the outstanding shares of the SAT Common Stock and the U.S. Drug Minority Stockholders will own 7.2%. If the Good Ideas Merger is consummated, the U.S. Drug Minority Stockholders will own 7.1% of the outstanding shares of the SAT Common Stock. See "The Merger and Related Matters".



     If the Merger is not consummated, U.S. Drug and SAT will continue to be publicly-owned companies and U.S. Drug will continue to be a majority-owned subsidiary of SAT.

SPECIAL PAYMENT


     As an alternative to meet its financing requirements, U.S. Drug could seek a major company to assist in the development of its saliva based testing products. Some of the criteria for such a company would be that: (1) the company is unaffiliated with SAT; (2) the company is well established and recognized in the substance abuse testing products industry; and (3) the company has substantial development and marketing experience in the substance abuse testing products industry. Obtaining a development partner could reduce current expenditures, depending on the compensation such development partner seeks, but would also reduce future revenues to the extent marketing rights are demanded by such development partner. In addition, although prior management had considered use of a major pharmaceutical or medical diagnostic company for such purpose, current management is of the opinion that such use at this stage of development risks giving confidential data to a potential competitor that will not be fully protected by a confidentiality agreement. Current management also believes that a potential marketing partner cannot be obtained on acceptable terms until there is a working prototype for the instrument and the disposables and certain preliminary clinical data is obtained. Current management does not believe that the prototype will be produced until March 1998 at the earliest and that, at that stage of development, the greater part of the estimated (as of April 1, 1997) $10,500,000 in development and manufacturing build-out expenses will already have been incurred, making it less beneficial to obtain a development partner at that date. Current management also believes that there is no real precedent in the substance abuse testing industry for the payment of fees for marketing rights while the product is in the development stage as contrasted with seeking a distributor when the produce is developed.



     SAT has agreed in the Merger Agreement that, if a definitive agreement (the "Development and Marketing Agreement") with a development and/or marketing partner is executed and if such a partner makes a cash payment or payments upon the execution of the Development and Marketing Agreement (the "Special Payment") to Acquisition Corp. or SAT, then SAT will calculate the percentage (to the nearest tenth) (the "Special Payment Percentage") that the outstanding shares of the Minority U.S. Drug Common Stock on the Effective Date constitute of the outstanding shares of the U.S. Drug Common Stock on the Effective Date, multiply the Special Payment Percentage by the amount of the Special Payment (the "Minority Stockholders' Special Payment Interest") and (1) if the Development and Marketing Agreement is entered into on or prior to September 30, 1997, SAT will pay to each of the former U.S. Drug Minority Stockholders holding Rights his, her or its pro rata share of one third of the Minority Stockholders' Special Payment Interest; (2) if the Development and Marketing Agreement is entered into during the period from October 1, 1997 to March 31, 1998, SAT will pay to each of the former U.S. Drug Minority Stockholders holding Rights his, her or its pro rata share of one sixth of the Minority Stockholders' Special Payment Interest; and (3) if the Development and Marketing Agreement is entered into on or after April 1, 1998, the former U.S. Drug Minority Stockholders will receive none of the Special Payment. In determining the amount of the Special Payment, there will be deducted from the proceeds received from the development and/or marketing partner one third of the amount which SAT loaned to, or invested in, U.S. Drug to complete the development project in order to compensate SAT for being the sole financing source for U.S. Drug.



     If a cash payment is received from the partner after execution, but on or prior to March 31, 1998, then SAT will treat any such payments as if received on the execution of the Development and Marketing Agreement (i.e., to be an installment of the Special Payment). As discussed above, any such payments would reduce the revenues of the Company. Loans made by the development partner will not be deemed to be part of the Special Payment, as would equity infusions for which the development partner receives shares of the SAT Common Stock or some other security from SAT, U.S. Drug or Acquisition Corp. In determining the amount of the Special Payment, any finder's fee or other costs will be deducted so that the Special Payment represents a percentage of the net proceeds to SAT or Acquisition Corp.



     The following are examples of how the formula would work in each period:
Assuming that there is no change from the Record Date, the 1,721,900 shares of the Minority U.S. Drug Common Stock constitute approximately 33.0% (i.e., the Special Payment Percentage) of the 5,221,900 shares of the U.S. Drug Common Stock and assuming that net proceeds (without giving effect to SAT's loans or investments) of $10,000,000 are received by Acquisition Corp. from the development partner, then (1) if the Development and Marketing Agreement is entered into during the period April 1 to September 30, 1997, the U.S. Drug

Minority Stockholders would receive an aggregate of approximately one-third of 33.0% of $10,000,000 or an aggregate of approximately $1,100,000 (i.e., 11% of $10,000,000 or $.64 per share); (2) if the Development and Marketing Agreement is entered into during the period October 1, 1997 to March 31, 1998, the U.S. Drug Minority Stockholders would receive an aggregate of approximately one-sixth of 33.0% of $10,000,000 or an aggregate of approximately $550,000 (i.e., 5.5% of $10,000,000 or $.32 per share); and (3) if the Development and Marketing Agreement is entered into thereafter, Acquisition Corp. will retain the entire $10,000,000. If, at the time the net proceeds are received by Acquisition Corp. from the partner, SAT has loaned to, or invested in, U.S. Drug $6,000,000, then the Special Payment in the foregoing example would become $8,000,000 instead of $10,000,000. As indicated herein, as of this date, U.S. Drug has executed no Development and Marketing Agreement and no negotiations are pending or currently contemplated to secure such an Agreement.



     The Right to share in the Special Payment is not transferable. A transferee of the shares of the SAT Common Stock received as a result of the Merger is not eligible to receive a proportionate share of the Special Payment and SAT will make such payments only to the U.S. Drug Minority Stockholders as reflected on the stock books of U.S. Drug on the Effective Date or, in the event of the death of the U.S. Drug Minority Stockholder, his or her heirs or legal representatives, in the case of the dissolution of a partnership, to its partners or, in the case of a corporation, to its successor by merger or other operation of law. Further, the Right to share in the Special Payment cannot be pledged.



     In providing for the Special Payment on February 26, 1996, the SAT Board sought to respond to comments of certain U.S. Drug Minority Stockholders that the Merger would deprive them of the benefits of what they anticipate would be a large initial payment from a development partner. However, the SAT Board believed that both the amount and timing should be limited because (1) even if the Merger were not consummated and the Special Payment were received, the U.S. Drug Board would not be authorizing a cash dividend to the U.S. Drug stockholders of the Special Payment, but would use the Special Payment instead for operations, and (2) because SAT's post-Merger level of investment in Acquisition Corp. will probably increase, with the passing of each month following the Effective Date, SAT stockholders will increasingly anticipate that any distributions attributable to Acquisition Corp.'s operations should benefit all of the SAT stockholders, not just the former U.S. Drug Minority Stockholders, many of whom may have sold their shares of the SAT Common Stock at the time of the Special Payment. The SAT Board took note of the fact that, if there were no Merger, the public announcement of the addition of a development partner for U.S. Drug would possibly give rise to an increase in the market price of the U.S. Drug Common Stock, so that a U.S. Drug Minority Stockholder might benefit by a sale of his, her or its shares of the Minority U.S. Drug Common Stock at such higher price. However, the SAT Board concluded on February 26, 1996 that it was too speculative to make its decision on the basis of speculation as to what might be the future market value of the U.S. Drug Common Stock in view of the possibilities that no drug test product may be developed, that no development partner may be obtained during the next year, that, even if such a partner was obtained, it may not make a significant advance payment and that competitors may introduce a saliva based drug testing product in the interim period. See also "The Merger and Related Matters -- Reasons for the Merger and Approval."



     At its meetings on November 19, 1996, January 23, 1997, February 17, 1997 and March 25, 1997, the SAT Board of Directors, in re-evaluating the proposed offer to the U.S. Drug Minority Stockholders, re-affirmed SAT's commitment to the Special Payment, even though the directors still consider the likelihood of such a payment as being highly speculative. When the concept of a Special Payment was initially created on February 26, 1996, the SAT directors contemplated that the measuring period would start on the Effective Date and there would be no deductions for SAT's loans or investment in U.S. Drug; however, when they met on March 25, 1997, they recognized that 13 months had elapsed, there was no certainty as to when the Effective Date would be and there had been many changes since the initial authorization, including SAT being the sole source funding for U.S. Drug. They, accordingly, modified the terms of the Special Payment to those set forth above.



     As of the date hereof, U.S. Drug has not commenced negotiations or entered into any agreement with a development and/or marketing partner. As indicated under "Business of U.S. Drug -- Marketing and

Distribution," former management had met with Roche to discuss possible assistance by Roche in developing assays, but, for the reasons described therein, current management terminated such discussions and has instituted no others. See also "Business of U.S. Drug -- Need for Financing" for a further explanation of current management's reasons for not currently seeking a development or marketing partner. U.S. Drug does not have any basis for evaluating what the amount of the Special Payment, if it is to be made, will be. There can be, accordingly, no assurance that U.S. Drug will enter into a marketing arrangement with a partner within the time frame set forth in the Merger Agreement or, if it does, that the partner will make any cash payment to Acquisition Corp. or SAT upon execution of the Development and Marketing Agreement. Due to the highly speculative nature of the Special Payment, the Boards of Directors of both SAT and U.S. Drug have urged the U.S. Drug Minority Stockholders not to base their consent to the Merger on the likelihood of there being a Special Payment. In addition, because of the speculative nature, the Special Payment will be treated as a contingent liability to former stockholders for accounting purposes until disbursed. Accordingly, Whale Securities, in conducting its analyses, did not place significant value on the Right of a U.S. Drug Minority Stockholder to receive such a payment.


VOTING RIGHTS


     The Record Date for the determination of the stockholders of U.S. Drug entitled to notice of the consent solicitation and to consent hereunder is April
  , 1997 as fixed by the Board of Directors of U.S. Drug on April   , 1997
pursuant to Section 213(b) of the GCL.



     On the Record Date, there were 5,221,900 shares of the U.S. Drug Common Stock issued and outstanding, of which 3,500,000 shares (67.0%) were owned by SAT and 1,721,900 shares (33.0%) by stockholders other than SAT (i.e., the U.S. Drug Minority Stockholders). See "U.S. Drug Principal Stockholders" for information, as of the Record Date, regarding persons known by U.S. Drug to own beneficially 5% or more of the U.S. Drug Common Stock, of which the only person is SAT, and as to the stock ownership of directors and executive officers of U.S. Drug. Each share of the Minority U.S. Drug Common Stock is entitled to one vote. Although, under Section 251 of the GCL, SAT, as the majority stockholder of U.S. Drug, could adopt the Merger Agreement without the consent of any other U.S. Drug stockholder, the Boards of Directors of SAT and U.S. Drug have agreed that, as a condition to the adoption of the Merger Agreement, the affirmative consent of the holders of at least 50% of the outstanding shares of the U.S. Drug Common Stock owned by stockholders other than SAT is required for the adoption of the Merger Agreement. Holders of the Minority U.S. Drug Common Stock are not entitled to dissenters rights under the GCL as to the vote with respect to the adoption of the Merger Agreement. See the section "The Consent
Procedure -- Rights of Dissenting U.S. Drug Shareholders" under this caption "Terms of the Transaction."


THE CONSENT PROCEDURE

(1) STATUTORY BASIS


     Unless a corporation's certificate of incorporation otherwise provides,
Section 228 of the Delaware General Corporation Law (the "GCL") permits stockholders' actions without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of the outstanding shares of the voting stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present. U.S. Drug's certificate of incorporation does not otherwise provide, so that a consent procedure pursuant to Section 228 of the GCL may be utilized by SAT. Under the applicable provision of the GCL, such action is effective when written consents from holders of record of the minimum number of outstanding shares of the voting stock necessary to authorize the action are executed and delivered to the corporation within 60 days of the earliest dated consent delivered in accordance with the GCL to the corporation. Under Section 251 of the GCL, a domestic corporation may be merged with and into another domestic corporation by the affirmative vote of the record holders of more than 50% of the outstanding shares of the voting stock acting without a meeting and without prior notice. Accordingly, SAT as the owner of 67.0% of the U.S. Drug Common Stock could adopt the Merger Agreement without any other stockholder voting in favor of the adoption of the Merger Agreement. Notwithstanding the foregoing, the Merger Agreement provides that it is a condition to the consummation of the Merger that the record holders of more than 50% of the outstanding shares of the U.S. Drug Common Stock owned by U.S. Drug stockholders other than SAT (i.e., the U.S. Drug Minority Stockholders) consent to the adoption of the Merger Agreement. SAT will execute and deliver a consent to the adoption of the Merger Agreement as a stockholder of U.S. Drug only after the holders of more than 50% of the outstanding shares of the Minority U.S. Drug Common Stock have consented in order to permit the filing of a Certificate of Merger in Delaware pursuant to the GCL and the terms of the Merger Agreement. SAT and U.S. Drug have agreed not to waive the requirement as to the approval by the U.S. Drug Minority Stockholders of the Merger Agreement and SAT has agreed not to execute and deliver its consent to the adoption of the Merger Agreement if such approval is not obtained.


(2) PROCEDURE TO CONSENT

     UNDER THE GCL, ONLY HOLDERS OF RECORD ON THE RECORD DATE ARE ELIGIBLE TO GIVE THEIR CONSENT TO THE ADOPTION OF THE MERGER AGREEMENT. ANYONE OWNING SHARES BENEFICIALLY (BUT NOT OF RECORD), SUCH AS A PERSON WHOSE OWNERSHIP OF SHARES IS THROUGH A BROKER, BANK OR OTHER FINANCIAL INSTITUTION, WHO WISHES TO GIVE THEIR CONSENT SHOULD CONTACT THAT BROKER, BANK OR FINANCIAL INSTITUTION WITH INSTRUCTIONS TO EXECUTE THE WHITE FORM OF CONSENT ON HIS OR HER BEHALF OR TO HAVE THE BROKER, BANK OR FINANCIAL INSTITUTION'S NOMINEE EXECUTE THE CONSENT.


     SAT is soliciting the written consents referred to herein and, if stockholders wish to give their consent, the white consent card should be returned to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, in the enclosed envelope, or to U.S. Drug Testing, Inc., 10410 Trademark Street, Rancho Cucamonga, California 91730, Attention: Secretary.


(3) REVOCATION

     An executed consent card may be revoked at any time before expiration by delivering a written dated revocation before the time that sufficient unrevoked consents have been received to authorize the action for which consents are solicited. Consents must be received within 60 days after the first consent is delivered to U.S. Drug. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card which is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered to Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005 or to U.S. Drug Testing, Inc., 10410 Trademark Street, Rancho Cucamonga, California 91730, Attention: Secretary.

(4) MISCELLANEOUS

     ABSTAINING FROM GIVING A CONSENT OR NOT RETURNING A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSED ACTION. IF YOU ARE THE STOCKHOLDER OF RECORD AND YOU WISH TO GIVE YOUR CONSENT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT CARD PROMPTLY IN THE ENVELOPE PROVIDED.

     IF YOUR SHARES OF THE U.S. DRUG COMMON STOCK ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK OR NOMINEE, ONLY THEY CAN CONSENT TO THE PROPOSED ACTION AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, IF YOU WISH TO GIVE YOUR CONSENT, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR SUCH SHARES IMMEDIATELY.


     SAT will pay all of the costs and expenses in connection with the preparation, printing and distribution of this Consent Solicitation Statement/Prospectus, including, without limitation, attorneys' fees, accounting fees and printing expenses, and all other expenses with respect to the Merger and the related transactions except for the fees and expenses of Whale Securities in delivering a fairness opinion for the benefit of the U.S. Drug Minority Stockholders and the fees and disbursements of U.S. Drug's special counsel. U.S. Drug will pay a fee of $70,000 to Whale Securities for such services, together with out-of-pocket expenses. SAT has retained Georgeson & Company Inc. to assist with the solicitation of consents from the U.S. Drug Minority Stockholders, for which services Georgeson & Company Inc. will receive a fee of $3,750, together with out-of-pocket expenses. In addition, the directors, officers and employees of SAT, who will receive no additional compensation, will participate in the solicitations. Consents may be solicited by personal interviews, telephone calls and telegrams to supplement the solicitation by mail. Arrangements will also be made with banks, brokerage houses and other custodians, nominees and fiduciaries for the forwarding of consent solicitation materials to the beneficial owners of stock held of record by such persons, and SAT will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.



     Each of the current or former directors of U.S. Drug has advised U.S. Drug that, except for Dr. William DiTuro, a former director, who owns 1,600 shares of the U.S. Drug Common Stock, and, as indicated in the succeeding paragraph, Michael S. McCord, a director of U.S. Drug since May 31, 1996, he or she does not own any shares of the Minority U.S. Drug Common Stock. There are no outstanding stock options as of the Record Date and each of the current or former directors of U.S. Drug has advised U.S. Drug that he or she does not own any U.S. Drug Warrants.



     Peter M. Mark, who is a director of SAT, has advised SAT that he owns 15,500 shares of the Minority U.S. Drug Common Stock and intends to submit a consent in favor of the Merger. Michael S. McCord, a director of SAT and U.S. Drug, has advised SAT that he and persons who may be deemed his affiliates (as such term is defined in Rule 405 under the Securities Act) own an aggregate of 61,300 shares of the Minority U.S. Drug Common Stock and that he and each of these other persons will submit a consent in favor of the Merger. Each of the other directors of SAT and each of the executive officers of SAT has advised SAT that he or she does not own any shares of the Minority U.S. Drug Common Stock.



     The SAT Board has determined that SAT will not proceed with the Merger unless SAT has received consents from the holders of at least 50% of the outstanding shares of the Minority U.S. Drug Common Stock without including Dr. DiTuro's 1,600 shares, Mr. Mark's 15,500 shares or the 61,300 shares of Mr. McCord and persons who may be deemed his affiliates or an aggregate of 78,400 shares. Accordingly, the consent of the holders of 860,951 shares or 52.4% of the 1,643,500 shares of the Minority U.S. Drug Common Stock will be necessary to consummate the Merger. If the Merger is consummated, Dr. DiTuro and Messrs. Mark and McCord and the persons who may be deemed Mr. McCord's affiliates will receive shares of the SAT Common Stock for their shares of the Minority U.S. Drug Common Stock on the same basis as the other U.S. Drug Minority Stockholders and will have the same right to share in the Special Payment (see the section "Special Payment" under this caption "Terms of the Transaction").


(5) RIGHTS OF DISSENTING U.S. DRUG STOCKHOLDERS


     Under Section 262(b) of the GCL, appraisal rights are not available to holders of the Minority U.S. Drug Common Stock in connection with the consummation of the Merger because both the SAT Common Stock which will be received by the U.S. Drug Minority Stockholders and the U.S. Drug Common Stock were listed on national securities exchanges as of the Record Date. Additionally, Prickett, Jones, Elliott, Kristol & Schnee, Delaware counsel for SAT and U.S. Drug, has advised them that U.S. Drug may not voluntarily offer, under Delaware law, its stockholders appraisal rights. Section 262 of the GCL specifies the circumstances in which stockholders are entitled to appraisal rights. Delaware courts have consistently held that appraisal rights may only be granted by statute or by corporate charter. Because Section 262(b) bars appraisal rights to the U.S. Drug Minority Stockholders as indicated above because of the listed status of the respective shares and the U.S. Drug Certificate of Incorporation, unless amended, does not permit voluntary rights of appraisal as allowed by Section 262(c) of the GCL, the U.S. Drug Minority Stockholders may not be granted voluntary appraisal rights if the Merger is approved.

                         THE MERGER AND RELATED MATTERS

REASONS FOR THE MERGER AND APPROVAL

(1) AUTHORIZATION


     On November 16, 1995, the Board of Directors of SAT approved in principle the acquisition of the minority stockholder interest in U.S. Drug and, on February 6, 1996, authorized execution of the merger agreement, which included an offer of shares of the SAT Common Stock having a value of $5.25 per share for each share of the U.S. Drug Minority Stock, the determination to be based on the average of the closing sales prices of the SAT Common Stock during the 30 calendar days prior to the Record Date. In determining this exchange ratio, the SAT Board considered, based on an application of the formula, a range as to the number of shares of the SAT Common Stock to be issued to the U.S. Drug Minority
Stockholders: approximately 5,200,000 shares as the maximum above which the SAT Board would not want to proceed with the Merger because it would, in the SAT Board's opinion, be unfair to the SAT stockholders and approximately 3,600,000 shares as the minimum below which the offer would probably be unacceptable to the U.S. Drug Minority Stockholders.



     On April 23, 1996, the Board of Directors of U.S. Drug authorized execution of, and submission to the U.S. Drug Minority Stockholders for approval of, a merger agreement incorporating the above exchange ratio. Also in making its determination as to the exchange ratio, the U.S. Drug Board considered, based on an allocation of the formula, a range as to the number of shares of the SAT Common Stock to be issued to the U.S. Drug Minority Stockholders: approximately 3,600,000 of the shares as the minimum below which the offer would be unacceptable to the U.S. Drug Board for offering the U.S. Drug Minority Stockholders and approximately 5,200,000 as the maximum above which the SAT Board would, in the opinion of the U.S. Drug Board, reject as being unfair to the SAT stockholders. As of such date, there were three directors of U.S. Drug, none of whom were employees of U.S. Drug, but all of whom were employees of SAT. The directors were: James C. Witham and Karen B. Laustsen, each of whom was, from SAT's incorporation until his or her resignation on April 18, 1996, a director and an executive officer of SAT, and Gary S. Wolff, who was an executive officer of SAT from its incorporation until July 3, 1995 and a director of SAT from its incorporation until September 26, 1995. All three directors were also stockholders of SAT. Ms. Laustsen resigned as a director of U.S. Drug effective May 28, 1996; Mr. Witham resigned effective May 31, 1996; and Mr. Wolff resigned effective July 3, 1996. The current U.S. Drug Board was elected on May 31, 1996 and is made up of the following three directors: Robert
M. Stutman, the Chairman of the Board, the Chief Executive Officer and a director of SAT since April 18, 1996, Linda H, Masterson, the President of SAT since May 13, 1996 and a director of SAT since September 26, 1995, and Michael
S. McCord, a director of SAT since October 22, 1996 (a consultant to the SAT Board of Directors from September 26, 1995 to October 22, 1996). Mr. Stutman and Ms. Masterson are also employees of SAT and all three directors are securityholders of SAT.



     In reviewing the number of shares of the SAT Common Stock which may be issued to the U.S. Drug Minority Stockholders depending on the then market price of the SAT Common Stock, both the SAT Board and the U.S. Drug Board considered the following data:



                 IF THE MARKET PRICE OF THE         THE NUMBER OF SHARES
                    SAT COMMON STOCK IS            TO BE OFFERED WILL BE
                ----------------------------    ----------------------------
                           $1.00                         9,039,975
                           $1.25                         7,231,980
                           $1.50                         6,026,650
                           $1.75                         5,165,700
                           $2.25                         4,017,193
                           $2.50                         3,615,990
                           $2.75                         3,287,107
                           $3.00                         3,013,325

The Boards then made the assumption that the average of the closing sales prices during the 30-day period preceding the Record Date was likely to be between $1.75 and $2.50 per share and then, using their best judgment, the directors settled on a range between approximately 3,600,000 and approximately 5,200,000 shares of the SAT Common Stock.



     Both the SAT Board and the U.S. Drug Board recognized in February 1996 and April 1996, respectively, that, whether 3,600,000 or 5,200,000 shares were issued to the Good Ideas Minority Stockholders as a result of the Merger, the difference in such holders' percentage ownership of the SAT Common Stock would not be significant as a result of the substantial number of shares of the SAT Common Stock outstanding (approximately 4.0% based on the 30,613,510 shares outstanding as of December 31, 1995, i.e., 10.5% to 14.5%, and even less if the Good Ideas Merger is consummated as well and/or the then outstanding Common Stock purchase warrants and options were exercised). In addition, both Boards recognized that, once the Record Date was set, thereby locking in the number of shares to be offered, both Boards would have a second chance to evaluate the fairness of the offer. The Boards also recognized that, even after setting the number of shares in accordance with the formula, the market price of the SAT Common Stock could fluctuate either up or down during the 60-day solicitation period, thereby affecting the value of the offer.



     On November 19, 1996, the SAT Board, recognizing that circumstances had changed between February 6 when the initial offer terms were approved and then, began a review as to whether SAT should continue to offer the same exchange ratio, revise the same or not make any offer to the U.S. Drug Minority Stockholders. Among the changed circumstances that the SAT Board considered was that the research and development costs were now estimated at $10,000,000 before a marketable saliva based drug testing product could be developed, with such product still being 15 months or more from submission to the FDA for approval and still with no assurance that the product could be successfully developed, although the feasibility study, which was concluded in November 1996, did not indicate any unforeseen problems. The current SAT directors were now aware that one or more companies were working on a competitive product, which might come to market before U.S. Drug's product. For reasons discussed elsewhere in this Consent Solicitation Statement-Prospectus (see "Business of U.S. Drug -- Need for Financing"), seeking a development partner to speed up and finish the project was not practical. In addition, renewed efforts to induce an investment banking firm to finance U.S. Drug directly had all been rebuffed, although interest was expressed in financing SAT, particularly in view of the fact that the activities of the Employer Services Division and the Robert Stutman & Associates Consulting Division, together with the elimination of operating loss programs in the Alcohol Testing Products Division, seemed likely to turn the Company profitable in fiscal 1998 (without giving effect to U.S. Drug), possibly in the quarter ending December 31, 1997, but more probably in the quarter ending March 31, 1998, thereby creating a more attractive investment vehicle. In addition, U.S. Drug had become the debtor of SAT, with substantial more funds required to be loaned if U.S. Drug's research and development program was to proceed with respect to a product as to which SAT held the basic license from the USN.



     On January 23, 1997, both the SAT Board and the U.S. Drug Board approved a revised exchange ratio based on $2.625 as the value of the shares of the SAT Common Stock to be offered in exchange for a share of the Minority U.S. Drug Common Stock. Based on the formula, both Boards recognized that a range of approximately 1,800,000 to approximately 2,600,000 shares of the SAT Common Stock were likely to be issued based on the following data:



                 IF THE MARKET PRICE OF THE         THE NUMBER OF SHARES
                    SAT COMMON STOCK IS            TO BE OFFERED WILL BE
                ----------------------------    ----------------------------
                           $1.00                         4,519,987
                           $1.25                         3,615,990
                           $1.50                         3,013,325
                           $1.75                         2,582,850
                           $2.00                         2,259,993
                           $2.25                         2,008,883
                           $2.50                         1,807,995
                           $2.75                         1,643,631
                           $3.00                         1,506,662



The Boards then made the assumption that the average of the closing sales prices during the 30-day period preceding the Record Date was likely to be between $1.75 and $2.50 per share and then, using their best judgment, the directors settled on a range between approximately 1,800,000 and 2,600,000 shares.



     Both the SAT Board and the U.S. Drug Board recognized that, whether 1,800,000 or 2,600,000 shares were issued to the U.S. Drug Minority Stockholders as a result of the Merger, the difference in such holders' percentage ownership of the SAT Common Stock would not be significant as a result of the substantial number of shares of the SAT Common Stock outstanding (approximately 2% based on the 35,830,591 shares outstanding as of January 23, 1997, i.e., 4.8% to 6.8%) and even less if the Good Ideas Merger is consummated and/or the outstanding Common Stock purchase warrants are exercised and/or the Convertible Notes are converted. Both Boards recognized that the proposed percentage ownership of the U.S. Drug Minority Stockholders as revised was lower than the proposed percentage ownership when the initial exchange ratio was set in February 1996, even taking into consideration that an additional 5,217,081 shares of the SAT Common Stock had been issued between December 31, 1995 and January 31, 1997; however, they concluded that, in view of the amount of dilution to be caused by the potential infusion of $10,000,000 in financing by SAT, if made in the form of equity, thereby reducing the percentage ownership of the U.S. Drug Minority Stockholders, and the other changes since February 1996, this difference was not a significant factor to be considered. In addition, both Boards recognized that, once the Record Date was set, thereby locking in the number of shares to be offered, both Boards would have a second chance to evaluate the fairness of the offer. The Boards also recognized that, even after setting the number of shares in accordance with the formula, the market price of the SAT Common Stock could fluctuate either up or down during the 60-day solicitation period, thereby affecting the value of the offer in the opinion of the U.S. Drug Minority Stockholders and the SAT stockholders.



     At the January 23rd meeting, the directors also analyzed the proposed new exchange rate in light of the factors set forth in Item 8(b) of Schedule 13E-3 under the Exchange Act, including current market prices, historical market prices, net book value, going concerning value and liquidation value See the discussion in the subsection "Factors considered by Both Boards" in this section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters." The Boards also considered the oral findings of Whale Securities as to the fairness of the transaction from a financial point of view.



     At a meeting held on February 17, 1997, the SAT Board met to discuss the concern that, between January 23, 1997 when the $2.625 value was set for the shares of the SAT Common Stock to be issued and the Record Date when the average of the closing sales prices of the SAT Common Stock during the 30 days prior thereto would be used to determine the specific number of shares of the SAT Common Stock to be issued to the U.S. Drug Minority Stockholders, there could be a fluctuation in the market price of the SAT Common Stock as persons traded based on the proposed exchange rate. The SAT directors were advised that the closing sales price on February 14, 1997 was $1.625 per share and that the average of the closing sales prices of the SAT Common Stock during the 30 days prior to January 23, 1997 was $1.74 per share, while the average in the 30 days prior to February 17, 1997 was $1.78 per share. The SAT Board concluded that a $1.625 assumed market value for the SAT Common Stock seemed appropriate and that the situation could again be reviewed when the Record Date was set especially if a considerable amount of time was to elapse. The result would be an offer of 1.62 shares of the SAT Common Stock for each share of the Minority U.S. Drug Common Stock and the issuance of an aggregate of 2,789,478 shares of the SAT Common Stock. At its meeting on the same date, the U.S. Drug directors concurred.



     On March 25, 1997, the SAT Board modified the terms of the Special Payment as described under "Terms of the Transaction -- Special Payment.



     In approving the Merger on January 23, February 17, 1997 and March 25, 1997, each of the directors of U.S. Drug and SAT reasonably believed that the Merger was fair to the U.S. Drug Minority Stockholders.



     All actions taken by the Boards of Directors concerning the authorization of the Merger Agreement and the transactions related thereto were unanimously approved on January 23, and February 17, 1997 except that Lee S. Rosen, an SAT director, on February 17, 1997, voted against fixing the market value of the SAT Common Stock at $1.625 per share. He advised his fellow directors that, although he believed that the $2.625 exchange ratio was fair to both the U.S. Drug Minority Stockholders and the SAT stockholders, he favored a $1.75 market value for determining the number of shares of the SAT Common Stock to be issued, or waiting until the 30-day average of closing prices preceding the Record Date was determined as being more appropriate for the SAT stockholders and not unfair to the U.S. Drug Minority Stockholders. Mr. Rosen favored the $1.75 valuation price not only because he believed that using the average of the closing sales prices over a 30-day period rather using the closing sales price on one day, was a more preferable measure of determining the value to be assigned to a SAT share, but also because such method of valuation resulted in less shares of the SAT Common Stock being issued to the U.S. Drug Minority Stockholders. The other six SAT directors concluded that, even if SAT would issue less shares of the SAT Common Stock by using Mr. Rosen's proposed method of determination, the difference in the number of additional shares to be issued was not so material as to dissuade them from approving an offer by SAT that was deemed by them more likely to be acceptable to the U.S. Drug Minority Stockholders and thereby effectuate the Merger, which, in their view, would benefit both the SAT stockholders and the U.S. Drug Minority Stockholders. They also believed that it was important to end further speculation as to the number of shares to be issued so that waiting until the Record Date was set was not deemed appropriate. Ms. Laustsen abstained at the February 6, 1996 SAT Board meeting because of her concern of being on both sides of the transaction. However, when Ms. Laustsen voted as a U.S. Drug director on April 23, 1996 in favor of the then exchange ratio, she said that she also supported the Merger as a SAT director.



     On April   , 1997, when the Record Date was set by the U.S. Drug Board, both the SAT Board and the U.S. Drug Board reviewed the then market prices of the SAT Common Stock and the U.S. Drug Common Stock and the other factors previously considered (see subsections (4), (5) and (6) in this section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters") and concluded that no change should be made.



     On February 17, 1997, SAT's Board, acting on behalf of SAT as the sole stockholder of Acquisition Corp., adopted the Merger Agreement and, on February 17, 1997, Acquisition Corp.'s Board of Directors, consisting of Alan I. Goldman, John C. Lawn and Peter M. Mark, who also serve as SAT director, unanimously authorized execution of the Merger Agreement and approved the related transactions.


(2) ATTEMPTS TO RESOLVE CONFLICT OF INTERESTS


     As a result of the interlocking historical relationships among the directors of U.S. Drug with SAT as described above, the U.S. Drug Board of Directors has never been independent of SAT and all of the directors have owed fiduciary duties to both SAT and U.S. Drug, creating a conflict of interest, which has existed since SAT incorporated U.S. Drug in October 1992. However, specifically with respect to the Merger, the U.S. Drug Board approved certain safeguards in an effort to assure fairness to the U.S. Drug Minority Stockholders. First, the Merger Agreement must be adopted by the holders of at least 50% of the outstanding shares of the Minority U.S. Drug Common Stock (excluding from such calculation the 78,400 shares in the aggregate held by current and former directors of U.S. Drug and the affiliates of one director), even though the consent of SAT alone is sufficient to adopt the Merger Agreement in accordance with the GCL. Second, Rosenman & Colin LLP was engaged as independent counsel for U.S. Drug. Such independent counsel reviewed the Registration Statement and the Merger Agreement, advised the U.S. Drug Board as to the foregoing documents and as to their fiduciary duties and prepared an opinion as to certain tax consequences of the Merger. Lastly, the Board of Directors of U.S. Drug has received an opinion from Whale Securities as to the fairness of the Merger to the U.S. Drug Minority Stockholders from a financial point of view as of the date of the opinion. The Merger Agreement provides that the first and second protection for the U.S. Drug Minority Stockholders cannot be waived by any party.



     The SAT Board and the U.S. Drug Board each considered adding independent directors to U.S. Drug, but rejected the idea because of what each considered the virtual impossibility, especially in light of today's potential director liability, of finding a person or persons to accept a directorship in a public company knowing that it is in the process of going private and that SAT has majority control of the U.S. Drug Common Stock (68.5% of the outstanding shares as of February 28, 1997 if the directors' and affiliates' shares are included). Although SAT could have attempted to cause U.S. Drug to make it financially attractive for a potential director to accept a directorship, both the SAT and U.S. Drug Boards believed that this would not be a prudent use of U.S. Drug's money and that any such payment or payments could be perceived as an improper inducement to favor the Merger.



     The SAT Board and the U.S. Drug Board also considered engaging an independent representative for U.S. Drug to negotiate the terms of the transaction, but concluded that, in view of the above safeguards to be used, the expenditure to engage such a person did not appear justified. Because of the extensive amounts required by U.S. Drug to complete its product development program, with no assurance that marketable products would be developed, the Boards concluded that U.S. Drug's operations did not warrant devoting a substantial amount of time and money to effecting a "taking private" proposal by engaging an independent negotiator as opposed to using the limited funds to meeting operational requirements and adopting the safeguards described in the second preceding paragraph.


(3) DETERMINATION OF TERMS


     Commencing in October 1995, there were a series of meetings, including those enumerated under the subsection "Authorization," at which either the SAT directors or the U.S. Drug directors discussed the concept of taking U.S. Drug private and ultimately set the terms therefor, including the exchange ratio and using the mechanism of a merger rather than a tender offer. James C. Witham and Karen B. Laustsen, who sat on both Boards and who were contacted by certain of the U.S. Drug Minority Stockholders, and Michael S. McCord, who was than a consultant to the SAT Board and a stockholder in both SAT and U.S. Drug, advised the other directors as to the concerns expressed by certain minority stockholders to them.



     Representatives of Rosenman & Colin LLP, special counsel to U.S. Drug, met with the U.S. Drug directors on several occasions, advising them about their fiduciary duties, complicated by the fact, as indicated above in the subsection "Authorization" under this caption, that all had dual responsibilities to U.S. Drug and SAT. Similarly Gold & Wachtel, LLP, general counsel to SAT, advised the SAT directors at several meetings about their fiduciary duties. Both counsel responded to questions about the applicability of the business judgment rule to the proposed transaction.



     Commencing in November 1995 a representative of Whale Securities met with members of the U.S. Drug Board on several occasions first to review the factors to be considered in determining whether a SAT offer would be fair and, once the exchange ratio was determined, the reasons why Whale Securities considered the SAT exchange ratio to be fair to the U.S. Drug Minority Stockholders. On May 20, 1996, the SAT directors met with such representative to review the preliminary fairness opinion.



     On November 19, 1996, the SAT and U.S. Drug Boards met, with a representative of Whale Securities attending the latter's meeting, to discuss whether, in view of developments since April 23, 1996, there should be a change in the terms of the offer to the U.S. Drug Minority Stockholders. A member of the U.S. Drug Board thereafter continued an on-going dialogue with Whale Securities on this subject. On January 23, 1997, both Boards tested the revised exchange ratio under the criteria set forth in
Item 8 of Schedule 13E-3 under the Exchange Rate, including current market prices, historical market prices, net book value, going concern value and liquidation value and, based on the conclusion that the revised offer was fair, from a financial viewpoint, to the U.S. Drug Minority Stockholders, each Board approved the offer. Such analysis was repeated on February 17, 1997 and the same conclusion was reached.



(4) SAT BOARD OF DIRECTORS REASONS



     In reviewing on November 19, 1996 whether SAT should proceed with its offer of shares of the SAT Common Stock to the U.S. Drug Minority Stockholders, the SAT Board focused its attention on the results of the feasibility study with respect to the saliva based drug testing product which was completed in November 1996. The SAT Board concluded that a product could probably be developed at a cost (for product development and manufacturing build-out) estimated at October 31, 1996 of $10,000,000 which would probably require SAT to provide the necessary financing directly and that revenues therefrom, assuming the product development program was successful, as to which there could be no assurance, would not be derived until the first quarter of 1999 at the earliest. The SAT Board then considered all of the factors hereinafter discussed in subsections
(4) and (6) as to the best means to achieve the objective of having a drug testing product in the Company and reaffirmed its decision of February 6, 1996 that the Merger would facilitate achievement of such objective. SAT would be a public company having only synergistic operations, having one set of stockholders who can benefit from such operations as a group, not just individual aspects thereof, and having the best chance of survival in a highly competitive industry. In approving the Merger on January 23, February 17 and March 25, 1997, the Board of Directors of SAT took into consideration the following factors (including revised cost estimates) and those hereinafter described in subsection (6) as the reasons for taking U.S. Drug private:


     (A) A MERGER WOULD ELIMINATE CERTAIN CONFLICTS OF INTEREST THAT COULD AFFECT FUTURE OPERATIONS.


     Since February 1996, SAT directors have been of the opinion that, for the Company to have its best opportunity to increase revenues and secure profitability, it should focus solely on its alcohol and drug testing and human resource provider operations as its core businesses, thereby necessitating the divestitures of its toy and rubber recycling subsidiaries, the latter of which divestitures was effected on April 30, 1996. The SAT Board believes that these "core businesses," to which it has added, since the acquisition of RSA on May 21, 1996, being a designer of policies and programs on substance abuse, have a synergy with each other, which its toy and rubber recycling operations did not have, and thereby make a more attractive investment and a better combination on which to build for the future.



     SAT's controlling interest in U.S. Drug has the derivative effect of putting the SAT directors in a position where, in certain circumstances, they may have a fiduciary duty to the U.S. Drug Minority Stockholders as well as the duty they clearly owe to the stockholders of SAT. This controlling interest by SAT arises not only from SAT's ownership of 67.0% of the outstanding shares of the U.S. Drug Common Stock, which ownership is sufficient under Delaware law to elect all of the directors, to implement mergers and to effect liquidation of U.S. Drug, but also from the fact that all three of U.S. Drug's directors are also directors of SAT. An example of where conflict could arise is as follows:
If SAT raises $2,000,000 in financing, should such amount be invested in building up its own Alcohol Testing Products Division, its Employer Services Division and/or its Robert Stutman & Associates Consulting Division in each of which it owns 100%? Or should it invest all or part in U.S. Drug of which it owns only 67.0%? In making such a decision how much weight should the directors give to factors such as these: (1) SAT is apparently the sole current source of financing for U.S. Drug; (ii) if U.S. Drug fails, its principal asset, i.e., the license to use the USN patent, reverts to SAT; and (iii) the synergism between the operations as discussed above making it desirable for SAT to have access to a drug testing product when and if developed? So long as SAT does not own 100% of the U.S. Drug Common Stock, SAT lacks complete control of U.S. Drug. The directors of SAT believe that the Merger would benefit SAT in that, by exchanging the interests of the U.S. Drug Minority Stockholders into interests in SAT, SAT will be in complete control of the U.S. Drug and thus have only one set of stockholders to which the directors are responsible. Potential questions of conflict like the one above can be avoided.

     (B) SAT COULD CANCEL LOAN INDEBTEDNESS.



     In February 1996 when the SAT Board first approved the Merger, the SAT Board considered the cancellation of its indebtedness to U.S. Drug as a factor. On June 18, 1996, however, the SAT Board elected to pay down its then outstanding notes receivable to U.S. Drug in the amount of $282,295 and further agreed to lend to U.S. Drug $500,000 to fund its current operations. On each of October 22 and December 3, 1996, the SAT Board authorized lending U.S. Drug an additional $500,000 and, as of December 31, 1996, had advanced $1,200,000 to U.S. Drug. On February 17, 1997, the SAT Board authorized an additional loan of $500,000. Therefore, the cancellation of indebtedness is no longer relevant to SAT as a factor in favor of consummating the Merger. See "Material Contacts of SAT with U.S. Drug -- Loans from U.S. Drug to SAT".



     Now that SAT has become U.S. Drug's creditor and not its debtor, the conflict described in (a) above becomes even more acute. If approximately $12,000,000 was required as of April 1, 1997 to complete U.S. Drug's research and development program, SAT must consider advancing this amount in all or in part as loans with the right to be repaid if U.S. Drug is successful or SAT must consider making equity investments in U.S. Drug, neither of which are being matched by the U.S. Drug Minority Stockholders. In addition, if the equity investment format is chosen, SAT must consider how many shares of the U.S. Drug Common Stock should be issued to SAT, which amount may be significant, thereby diluting the interests of the U.S. Drug Minority Stockholders. The SAT Board noted that, if a venture capital investor were available, such investor's demands could be for 50% or more of the shares to be outstanding.



     (C) ELIMINATING PUBLIC SUBSIDIARIES COULD LEAD TO ADDITIONAL COST SAVINGS.



     The SAT Board believes that it must continue to institute cost reduction efforts wherever feasible. Based on a review of costs, the Board believes that at least $50,000 to $75,000 can be saved by the Company each year with respect to each of Good Ideas and U.S. Drug if each such subsidiary did not have public stockholders and its common stock was not registered pursuant to Section 12(b) of the Exchange Act. The cost savings would be largely attributable to the elimination of expenses incurred by each of these subsidiaries with respect to corporate governance, management and regulatory compliance, such as maintenance of boards of directors for each subsidiary and separate periodic filings with the Commission and various state offices. SAT has eliminated all of its other non-public subsidiaries and now operates through divisions.



     Although the anticipated costs savings are of primary benefit to SAT and the SAT stockholders, the SAT Board believes that the advantages of being able to trade the more liquid SAT Common Stock on the American Stock Exchange is of more benefit to a U.S. Drug Minority Stockholder than the current right to trade the Minority U.S. Drug Common Stock on the Pacific Stock Exchange (and certainly the over-the-counter market in the event of a delisting) and, accordingly, continuance of these expenses brings no real benefit to the Good Ideas Minority Stockholders.


(5) U.S. DRUG BOARD REASONS


     In approving the Merger Agreement on January 23, 1997, the Board of Directors of U.S. Drug took into consideration the following factors and those hereinafter described in (6):



     (A) A ONE-PRODUCT COMPANY MAY BE AT A DISADVANTAGE IN A HIGHLY COMPETITIVE MARKET PLACE, AS CONTRASTED WITH BEING PART OF A COMPANY WITH FIVE SYNERGISTIC OPERATIONS, FOUR OF WHICH ARE ALREADY PRODUCING REVENUES.



     After weighing the increased competitiveness in the drug testing marketplace in 1996, the U.S. Drug Board concluded that a company concentrating on one product (i.e., drug testing) has less of a chance to succeed in the highly competitive and mature drug testing market than a company which has five synergistic operations -- alcohol testing, drug testing, human resource provider, a designer of policies and programs for substance abuse prevention and a clinical laboratory performing alcohol and drug testing -- on which to build and which is not dependent on one product for its potential growth. The U.S. Drug Board believes that the Employer Services Division operations would increase the revenues of U.S. Drug's drug testing operations when the products are available as well as those of SAT's alcohol testing operations, by utilizing their respective products with its customers. In addition, the U.S. Drug Board believes that the services of the Robert Stutman & Associates Consulting Division in making "Corporate America" more conscious about substance abuse prevention will assist its future marketing efforts for both U.S. Drug's products when developed and those of the Alcohol Testing Products Division of SAT. In addition, the U.S. Drug Board shares the SAT Board's belief that the alcohol testing operations will experience substantial growth in subsequent years, especially when coupled with the other businesses of the Company, because of the increasing awareness in the business community that alcohol can adversely affect the efficiency of employees as do drugs of abuse. See "Need For Revenues" under the subsection "Factors Considered By Both Boards of Directors" below. These factors become even more important were the drug testing product development program to fail, leaving U.S. Drug with no product to sell.



     (B) THE U.S. DRUG COMMON STOCK MAY BE DELISTED.



     The U.S. Drug Board took into consideration that the declining assets and stockholders' equity resulted, as of September 30, 1996, in the U.S. Drug Common Stock not meeting one of the requirements (i.e., net tangible assets of at least $500,000 or net worth of at least $2,000,000) for continued listing on the Pacific Stock Exchange. By letter dated February 3, 1997, the Pacific Stock Exchange advised U.S. Drug that the Equity Listing Committee of the Exchange would meet on March 4, 1997 to review U.S. Drug's listing status and decide if continued listing on the Exchange is appropriate. In response to U.S. Drug's request, the Equity Listing Committee has granted an extended compliance period until May 6, 1997 to permit the consent solicitation to proceed and appropriate action taken if the Merger is not approved. There can be no assurance that, if U.S. Drug were to request a further extension, the Exchange would grant the additional time and, accordingly, delisting could occur after May 6, 1997.



     In order to maintain that listing in the event that the Merger is not approved, U.S. Drug would require constant infusions of equity which would have the effect of limiting other available methods of financing such as, for example, debt financing. In addition, the U.S. Drug Board recognized that, because of the anticipated continuing losses, the possibility of U.S. Drug not meeting such maintenance requirements would continue to be a problem for at least 12 to 24 months. The U.S. Drug Board also recognized that, if U.S. Drug attempted to transfer the U.S. Drug Common Stock to either the American Stock Exchange or the Nasdaq System, infusions of equity would be a requirement to obtain any such alternative listing. In this connection the U.S. Drug Board considered the effect of trading of the U.S. Drug Common Stock in the "pink sheets" or on the OTC Bulletin Board if the U.S. Drug Common Stock were delisted from the Pacific Stock Exchange and did not qualify for listing on the American Stock Exchange or reporting on the Nasdaq System and concluded that its market price may be substantially below the offer of shares of the SAT Common Stock having a value of $2.625 for each share of the Minority U.S. Drug Common Stock. The U.S. Drug Board recognized that such valuation was below the market prices of the U.S. Drug Common Stock in fiscal 1995 and fiscal 1996. However, the U.S. Drug Board gave greater weight to the other factors discussed in this section than historical market value. The U.S. Drug Board believes that these higher historical prices were the result of speculation as to the drug testing product being produced at an earlier date, at a lower cost and with the assistance of a development/marketing partner. The directors concluded that, in view of all the factors discussed herein, historical market prices were not a true indicator of the current value of a share of the Minority U.S. Drug Common Stock. See also the discussion under factor (6)(f) in this section "Reasons for the Merger and Approval."



     (C) OBTAINING A MAJOR COMPANY TO FINANCE THE U.S. DRUG OPERATIONS DOES NOT APPEAR TO BE A REALISTIC ALTERNATIVE.



     U.S. Drug could consider seeking a marketing partner for its products (assuming the development program is successfully completed, as to which there can be no assurance), however, current management would prefer not to surrender future revenues if possible. In addition, U.S. Drug could consider requesting, as an alternative to its seeking financing, that a major company advance funds for the product development work and/or assist in performing certain of the development assignments. However, current management is of the opinion that use of one of the major pharmaceutical or medical diagnostic companies to assist in the product development at this stage of development risks giving confidential data to potential competitors that will not be fully protected by confidentiality agreements. Current management also believes that a potential marketing partner cannot be obtained until there is a working prototype for the instrument and the disposables and certain preliminary clinical data is obtained. Current management does not believe that the prototype will be produced until March 1998 at the earliest and that, at that stage of development, the greater part of the estimated (as of April 1, 1997) $10,500,000 in development and manufacturing build-out expenses will already have been incurred, making it less beneficial to obtain a development partner at that time. In addition, such company may request that it be named as marketing partner with the resultant impact on future revenues as the trade-off for reducing current expenditures. There can be no assurance that any such marketing and/or product development partner can be obtained and that, if obtained, when such partner will be obtained and to the extent it will agree to make funds available in advance of the product development or the sales to users. The U.S. Drug Board concluded that it should not make its decision based on the speculation as to the availability of such a partner and should assume that financing will be required. Due to the highly speculative nature of the Special Payment, the Boards of Directors of both SAT and U.S. Drug have urged the U.S. Drug Minority Stockholders not to base their consent to the Merger on the likelihood of there being a Special Payment. See also the discussion under "Terms of the Transaction -- Special Payment."


(6) FACTORS CONSIDERED BY BOTH BOARDS OF DIRECTORS


     Certain of the factors which the Board of Directors of SAT considered in approving the Merger were also considered by the U.S. Drug Board of Directors in granting their approval (collectively referred to herein as the "Boards"). These factors were as follows:


     (A) ONE-PRODUCT COMPANY HAS LESS OF A CHANCE IN A HIGHLY-COMPETITIVE INDUSTRY.


     As noted in factor (5)(a) in this section "Reasons for the Merger and Approval," the Boards concluded that a company concentrating on one product (i.e., drug testing) has less of a chance to succeed in the highly competitive and mature drug testing market than a company which has five synergetic operations -- alcohol testing, drug testing, human resource provider, a designer of policies and programs for substance abuse prevention and a clinical laboratory performing alcohol and drug testing -- on which to build and which is not dependent on one product for its potential growth. The major competitors in the drug testing market, such as Roche and Syva have other operations that sustain the development of their drug testing operations. Because the Boards do not expect U.S. Drug to realize revenues from sales until the first quarter of 1999 at the earliest, as to which there can be no assurance that U.S. Drug will meet such timetable, having other sources of revenues and other potential sources for attaining profitability becomes an even more important factor.



     The Boards recognized that SAT has a history of losses -- the net losses of the Company (including U.S. Drug) were $10,460,586, $7,236,396, and $10,066,035 in fiscal 1996 fiscal 1995 and fiscal 1994, respectively, and a net loss of $7,007,403 for the nine months ended December 31, 1996. The Boards also recognized that the losses of U.S. Drug were lower during the same periods -- net losses of $1,640,805, $2,332,217 and $2,260,292 in fiscal 1996, fiscal 1995 and fiscal 1994, respectively, and a net loss of $1,832,028 in the six months ended December 31, 1996 -- and an accumulated deficit of $8,322,766 as of December 31, 1996. Nevertheless, the SAT Board believes that, as a result of the sale of USRR and the anticipated sale or liquidation of Good Ideas, and the significant revenue generating potential of the Employer Services Division human resource provider operations, as supplemented by those of the Robert Stutman & Associates Consulting Division, the Company (without giving effect to U.S. Drug) will begin to become profitable at an earlier date than U.S. Drug, possibly in the quarter ending December 31, 1997, but more probably the quarter ending March 31, 1998, and will continue to produce significant revenues even after the drug testing operations become revenue producing. Such estimate is based primarily on SAT continuing to develop new customers for its Employer Services Division, taking into account that it generally takes 90 to 120 days from contract signing to implement procedures and begin to receive revenues. Such estimate also assumes that SAT will not incur non-recurring costs as it has in recent years, that SAT has eliminated its significant losses in the Alcohol Products Division will continue to derive from its Robert Stutman & Associates Consulting Division increasing revenues and sources of potential business for the Company's other operations. There can be no assurance that any or all of these factors will occur and that the Company (except for U.S. Drug) will turn profitable, whether at all or when management believes. On the other hand, U.S. Drug, with the probability of no revenues until the first quarter of 1999 at the earliest, is expected to have an additional net loss of at least $12,000,000 during fiscal 1998 and fiscal 1999. There can be no assurance as to when, if ever, U.S. Drug will turn profitable.


     (B) THE COMPANY HAS A GREATER OPPORTUNITY AT OBTAINING FINANCING.


     As indicated above, SAT's management is optimistic about the Company achieving a significant amount of revenues from the Alcohol Testing Products Division, the Robert Stutman & Associates Consulting Division and the Employer Services Division. U.S. Drug, however, will require additional time and money to bring its saliva based product to market (estimated as of April 1, 1997 to be the first quarter of 1998 at the earliest and approximately $12,000,000, respectively) and currently has no revenues. Because of SAT's above referenced revenue prospects, the Boards believe that SAT has a better chance than U.S. Drug of obtaining financing for the balance of the research and development of U.S. Drug's products if such financing is based on all of the SAT's businesses and assets, including U.S. Drug, rather than just on U.S. Drug's business and assets. The Board's belief is that an investor or lender may be more willing to invest or extend credit if there is a known revenue stream than just speculating as to possible revenues in the first quarter of 1999 at the earliest on a product in a mature market that is not currently available for marketing and may never be. See the preceding factor 6(a) for SAT's estimate as to when profitability from such revenues can be achieved, as to which estimate there can be no assurance as to when and if profitability will be achieved. All of the investment banking firms and potential investors which SAT has contacted during the past six months have expressed no interest in financing, or seeking loans for, U.S. Drug, but some have expressed interest in financing SAT, for the reason cited in the preceding sentence. Even if financing is obtained by U.S. Drug, management believes the terms for a U.S. Drug financing would not be as favorable as those which could be obtained by SAT after the Merger. Management again bases this opinion on the availability of revenues in the Company as compared to sheer speculation as to when U.S. Drug will begin to produce revenues. SAT's Board does not believe that SAT's history of losses will act as a deterrent to obtaining future financing based on SAT's past experience and the SAT Board's belief that the new management and change in operational direction will help facilitate such financing if required. As discussed in the succeeding factor (6)(c), the Boards believe that, if the Merger is not completed, U.S. Drug may not be able to obtain such financing without causing substantial dilution to the U.S. Drug Minority Stockholders of their stock ownership and voting rights. To the extent that the financing is not supplied by SAT to U.S. Drug, SAT will also sustain such dilution of its ownership interest and voting rights in U.S. Drug. SAT can avoid this result by furnishing the financing to U.S. Drug and receiving shares of U.S. Drug as the consideration therefor. To the extent SAT seeks the financing from third parties, such financing would cause dilution to its own stockholders (excluding the former U.S. Drug Minority Stockholders if the Merger is consummated). As indicated in factor 6(c), SAT can avoid this result by inducing the exercises of outstanding Common Stock purchase warrants. Because, as indicated in factor (6)(a), U.S. Drug is essentially a one-product company, the Boards do not believe that investors will invest in it because U.S. Drug is part of a company that has other products and services. In addition, the more that third-party investors dilute SAT's interest in U.S. Drug the less attractive it becomes to SAT to use its funds in U.S. Drug as contrasted with the other operations of the Company as to which SAT owns 100%. There can be no assurance, however, that SAT management's revenue or financing expectations will be achieved and in the time frame that management contemplates.



     (C) SAT HAS AN ALTERNATIVE METHOD OF FINANCING THAT WILL AVOID CREATING NEW DILUTION OF STOCKHOLDERS.



     The Boards recognized that an additional investment (estimated as of April 1, 1997 to be of approximately $12,000,000) will be necessary before U.S. Drug will be able to complete the development of its drug testing products, assuming that its research and development efforts are successfully implemented, as to which there can be no assurance. SAT's Board considered as an alternative that U.S. Drug should seek to raise the necessary capital for U.S. Drug through further sales of shares of the U.S. Drug Common Stock, but recognized that such sales would not only dilute the stock ownership and voting rights of existing stockholders of U.S. Drug, particularly SAT, assuming such sales were successful, as to which there can be no assurance, but also there was no assurance that any such sales would be on as favorable terms as if SAT sought to raise funds through the sale of shares of the SAT Common Stock (see factor 6(b)). The Boards noted that, because U.S. Drug was a development stage company, consideration had to be given to seeking venture capital financing for it which, if obtainable, could cause the most severe dilution of existing ownership percentages. The Boards rejected venture capital financing as an alternative to SAT financing not only because of its potential dilution, but also because U.S. Drug may not offer the type of exit strategy that is attractive to venture capital investors and, if this belief is correct, no such financing would be made available. On the other hand, if SAT can induce the holders to exercise their outstanding SAT Common Stock purchase warrants, there will be no further dilution of the stock ownership or voting rights of the stockholders of SAT than was already contemplated on a fully diluted basis. However, although management has been successful before in inducing holders to exercise, there can be no assurance that such exercises will occur and, if they occur, whether they will be in significant amounts and on a timely basis. Although a rights offering to the U.S. Drug stockholders would minimize additional dilution to existing U.S. Drug stockholders (including SAT) to the extent they subscribe, U.S. Drug's Board recognized that the U.S. Drug Minority Stockholders might not respond favorably to a rights offering because many of such stockholders purchased their shares at $5.00 per share in the initial public offering or at higher prices in the subsequent market, while the
current market price, as of April   , 1997, is only $          per share.
Further, the U.S. Drug Board considered that even if a rights offering was priced below market, there was little assurance that such an offering would generate sufficient capital to fund U.S. Drug's research and development operations. In addition, for the reason discussed in factor (4)(a) of the section "Reasons for the Merger and Approval," to the extent SAT uses funds in a rights offering to maintain its stock position in U.S. Drug, these are funds which could have been used for another operation of the Company in which it has 100% ownership. To the extent SAT does not exercise its rights, there are less funds available to U.S. Drug. In addition, for the reasons discussed herein and elsewhere in this section, there can be no assurance that, if there was an oversubscription right, either SAT or the U.S. Drug Minority Stockholders or a large number thereof would oversubscribe. To the extent SAT elected to oversubscribe, its stock interest in the U.S. Drug Common Stock would rise. Recognizing that the U.S. Drug Minority Stockholders would be diluted no matter which method of equity financing was selected and that SAT was the mostly likely source of financing to U.S. Drug, the U.S. Drug Board recognized that, if Common Stock purchase warrant exercises would cause the least dilution in SAT because it was already taken into account on a fully diluted basis, this method of financing may be preferable than others.



     (D) SAT AND U.S. DRUG MAY COMPETE FOR FINANCING.



     SAT's Board considered that, in the event of a rights offering, in order to preserve SAT's ownership percentage in U.S. Drug by exercising its rights, SAT may have to obtain its own financing, thereby competing against U.S. Drug for financing because presumably U.S. Drug would also be seeking sources of financing other than from its own stockholders. By exercising its rights, SAT would be utilizing funds that might otherwise have been used, in part, for the Company's other operations, such as its alcohol testing and human resource provider operations. Therefore, the SAT Board did not actively consider the possibility of oversubscribing to a rights offering because SAT would only gain 67.0% of the benefit from such an offering and such monies could be invested into its alcohol testing and human resource provider operations of which it would gain 100% of the benefit. That the SAT Board would be less willing to invest in the operations of U.S. Drug as a 67.0% stockholder than it would be as a 100% stockholder was a factor which the U.S Drug Board considered as well.



     (E) U.S. DRUG MAY DEFAULT AND LICENSING RIGHTS WILL REVERT TO SAT.



     If U.S. Drug is unable to finance its research and development efforts, an event of default will probably occur under its sublicense agreement with SAT. In such an event, the rights to the USN technology will revert to SAT. As the USN had rejected a novation of the licensing rights to U.S. Drug and looks to SAT as the sole party to the license, this would prevent U.S. Drug from continuing operations. SAT would then have the right to develop a drug testing product without making further investment in a 67.0% owned entity.

     (F) SAT COMMON STOCK MAY HAVE GREATER INVESTMENT VALUE.



     The Boards considered that the receipt by the U.S. Drug Minority Stockholders of 1.62 shares of the SAT Common Stock for each share of the Minority U.S. Drug Common Stock is, in the Board's opinion, a better alternative than retaining their shares in U.S. Drug if the Merger is not consummated. The
U.S. Drug Common Stock is currently trading at a sales price which is   % of the
value (i.e., $2.625) of the SAT Common Stock being offered hereunder. See the discussion in the succeeding factor (6)(g) and also the data under "U.S. Drug Market Information -- Market Data." In addition to the SAT offer carrying a premium over the current market price, the Boards did not believe that historical market price of the U.S. Drug Common Stock was significant because of the limited trading volume as compared with that of the SAT Common Stock and the fact that the initial higher prices were due to speculation that the drug products would be available at an earlier date, while now it is clear that they will not be submitted to the FDA until November 1998 at the earliest and will probably not be marketed until the first quarter of 1999 at the earliest, assuming the research and development program is satisfactorily completed, as to which there can be no assurance. See also the discussion under factor (5)(b) above and factor (6)(h) below. While there can be no assurance that the value of the SAT Common Stock will rise, the SAT Board believes that over a period of time this security may bring greater value to the U.S. Drug Minority Stockholders than holding the Minority U.S. Drug Common Stock for the reasons discussed in this section and under "Terms of the Transaction -- Special Payment," although there can be no assurance that this value will be realized.


     (G) U.S. DRUG'S LIQUIDATION VALUE NOT DEEMED SIGNIFICANT.


     The Boards, in making their respective evaluations, noted that, as of December 31, 1996, U.S. Drug had a negative book value per share as compared to the shares of SAT Common Stock having a value of $2.625 per share of U.S. Drug Minority Common Stock which SAT is offering pursuant to this Consent Solicitation Statement/Prospectus. The SAT Board also considered the "liquidation value" of U.S. Drug, but concluded that such factor was not relevant in view of the fact that the main asset of U.S. Drug, i.e., the USN technology, would revert to SAT on liquidation of U.S. Drug.


     (H) U.S. DRUG'S "GOING CONCERN VALUE" CONSIDERED TO BE SPECULATIVE.


     The Boards reviewed the possible "going concern value" of U.S. Drug, taking into account the fact that an infusion of approximately $12,000,000 (as of April 1, 1997) would be necessary to fund the drug testing products' research and development, that there can be no certainty that the products will be available on a timely basis and that, when available, other companies may have developed a competing saliva based product and concluded that an evaluation of "going concern value" would be entirely speculative, even though the Boards have confidence in the ability of U.S. Drug to develop a marketable product, especially after the results of the feasibility study completed in November 1996. The Boards recognized that, although the shares of the SAT Common Stock having a value of $2.625 per share of Minority U.S. Drug Common Stock is above the closing prices of the U.S. Drug Common stock during the last six months, it is below the closing sales prices of the U.S. Drug Common Stock for certain periods longer than six months ago. See "U.S. Drug Market Information -- Market Data" and factor (5)(b) in this section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters." The Boards also recognized that, considering the current status of the drug testing products development program and the uncertainty as to financing other than through SAT, the market price of the U.S. Drug Common Stock may not rise significantly during the next 12 months, if ever.



     (I) U.S. DRUG WAS NOT LIKELY TO ATTRACT A PURCHASER.



     Both the SAT Board and the U.S. Drug Board considered whether there was a likely purchaser for U.S. Drug. Neither Board could ascertain an offer for a comparable company so as to evaluate a prospective purchase price. Each Board in February 1996 recognized that, because of the then state of development of the product, with the uncertainty of success, it was unlikely that a competitor or someone seeking to enter the industry would pay an acceptable price. It was also not clear as to whether the USN would consent to transfer of the license to a major company capable of paying an acceptable price because the initial award could only be made to a small business. The SAT Board rejected the concept of seeking a sale to a third party because the SAT directors appreciated the value to SAT's other operations if a drug testing product could be successfully developed and, therefore, wished to keep the product within the Company. The U.S. Drug Board, also attracted by the potential of the product if successfully developed, did not favor leaving U.S. Drug with no product just to receive an amount of cash, assuming that a purchaser could be found and the amount was attractive. Neither Board was attracted to selling a large block of U.S. Drug which could adversely affect the control issue. On February 3, 1997, while announcing a change in its proposed exchange offer, SAT indicated that it would consider an offer to purchase U.S. Drug; however, no such offer has developed to date.


(7) REASONS FOR USING MERGER FORM


     Once the decision to take U.S. Drug private was made, the SAT Board structured the transaction as a merger, rather than as a tender offer to the U.S. Drug Minority Stockholders followed by a merger, because it believed that a merger was a faster and less expensive method than was a tender offer to achieve its objectives as set forth in the introductory paragraph to subsection (4) in this section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters." Moreover, the SAT Board selected a consent solicitation over a proxy solicitation in order to save the time and expense of holding a meeting.



(8) EFFECT OF MERGER ON SAT



     The Merger will, in the opinion of the SAT Board for the foregoing reasons, provide SAT with its best opportunity to increase the Company's revenues and have the Company attain profitability by enabling the Company to capitalize on the synergy of the five core businesses and as a result, over time, increase the value of the SAT Common Stock. Moreover, there will be no federal tax consequences to SAT or its stockholders as a result of the Merger. However, the shares of the SAT Common Stock to be issued to the U.S. Drug Minority Stockholders will dilute the stock ownership and voting rights of the current SAT stockholders. Thus, the existing SAT stockholders who hold 100% of the outstanding shares of the SAT Common Stock will hold 92.8% of the outstanding shares if the Merger is consummated and 91.5% if the Good Ideas Merger is also consummated.


(9) CONCLUSION


     The Boards have concluded that, for the foregoing reasons, the consummation of the Merger is in the best interests of AT and U.S. Drug and is fair to the U.S. Drug Minority Stockholders from a financial point of view. In making its determination, the SAT Board considered factors (4)(a), (6)(a), (6)(b) and
(6)(c) in this section "Reasons for the Merger and Approval" more important than the other factors it considered. Of most importance to the SAT Board was the recognition that, if the drug products could be successfully developed, they would appropriately complement the other operations of the Company which management intended to keep and that, to achieve this objective, SAT was going to have to raise all of the financing. On this basis the factors cited in the preceding sentence were given more weight than the other factors, some of which like 4(a), 6(g) and 6(h) the SAT directors did not believe were still relevant and others like 4(c), 6(d), 6(e), 6(f) and 6(i) the SAT directors deemed complementary to the factors to which they gave greater weight. In making its determination, the U.S. Drug Board considered factors (5)(a), (5)(c), (6)(a),
(6)(b), (6)(c) and (6)(f) more important than the other factors it considered. Of most importance to the U.S. Drug Board was the recognition that the best, and possibly the only, method to get a drug testing product to market was to have SAT finance the same and to have the U.S. Drug Minority Stockholders part of a company that had other operations already producing revenues. On this basis the factors cited in the preceding sentence were given more weight than the other factors, some of which like 6(g) and 6(h) the U.S. Drug directors did not believe were still relevant and others like 5(b), 6(d), 6(e) and 6(f) the U.S. Drug directors deemed complementary to the factors to which they gave greater weight.



     Both Boards recommend that the U.S. Drug Minority Stockholders consent to the adoption of the Merger Agreement. The directors of U.S. Drug direct attention to their affiliation with SAT and the attendant conflicts of interests as described in the subsection "Authorization" of this section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters."

     The Board of Directors of SAT and U.S. Drug had considered as alternatives to taking U.S. Drug private the following:



          1. Seeking a purchaser for U.S. Drug. This alternative was rejected for the reasons described in the subsection 6(i) of this section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters."



          2. Seeking a development partner for U.S. Drug. This alternative was rejected or the reasons described in the subsection 5(c) of this section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters."



          3. Seeking financing for U.S. Drug other than through SAT. This alternative was rejected for the reasons described in the subsections 6(b) and (c) of this section "Reasons for the Merger and Approval" under this caption "The Merger and Related Matters."



     In evaluating the Merger, the Boards of Directors of SAT and U.S. Drug also considered the oral presentations of Whale Securities to the U.S. Drug Board that the Merger exchange ratio is fair to the U.S. Drug Minority Stockholders from a financial point of view. In addition, before mailing this Consent Solicitation Statement/Prospectus, they considered the written opinion of Whale Securities, which confirmed the conclusion of such oral presentations that the Merger is fair to the U.S. Drug Minority Stockholders from a financial point of view and a copy of which opinion is attached as Appendix B to this Consent Solicitation Statement/Prospectus. See the section "Fairness Opinion" below.



     After consideration of the foregoing reasons in this section "The Reasons for the Merger and Approval," the Boards of Directors of SAT and U.S. Drug both believe that this consent solicitation offer is substantively, as well as procedurally, fair to the U.S. Drug Minority Stockholders.


     There can be, of course, no assurance that any or all of the above objectives will be achieved.

FAIRNESS OPINION


     Whale Securities is an investment banking firm primarily specializing in the small cap market and is regularly engaged in the evaluation of small cap companies and their securities in connection with equity and debt financings, mergers and acquisitions and valuations for corporate and other purposes. Whale Securities has not acted in the past on behalf of U.S. Drug, SAT or Acquisition Corp. in any capacity. In addition, there is no agreement or understanding as to the future or current employment of Whale Securities except in connection with the pending possible acquisition of the minority interest in Good Ideas by SAT. Various investment banking firms as to which counsel or others in management had personal contacts were solicited as to their availability to perform the analysis and, of the three firms which replied in the affirmative, Whale Securities was selected based on its prior experience and its reasonable fee for its services.



     U.S. Drug agreed to pay Whale Securities a fee of $70,000, of which $17,500 was paid on Whale Securities' acceptance of the assignment, $32,500 was to be paid when Whale Securities concluded its findings and $20,000 will be paid upon Whale Securities delivering its fairness opinion in definitive form. Accordingly, the fee for the analysis and the report will be $50,000. When Whale Securities was initially engaged, the fee was to be $35,000; however, because of the change in SAT's exchange offer and the 12 months which had elapsed since Whale Securities made its initial analyses, requiring new analyses to be made, the fee was increased to $70,000. Whale Securities will also be reimbursed for its expenses.


     Whale Securities has delivered a written opinion dated as of the date hereof (the "Fairness Opinion") to the U.S. Drug Board stating its opinion that, considered as a whole, the Merger exchange ratio is fair to the U.S. Drug Minority Stockholders from a financial point of view as of the date of the opinion. The full text of the Fairness Opinion, which contains a description of the assumptions and qualifications made, procedures followed and matters considered by Whale Securities in rendering its opinion, is set forth as Appendix B to this Consent Solicitation Statement/Prospectus, is incorporated herein by reference and should be read in its entirety.

     In connection with its opinion dated as of the date of this Consent Solicitation Statement/Prospectus, in arriving at its opinion, Whale Securities reviewed and considered, among other things: (i) the Merger Agreement; (ii) U.S. Drug's and SAT's Annual Reports on Forms 10-K for the two fiscal years ended March 31, 1996 and 1995 and their Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1996, September 30, 1996, and December 31, 1996; (iii) certain information, including financial forecasts, relating to the businesses, earnings and prospects of U.S. Drug and SAT which was furnished to Whale Securities by senior management; (iv) the historical market prices and trading activity for U.S. Drug and SAT shares; and (v) publicly available information concerning certain other companies and transactions which Whale Securities considered relevant to its analysis. In addition, Whale Securities held discussions with the managements of U.S. Drug and SAT for the purpose of reviewing the historical and current operations of such companies and the business prospects for each.



     In conducting its analysis and in arriving at its opinion, Whale Securities relied upon and assumed the accuracy and completeness of the financial and other information that was publicly available or provided to Whale Securities and Whale Securities did not undertake to independently verify the same. Whale Securities did not prepare or obtain any independent evaluation or appraisal of U.S. Drug's or SAT's assets (including technology) or liabilities. Whale Securities assumed and relied upon the senior management of U.S. Drug and SAT as to the reasonableness and achievability of the financial and operating forecasts furnished by management (and the assumptions and bases therefor). Whale Securities' opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. The opinion relating to U.S. Drug was prepared by Whale Securities independently of its separate opinion on the proposed merger relating to Good Ideas and the two opinions should be evaluated without regard to the other even if the interested stockholder is a stockholder in both subsidiaries of SAT. In addition, neither opinion assumed that the other transaction would be effected, whether simultaneously or at all. Whale Securities was retained by the Board of Directors of U.S. Drug to act as financial advisor to U.S. Drug only with respect to its fairness opinion. In addition, in the ordinary course of its securities business, Whale Securities may trade equity securities of U.S. Drug and/or SAT and/or Good Ideas for its own account and the accounts of customers, and Whale Securities, therefore, may from time to time hold a long or short position in such securities. The Fairness Opinion was directed to the Board of Directors of U.S. Drug and does not constitute a recommendation to any U.S. Drug Minority Stockholder as to whether such a stockholder should consent to any matter submitted for U.S. Drug stockholder consent in connection with the Merger.



     In connection with the rendering of its opinion to the Board of Directors of U.S. Drug, Whale Securities performed the financial analyses summarized below. Whale Securities believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying Whale Securities' opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. The projections prepared by the management of each of U.S. Drug and SAT underlying Whale Securities' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such projections. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. Except as described below, none of the analyses performed by Whale Securities was assigned a greater significance by Whale Securities than any other.



     The projections furnished to Whale Securities were prepared by the management of U.S. Drug and SAT. U.S. Drug and SAT do not publicly disclose internal management projections of the type provided to Whale Securities in connection with the review of the proposed Merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors relating to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.



     Whale Securities did not determine the amount of the consideration to be paid by SAT to the U.S. Drug Minority Stockholders nor did it make a recommendation as to the exchange ratio which was determined by the SAT Board and communicated in January 1997 to Whale Securities for review in preparation of the

Fairness Opinion. Due to the speculative nature of the Special Payment, Whale Securities did not place significant value on the Right of a U.S. Drug Minority Stockholder to receive such a payment. See the section "Special Payment" under the caption "Terms of the Transaction."

     The following is a brief summary of certain factors which Whale Securities discussed with the Board of Directors of U.S. Drug which figured prominently in Whale Securities' valuation of U.S. Drug and certain analyses performed by Whale Securities in connection with the Fairness Opinion.

     1. CERTAIN FACTORS CONSIDERED IN THE EVALUATION OF U.S. DRUG:


     Whale Securities noted that U.S. Drug is a development stage company and because it is pioneering a unique drug detection methodology, there are many uncertainties which affect its valuation. Among these uncertainties are the likelihood the tests can in fact be successfully developed, the cost of such development, the time period for development of the tests and FDA approval, identification of a manufacturer for the products (if one were to be used) and the cost of manufacture, identification of a marketing partner to market the products (if one were to be used) and the terms of such an arrangement, customer acceptance of the products and the competitive environment at such time as the products are ready for marketing. U.S. Drug expects it will be the first quarter of 1999 at the earliest before its saliva based testing products will be marketed and some additional time before any significant revenues from such products are realized. Management estimated (as of April 1, 1997) that U.S. Drug will require approximately $12,000,000 of incremental capital to bring its products to market. Such estimate reflects both product development and manufacturing build-out costs, as well as general and administrative expenses. Because U.S. Drug currently lacks the capital resources to fund such development, testing, manufacturing and marketing of its proposed products, it will need to seek funding from capital market sources or industry partners, either of which would likely be dilutive to the current stockholders of U.S. Drug, or from its parent, SAT. The significant size, both in terms of sales and capital resources, of competitors currently in the drug testing business, when coupled with U.S. Drug's belief that one or more of these is working on saliva based diagnostics which might be directly competitive with U.S. Drug's technology, represents an additional risk factor to investors in U.S. Drug shares.



     In reviewing the alternatives faced by the U.S. Drug Minority Stockholders, Whale Securities considered the facts that SAT holds a control position as a result of its 67.0% ownership of the U.S. Drug Common Stock and, as such a controlling person, SAT could delay or possibly prevent a sale of U.S. Drug to a third party. SAT currently provides both management services and facilities under contract to U.S. Drug. Further, the core technology used by U.S. Drug in its products is held under sublicense from SAT. Also the alcohol testing products business of SAT, together with the services of its Employer Services Division and Robert Stutman & Associates Consulting Division, present marketing synergies with the drug testing products under development by U.S. Drug. These factors favorably position SAT as a buyer and represent a formidable barrier to an acquisition of U.S. Drug by third parties. Any prospective purchaser of U.S. Drug must not only satisfy the purchase requirements of the U.S. Drug Minority Stockholders, but also those of SAT to induce SAT to forego all of these beneficial factors arising from synergy of these operations. While SAT's control position does not directly impact Whale Securities' opinion as to fair value, it did, in the opinion of Whale Securities, diminish the likelihood of alternative offers arising competitive to that of SAT to the U.S. Drug Minority Stockholders. Whale Securities also noted that U.S. Drug's Board and management confirmed they had not been presented in the past year with third party offers or overtures for purchase of U.S. Drug despite this year's series of announcements concerning SAT's interest in acquiring U.S. Drug, including the public announcement of February 3, 1997 in which SAT indicated it would give serious consideration to a more favorable third-party offer for the U.S. Drug shares. It is common, in the experience of Whale Securities, for third parties to initiate such discussions during periods of management and board restructuring and upon the announcement of an acquisition offer thought to be undervalued. The fact that no offer has been made tends to be supportive of the fairness of SAT's offer. However, Whale Securities also recognized that the fact there was no offer by a third party may also be the result of a potential third party bidder not believing that it could make an offer to SAT that would induce SAT to sell its controlling position, even though such potential bidder could make an offer to the U.S. Drug Minority Stockholders for their minority interest that was more favorable than the offer of SAT.

     In reviewing the SAT offer, Whale Securities noted that based on 5,221,900 shares of the U.S. Drug Common Stock outstanding, the consideration of $2.6325 per share (assuming a SAT stock price of $1.625 at the time of Merger and the exchange ratio of 1.62 shares of SAT for each U.S. Drug share) values U.S. Drug at approximately $13,750,000. This compares with a market capitalization for U.S. Drug shares of approximately $6,500,000 on January 27, 1997, one week prior to the announcement of the revised SAT merger offer, and a negative net worth for U.S. Drug of $775,141 as of December 31, 1996. Under the terms of the proposed Merger, the U.S. Drug Minority Stockholders would be receiving registered SAT shares, freely tradable by the holders. Whale Securities noted that in the three months of December 1996 through February 1997 the U.S. Drug Common Stock had an average trading volume of approximately 70,000 shares per month. During the same time period, the SAT Common Stock had an average trading volume of approximately 2,400,000 shares per month. Hence, the U.S. Drug Minority Stockholders upon the Merger would hold a far more liquid security in SAT shares than in U.S. Drug shares. Whale Securities noted that, under the terms of the proposed Merger, the U.S. Drug Minority Stockholders would receive 2,789,478 shares of the SAT Common Stock. Whale Securities was advised by counsel to U.S. Drug and counsel to SAT that, in their opinions, the receipt of SAT shares by the U.S. Drug Minority Shareholders would be treated as a tax free exchange. Whale Securities also reviewed the possibility of the U.S. Drug Minority Shareholders receiving additional compensation from SAT in the event, during the period April 1, 1997 to March 31, 1998, U.S. Drug or Acquisition Corp. receives cash payments under a Development and Marketing Agreement for U.S. Drug's proposed products. However, as indicated above, because of its speculative nature, Whale Securities did not place significant value on such Right.


     2. WHALE SECURITIES' ANALYSIS ENCOMPASSED A NUMBER OF VALUATION APPROACHES
INCLUDING:


          (a) MARKET VALUE OF THE U.S. DRUG SHARES AND PREMIUMS TO MARKET FOR ACQUISITIONS -- The SAT offer to merge U.S. Drug with and into its subsidiary was initially announced on February 6, 1996 and announcements of revisions to the original offer were made one year later on February 3, 1997 and February 18, 1997. The market prices for the U.S. Drug Common Stock on January 27, 1997 and on January 31, 1997, one day and one week, respectively, prior to the February 3 announcement as to the change, were $1.25 and $1.875 per share. The exchange offer, if computed based on a value of $2.6325 payable in SAT shares for each U.S. Drug share, represents a premium of 110% and 40%, respectively, over the U.S. Drug share price one week and one day prior to the February 3, 1997 announcement and exceeds by 32% the highest price ($2.00) at which U.S. Drug shares have traded at any time since December 1, 1996. Whale Securities noted that, for the market as a whole, acquirors of U.S. publicly traded companies involving purchase prices under $25,000,000 paid a median premium of 32% in 1996, 43% in 1995, and 43% in 1994, over the quoted price of the target's shares one week prior to the announcement of the acquisition offer. Whale Securities did not compare the proposed U.S. Drug merger premium with the merger premiums of similar companies in the substance abuse testing industry because it was not aware of any company sufficiently comparable to that of U.S. Drug in the development stage that merged during the past two years.



          (b) ASSET BASED METHODS -- U.S. Drug's book value per share at December 31, 1996 was a negative $0.14 per share, based on a net worth deficit at that time of $775,141. Due to the fact that since that time U.S. Drug has continued to incur expenses without revenues, U.S. Drug's net worth and book value per share have further declined since December 31, 1996. The SAT offer when valued at $2.6325 per U.S. Drug share represents a negative (i.e., meaningless) multiple of U.S. Drug's deficit book value at December 31, 1996. Whale Securities noted that on March 7, 1997 the Market Guide Inc.(TM) composite of public companies in the medical supply and biotechnology industry categories and the S&P 500 traded at an average price to book value multiple of 6.7, 7.3, and 5.3, respectively. Whale Securities considered liquidation value as a measure of value for U.S. Drug, but determined that because the main asset of U.S. Drug, its USN technology, would revert to SAT on liquidation, this value was not relevant.



          (c) INCOME, CASH FLOW, AND DISCOUNTED CASH FLOW BASED METHODS -- Whale Securities considered the use of income, cash flow and discounted cash flow based methods in valuing the shares of U.S. Drug. As discussed, U.S. Drug does not expect to generate any meaningful revenues until the first quarter of 1999 at the earliest. The management of U.S. Drug has recently prepared projections of the development costs and marketing expenses of completing and launching U.S. Drug's saliva based diagnostic tests and revenues from U.S. Drug product sales through the year 2001. As U.S. Drug is in the development stage, there are considerable uncertainties underlying the company's projections, among these being the timing and amount of development costs, the costs of launching the product, the efficacy of, and ability to retain, the USN license for tests and U.S. Drug ability to profitably compete (assuming it is able to bring its products to market). Using management's assumptions as to market size, revenues per saliva test, U.S. Drug's share of market and the anticipated incremental costs of developing and launching the products, Whale Securities extrapolated projected cash flows for U.S. Drug's business to the year 2004. Whale Securities assumed the business produced net profit margins of 15% and assigned a terminal value to the business at the end of year 2004 at 20 times net profit. Further, Whale Securities assumed that, for years beginning 2001, U.S. Drug would invest in and capitalize R&D equal to 5% of revenues. The model assumed U.S. Drug would invest an incremental $11,600,000 in U.S. Drug over the next three years, including the costs of launching the product into the market. For simplicity, all cash flow streams were assumed to occur at the end of each period. Whale Securities discounted the cash flows in the model at 20%, 35% and 50% per annum and compared the net present values of the discounted cash flows to the offer price underlying the SAT offer, which Whale Securities estimated at approximately $15,400,000 (consisting of the purchase price of 1.62 SAT shares valued at $1.625 per SAT share times 5,221,900 U.S. Drug shares, plus an estimated $1,625,000 of negative working capital assumed by SAT on the acquisition). Under this model with the assumptions indicated above, the purchase price was roughly equivalent to the present value of future revenue streams when a discount rate of 28% was used. Whale Securities believed, given the risks of an investment in U.S. Drug, that the appropriate discount rate would equal or exceed 28% and, therefore, felt that the discounted cash flow analysis tended to support the fairness of the offer.



          (d) COMPARISON TO SIMILAR PUBLIC COMPANIES AND SIMILAR SALE TRANSACTIONS -- Whale Securities identified over 60 publicly traded companies operating in U.S. Drug's business segment as broadly defined. A group of nine companies were identified with features somewhat comparable to U.S. Drug in terms of diagnostic orientation and relatively low revenues compared to market valuation. The nine companies used in the analysis were:
     Abaxis, Inc., Biopool International Inc., Diametrics Medical, Inc., Editek, Inc., Epitope, Inc., Immunomedics Inc., Matritech Inc., Saliva Diagnostic Systems Inc. and SAT. As only one company had earnings, the group generally traded on future profit potential based on products being marketed or under development. The ratio of price to book value for the comparison group ranged from .4 times to 11.1, with the median and average price to book ratio of 6.0 times and 6.6 times, respectively. The exchange offer to the U.S. Drug Minority Stockholders compares favorably by this measure because U.S. Drug has a negative net worth. Whale Securities similarly reviewed mergers and acquisitions in the diagnostics, medical supply, biotech and medical laboratory industries. Because of the uniqueness of the U.S. Drug situation in terms of its technology under development, lack of operations, revenues and earnings, Whale Securities felt no specific transaction or group of transactions was sufficiently comparable to the Merger so as to be defining in terms of the valuation of U.S. Drug. However, the premiums to market price and the multiple of book value per share under the SAT offer compared favorably with industry composite statistics for calendar 1996 transactions as summarized below:



                                                                                     AVERAGE PREMIUM
                                                     NUMBER                               OVER
                                                OF TRANSACTIONS                      PREANNOUNCEMENT
             INDUSTRY CLASSIFICATIONS           INCLUDED IN BASE     AVERAGE P/E       STOCK PRICE
    ------------------------------------------  ----------------     -----------     ---------------
    Drugs, Medical Supplies...................         17                35.5             40.7%
    Health Services...........................         17                27.1             31.2%
    Instruments...............................          8                20.5             31.3%
    Miscellaneous Manufacturing...............          3                20.2             34.7%
    Source: 1977 Mergerstat Review



          (e) ANALYSIS OF THE SAT COMMON STOCK TO BE GIVEN AS
     CONSIDERATION -- In its review of the consideration to be received by the U.S. Drug Minority Shareholders, Whale Securities noted that the

     SAT Common Stock issued in connection with the Merger will be registered shares, freely tradable. Based on SAT's average weekly trading volume during December 1996 to February 1997 of approximately 2,400,000 shares, unless conditions changed, the U.S. Drug Minority Stockholders would hold relatively liquid securities in the SAT shares. In reaching this conclusion, Whale Securities noted that SAT owned 67.0% of the outstanding shares of the U.S. Drug Common Stock and that SAT has approximately 31,000,000 shares in the public float, and U.S. Drug has approximately 1,700,000 shares, held by non-affiliates, but considered neither fact relevant to the question of liquidity which, in Whale Securities' opinion, is determined by the ability of the stockholder to sell in the marketplace and not by the percentage of the stockholder's ownership. Accordingly, in the opinion of Whale Securities based on current market conditions, a holder of shares of the U.S. Drug Common Stock having a value of $100,000 would find it easier to realize such value if such stockholder were holding a comparable value of the SAT Common Stock.



     Whale Securities noted that the trading prices of the SAT Common Stock had been on a gradual decline for the past six months, declining from a high of $2.875 on September 4, 1996 to its current level of $1.875 on March 25, 1997. Whale Securities cautioned management and the Board that its preliminary findings as to the fairness of the exchange ratio assumed a minimum value of the SAT Common Stock of $1.625 per share. Should the value of the SAT Common Stock decline below this level between the Record Date and the closing of the Merger, the holders of the Minority U.S. Drug Common Stock would actually receive less consideration than the amount contemplated under the Fairness Opinion.


     In connection with the Fairness Opinion, Whale Securities performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

TERMS OF THE MERGER AGREEMENT

     The following description of the Merger Agreement describes the material terms thereof. U.S. Drug Minority Stockholders are also directed to Appendix A to this Consent Solicitation Statement/Prospectus where the full text of the Merger is set forth.

(1) CONVERSION OF SHARES


     After adoption of the Merger Agreement by the requisite consents of the U.S. Drug stockholders, U.S. Drug will be merged with and into Acquisition Corp. and each share of the Minority U.S. Drug Common Stock issued and outstanding on the Effective Date will be converted into 1.62 shares of the SAT Common Stock; each share of the U.S. Drug Common Stock owned by SAT will be cancelled; and all outstanding U.S. Drug Warrants to acquire an aggregate of 150,000 shares of the U.S. Drug Common Stock at $7.50 per share will be converted into the Merger Warrants of SAT to acquire 243,000 shares of the SAT Common Stock at an exercise price of $4.629 per share. See the section "U.S. Drug Options and Warrants" under this caption "The Merger and Related Matters." An aggregate of 2,789,478 shares of the SAT Common Stock will be issued to the U.S. Drug Minority Stockholders, subject to adjustment for fractional shares. Assuming that the Good Ideas Merger is not consummated and there are no exercises of outstanding Common Stock purchase warrants or any conversions of the Class A Preferred Stock or the Convertible Notes between the date of this Consent Solicitation Statement/Prospectus and the effective date of the Merger, the existing SAT stockholders will own 92.8% of the outstanding shares of the SAT Common Stock and the U.S. Drug Minority Stockholders will own 7.2%. If the Good Ideas Merger is consummated, the U.S. Drug Minority Stockholders will own 7.1% of the outstanding shares of the SAT Common Stock. The number of shares of the SAT Common Stock to be exchanged for each share of the Minority U.S. Drug Common Stock was determined by dividing $2.625 by $1.625 which was the assumed market value of the SAT Common Stock pursuant to the Merger Agreement (such market value being the closing sales price on the prior trading day to the date of determination). No fractional shares of the SAT Common Stock will be issued. Holders of the U.S. Drug Common Stock entitled to receive on the Effective Date fractional shares of the SAT Common Stock upon the consummation of the Merger will receive in lieu thereof a cash payment calculated on the basis of the closing sales price for a share of the SAT Common Stock on the Effective Date (or on the first day thereafter as such price is available).


(2) EFFECTIVE DATE


     The Merger will become effective on the date and at the time of the filing of a copy of the Certificate of Merger with the Secretary of State of Delaware (i.e., the Effective Date). This filing will occur as soon as practicable following the receipt of consents from the holders of more than 50% of the outstanding shares of the Minority U.S. Drug Common Stock and a consent from SAT and the satisfaction of other conditions and it is currently expected to take
place on or about             , 1997. The Merger Agreement requires the parties
to close within five business days after the last condition to the Merger has been satisfied or waived. Either SAT or U.S. Drug is entitled, however, to abandon the Merger prior to the consummation for the reasons referred to below in the subsections "Conditions to the Merger" and "Amendment and Termination Rights" in this section "Terms of the Merger Agreement" under this caption "The Merger and Related Matters."


(3) CONDITIONS TO THE MERGER


     The obligations of SAT (and Acquisition Corp.) and U.S. Drug under the Merger Agreement are subject to the satisfaction of certain conditions (unless such conditions are waived by the party intended to receive the benefit of those conditions), including (1) the condition that the representations and warranties of the parties set forth in the Merger Agreement shall be true in all material respects on the date of the Merger, (2) the performance by each corporation in all material respects of all obligations to be performed by it under the Merger Agreement, (3) the receipt of closing certificates and (4) the receipt of all requisite consents from all governmental agencies and third parties which are required to effect the Merger, including, without limitation, (a) that this Registration Statement has been declared effective by the Commission, (b) that no stop order shall have been issued or proceedings for such purpose shall have been instituted and (c) that the issuance of the SAT Common Stock shall have all requisite authorizations under state securities or "blue sky" laws for issuance.



     The obligations of SAT under the Merger Agreement are subject to the satisfaction of certain conditions (unless such conditions are waived by SAT except as indicated in the second succeeding paragraph), including (1) the consent to the adoption of the Merger Agreement by the holders of more than 50% of the shares of the U.S. Drug Minority Common Stock, (2) the obtaining of a fairness opinion to the U.S. Drug Minority Stockholders reasonably satisfactory to SAT and (3) the lack of any material adverse change in the business or financial condition of U.S. Drug.


     The obligations of U.S. Drug under the Merger Agreement are subject to the satisfaction of certain conditions (unless such conditions are waived by U.S. Drug except as indicated in the succeeding paragraph), including (1) the consent to the adoption of the Merger Agreement by the holders of more than 50% of the outstanding shares of the Minority U.S. Drug Common Stock, (2) the obtaining of a fairness opinion to the U.S. Drug Minority Stockholders reasonably satisfactory to U.S. Drug and (3) the lack of any material adverse change in the business or financial condition of the Company (excluding U.S. Drug).


     The conditions that (1) the holders of more than 50% of the outstanding shares of the Minority U.S. Drug Common Stock consent to the adoption of the Merger Agreement; (2) a fairness opinion be obtained; and (3) the Registration Statement has been declared effective and there is no "stop order" in effect are not waivable by either SAT or U.S. Drug.


     If either party terminates its obligations under the Merger Agreement to consummate the Merger because a condition precedent thereto has not been satisfied, its sole obligation to the other party shall be to pay its own costs which it agreed to pay on consummation of the Merger and which were incurred in connection with the proposed transactions. See the section "Fees and Expenses" under this caption "The Merger and Related Matters."

(4) AMENDMENT AND TERMINATION RIGHTS


     The Merger Agreement provides that the respective Boards of Directors of SAT and U.S. Drug may, by written agreement, amend the Merger Agreement at any time before or after its adoption by the U.S. Drug Minority Stockholders, provided that after such approval no amendment may be made which changes either the amount or the form of the consideration to be received by the holders of the Minority U.S. Drug Common Stock pursuant to the Merger Agreement without further approval by the U.S. Drug Minority Stockholders.



     The Merger Agreement, as amended, may be terminated and the Merger abandoned, whether before or after approval by the U.S. Drug Minority Stockholders, at any time prior to the Effective Date (1) by mutual written consent of the Boards of Directors of SAT and U.S. Drug, (2) by either SAT or U.S. Drug if the respective Board of Directors, based on the opinion of its outside counsel, determines that making a recommendation to the U.S. Drug Minority Stockholders to adopt the Merger Agreement could reasonably be deemed to cause the members of such Board of Directors to breach their fiduciary duties under applicable law to their respective stockholders or (3) by either SAT or U.S. Drug if there is any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining Acquisition Corp., SAT or U.S. Drug from consummating the Merger, and such order, decree, injunction or judgment has become final and non-appealable. The obligations automatically terminate if the Merger has not been consummated by September 30, 1997.



SUMMARY OF THE TERMS OF THE SAT COMMON STOCK


(1) GENERAL


     SAT is authorized to issue 50,000,000 shares of the SAT Common Stock, $.01 par value. SAT has called a Special Meeting of Stockholders for May 5, 1997 to adopt a proposal to increase the authorized number of shares to 65,000,000. Holders of the SAT Common Stock (i) have one vote per share; (ii) have equal rights to any dividends declared by the Board of Directors of SAT after payment of all accrued and unpaid dividends on SAT's Class A Preferred Stock and any other preferred stock hereafter issued which has a preference as to dividend payments; (iii) are entitled to share in all assets available for distribution to stockholders upon liquidation, dissolution or winding up of SAT's affairs after payment of all preferences on the Class A Preferred Stock and any other preferred stock hereafter issued which has a preference upon liquidation, dissolution or winding up of SAT; (iv) have no preemptive, subscription or conversion rights; and (v) have no sinking fund provisions. There are no provisions in the Bylaws or the Certificate of Incorporation of SAT which discriminate against any existing or prospective holder of the SAT Common Stock as a result of such holder's ownership of a substantial amount of the SAT Common Stock. All outstanding shares of the SAT Common Stock are, and all shares to be issued upon the consummation of the Merger and the Good Ideas Merger will be, fully paid and nonassessable.



     Reference is made to "SAT Management -- Directors and Officers" for a description of how the SAT directors are elected by the holders of the SAT Common Stock on a classified basis. With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of SAT's Board. As a result, a classified Board may discourage proxy contests for the election of directors or a purchase of a substantial block of the SAT Common Stock because its provisions could operate to prevent obtaining control of the SAT Board of Directors in a relatively short period of time. The classification provisions could also have the effects of discouraging a third party from making a tender offer or otherwise attempting to obtain control of SAT. There are no other provisions in SAT's Certificate of Incorporation or By-Laws that may have the effect of delaying, deferring or preventing a change in control of SAT and that would operate with respect to an extraordinary corporate transaction involving SAT or any of its subsidiaries, such as a merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation. The Board would have the power, without seeking further stockholder approval, to include such provisions in the Class B Preferred Stock described in the succeeding paragraph, but has no current intention of reissuing such security or including any such provision.



     There are 500,000 shares of the Class A Preferred Stock, $.01 par value, authorized, of which 41,157 shares were outstanding as of March 31, 1997. These shares have a liquidation preference of $205,785 and are convertible into 185,207 shares of the SAT Common Stock. As of March 31, 1997, there was no other series of the SAT preferred stock outstanding, although there are 1,500,000 shares of the Class B Preferred Stock, $.01 par value, authorized.


(2) ELECTION OF DIRECTORS


     Holders of the SAT Common Stock have no cumulative voting rights, which means that stockholders owning more than 50% of the outstanding shares of the SAT Common Stock can vote to elect all directors. Accordingly, the remaining stockholders would not be able to elect any. In addition, SAT's directors are elected on a classified basis.


(3) DIVIDENDS


     Dividend payments on the SAT Common Stock are discretionary with the SAT Board of Directors and depend on various factors, including earnings, capital requirements and financial condition. SAT has no current plan to pay cash dividends on the SAT Common Stock in the foreseeable future because of the cash requirements of the Company and its history of losses. See "SAT Market Information -- Dividend Policy" elsewhere in this Prospectus.


(4) TRANSFER AGENT


     The Transfer Agent for the SAT Common Stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Suite 200, Glendale, CA 91204.


(5) ACQUISITION SHARES


     The January 1992 Registration Statement registered under the Securities Act 3,000,000 shares of the SAT Common Stock (the "Acquisition Shares") solely for offer and issuance to the owners of businesses or properties which SAT may acquire. SAT has no agreements, arrangements, proposals or understandings regarding any acquisitions at this time. As of March 31, 1997, SAT had 1,532,679 registered Acquisition Shares at its disposal for future acquisitions. See "Business of the Company -- Subsidiaries and Divisions" for information as to the prior issuance of an aggregate of 1,467,321 shares of the Acquisition Shares relating to the acquisitions of USRR's assets, Alconet and RSA.



     Notwithstanding the registered status of the Acquisition Shares, recipients of these shares offering them for public resale may potentially be deemed statutory underwriters because they would be engaged in a public distribution of securities. An additional registration under the Securities Act might, therefore, be required disclosing the nature of the acquisition, the shares received as consideration and the manner of their distribution and sale before the recipient could resell the Acquisition Shares. SAT's Registration Statement on Form S-3, File No. 333-10945, of which the October 4 Prospectus constitutes
Part I, relates to a reoffering by the holders of the 500,000 shares of the Acquisition Stock issued in the RSA acquisition.


DIFFERENCES IN STOCKHOLDERS' RIGHTS


     The U.S. Drug Minority Stockholders will become holders of the SAT Common Stock if the Merger is consummated. Because both U.S. Drug and SAT are incorporated under the laws of Delaware, there will be no change in the statutory rights as stockholders of the U.S. Drug Minority Stockholders when they become stockholders of SAT. See the section "Summary of the Terms of the SAT Common Stock" under this caption "The Merger and Related Matters."


DIFFERENCES IN BY-LAWS


     There are no material differences between the By-Laws of U.S. Drug and those of SAT.

EXCHANGE OF CERTIFICATES


     At the Effective Date, each share of the Minority U.S. Drug Common Stock outstanding immediately prior to the Effective Date will be converted into the right to receive 1.62 shares of the SAT Common Stock. The shares of the U.S. Drug Common Stock owned by SAT on the Effective Date will be canceled. Promptly after the Effective Date, a transmittal form will be furnished by U.S. Stock Transfer Corporation, as Exchange Agent, to the U.S. Drug Minority Stockholders. The transmittal form will contain instructions with respect to the surrender of the certificates for the Minority U.S. Drug Common Stock in exchange for the certificates for the SAT Common Stock. MINORITY U.S. DRUG COMMON STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL AFTER RECEIPT OF THE TRANSMITTAL FORM AND SHOULD NOT BE RETURNED TO U.S. DRUG WITH THE ENCLOSED CONSENT FORM. Upon surrender of stock certificates for exchange to the Exchange Agent, together with the letter of transmittal duly executed, the holder of such certificates will be entitled to receive in exchange therefor certificates representing the number of shares of the SAT Common Stock equal to the shares of the Minority U.S. Drug Common Stock held by him, her or it in accordance with the Merger Agreement.



     After the Effective Date, a record holder of the Minority U.S. Drug Common Stock will have no rights with respect to such stock except to surrender the certificates in exchange for certificates representing the SAT Common Stock. No dividends or other distributions declared after the Effective Date with respect to shares of the SAT Common Stock issuable upon conversion of shares of the Minority U.S. Drug Common Stock and payable to the holders of record of the SAT Common Stock after the Effective Date will be paid to the holder of any unsurrendered certificate representing the Minority U.S. Drug Common Stock until the holder thereof surrenders such certificate in exchange for certificates representing the appropriate number of shares of the SAT Common Stock. Subject to the effect, if any, of applicable law, after subsequent surrender and exchange of a certificate, the record holder will be entitled to receive any dividends or other distributions, without any interest thereon, which therefore had become payable with respect to the shares of the SAT Common Stock for which such certificate was exchangeable. Because of the current intention of the SAT Board of Directors not to pay dividends on the SAT Common Stock (see the section "Summary of the Terms of the SAT Common Stock -- Dividends" under this caption "The Merger and Related Matters" and "SAT Market Information -- Dividends"), the foregoing discussion may be moot.



     For all other purposes, however, including all right, if any, to vote with respect to all matters, each certificate which represented outstanding shares of the Minority U.S. Drug Common Stock before the Merger will be deemed to represent ownership of shares of the SAT Common Stock into which those shares are converted by the Merger.


U.S. DRUG OPTIONS AND WARRANTS


     As of the Record Date, there were no outstanding stock options to purchase shares of the U.S. Drug Common Stock. On March 31, 1996, there were outstanding stock options that would have expired October 2, 2004 (the "U.S. Drug Options") to purchase an aggregate of 152,000 shares of the U.S. Drug Common Stock at $7.00 per share. Pursuant to the terms thereof, each such as a result of their resignations, the U.S. Drug Options held by each of Karen B. Laustsen, James C. Witham and Gary S. Wolff, formerly directors of U.S. Drug, expired on August 26, 1996 and October 1, 1996, respectively. U.S. Drug Options to purchase an aggregate of 10,000 shares held by Glenn A. Bergenfield and William DiTuro, former directors of U.S. Drug, expired on February 14, 1996. Douglas G. Allen, the President of U.S. Drug until July 31, 1996, and Steven Klein, a Vice President of U.S. Drug, held U.S. Drug Options to purchase 30,000 and 12,000 shares of the U.S. Drug Common Stock, respectively. Pursuant to the terms thereof, Mr. Allen's U.S. Drug Option expired on October 29, 1996. Mr. Kline surrendered his U.S. Drug Option in consideration of the grant by SAT to him of a Common Stock purchase warrant to purchase shares of the SAT Common Stock.


     The only Common Stock purchase warrants to purchase shares of the U.S. Drug Common Stock currently outstanding are the U.S. Drug Warrants owned by Baraban or its designees. Baraban was the underwriter of U.S. Drug's initial public offering. The U.S. Drug Warrants evidence the right to purchase

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


150,000 shares of the U.S. Drug Common Stock at $7.50 per share. If the Merger is consummated, as a result of the anti-dilution provisions of the U.S. Drug Warrants, the U.S. Drug Warrants will be converted into SAT Common Stock purchase warrants expiring October 13, 1998 (i.e., the Merger Warrants) to purchase an aggregate of 243,000 shares of the SAT Common Stock, which is the same number of shares which the holders of the U.S. Drug Warrants would have been entitled to after consummation of the Merger had the U.S. Drug Warrants been exercised immediately prior to the consummation of the Merger. The exercise price of the Merger Warrants will be proportionately adjusted to $4.629 per share pursuant to the anti-dilution provisions of the U.S. Drug Warrants.



     Except for the number of shares of the SAT Common Stock issuable upon the exercise of the Merger Warrants and the exercise price, both as indicated in the preceding paragraph, the Merger Warrants will be identical to the U.S. Drug Warrants in terms and conditions. The number of shares issuable upon exercise and the exercise price are subject to adjustment in the event of (1)(a) a stock dividend, (b) a subdivision of the SAT Common Stock, (c) a combination of the outstanding shares of the SAT Common Stock into a smaller number of shares and
(d) a reclassification of the shares of the SAT Common Stock into other securities of SAT (including a reclassification effected by a merger or consolidation in which SAT is the continuing corporation); (2) the issuance by SAT of rights, options or warrants to all holders of the SAT Common Stock to purchase shares of the SAT Common Stock at a price which is below the then market price per share of the SAT Common Stock; or (3) a consolidation or merger of SAT or a sale by SAT of all or substantially all of its property. The adjustments are intended to place the holder of the Merger Warrant in the same position the holder would have been had the Merger Warrant been exercised prior to the event. No fractional share will be issued upon exercise and a cash payment based on the then market price of the SAT Common Stock shall be paid in lieu thereof.



     Because the shares of the SAT Common Stock issuable upon the exercise of the Merger Warrants have been registered under the Securities Act in this Registration Statement, they are freely tradeable unless issued to an "underwriter" as such term is defined in Rule 145(c) under the Securities Act. See the section "Resale of SAT Securities" under this caption "The Merger and Related Matters."


REGULATORY APPROVALS

     As of the date hereof, the Merger requires no approval by any federal or state governmental agency, except for compliance with the Securities Act, the Exchange Act and state "blue sky" or securities laws. Without limiting the foregoing, no compliance is necessary under the Hard-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a "purchase" as such term is used under generally accepted accounting principles.

FEES AND EXPENSES


     Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger and the transactions contemplated thereby will be paid by SAT, except that U.S. Drug will pay Whale Securities for the fairness opinion (up to $70,000 as a fee plus out-of-pocket expenses) and the fees and disbursements of Rosenman & Colin LLP, its special counsel. Such fees and expenses to be paid by SAT include any expenses incurred in connection with the preparation, printing and distribution of this Consent Solicitation Statement/Prospectus, including, without limitation, attorneys' fees, accounting fees and printing expenses and consent solicitation expenses.



     The fees and expenses incurred by SAT in connection with the Merger and the related transactions described in this Consent Solicitation Statement/Prospectus are expected to be approximately $176,500, consisting of $82,750 in legal fees and disbursements, $30,000 in accounting fees and disbursements, $20,000 in expenses related to the Registration Statement, $25,000 in printing expenses, $2,500 in Exchange Agent costs, $6,250 in consent solicitation fee and costs (including mailing costs) and $10,000 in miscellaneous costs. The fees and expenses of U.S. Drug are expected to be approximately $105,000, consisting of $75,000 in fee and disbursements to Whale Securities, $25,000 in legal fees and disbursements and $5,000 in miscellaneous costs.


CERTAIN TAX CONSEQUENCES


     Rosenman & Colin LLP, special counsel to U.S. Drug, has delivered an opinion to U.S. Drug as to certain tax consequences of the Merger to the U.S. Drug Minority Stockholders and U.S. Drug, a copy of which opinion is filed as an exhibit to the Registration Statement. Gold & Wachtel, LLP, general counsel to SAT, has reviewed the opinion, has advised the SAT Board orally that it concurs therein and has advised the SAT Board orally as to the tax consequences of the Merger to SAT and the SAT stockholders.



     Such firms concur that the Merger, pursuant to which the U.S. Drug Minority Stockholders will receive shares of the SAT Common Stock, meets the statutory requirements of a tax-free reorganization as a statutory merger within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). Management has also been advised that the right on the part of the U.S. Drug Minority Stockholders to receive a portion of the Special Payment, within one year of the Effective Date (see "The Terms of the Transaction-Special Payment"), as provided in the Merger Agreement, will constitute "boot". As such, a U.S. Drug Minority Stockholder could recognize gain in connection with the Merger, but in an amount not in excess of the sum of money derived from such boot. Management has also been advised that the value of the right to receive the boot is too speculative to permit the value of such right to be ascertainable at the time the Merger becomes effective so long as no agreement with a development partner has been executed, which agreement provides for an advance cash payment to U.S. Drug, Acquisition Corp. as its successor or SAT. There can be no assurance that any such agreement will be executed or, if executed, that it would provide for a payment that would constitute a Special Payment. Accordingly, in the opinion of such counsel, the right to receive the boot will not produce any tax consequences upon the Effective Date, but any proceeds derived from such right could be a taxable event at such time as any proceeds may be actually received.



     In the event that the payment of the boot has the effect of a dividend, each U.S. Drug Minority Stockholder who realizes gain on the exchange of stock will treat as a dividend such an amount of the gain recognized as is not in excess of his, her or its ratable share of the undistributed earnings and profits of U.S. Drug, and possibly of SAT, accumulated after February 28, 1913, and the remainder, if any, of the gain will be treated as a gain from the exchange of property. If a U.S. Drug Minority Stockholder realizes no gain on the overall transaction, the boot received by him will not be treated as a dividend.



     At this time, neither U.S. Drug prior to the Merger nor SAT will have such undistributed earnings and profits through December 31, 1996. However, although it is unlikely, it is possible that such earnings and profits could be created in the subsequent period so as to give rise to dividend treatment.


     In any event, management has been further advised that, based on current judicial and Internal Revenue Service ("IRS") guidelines, the receipt of boot by non-controlling public stockholders in the situation presented should not cause such boot to be considered to have the effect of a dividend whether or not there are earnings and profits present. Accordingly, any cash boot received should be taxed as a gain on the sale of the shares of the Minority U.S. Drug Common Stock and, if there is no gain on the overall merger transaction, no taxable gain will result. A tax loss will not be recognized.


     In summary, subject to the effect of the receipt of boot as discussed in the following paragraph, in the transaction governed, as indicated, by Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code; (a) no gain or loss will be recognized by the U.S. Drug Minority Stockholders upon the receipt of the SAT Common Stock in exchange for the Minority U.S. Drug Common Stock; (b) the tax basis of the SAT Common Stock received by the U.S. Drug Minority Stockholder will be the same as the tax basis of the Minority U.S. Drug Common Stock surrendered; (c) the holding period, for federal income tax purposes, of the SAT Common Stock received by the U.S. Drug Minority Stockholders will, in the hands of such stockholders, include the holding period of the shares of the Minority U.S. Drug Common Stock exchanged therefor, provided that such Minority U.S. Drug Common Stock was held as a capital asset in the hands of such stockholders on the

Effective Date; and (d) a U.S. Drug Minority Stockholder receiving cash in lieu of a fractional share will recognize a gain for federal income tax purposes to the extent of the cash received in excess of the tax basis of the fractional share.


     If cash boot is received by a Minority U.S. Drug Stockholder, a gain (but not a loss) will be recognized in an amount equal to the lesser of the stockholder's gain on the overall merger transaction or the amount of the boot. As indicated, if there is no overall gain, no tax liability will arise. Also, if cash boot is received, the tax basis of the SAT Common Stock will be the same as the tax basis of the Minority U.S. Drug Common Stock surrendered, decreased by the amount of any money (boot) received, and increased by the amount, if any, which was taxable as a dividend or gain recognized on such exchange.



     There should be no federal income tax consequences to existing holders of the SAT Common Stock or to SAT or U.S. Drug.


     No rulings have been, or will be, requested from the IRS with respect to any of the matters described above.

     The foregoing is not intended as an alternative to individual tax planning. Accordingly, each U.S. Drug Minority Stockholder should consult his, her or its own tax advisor concerning the foreign, federal, state, local or other tax consequences of the Merger as they relate to the stockholder's particular circumstances. There can be no assurance that some or all of the positions taken by the parties to the reorganization will not be challenged by the IRS and that the IRS will not prevail in such challenge.

     THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF CERTAIN OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO THE U.S. DRUG MINORITY STOCKHOLDERS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S SITUATION.

TRADING IN THE U.S. DRUG COMMON STOCK

     If the Merger is consummated, trading in the U.S. Drug Common Stock will cease on the Effective Date; the registration of the U.S. Drug Common Stock under Section 12(b) of the Exchange Act will be terminated; and the U.S. Drug Common Stock will be delisted from the Pacific Stock Exchange.


RESALE OF SAT SECURITIES



     The shares of the SAT Common Stock to be issued to the U.S. Drug Minority Stockholders pursuant to the Merger Agreement will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "underwriter" within the meaning of Rule 145(c) under the Securities Act (an "underwriter," for purposes of the Rule, is generally an affiliate of U.S. Drug, i.e., a person who as a result of an officership, a directorship or his, her or its beneficial ownership of shares of the Minority U.S. Drug Common Stock was deemed to be a controlling person with respect to U.S. Drug). Such an underwriter may only transfer shares of the SAT Common Stock issued in the Merger pursuant to an effective registration statement or when the proposed transfer is otherwise in compliance with Rule 145(d) under the Securities Act or another exemption from the registration requirements of the Securities Act. SAT is the only 10% stockholder of U.S. Drug and its shares will be cancelled if the Merger is consummated. The only person who is currently a director or an executive officer of U.S. Drug will receive shares of the SAT Common Stock as a result of the Merger is Michael S. McCord who will receive 58,320 shares of the SAT Common Stock for his 36,000 shares of the Minority U.S. Drug Common Stock. As indicated under "SAT Principal Stockholders," Peter M. Mark is the only director or executive officer of SAT who will receive shares of the SAT Common Stock as a result of the Merger. Mr. Mark will receive 25,110 shares of the SAT Common Stock for his 15,500 shares of the Minority U.S. Drug Common Stock. SAT will instruct its transfer agent to implement all applicable restrictions on transfer with respect to Messrs. McCord's and Mark's shares or any person who may later be deemed to have been an affiliate of U.S. Drug, of which person SAT currently has no knowledge.



     Under Rule 145(d), an affiliate of U.S. Drug who receives shares of the SAT Common Stock will be permitted to sell a limited number of shares provided such sale is made in compliance with paragraphs (c),

(e), (f) and (g) of Rule 144 under the Securities Act, i.e., SAT's securities must continue to be registered under Section 12 of the Exchange Act; SAT has to have filed all reports required to be filed under Section 13 of the Exchange Act during the 12 months preceding the date of such proposed sale; the total number of shares sold by the affiliate during the three-month period immediately preceding the date the affiliate places his, her or its order to sell may not exceed the greater of 1% of the shares which are shown as outstanding in the most recent report or statement published by SAT or the average weekly reported trading volume of the SAT Common Stock during the four calendar weeks preceding the sale; the sale is conducted in a "brokers' transaction" or is made directly to a "market maker" (as those terms are defined in Section 4(4) of the Securities Act and Section 3(a)(38) of the Exchange Act, respectively); and the affiliate selling the securities does not solicit or arrange for the solicitation of orders to buy the securities in anticipation of, or in connection with, such transaction, or make any payment in connection with the offer or sale of the securities to any person other than the broker who executes the order to sell the securities. In addition, if the person is not an affiliate of SAT at the time of the proposed sale and has been the beneficial owner of the SAT Common Stock for at least two years (one year on and after April 29, 1997) and SAT is then current in filing its periodic reports under Section 13 of the Exchange Act, or if the person is not an affiliate of SAT at the time of the proposed sale and has not been for a period of three months prior thereto and has been the beneficial owner of the SAT Common Stock for at least three years (two years on and after April 29, 1997), such person can sell pursuant to the exemption of Rule 145(d).



                    MATERIAL CONTACTS OF SAT WITH U.S. DRUG



U.S. DRUG RELATIONSHIP WITH SAT



     From January 1992 until January 1993 SAT conducted U.S. Drug's business operations. Effective as of January 1, 1993, SAT transferred all of its drug testing assets, including cash amounting to $11,626 and hard assets valued at their carrying value of $437,060 and intellectual property rights associated with the drug testing operations, to U.S. Drug for 3,500,000 shares of the U.S. Drug Common Stock. SAT also granted U.S. Drug a sublicense with respect to the USN technology.



     As of March 31, 1997, 67.0% of the outstanding shares of the U.S. Drug Common Stock was held by SAT. James C. Witham was the Chairman of the Board, Chief Executive Officer and a director of U.S. Drug, from its incorporation until May 31, 1996 and was also the Chairman of the Board, the President, the Chief Executive Officer and a director of SAT from its incorporation until April 18, 1996. Karen B. Laustsen was a director of U.S. Drug from its incorporation until May 28, 1996 and was an Executive Vice President and a director of SAT from its incorporation until April 18, 1996. From U.S. Drug's incorporation until July 3, 1996, Gary S. Wolff was the Treasurer, the Chief Financial Officer, the Chief Accounting Officer and a director of U.S. Drug and, from SAT's incorporation to July 3, 1996, was the Treasurer, the Chief Financial Officer and the Chief Accounting Officer of SAT and, prior to September 26, 1995, was also a director of SAT. Glenn A. Bergenfield and William DiTuro, also directors of U.S. Drug until November 15, 1995, were directors of SAT prior to September 26, 1995. Michael J. Witham was a director of U.S. Drug and a Vice President of SAT prior to September 26, 1995. On May 31, 1996, Robert M. Stutman, the Chairman of the Board, the Chief Executive Officer and a director of SAT since April 18, 1996, Linda H. Masterson, the President of SAT since May 13, 1996, a director of SAT since September 26, 1995 and, from May 13, 1996 to November 14, 1996, Chief Operating Officer of SAT, and Michael S. McCord, then a consultant to the SAT Board of Directors and a former member of the Committee, were elected directors of U.S. Drug, with Mr. Stutman also being elected as Chairman of the Board of U.S. Drug and, effective August 1, 1996, Ms. Masterson as the President of U.S. Drug. On October 22, 1996, Mr. McCord was elected as a director of SAT. All of the foregoing persons except Messrs. Bergenfield, DiTuro and McCord were or are employees of SAT and all are securityholders of SAT. See "Summary -- Recent Developments," "SAT Management," "SAT Principal Stockholders" and "U.S. Drug Principal Stockholders."


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


NO LOANS FROM U.S. DRUG TO SAT OUTSTANDING



     During fiscal 1995, U.S. Drug made short-term loans to SAT in the amount of $488,519. At March 31, 1996, the notes receivable from SAT to U.S. Drug were in the amount of $282,295. The SAT notes were secured by a pledge of SAT's shares of the U.S. Drug Common Stock. The loans were evidenced by notes which became due on December 31, 1995, which maturity date was extended to June 30, 1996, and bore interest at the rate of 8% per annum. The loans carried interest rates in excess of those available to U.S. Drug on short-term money market investments. SAT repaid the indebtedness to U.S. Drug in June 1996. The pledge of SAT's shares of the U.S. Drug Common Stock was released.



LOANS FROM SAT TO U.S. DRUG



     SAT has authorized loans to U.S. Drug not to exceed $2,000,000, of which loans aggregating $1,200,000 were outstanding as of December 31, 1996. The loans bear interest at the rate of 8% per annum and will become due on the earlier of
(1) the date on which the results of the consent solicitation for the Merger are known or (2) April 30, 1997. The loans were initially to become due on December 31, 1996, but the date was extended on January 13, 1997 as described in the preceding sentence. In addition, if, on April 30, 1997, the consent solicitation is in progress, the due date of the notes will be extended until the earlier of
(a) five business days after the date the proposal for the Merger is rejected or
(b) the Effective Date of the Merger.


MANAGEMENT SERVICES AGREEMENT


     On April 1, 1993, U.S. Drug and SAT entered into a formal Management Agreement, pursuant to which SAT's fee for management and administrative services to U.S. Drug was to be computed at ten percent of U.S. Drug's annual net sales, with a minimum annual fee of $300,000. In July 1993, U.S. Drug and SAT entered into an amended Management Agreement, effective retroactively to April 1, 1993, pursuant to which the fee for management and administrative services provided to U.S. Drug by SAT is a fixed annual fee of $420,000, plus three percent of U.S. Drug's annual gross sales. Because U.S. Drug has no sales to date, it has always paid the minimum fee under the Management Agreement. The term of the amended agreement is five years which commenced April 1, 1993. Given the related industry experience of SAT management, the immediate availability of SAT personnel and belief of the management of U.S. Drug that the terms offered by SAT were fair and reasonable, U.S. Drug did not investigate alternative management services providers. The fee charged by SAT for its management services was determined arbitrarily by its Board of Directors after taking into consideration the anticipated diversion of SAT resources required to provide such services to U.S. Drug, both in terms of employee time and allocated overhead costs. The arbitrary formula used by SAT to determine the fee was 50% of the sum of SAT's executive, accounting and clerical salaries, fringe benefits and related expenses. The services provided to U.S. Drug by SAT pursuant to the Management Agreement include management, administrative, accounting and other financial services and advice, including, without limitation, the services currently performed by the Treasurer of U.S. Drug (who is also the Treasurer of SAT), for which he is not directly compensated by U.S. Drug; services relating to U.S. Drug's financial and banking relationships; services relating to the preparation of financial statements, budgets, forecasts and cash flow projections; cash management advice; and other miscellaneous services and advice.



     Since July 1992, four former members of SAT's senior management, James C. Witham, Gary S. Wolff, Karen B. Laustsen and Michael J. Witham (until September 26, 1995), were the primary persons involved in the provision of services to U.S. Drug under the Management Services Agreement. Because of the resignations of Mr. Witham and Ms. Laustsen on April 18, 1996, the resignation of Mr. Wolff on July 3, 1996 and the elections of Robert M. Stutman and Linda H. Masterson (effective May 13, 1996) as described under "Summary -- Recent Developments," Mr. Stutman and Ms. Masterson have substituted for Mr. Witham and Ms. Laustsen in performing these services on behalf of SAT, although Mr. Wittman and Ms. Laustsen provided assistance until May 31, 1996 and Mr. Wolff continued to assist SAT in providing services to U.S. Drug until July 3, 1996. Effective that date, Joseph Bradley became Treasurer of both U.S. Drug and SAT, which position he held until September 12, 1996. Effective that date, Dennis Wittman replaced Mr. Bradley and began to perform the services as the Treasurer described in the preceding paragraph. Effective with the resignation of Mr. Wittman on February 25, 1996, Robert Muccini replaced Mr. Wittman and began to perform the services as the Treasurer described in the preceding paragraph. The management of U.S. Drug believes that the Management Services Agreement with SAT is fair and reasonable and that its costs would be greater if it had to obtain such services from an unaffiliated party with commensurate industry experience, if available, or maintain the internal staff required to provide such services itself.


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

                            BUSINESS OF THE COMPANY

GENERAL


     SAT was incorporated under the laws of Delaware on April 15, 1987 to design, manufacture and market instruments which measure blood alcohol concentration by breath sample and analyzation. These operations are currently conducted by the Alcohol Testing Products Division of SAT. SAT subsequently expanded its business operations through the following acquisitions or the creation of new subsidiaries. Currently all operations of the Company except those of U.S. Drug are conducted through divisions of SAT. The operations are as follows:



          1. On January 24, 1992, SAT and the USN entered into a ten-year non-assignable agreement granting SAT a partial exclusive patent license to products for drug testing in the United States and certain foreign countries. Effective January 1993, SAT granted a sole and exclusive sublicense to U.S. Drug, then a newly-incorporated wholly-owned subsidiary of SAT, which subsidiary assumed all of SAT's rights and obligations under the foregoing license. Pursuant to the sublicense, U.S. Drug is developing proprietary systems that will test for drug use. In October and November 1993, U.S. Drug had a public offering of the U.S. Drug Common Stock. As of March 31, 1997, SAT owned 67.0% of the U.S. Drug Common Stock.



          2. In June 1988, Good ideas Enterprises, Inc., a Texas corporation ("Good Ideas Texas"), began the manufacture and shipment of toys. In June 1992, a subsidiary of SAT acquired a 55% interest in Good ideas Texas. In December 1993, Good Ideas was incorporated in Delaware and Good Ideas Texas was merged with and into Good ideas, of which SAT thereafter continued to own 86% until Good Ideas had a public offering of the Good Ideas Common Stock in March and April 1994. As of March 31, 1997, SAT owned 60.8% of the Good Ideas Common Stock and Good Ideas had ceased operations.



          3. In September 1995, ProActive, a wholly-owned subsidiary incorporated in June 1995, began to provide single source services to assist corporations in their hiring practices ranging from substance abuse testing and background screening to total program management. ProActive was merged into SAT on December 31, 1996 and now operates as the Employer Services Division of SAT.



          4. On May 21, 1996, SAT completed its acquisition of RSA, a provider of corporate drug-free work place programs. Since January 1996, RSA had been designing policies and programs for the ProActive subsidiary. RSA merged into SAT on December 31, 1996 and now operates as the Robert Stutman & Associates Consulting Division of SAT.



          5. In March 1995, SAT acquired Alconet, Inc., a company engaged in the computer software networking business which has developed an alcohol testing network to upload test results and information from various alcohol breath testing devices. Alconet merged into SAT on December 31, 1996 and now operates as part of the Alcohol Testing Products Division of SAT.



          6. The Biochemical Toxicology Laboratory ("BioTox") Division of SAT serves as a clinical laboratory performing drug and alcohol testing.



     In November 1992, USSR, then a newly-incorporated wholly-owned subsidiary of SAT, acquired the assets of a company and began to manufacture and market floor covering products for office and industrial use from used truck and bus tires. Such operations were discontinued on April 30, 1996 when the assets of USRR were sold. See the section "Subsidiaries and Divisions -- U.S. Rubber Recycling, Inc." under this caption "Business of the Company." USRR was dissolved on December 31, 1996.



     If the Merger is consummated, then SAT intends to merge U.S. Drug Acquisition Corp., U.S. Drug's successor by merger, into SAT and continue its operations as the Drug Testing Products Division of SAT.



     Except for Acquisition Corp. which will be merged with and into Good Ideas if the Good Ideas Merger is approved and U.S. Drug Acquisition Corp. with and into which U.S. Drug will be merged if the Merger is approved, all other subsidiaries of SAT, which were inactive, have been dissolved.

ALCOHOL TESTING PRODUCTS MARKET



     SAT through its Alcohol Testing Products Division manufactures, markets and distributes alcohol testing detection equipment directly to law enforcement and correctional facilities, various industrial companies, alcohol treatment centers and emergency rooms, as well as individual consumers. SAT, through its BioTox Division, provides forensic drug and alcohol testing services to these same markets. Its product line to date encompassed three distinct alcohol testing techniques for degrees of accuracy and admissibility in court proceedings.



                                                                  PERCENTAGE OF REVENUES
                                                                  DERIVED DURING EACH OF
                                                                    LAST THREE FISCAL
                                                                          YEARS
                                                                  ----------------------
                      SAT'S PRODUCTS AND SERVICES                 1994     1995     1996
        --------------------------------------------------------  ----     ----     ----
        (1) Evidential Quality Devices..........................   12%      55%      23%
        (2) Screening (or "Non-Evidential") Devices.............   23%       8%      14%
        (3) Alcohol and Drug Testing Services...................   59%      37%      63%


     Evidential quality equipment, with the exception of the Mobile Alcohol Collection System ("MACS"), is approved by the United States Department of Transportation (the "DOT") for use by law enforcement agencies and industry. The information derived from the equipment is used in court trials.

     Alcohol screening devices are used by correctional facilities, industrial companies, hospitals, nuclear agencies, companies in the maritime industry and law enforcement agencies to gather human data on blood alcohol levels. Although such data (from breath) is not generally admissible as court evidence, it is used to indicate alcohol presence. These screening devices determine the presence of alcohol and its approximate blood level. They are less accurate and reliable than evidential quality devices, which are useable in legal proceedings in contrast to the screening devices.


     The Alcohol Testing Products Division purchases the raw materials and parts for its products from various suppliers which deliver them to SAT for assembly, packaging and distribution. These raw materials are primarily glass, plastic containers and certain mechanical parts, all of which are readily available from many suppliers.


ALCOHOL TESTING PRODUCTS


     The product line of SAT's Alcohol Testing Products Division includes evidential and screening devices and testing services which are marketed and sold in various ways. See the section "Alcohol Testing Marketing" under this caption "Business of the Company."



ALCOPROOF TEST SYSTEM



     The AlcoProof test system is a product line consisting of an O.E.M. alcohol screening device using saliva as a sample and an alcohol breath testing confirmation device manufactured by SAT and formerly known as MACS. The screening device is a product manufactured by STC Technologies Inc. and marketed as Q.E.D. SAT acquired the rights to co-label and market Q.E.D. as Alco Proof Screen through a recently signed distribution agreement. The test is a manual, visual read, enzyme based device that is designed for on site use and provides Department of Transportation ("DOT") approved results in two minutes. The AlcoProof Confirm test device is used following a positive screening test. A breath sample is collected onto a silical gel compounded in a glass vial. The glass vial is sent to a certified laboratory where the sample is extracted from the silicia and test by a gas chromatograph method. SAT is currently pursuing DOT approval of AlcoProof Conform as a collection and transport device. SAT is currently unaware of any product which currently competes with the product.

(1) EVIDENTIAL DEVICES

  Alco-Analyzer


     SAT designed and developed this product as a gas chromatograph alcohol testing device that determines blood alcohol levels by use of breath samples with precision and accuracy to be used as evidence in legal proceedings. SAT's three models have been approved by the DOT as evidential breath alcohol testing instruments; however, only one -- the Model 2100 -- is currently manufactured by the Alcohol Testing Products Division. Such model is used to analyze blood, breath and urine specimens to determine levels of ethyl alcohol and is described as follows:


          Model 2100 -- Enhanced electronics and software create an easy to use instrument which can be networked to a central location for downloading data. Testing information and results are displayed on a color computer monitor and are printed on a multi-part carbonless form.


     The Alcohol Testing Products Division of SAT, to management's knowledge, is the only manufacturer of a gas chromatograph breath testing device designed specifically for ethyl alcohol determinations using an inert carrier gas. Management believes that gas chromatography is recognized as an ideal, convenient and reliable method for determining and identifying chemical substances within a compound.



     Current management does not consider these devices to be a significant revenue producer for SAT's Alcohol Testing Products Division in the future.


  Mobile Alcohol Collection System (MACS)


     The Alcohol Testing Products Division manufactures a Mobile Alcohol Collection System ("MACS") device used to collect a breath sample for future analysis. The MACS device contain a silica gel compound within a glass vial accompanied by collection and waste bags which insure the gathering of a proper sample flow through the vial. The vial is then sent to an independent certified laboratory where the alcohol is extracted from the silica gel and analyzed on a gas chromatograph to determine the exact blood alcohol content. Management is currently pursuing DOT approval of MACS as a collection and transport device. SAT plans to use this product in conjunction with a saliva screening device to be marketed as part of the AlcoProof System. Management is unaware of any product which currently competes with the MACS device.


(2) SCREENING DEVICES

     Screening devices are designed to determine the presence and approximate level of alcohol in a person's blood via his or her breath and whether further testing is warranted.


     The Alco-Breath Tubes ("ABT") are disposable alcohol breath glass vial testers containing yellow bands comprised of silica gel treated with a reagent solution. Testing begins with breath blown into a balloon which is then attached to the glass vial into which the sample flows. If alcohol is present within the subject's breath, a chemical reaction occurs within the gel changing the yellow bands to green. Measurement results are determined by the extent of color change. The Alcohol Testing Products Division manufactures two variations of the Alco-Breath Tubes specifically designed for various applications of alcohol breath testing. These screening devices are designed for use by law enforcement entities, a market not currently within SAT's strategic focus.


(3) CALIBRATION DEVICES


     The Alcohol Products Division manufactures the Alco-Simulator, which is a device used to calibrate and check alcohol testing instruments made by both SAT and its competitors for continued accuracy. The device is designed to simulate the breath of a person who has been drinking alcohol. The Alco-Simulator is approved by the DOT as a calibrating devise for evidential breath testing instruments. The standard alcohol solutions used in this calibration device is produced by SAT in its own certified laboratory.

ALCOHOL TESTING MARKETING


     The Alco Analyzer, the AlcoProof System and the Alco Breath Tubes represent 90% of SAT's current sales volume of its alcohol testing products in domestic and international markets. Sales are made directly by SAT's sales representatives. The Alcohol Testing Products Division markets its products at trade shows, conventions and through print advertisements.



     The Alcohol Testing Products Division and the BioTox Division each currently operates in three market areas:

        Law Enforcement/Correctional

        Industrial/Workplace

        Drug and Alcohol Testing Services

(1) LAW ENFORCEMENT/CORRECTIONAL


     The Alcohol Testing Products Division markets and sells the Alco-Analyzer and the Mobile Alcohol Collection System ("MACS") to law enforcement agencies for evidential testing purposes.


     Screening devices and Alco-Breath Tubes ("ABT") are generally used for roadside screening to determine probable cause for further breath testing by evidentiary quality testing equipment.


     The Alcohol Testing Products Division markets and sells breath alcohol screening devices to the correctional and institutional market, which includes probation and prison work release programs.


(2) INDUSTRIAL


     The Alcohol Testing Products Division is marketing and selling both evidential quality and the AlcoProof System to several companies for blood alcohol testing of employees.



     In February 1994, the DOT published its final rule implementing the federal act which mandates alcohol testing within the transportation industry. The final rule requires alcohol testing solely through the use of breath samples. These enactments have a direct bearing on the SAT's gas chromatography products, which the DOT had previously approved as evidential breath alcohol testing instruments. SAT had designed the Alco-Analyzer 2100 to specifically meet the needs of this market. Its marketing strategy had included sales, leases and placements of the instrument with a cost per test charge.



     SAT, as part of its current business strategy, intends to capitalize upon the DOT's rules for mandatory alcohol testing within the transportation industry. The final rule, which became effective in January 1995 as to the larger transportation companies and, in January 1996, as to the balance, affected nearly 8,000,000 employees who are engaged in safety-sensitive positions in the transportation industry by requiring them to be tested for alcohol on DOT-approved breath testing devices. Mandatory pre-employment screening, however, is now not required by the DOT rule. SAT's Alco-Analyzer series and, in particular, its Model 2100 meet the DOT's standard.



     In December 1994, SAT entered into two agreements with major testing laboratories, Corning Clinical Laboratories Inc., formerly Metpath Inc., and Lab. Corp., formerly National Healthcare Laboratories Incorporated, for placement of approximately 700 units of its Model 2100 at the respective laboratory's, collection sites with remuneration to SAT on a per test basis. These two agreements, as well as others with smaller customers, had terms ranging from three to five years. Recognizing that charges based on the per test basis under these agreements were creating substantial losses for the Alcohol Products Testing Division, current management sought to renegotiate the financial terms of these agreements. Subsequently SAT elected instead to terminate the agreements because of the failure of Corning and Lab Corp. to make payments under the agreements. The Division will attempt to sell the units of its Model 2100 as they are returned by these two customers. There can be no assurance that the Division will be successful in these resale efforts; however, the continuing losses under these agreements have been stemmed and collections of accounts receivable from these two customers has been accelerated.

     SAT has also sold its ABT and MACS devices to the maritime industry which must conform to government regulations established to test alcohol blood levels of ship operators. Its testing devices and equipment have been purchased by other private and public companies which include alcohol testing in their substance abuse testing programs.



     The Alcohol Testing Products Division also intends to pursue the non-regulated market for alcohol testing where approximately 93% of the American work force is employed. Management is of the opinion that the AlcoProof System can increasingly be sold to commercial companies which, recognizing the adverse impact of alcohol abuse on the productivity of their employees, wish to institute on-site testing programs. In order to implement this program, management believes that the ABTs must be reformatted and preferably DOT approval should be obtained for both the MACS and the ABTs. Although management believes that this non-regulated market is a market with great potential, there can be no assurance that SAT will derive significant revenues from this market.



     If U.S. Drug or its successor by merger (assuming that the Merger is consummated) successfully develops its saliva based drug testing product, SAT will simultaneously attempt to ascertain if such product can perform alcohol testing as well. There can be no assurance that the product will be successfully developed for drug testing or that it will be usable for alcohol testing as well.


(3) DRUG AND ALCOHOL TESTING SERVICES


     Biochemical Toxicology Laboratories ("BioTox") operates as a division of SAT and also services the needs of U.S. Drug, SAT's drug testing subsidiary. BioTox is certified as a Clinical Laboratory by the State of California, possesses a federal license pursuant to the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"), promulgated by the United States Department of Health and Human Services ("HHS"), and also possesses specific state licenses for alcohol and methadone analysis. It is engaged in drug and alcohol testing for many area police departments, detoxification centers, coroners departments and corporations and functions within SAT's facilities maintaining state of the art instrumentation. Management is of the opinion that, if BioTox obtained certain regulatory approvals, it could be used by the Alcohol Testing Products Division, the drug testing subsidiary or division (when the product is developed) and the Employer Services Division to a greater extent and, thereby enable the Company to realize greater revenues. There can be no assurance that these governmental approvals will be obtained or that the Company will derive greater revenues as a result of the efforts of BioTox.


LIABILITY INSURANCE


     SAT maintains liability insurance of $1,000,000, together with an umbrella policy providing coverage of $3,000,000, to protect the Company against legal action related to injury resulting from product failure, whether such product is offered by SAT or a subsidiary thereof.


COMPETITION

  Alcohol Testing


     The substance abuse detection equipment industry is highly competitive. SAT competes with small companies which also offer alcohol testing equipment such as CMI Inc., Intoximeters, Inc. and Lifeloc, Inc. Although all of these competitors are believed currently to have greater revenues than SAT from sales of alcohol testing devices, management is of the opinion that only CMI, Inc., which is a subsidiary of MPD, Inc., may have greater financial resources than SAT. In addition, several companies, including Roche and STC, Inc., offer an on-site screening saliva based alcohol test. Roche has, and several of these other companies may have, greater revenues and financial resources than the Company. Although SAT believes that its product and service quality, combined with its experienced personnel, will offer it a competitive edge in marketing its products and services, there can be no assurance that SAT will be able to compete successfully with larger companies which have greater financial resources available to them to develop and offer an array of substance abuse detection products, nor is there any assurance that other companies will not enter the marketplace and present additional competition for SAT and its products.

  Drug Testing

     The Company has not received any revenues from U.S. Drug because its products are still in the developmental stage. Currently U.S. Drug is developing two products which screen for the presence of drugs of abuse, one which utilizes flow immunosensor technology with urine samples as a medium of testing and another which utilizes flow immunosensor technology with saliva samples as a medium of testing. Only the saliva sampling system is currently being developed; however, if this product is successfully developed, U.S. Drug intends to use the technology to complete the urine sample system. The technology in development will specifically test for five commonly used drugs of abuse: cocaine, opiates (heroin, morphine and codeine), phencyclidine hydrochloride (PCP), amphetamines (including methamphetamines) and tetrahydrocannabinol (THC, marijuana). If the products are developed, U.S. Drug will compete with many of the companies of varying size that already exist or may be founded in the future which utilize urine samples as a medium of testing. U.S. Drug will face competition from at least eight major pharmaceutical companies providing substance abuse screening methods: (1) enzyme-multiplied immunoassay technique (EMIT) manufactured and distributed by Syva; (2) radioimmunoassay (RIA) manufactured and distributed by Roche and others; (3) thin layer chromatography (TLC) manufactured and distributed by Marion; (4) a fluorescence polarization immunoassay (FPIA) manufactured by Abbott, and other immunoassay tests provided by (5) Editek; (6) Hycor; (7) Princeton, and (8) BioSite. Almost all of these companies (i.e., Syva, Roche, Marion, Abbott, Editek, Hycor, Princeton and BioSite) have substantially greater financial resources available to them than does U.S. Drug to develop and to market their products.

     Management believes that saliva sample testing is unique in that, to management's knowledge, no company is currently offering a substance abuse detection method using saliva samples as a medium on an "on-site" basis. However, U.S. Drug has been advised that such a product is under development by two or more companies and, accordingly, there can be no assurance that such a product will not be offered by a competitor. In addition, even if no such product is developed, U.S. Drug anticipates, as indicated above, competition from other substance abuse detection methods such as Syva's EMIT, Roche's RIA, Marion's TLC, Abbott's FPIA methods, and other immunoassay tests provided by Editek, Hycor, Princeton and BioSite. U.S. Drug's market research to date has indicated a greater market potential for a saliva sample portable testing instrument for use in detecting drugs of abuse by law enforcement agencies, correctional facilities, hospitals and other medical facilities than a urine sample instrument. However, because of the expected limited life cycle of a saliva specimen, the use of this product in other potential markets may be limited.


     If U.S. Drug successfully develops first its saliva sample testing method and second its urine sample testing method, as to which there can be no assurance, it is not certain whether U.S. Drug will have the financial resources to compete successfully with other companies which have greater financial resources available to them.



     Prior management had considered, as an alternative to financing U.S. Drug, seeking a development partner which would share the costs. However, current management is of the opinion that use of one of the major pharmaceutical or medical diagnostic companies to assist in the product development at this stage of development risks giving confidential data to potential competitors and also may result in marketing rights demands that would later reduce the revenues to the Company assuming successful consummation of the development program. Current management also believes that a potential marketing partner cannot be obtained on acceptable terms until there is a working prototype for the instrument and the disposables and certain preliminary clinical data is obtained. Current management does not believe that the prototype will be produced until March 1998 at the earliest and that, at that stage of development, the greater part of the estimated (as of April 1, 1997) $10,500,000 in development and manufacturing build-out expenses will already have been incurred, making it less beneficial to obtain a development partner at that time. There can be no assurance that a development/marketing partner can be obtained upon acceptable terms even at that later date. Accordingly, management believes that it is currently too speculative to anticipate U.S. Drug's competitive position based on the presence of a development and/or marketing partner.

     U.S. Drug's management currently anticipates that U.S. Drug will submit its five-panel screening assay to the Food and Drug Administration (the "FDA") in November 1998 at the earliest. Until the saliva medium product is submitted to the FDA and marketing has commenced, no revenues from product sales are likely to be produced. Once the product is submitted to the FDA, U.S. Drug will be able to market it in non-medical-use markets and U.S. Drug should able to commence marketing of the product for medical purposes approximately six months to a year after FDA approval is obtained. There can be no assurance as to when U.S. Drug will submit such assay to the FDA, if at all, as to when the FDA will give its approval and as to when marketing in either medical or non-medical markets will commence. There are certain markets in the United States, as, for example, employment screening and screening by correctional and criminal justice agencies, and all markets in Europe where FDA approval is not required and, accordingly, marketing can begin in these areas when the product is developed; however, FDA approval will obviously assist U.S. Drug's efforts in these other markets. Management believes that U.S. Drug should attempt to enter these non-medical-use markets prior to obtaining FDA approval, but marketing plans have not as yet been finalized.

  Human Resource Provider


     The Employer Services Division (formerly the ProActive subsidiary) is a single source service provider, meaning that it is a provider of both substance abuse testing services and background screening services. A single source service provider is a relatively new concept. Additionally, the Company, through the acquisition in May 1996 of RSA (now the Robert Stutman & Associates Consulting Division), can also provide customized risk management loss prevention services specifically designed to reduce the negative effect of workplace substance abuse. The competition from single source providers which the Employer Services Division currently encounters is primarily from smaller local and regional companies. To management's knowledge, currently there is no single source provider on a national level, which is what the Employer Services Division provides, and there are no other providers of customized programs and policies like the Robert Stutman & Associates Consulting Division. However, Lab Corp., through Med-Express, is currently offering background screening services to corporations on a limited basis. Although the Employer Services Division has experienced personnel from both the drug testing and investigative arena, there can be no assurance that the Employer Services Division will become successful in marketing its services as a single source provider on a national level. In addition, the Employer Services Division faces competition from other companies which provide each of these services separately such as the companies mentioned in the preceding subsections of this section "Competition" under this caption "Business of the Company" as it relates to substance abuse testing providers (including the laboratories which are vendors to the Employer Services Division), and local or regional investigative firms or private investigators (including vendors to the Employer Services Division) as it relates to background investigative services. Assuming that the combined operations of the Robert Stutman & Associates Consulting Division and the Employer Services Division achieve national status as a single source provider, there can be no assurance that existing or new companies will not enter the national marketplace to compete with these SAT operations.


  Toy Products


     The toy industry is highly fragmented and extremely competitive. Good Ideas marketed a full line of wooden interlocking log and wooden block construction playsets which competed primarily with Lincoln Log, a product manufactured and distributed by Playskool, a division of Hasbro, Inc. ("Hasbro"), one of the five largest toy companies in the United States. Good Ideas also marketed a line of equestrian toys consisting of plastic horses ranging in height from five to eleven inches which competed primarily with products offered by Breyer, Inc., the dominant manufacturer of injection-molded collectible horses, and Marchon, Inc., a United States importer of injection-molded toy horses. Management believes that Good Ideas offered a high quality line of wooden log playsets and equestrian toys. However, there could not be any assurance that Playskool/Hasbro, which has greater financial resources available to it than Good Ideas, would not have attempted to expand its presence in the wooden log playsets category, nor could there be any assurance that other toy companies would not attempt to enter into this category. Due to relatively low barriers to entry in the toy industry, Good Ideas could have faced competition from a number of smaller toy companies as well if it were not to be sold or liquidated.

RESEARCH AND DEVELOPMENT


     During the nine months ended December 31, 1996, the Company spent approximately $1,274,000 on research and development, including $1,197,000 expended on developing the drug testing technology of U.S. Drug. During fiscal 1996, the Company spent approximately $1,006,000 on research and development, including $851,000 expended on development of the drug testing technology of U.S. Drug. In fiscal 1995, the Company spent approximately $1,249,000 on research and development, including $886,000 expended on development of the technology of U.S. Drug. In fiscal 1994, the Company spent approximately $948,000 on research and development, including $728,000 expended on development of the technology by U.S. Drug.


PATENTS AND TRADEMARKS


     U.S. Drug has rights under two patents, in addition to its rights to use the USN patent under its sublicense from SAT. SAT and its other subsidiaries currently have no patents on the other products of the Company. The term of the USN patent is set forth in "Business of U.S. Drug -- General" and the terms of the U.S. Drug patents are 17 years from the date of issuance as set forth in that section, subject to renewal. Termination of the Licensing Agreement for the USN patent, which would occur only on a default by SAT or an invalidation of the USN patent, would end the Company's rights to develop drug testing products. Termination of the other patents or licenses to use the same would require the Company to make changes to its products which could further delay development and marketing thereof.



     The Company has obtained tradenames for its major products. The following are the registered trademarks of the Company and have been published by the U.S. Patent and Trademark Office (the "PTO"): Alco-Equilibrator(TM), Sobriety Checkpoint(TM), ABT(TM), Alco-Analyzer(TM), Final Call(TM), Alco-Equilibrator(TM) and Drug Won't Work Here(TM). The Company also has trademark applications pending with the PTO for: AlcoProof (TM) and Substance Abuse Technologies(TM). On April 12, 1995, the Company abandoned the following trademarks: Mobile Alcohol Collection, MACS, Alco-Report; Alco-Breath Tubes, Alco-Link and Alco-Simulator. Good Ideas has registered the trademarks Good Ideas(TM) and Big Bill's Bric Builders(TM) and the same are published by the PTO. The Company believes these tradenames afford adequate protection. However, there can be no assurance that infringement claims will not be asserted against the Company in the future.


SUBSIDIARIES AND DIVISIONS

(1) U.S. DRUG TESTING, INC.


     In October and November 1993, SAT's then wholly-owned subsidiary U.S. Drug completed an initial public offering of the U.S. Drug Common Stock, which security trades on the Pacific Stock Exchange. As of March 31, 1997, SAT owned 3,500,000 of the 5,221,900 outstanding shares of the U.S. Drug Common Stock or 67.0% thereof.


     The Company has not received any revenues from U.S. Drug because its products are still in the developmental stage. For information relating to this subsidiary, see "Business of U.S. Drug."

(2) GOOD IDEAS ENTERPRISES, INC.


     In February and April 1994, Good Ideas completed an initial public offering of the Good Ideas Common Stock, which security trades on the Pacific Stock Exchange through December 31, 1996 and is now traded in the over-the-counter market. As of March 31, 1997, SAT owned 2,400,000 of the 3,948,680 outstanding shares of the Good Ideas Common Stock or 60.8% thereof.



     Good Ideas designed, marketed and distributed a variety of traditional toy products for children of various ages. Its sales historically had been derived from a line of traditional wooden construction toys. Good Ideas' strategy had been to design and develop enduring traditional lines of toys and to create enhancements to, and extensions of, these toy lines which were intended to maximize product line sales while minimizing development and advertising expenses for new and enhanced products.

     Good Ideas' principal product line, wooden construction toys, included classic interlocking log sets marketed under the trademark Paul Bunyan Log Builders(TM), themed playsets such as General Custer's Fort Apache(TM), building block sets marketed under the trademark Paul Bunyan Bloc' Builders(TM) and brightly-painted, multi-colored combination log and block sets marketed under the trademark Paul Bunyan Wood Builders(TM). In addition to its line of wooden construction toys, it marketed one other line of traditional toys. Since March 1993, it had shipped a line of equestrian toys comprised of various styles and sizes of flocked plastic horses and related accessories marketed under the trademark Black Beauty and Friends(TM).



     Since it first commenced shipping products in June 1988, Good Ideas' principal customers had been mass merchandisers, such as Toys R Us, Inc. ("Toys R Us"), Wal-Mart Stores, Inc., and J.C. Penney Company, Inc., and wholesale clubs, such as Costco Wholesale Corporation, Pace Membership Warehouse, Inc. and BJ's Wholesale Club, Inc. Its domestic distribution network also included high-end specialty retailers, such as F.A.O. Schwartz and Imaginarium.



     Commencing in fiscal 1995, Toys R Us, the major customer of Good Ideas, significantly reduced its Good Ideas' toy products. The customer attributed its reduction in orders to its large inventories and declining sales and customer traffic. Management believes that other manufacturers in the toy industry were facing those same problems -- their distributors or retailers to which they sold had large inventories of products and declining sales and customer traffic. In addition, management believes that many retailers were minimizing their number of vendors, which had the result of squeezing out the smaller companies like Good Ideas with their limited product lines. See "The Company's Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Results of Operations -- Good Ideas Enterprises, Inc."



     Since July 1992, SAT has provided, and continues, to a more limited extent, to provide, certain management and administrative services to Good Ideas. These services included management and financial advice; maintenance of financial books and records and preparation of financial statements, budgets, forecasts and cash flow projections; services relating to banking relationships; payment of accounts payable and payroll; collection of accounts receivable and credit analysis; order processing; import processing; cash management; and other miscellaneous services and advice. From July 1992 through March 1993, the fee payable to SAT for these services was computed on a fixed monthly charge of $25,000. In April 1993, Good Ideas and SAT entered into a formal Management Agreement, pursuant to which the fee for such services was computed at ten percent of annual net sales.



     In December 1993, Good Ideas and SAT entered into a Management Services Agreement, effective retroactively to October 1, 1993, pursuant to which the fee for management and administrative services provided by SAT was computed on a fixed monthly fee of $25,000, plus five percent of annual gross sales in excess of $5,000,000. The fee charged by SAT for its management services was determined arbitrarily by its Board of Directors after taking into consideration the anticipated diversion of SAT resources required to provide such services, both in terms of employee time and allocated overhead costs. Pursuant to the Agreement, the term, which initially was to expire on September 30, 1994, had been automatically renewed so that it expired on September 30, 1996. In view of the SAT Board's decision on February 26, 1996 to sell or liquidate Good Ideas (see the succeeding paragraph), the Board suspended management fees to SAT retroactive to January 1, 1996.



     SAT has also filed a Registration Statement on Form S-4, File No. 333-3734, under the Securities Act to register shares of the SAT Common Stock to be issued to the minority stockholders of Good Ideas upon the consummation of a merger of a wholly-owned subsidiary of SAT with and in to Good Ideas (i.e., the Good Ideas Merger). As indicated under "The Merger and Related Matters -- Reasons for the Merger and Approval" the SAT Board of Directors had concluded that the value of the SAT Common Stock could best be maximized if the Company concentrated its operations on the Alcohol Testing Products Division, the drug testing products and the Employer Services Division's services and operated the three as if one corporation. This action required sale of the rubber recycling product business of USRR (see the subsection (4) in this section "Subsidiaries and Division" under this caption "Business of the Company") and sale or liquidation of the toy business of Good Ideas. In addition, the SAT directors had concluded that, because of the history of declining revenues and losses in Good Ideas, the necessity to add a new product line or lines if a turnaround was to be achieved and the problems generally in the toy industry, it would be difficult to make Good Ideas' operations profitable within what they considered an acceptable time frame, assuming that such result could be achieved at all, as to which there could be no assurance. For these reasons, the SAT Board authorized on February 26, 1996 management to seek offers from prospective purchasers. Gary S. Wolff, the then Treasurer of SAT and Good Ideas until July 3, 1996, spoke with various vendors and customers of Good Ideas as to their interest in acquiring all or part of Good Ideas. No formal bid process was initiated. To date, while certain of the vendors have expressed some interest, none has presented an offer to purchase the stock of Good Ideas that could be presented to the Board. An offer has, however, been received to purchase the remaining tangible assets for $225,000. Good Ideas subsequently sold inventory to that prospective purchaser in September 1996 for $50,000 and in January 1997 for $62,870. There can be no assurance that a more acceptable offer to purchase will be received or as to the terms of any such offer. If, by March 31, 1997, no more acceptable offer is received, the Good Ideas Board intends to accept the existing offer if it is still open, as to which there can be no assurance, or if not, liquidate Good Ideas not later than the date on which the results of the consent solicitation for the Good Ideas Merger are known, in which decision the SAT Board concurs.



(3) EMPLOYER SERVICES DIVISION/ROBERT STUTMAN & ASSOCIATES CONSULTING DIVISION



     ProActive, which is a wholly-owned subsidiary of SAT that commenced operations in September 1995, provided single source services to assist corporations in their hiring practices ranging from substance abuse testing and background screening services to total program management. ProActive was merged into SAT on December 31, 1996 and its operations are now conducted by the Employer Services Division of SAT. Such Division's substance abuse testing services include specimen collections, laboratory testing and medical review officer services. Medical review officers review drug test results to verify that chain-of-custody procedures were followed and determine if there is an alternative medical explanation for a positive test result.



     The Employer Services Division's background investigative services include criminal history checks, employment verifications, credit checks, reference checks, driving record checks, workers' compensation history checks, and social security number, educational and professional license verifications. The Employer Services Division's services also include physicals and employee assistance programs. Its total program management services include establishing a substance abuse policy with corporations and conducting program audits to ensure regulatory compliance with such policy. The Employer Services Division's hiring solutions to corporations include the use of its proprietary computer software which provides the Employer Services Division with access to immediate on-line information.



     After the Employee Service Division executes an agreement with a customer, it generally takes 90 to 120 days to set up the procedures with the customer so that this SAT Division can begin to derive revenues.



     On December 14, 1995, SAT and ProActive entered into an agreement with RSA and Robert M. Stutman, personally, pursuant to which (1) SAT and ProActive engaged Mr. Stutman to be their expert spokesman and a consultant with respect to their drug and alcohol testing businesses; (2) ProActive agreed to refer customers to RSA for the purpose of RSA providing its services to such customers, including writing drug testing/background screening policy manuals; and (3) RSA agreed to refer customers to ProActive. Prior to forming RSA, Mr. Stutman was Special Agent in charge of the United States Drug Enforcement Administration's New York office. He also currently serves as special consultant on substance abuse for the CBS News Division. On December 14, 1995, pursuant to the agreement, SAT agreed to issue to Mr. Stutman and RSA three-year Common Stock purchase warrants, each to purchase 200,000 shares of the SAT Common Stock at $2.00 per share, which was the market price on the date of grant. These warrants were issued on December 14, 1995 and April 1, 1996. The agreement, which had a term of ten years (except the term for the consulting and spokesperson services by Mr. Stutman was three years), provided for payment of fees to ProActive based on referrals to RSA and an initial $100,000 payment by ProActive and varying monthly fees thereafter to RSA.



     On April 18, 1996, Mr. Stutman was elected as the Chairman of the Board and a director of SAT and designated as its Chief Executive Officer. SAT also agreed in principle to acquire RSA. On May 21, 1996, SAT completed its acquisition of RSA and RSA became a 100% owned subsidiary of SAT. SAT paid

$2,100,000 to the RSA stockholders for their shares of RSA (including $1,078,920 paid to Mr. Stutman for his 52.8% of the RSA shares and $721,080 paid to Brian Stutman, son of Mr. Stutman and now Vice President, Sales and Marketing of SAT, for his 35.3% of the RSA shares and issued to the RSA holders an aggregate of 500,000 shares of the SAT Common Stock (including 263,750 shares issued to Mr. Stutman and 176,250 shares to Brian Stutman) registered under the Securities Act as Acquisition Shares in the January 1992 Registration Statement, and SAT Common Stock purchase warrants expiring May 20, 1999 to purchase an aggregate of 900,000 shares of the SAT Common Stock (including a warrant to purchase 474,750 shares issued to Mr. Stutman and a warrant to purchase 317,250 shares issued to Brian Stutman) at $3.125 per share, which was the fair market value on the date of grant. SAT also issued two promissory notes aggregating $400,000 in principal amount (the "RSA Notes") to two RSA stockholders (one of whom was Mr. Stutman who received a RSA Note for $239,760 and Brian Stutman received a note for the balance). The RSA Notes bore interest at the rate of 7.5% per annum and were to become due in one year from the May 21, 1996 closing date. SAT was required to prepay the RSA Notes if the gross proceeds received by SAT from the exercises of the SAT Common Stock purchase warrants after April 17, 1996 exceeded $7,000,000. The RSA Notes were secured by all of SAT's tangible and intangible personal property except the following: (1) SAT's cash and cash equivalents; (2) SAT's securities, including the stock of its subsidiaries; and (3) certain contracts, including the license from the USN. See "Summary -- Recent Developments" for information as to changes in the RSA Notes, and the use of the principal and interest to exercise Common Stock purchase warrants held by the two Messrs. Stutman and a reduction in the exercise price of one of their SAT Common Stock purchase warrants. As a result of the acquisition of RSA, the Consulting Agreement described in the preceding paragraph terminated; however, the Common Stock purchase warrants described therein remained outstanding, except that the RSA warrant was distributed to the RSA shareholders, including Mr. Stutman who received a warrant to purchase 105,500 shares and Brian Stutman who received a warrant to purchase 70,500 shares.


     During its last three fiscal years ended December 31, RSA's revenues, income and income per share were as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                      --------------------------------------
                                                         1995          1994          1993
                                                      ----------     --------     ----------
    Revenues........................................  $1,101,599     $646,428     $  536,292
    Net Income (Loss)...............................  $  (19,549)    $ 16,694     $  (98,448)
    Income (Loss) per share.........................  $  (244.36)    $ 208.68     $(1,278.55)


     RSA was merged into SAT on December 31, 1996 and its services are now performed by the Robert Stutman & Associates Consulting Division of SAT.


(4) ALCONET, INC.


     In March 1995, SAT acquired 100% of the issued and outstanding common stock of Alconet and all the membership interests of Dakotanet, L.L.C. As consideration, SAT issued 782,321 shares of the SAT Common Stock registered under the Securities Act as Acquisition Shares in the January 1992 Registration Statement (see "The Merger and Related Matters -- Summary of the Terms of the SAT Common Stock -- Acquisition Shares") and valued at $1,564,642. The acquisitions have been accounted for as a purchase in the financial statements of the Company. In March 1996, SAT settled a dispute with two officers of Alconet for an aggregate payment of $250,000 and the assignment of certain software to one of the officers, both of whom then resigned. Alconet was engaged in the computer software/networking business. Alconet has developed an alcohol testing network to upload test results and information from various alcohol breath testing devices.



     Alconet was merged into SAT on December 31, 1996 and its operations are now conducted as part of the Alcohol Testing Products Division of SAT.



     In the quarter ended September 30, 1996, SAT wrote off $714,377 in goodwill associated with the subsidiary.

(5) U.S. RUBBER RECYCLING, INC.


     In November 1992, SAT purchased the total assets of Adflo International, Inc. for its then newly formed wholly-owned subsidiary, USRR, which then began to manufacture floor covering products for office and industrial use from used truck and bus tires. These tires were delivered to USRR's Rancho Cucamonga plant and to an off-site storage facility, where they were recycled by splitting and cutting the tires and reassembling the recycled parts into finished products. Sales were made nationwide through manufacturer's representatives and distributors. All manufacturing was performed in the USRR's then Rancho Cucamonga facility. USRR ceased operations on April 30, 1996 when substantially all of its assets were sold as described in the second succeeding paragraph.



     SAT acquired the total assets of Adflo International, Inc. for a total consideration of 185,000 shares of the SAT Common Stock valued at $196,563. The transaction was accounted for as a purchase in the financial statements of the Company. These shares were part of the Acquisition Shares registered under the Securities Act in the January 1992 Registration Statement solely for acquisition purposes (see "The Merger and Related Matters -- Summary of the Terms of the SAT Common Stock -- Acquisition Shares").


     On April 30, 1996, USRR sold substantially all of its assets to an unaffiliated buyer for $450,000, $150,000 of which was paid at the closing and the balance by the delivery of a $300,000 promissory note. The purchaser also paid approximately $80,000 in accounts payable of USRR and assumed certain other liabilities, including USRR's lease (see, however, the section "Description of Property" under the caption "Business of the Company"). The sale resulted in a loss of approximately $88,000. The promissory note is payable in six annual installments of $50,000, together with interest at a rate of 7% per annum. In addition to the annual installments, the promissory note will be prepaid in an amount equal to 12 1/2% of the buyer's annual gross sales of USRR products in excess of $1,400,000. The promissory note is secured by a first priority security interest in all of the buyer's assets. USRR is required to agree, however, to subordinate its security interest to up to $1,000,000 of institutional financing for the buyer.


     USSR was dissolved on December 31, 1996, with its obligations being assumed by SAT.


EMPLOYEES


     As of March 31, 1997, the Company had 82 full time employees including its officers, 16 engaged in manufacturing, 14 in sales and marketing, 16 in research and development and 36 in general and administrative jobs. The Company has no collective bargaining agreement with its employees.


DESCRIPTION OF PROPERTY


     Effective August 1, 1996, SAT subleased approximately 8,500 square feet of office space in Fort Lauderdale, Florida, under a lease expiring November 30, 2001, which lease grants the tenant a right to renew for an additional five-year term. The space is being utilized as corporate headquarters by the Robert Stutman & Associates Consulting Division (formerly RSA) and the Employer Services Division (formerly ProActive). RSA's landlord for space in Dedham, Massachusetts has cancelled RSA's lease. SAT's subsidiary ProActive occupied approximately 1,640 square feet of office space in Savannah, Georgia under a lease expiring January 2, 1999. ProActive has subleased such office space and remains liable in the event of a default by the sublease. SAT has assumed such liability as a result of ProActive's merger into it.



     SAT occupies approximately 20,000 square feet of office and factory facilities in Rancho Cucamonga, California under a lease expiring January 31, 2002 (as a result of a renewal), which premises are shared with its subsidiaries U.S. Drug and Good Ideas. This lease includes the option of extending its term for another consecutive five-year period. The former Alconet subsidiary (now part of the Alcohol Testing Products Division) occupied approximately 1,200 square feet of office space in Bismark, North Dakota under a lease which would have expired March 31, 1997 and has been cancelled.



     Good Ideas previously occupied approximately 22,000 square feet of office and factory space in Fort Worth, Texas under a lease which expired December 31, 1995. Until April 30, 1996, SAT's subsidiary USRR occupied approximately 17,000 square feet of office and factory space in Rancho Cucamonga, California under a lease expiring June 30, 1999. Pursuant to the sale of USRR's assets (see the section " Subsidiaries and Divisions -- U.S. Rubber Recycling, Inc." under this caption "Business of the Company"), the purchaser assumed the foregoing lease, but the landlord did not release USRR from its obligations. SAT has assumed USRR's obligation as a result of USRR's dissolution.


     In addition to rent, the leases provide for payment of real estate taxes and other occupancy costs. For information as to the aggregate rentals paid during the past three fiscal years and anticipated to be paid in the ensuing three fiscal years, see Note 13 to Notes to the Company's Financial Statements elsewhere in this Prospectus.


     Management is of the opinion that the leased facilities are currently adequate and suitable for the Company. However, if U.S. Drug successfully completes its product development program, as to which there can be no assurance, U.S. Drug will require additional space for manufacturing.


LEGAL MATTERS

     The Company is not a party to any material litigation and is not aware of any pending litigation that could have a material adverse effect on the Company's business, results of operations or financial condition.

                             BUSINESS OF U.S. DRUG

GENERAL


     U.S. Drug has not produced any revenues because its products are still in the developmental stage. U.S. Drug is developing proprietary systems that will test for drug use, specifically the following five commonly used drugs of abuse: cocaine, opiates (heroin, morphine and codeine), phencyclidine hydrochloride
(PCP), amphetamines (including methamphetamines), and tetrahydrocannabinol (THC, marijuana) (collectively the "Drugs of Abuse"). In January 1992, the USN and SAT signed a ten-year license agreement (the "License Agreement") covering the exclusive use by SAT of the USN's technology for the five Drugs of Abuse and any other drugs that might be added to the National Institute of Drug Abuse (NDA) list of drugs of abuse. By an amendment dated March 15, 1994, the scope of the License Agreement was broadened to permit SAT to use the technology for testing for methadone, benzodiazapines, barbituates, propoxyphene, tricyclic antidepressants and anabolic steroids. Except as set forth in the two preceding sentences, SAT under the License Agreement cannot use the USN technology to test for other substances. By an amendment dated June 16, 1995, the term of the exclusive right under the License Agreement was extended to terminate ten years from June 27, 1995 and SAT has a nonexclusive right to use the technology thereafter for the balance of the patent term, unless the License Agreement is terminated sooner because of SAT's default. By letter dated May 15, 1995, the USN notified SAT that, because the expiration date of the USN patent had been extended to February 23, 2010 under the GATT/WTO treaty, the expiration date of the License Agreement was extended to February 23, 2010. See the section "Material Contracts -- License Agreement under this caption "Business of U.S. Drug." U.S. Drug's line of products under development are based on its sublicense from SAT for Drug of Abuse detection utilizing the USN patent for flow immunosensor technology. Because the USN refused to grant a novation to U.S. Drug of the License Agreement as requested, the USN looks to SAT, not U.S. Drug, for performance thereunder. In the event of a default under the sublicense, all rights would revert to SAT. U.S. Drug is developing its own proprietary "Immunoassay Chemistry" for these five drugs which will work with the USN-developed technology. U.S. Drug has received six approvals from the FDA covering its Model 9000 Flow Immunoassay System and the attendant assays for each of the five Drugs of Abuse listed above, using urine as the test medium. However, additional development work is required before the urine based testing product can be marketed. U.S. Drug, based on its review of current market conditions, has decided to defer completion of the calibrators and the other elements required to be completed in order to market the urine medium testing product until it can complete the assays for a saliva medium testing product and, as a result, has produced no revenues through December 31, 1996. Until the saliva medium product is submitted to the FDA and marketing has commenced, no revenues from product sales are likely to be produced. U.S. Drug has commenced research using saliva as a testing medium in connection with the flow immunosensor technology and conducted a feasibility study as to the product which was completed in November 1996. Based on the results of the feasibility study, U.S. Drug has proceeded to the next stage of development. Assuming subsequent success in the remainder of the development program, U.S. Drug currently expects to submit its five-panel screening assay to the FDA in November 1998 at the earliest, but there can be no assurance that such submission will occur by such date or that the product will be successfully developed. Once the product is submitted to the FDA, U.S. Drug will be able to market it in the United States for non-medical purposes, such as employment screening and screening by correctional and criminal justice agencies, and in Europe where no FDA approval is required, although U.S. Drug will not be able to commence marketing of the product in medical markets until FDA approval is obtained, which marketing should occur approximately six months to a year later if such approval is obtained. There can be no assurance as to when U.S. Drug will submit such assay to the FDA, if at all, as to when the FDA will give its approval and as to when marketing in either medical or non-medical markets will commence. Management recognizes that, although FDA approval is not required for use of drug testing for non-medical purposes, such as employment screening and screening by correctional and criminal justice agencies, FDA approval of the product will assist U.S. Drug's marketing in the United States to such customers. No marketing plans have been formalized.



     U.S. Drug's screening tests are to be performed on a non-evidentiary basis. If a Drug of Abuse is detected in the screening test, the sample will be forwarded to a laboratory, where an expensive confirmatory analysis will be performed. Usually gas chromatography/mass spectrometry ("GC/MS") is employed for the evidentiary test. U.S. Drug's marketing analysis has indicated a greater market potential for a saliva sample portable testing instrument for Drugs of Abuse by law enforcement agencies, correctional facilities, hospitals and other medical facilities than a urine sample instrument. However, because of the expected limited life cycle of a saliva specimen, the use of this product in other potential markets may be limited. Currently, to U.S. Drug's knowledge no competitor is currently offering a saliva sample testing product on an "on site" basis. However, management has been advised that two or more companies may have such product under development. There can be no assurance that a competitor will not begin to offer such a product in the future, whether before or after U.S. Drug completes its research and development. See "Business of the Company -- Competition -- Drug Testing."


NEED FOR FINANCING


     U.S. Drug management concluded that, as of April 1, 1997, it will require approximately $12,000,000 to complete the development of the saliva based drug testing product. Such estimate reflects both product development and manufacturing build-out costs, as well as general and administrative expenses. U.S. Drug will attempt to reduce such estimated costs to approximately $10,500,000 by leasing rather than purchasing certain items, but there can be no assurance as to the extent, if any, that leasing will be a viable option. During the past six months, management has sought financing from several investment banking firms or potential investors or a standby commitment from the firms with respect to a rights offering to the U.S. Drug stockholders, but has not received any favorable response, as opposed to an expression of interest by certain of these firms in financing SAT.



     Prior management had considered the alternative to financing of U.S. Drug seeking a development partner which would share the costs However, current management is of the opinion that use of one of the major pharmaceutical or medical diagnostic companies to assist in the product development at this stage of development risks giving confidential data to potential competitors and also may result in marketing rights demands that would later reduce the revenues to the Company assuming successful consummation of the development program. Current management also believes that a potential marketing partner cannot be obtained on acceptable terms until there is a working prototype for the instrument and the disposables and certain preliminary clinical data is obtained. Current management does not believe that the prototype will be produced until March 1998 at the earliest and that, at that stage of development, the greater part of the estimated $10,500,000 in development and manufacturing build-out expenses will already have been incurred, making it less beneficial to obtain a development partner at that time. There can be no assurance that a development/marketing partner can be obtained upon acceptable terms, whether at that later date or at all. As indicated above, it is estimated that a total of $12,000,000 will be required to bring the product to market.

DRUG TESTING PRODUCTS

     (1) URINE SAMPLE TESTING -- U.S. Drug's urine drug testing system can be divided into two parts. The first part is the instrument into which the sample is placed. The second part consists of the replaceable columns which will test for the five Drugs of Abuse. The columns are easily replaceable by non-technical personnel and, depending on a number of factors, are generally expected to have a life of 50 to 75 tests.

     FLOW IMMUNOASSAY SYSTEM -- U.S. Drug's initial instrument system was the Model 9000, which received marketing approval from the FDA. See the section "Government Regulation" under this caption "Business of U.S. Drug." Resembling a personal computer, the Model 9000 features one button operation which permits low cost use of the system by non-technical personnel. The Model 9000 incorporates a U.S. Drug developed laser-excited fluorescence system which will enhance detection of Drugs of Abuse. The Model 9000 will provide an analysis of Drugs of Abuse present in the urine sample, if any are so present. All five Drugs of Abuse or any combination thereof can be selected for testing. Testing on a urine sample by the Model 9000 is anticipated to take approximately two minutes per drug selected, or ten minutes if all five are selected.

     DRUG ASSAYS FOR THE FLOW IMMUNOSENSOR SYSTEM -- U.S. Drug is designing disposable drug assay columns to be utilized in connection with the Model 9000. Each flow through column, approximately one inch long by one-half inch wide, will test for one drug (the "Target Drug"). The five separate columns each contain antibodies specific for the Target Drug.


     The life of each column is estimated at between 50 to 75 tests. This will depend specifically on such factors as (i) the number of samples containing the target drug; (ii) the amount of the Target Drug present, and (iii) the specific drug targeted for testing. The Model 9000 will inform the operator, who does not have to be highly skilled, when and which column to replace.


     As indicated above, U.S. Drug intends to first complete its development of the saliva sample testing product described below prior to undertaking further development efforts with respect to the urine sample testing product. Accordingly, the urine sample testing product is not currently marketable.


     (2) SALIVA SAMPLE TESTING -- Research is being conducted by U.S. Drug for this development, using the flow immunosensor technology, of testing for Drugs of Abuse from saliva samples, and for submission to the FDA for approval to use saliva as a testing medium. This research utilizes much of the development work done for U.S. Drug's urine drug testing system. See the section "Government Regulation" under this caption "Business of U.S. Drug" for information as to obtaining FDA approval. Management anticipates that the earliest that the saliva testing system and drugs assays for all five Drugs of Abuse will be ready for submission to the FDA is in mid-1998. There can be no assurance that U.S. Drug will meet such timetable.



     DESKTOP IMMUNOSENSOR ANALYZER -- The Company anticipates manufacturing a small desktop device in conjunction with the flow immunosensor technology. When used with the drug assays described below, the Company expects that this unit will provide portable, flexible and non-invasive detection capability when used with saliva samples. It is expected that the assay time will be under five minutes per sample. There can be, however, no assurance that the Company will be able to develop and market this product. See the section "Research and Development" under this caption "Business of U.S. Drug."



     DRUG ASSAYS FOR DESKTOP IMMUNOSENSOR ANALYZER -- The Company intends to develop disposable assay cartridges for use with its desktop model using saliva samples. After the sample has been collected, it will be transferred to an assay cartridge containing up to ten Target Drugs in one panel, read by the instrument, and the results printed. The disposable cartridge will be thrown away after use. Assay time is expected to be less than five minutes per sample. U.S. Drug plans to continue its research and development efforts for the drug assays concurrently with the desktop unit. There can be no assurance that the Company will be able to develop and market the assay cartridges. See the section "Research and Development" under this caption "Business of U.S. Drug."

MANUFACTURING



     In manufacturing, the Company will be required in the United States to follow current Good Manufacturing Practices ("GMP") as prescribed by the FDA. See the section "Government Regulation" under this caption "Business of U.S. Drug." There can be no assurance that U.S. Drug will be able to bring its plant into compliance and/or cause its third party manufacturers to comply with GMP. U.S. Drug's future dependence on third parties for the manufacture and supply of products could have a material adverse effect on U.S. Drug's profit margins and its ability to deliver its products on a timely and competitive basis. Management is currently seeking a Vice President, Manufacturing to assist in the development program and to plan for the anticipated manufacturing of the product assuming successful development thereof, as to which there can be no assurance of success.


MARKETING AND DISTRIBUTION


     Representatives of the prior management of U.S. Drug had an initial meeting with representatives of Roche to discuss Roche's possible assistance with respect to product development, with the intention ultimately to finalize some marketing arrangement; however, all discussions were on a preliminary basis and related only to assistance on assays as part of the product development. Such meeting did not result in an agreement being reached. Current management has suspended any further discussions with Roche or any similar company because (1) until the current feasibility study was completed, it was too early in the product development stage to discuss such development assistance, let alone marketing assistance; (2) although confidentiality agreements can be signed (and were executed by Roche), there are risks in giving confidential data relating to a product to a major competitor (after U.S. Drug develops its products, as to which there can be no assurance, Roche will be a competitor of U.S. Drug); and
(3) it is preferable to avoid having to give up future revenues if other alternatives remain open.



     Although U.S. Drug had engaged the services of a consultant to undertake a marketing survey, because of the delays in the development of its products due to the decision to have a test using a saliva sample, a definitive marketing program has not been finalized or implemented. U.S. Drug has employed a Vice President, Marketing to begin developing such a program and to advise on the research and development program.


GOVERNMENT REGULATION


     U.S. Drug's proposed screening and diagnostic products will be subject to significant government regulation in the United States and other countries. In order to conduct clinical tests, manufacture and market products for human diagnostic use, U.S. Drug must comply with mandatory procedures and safety standards established by the FDA and comparable foreign regulatory agencies. Typically, such standards require that products be approved by the FDA or comparable foreign regulatory agencies as appropriate, as safe and effective for their intended use prior to being marketed.



     The FDA regulates the introduction, manufacturing, labeling, recordkeeping and advertising for all medical devices in the United States. There are two principal methods by which FDA approval may be obtained to market medical device products, such as the Company's proposed screening and diagnostic test kits, in the United States. One method is to seek FDA approval through a pre-market notification filing under Section 510(k) ("510(k)") of the Food, Drug and Cosmetics Act. Applicants under the 510(k) procedure must prove that the device for which approval is sought is "substantially equivalent" to devices on the market prior to the Medical Device Amendments of 1976 or devices approved thereafter pursuant to the 510(k) procedure. In some cases, data from clinical studies must be included in the 510(k) application. The review period for a 510(k) application is generally 90 days from the date of filing the application. However, the FDA has taken longer in approving other companies' products.


     If the 510(k) procedure is not available, then pre-market approval ("PMA") must be obtained from the FDA. Under the PMA procedure, the applicant must obtain an Investigational Device Exemption ("IDE") before beginning the substantial clinical testing which is required to determine the safety, efficacy and potential hazards of the product. Safety and efficacy must be established through extensive clinical studies, which are conducted after the FDA's acceptance of an IDE application. On completion of all of the requirements of the IDE and once the results are evaluated, a PMA application is submitted to the FDA. The review period under a PMA application is generally 180 days from the date of filing, but the application is not automatically deemed approved if not rejected during that period. The FDA may grant marketing approval, request additional data about the product's safety and efficacy or deny the application if it determines that the product does not meet the regulatory approval criteria. In addition, the preparation of a PMA application is significantly more complex and time consuming than the 510(k) procedure and the FDA's review of a PMA is more extensive than that required for a 510(k) application.


     No assurance can be given that any agency will grant approval for the sale of U.S. Drug's products for routine screening and diagnostic applications or that the length of time the approval process will require will not be extensive.

     The cost associated with the filing of applications with the FDA and of research and development activities to support such applications, including clinical trials, can be significant. There can be no assurance that the cost of U.S. Drug's research and development activities will not exceed that which is budgeted, nor that any of U.S. Drug's proposed products will ever obtain the necessary FDA or foreign regulatory clearances for commercialization.


     Pursuant to applications filed by U.S. Drug, to date, U.S. Drug has received approval to manufacture and market the Model 9000 and five assays -- the assay which detects the presence of cocaine (and its metabolite benzoylecgonine), the assay which detects the presence of opiates (including heroin, codeine and morphine) the assay which detects amphetamines, the assay which detects phencyclidine hydrochloride (PCP) and the assay which detects tetrahydrocannabinoids (THC, marijuana) in urine samples. However, as indicated herein, further development work is necessary before the product can be marketed and, because of the decision to complete development of a saliva sample testing product prior to completing the development work with respect to the urine sample testing product, no such manufacture or marketing has commenced. See the section "General" under this caption "Business of U.S. Drug."



     In addition, regulations implementing CLIA and the Health Care Financing Administration on February 28, 1992, which were to become effective September 1, 1992, require that all employment drug testing, including on-site testing, be processed by a federally approved laboratory. On August 28, 1992, HHS announced that the application of CLIA to workplace testing would not go into effect on September 1, 1992 because of comments made on the final regulations. The comments raised questions about, among other things, whether bringing employee drug testing under CLIA might have an unintended chilling effect on efforts to encourage drug-free workplace programs. As reported in the January 19, 1993 Federal Register, the final decision on the regulations will be delayed until further investigation is completed and has not been made as of the date hereof. U.S. Drug believes that these regulations will not be made effective because (a) the increased costs and burdensome procedures imposed by CLIA will significantly reduce the volume of drug tests conducted, which is in direct conflict with the government's long-standing war on drugs, (b) workplace testing is forensic in nature (i.e, for the purpose of determining whether an individual is using illegal drugs) and not for medical purposes (i.e., to make a health assessment for diagnostic or treatment purposes) as was the original intent of CLIA and (c) inclusion of employment drug testing may be a direct violation of the Federal Administrative Procedures Act under Title 5 of the United States Code and the United States Constitution. If the regulations are not adopted, on-site drug testing in the workplace will not be subject to CLIA. Although the Company has a laboratory through BioTox (see "Business of the Company -- Alcohol Testing Marketing -- Drug and Alcohol Testing Services"), the U.S. Drug management believes that the consequences of adoption of the regulations would add to U.S. Drug's costs and, accordingly, this could have a material adverse impact upon its business with respect to employment testing in the private sector.


RESEARCH AND DEVELOPMENT


     During the nine months ended December 31, 1996, U.S. Drug spent approximately $1,197,000 on development of the drug testing technology. During fiscal 1996, U.S. Drug spent approximately $851,000 on development of the drug testing technology. In fiscal 1995, U.S. Drug spent approximately $886,000 on development of the technology of U.S. Drug. In fiscal 1994, U.S. Drug spent approximately $728,000 on development of the technology by U.S. Drug.



     In September 1995, U.S. Drug engaged the services of RELA, Inc., a Colorado based engineering firm and a wholly-owned subsidiary of Colorado MedTech Inc., to complete the engineering of the saliva sample test for drugs of abuse. Such services have been discontinued and instead U.S. Drug, with certain assistance by subcontractors of RELA, conducted a feasibility study which was completed in November 1996. As a result of the conclusions of the study, U.S. Drug has moved to the next stage of the development program. If the remainder of the development program is successful, U.S. Drug anticipates submitting its five-panel screening assay to the FDA in the fall of 1998. There can be no assurance, however, that this schedule will be met or the product successfully developed. See the section "Need for Financing" under this caption "Business of U.S. Drug" for information as to the estimated expenses to complete the development project. See also the section "Government Regulation" under this caption "Business of U.S. Drug."


PATENTS AND TECHNOLOGY


     In addition to its rights under the USN patent as sublicensee of SAT (see the section "General" under this caption "Business of U.S Drug," U.S. Drug has rights under the following patents:



          1. U.S. Patent No. 5,183,740, "Flow Immunosensor Method and Apparatus," issued on February 2 1993; and



          2. U.S. Patent No. 5,354,654, "Lyophilized Ligand-Receptor Complexes for Assay and Sensors" issued on October 11, 1994.



     U.S. Drug previously had rights to use U.S. Drug Patent No. 5,066,859, "Hematocrit and Oxygen Saturation Blood Analyzer," issued on November 19, 1992, but the assignment agreement dated January 16, 1992 between SAT and Maurice N. Karkur and James C. Velnosky was terminated on November 7, 1996.



     The expiration date of the USN patent is February 23, 2010, while the terms of the other patents are 17 years from the respective dates of issuance, subject to renewal. Termination of the Licensing Agreement for the USN patent, which would occur only on a default by SAT or an invalidation of the USN patent, would end the Company's rights to develop drug testing products. Termination of the other patents or licenses to use the same would require the Company to make changes to its products which could further delay development and marketing thereof. For additional information, see the section "Material Contracts" under this caption "Business of U.S. Drug."


     The patent position of technology firms is highly uncertain and involves complex legal and factual questions. Competitors have filed applications for, and in some instances have been issued, patents and may obtain additional patents and other proprietary rights relating to products or processes, such as U.S. Drug's proposed immunoassay sensor, which may be competitive with those of U.S. Drug. The scope and validity of these patents are presently unknown. U.S. Drug is not aware of any patents covering an immunoassay sensor similar to U.S. Drug's. Companies which have or may obtain patents relating to products or processes competitive with those of U.S. Drug could bring legal actions against U.S. Drug claiming damages and seeking to enjoin it from manufacturing, licensing and marketing the affected product. To date, no claims have been made against U.S. Drug for infringement of any patents. However, marketing of U.S. Drug's products has not begun and claims, if any, would not be asserted until market introduction of such products. If such a claim were to be made, its defense would be costly and U.S. Drug's business would be adversely affected, even if U.S. Drug were to prevail. No assurance can be given that U.S. Drug would be able to prevail in any such action or that any license required under any such patent would be made available on acceptable terms.

     Process patents have certain disadvantages when compared with product patents. It is more difficult to detect and prove infringement of process patents because it is sometimes impossible to ascertain the method by which any product has been produced. In addition, the value of U.S. Drug of receiving a process patent may be reduced if products which can be derived from such processes have been patented by others. The patents owned by, or licensed to, U.S. Drug include both process patents and product patents.

     U.S. Drug maintains a policy of seeking patent protection in the United States and other countries in connection with certain elements of its technology when it believes that such protection will benefit U.S. Drug. Lyophilization patent applications have been filed in Canada, certain European countries and Japan.

     The patent laws of foreign countries may differ from those of the United States as to the patentability of U.S. Drug's products and processes and, accordingly, the degree of protection afforded by foreign patents, if issued, may be different from protection afforded under associated United States patents. There can be no assurance that patents will be obtained either in the United States or in foreign jurisdictions with respect to U.S. Drug's inventions or that, if issued, the patents will be of substantial protection or commercial benefit to U.S. Drug.

     Certain inventions of U.S. Drug may prove to be unpatentable or U.S. Drug may conclude that it would be more advisable to retain a patentable invention as a trade secret. In either case, U.S. Drug would have to rely on trade secrets, proprietary know how and continuing technological innovation to develop and maintain its competitive position. All key employees and consultants of U.S. Drug have executed, and project sponsors and manufacturers will be required to execute, agreements to maintain the confidentiality of U.S. Drug's proprietary information to which they have access. There can be no assurance that these confidentiality agreements will be honored or will be effective. Manufacturers, project sponsors and consultants may be engaged in competing research projects outside the scope of their agreements with U.S. Drug. There can be no assurance that such sponsors and consultants will not develop similar or superior technology independently and to the extent that such persons apply technical information independently developed by them to projects undertaken by U.S. Drug, disputes may arise as to the proprietary rights to such information.

COMPETITION

     For information relating to potential competition, see "Business of the Company -- Competition -- Drug Testing."

MATERIAL CONTRACTS

(A) LICENSE AND SUBLICENSE AGREEMENTS


     Pursuant to an amended sublicense agreement dated as of September 23, 1993, superseding the sublicense agreement dated January 2, 1993, (the "Sublicense") by and between SAT and U.S. Drug, U.S. Drug is the sole and exclusive sublicensee of SAT under the License Agreement. In accordance with the terms and provisions of the Sublicense, U.S. Drug has assumed all of SAT's rights and undertaken all of SAT's obligations under the License Agreement. Because the USN refused to recognize a novation to U.S. Drug of the License Agreement as requested, the USN looks to SAT, not U.S. Drug, for performance thereunder. In the event of a default under the Sublicense, all rights would revert to SAT.



     The License Agreement initially provided that the USN shall be paid a royalty equal to six percent of the Net Selling Price (as defined in the License Agreement) for each Royalty-Bearing Product (as defined in the License Agreement) made, used or sold by SAT or its sublicensees in the Licensed Territory with minimum annual royalty payments of $180,000 for 1993, $375,000 for 1994, $600,000 for 1995 and $1,000,000 for 1996 and each calendar year thereafter throughout the term of the License Agreement. The License Agreement provides that the USN shall approve all sublicenses and, in accordance with such provision, the Sublicense was approved by the USN on September 24, 1993. The aforementioned minimum annual royalties were amended November 28, 1994 as follows: the minimum annual royalty for 1995 was reduced to $375,000 and for 1996 it was reduced to $600,000. In June 1995, the License Agreement with the USN was renegotiated and amended to provide for minimum annual royalties of $100,000 per year commencing October 1, 1995 and terminating September 30, 2005. Additional royalties will be paid pursuant to a schedule based upon sales of products. By letter dated May 15, 1995, the USN notified SAT that, because the expiration date of the USN patent had been extended to February 23, 2010 under the GATT/WTO treaty, the expiration date of the License Agreement was extended to February 23, 2010.

(B) CRDA


     On April 16, 1992, SAT entered into a 12-month cooperative research agreement ("CRDA") with the Naval Research Laboratory section of the USN (the "NRL") to further develop the licensing technology of the "Flow Immunosensor".



     Pursuant to an agreement dated as of January 1, 1993 by and between SAT and U.S. Drug, SAT assigned to U.S. Drug all of its rights under the CRDA. The purpose of the CRDA is to develop the prototype instruments based on the Flow Immunosensor Method and Apparatus Technology. See the section "Research and Development" under this caption "Business of U.S. Drug." Pursuant to the CRDA, each party may retain title to any patent obtained by such party in the performance of work under the CRDA. The NRL has the right of first election to file a patent application in the United States on joint inventions made in the performance of work under the CRDA and U.S. Drug, as assignee, has the right of first election to file a patent application on such joint inventions in all other countries. Pursuant to an amendment to the CRDA dated May 1993, the NRL waived such right of first election with respect to the lyophilization process for the freeze-drying of immunoassay chemicals, provided that SAT filed an approved patent application on such process within three months from the date of execution of the amendment. The approved patent application was filed on July 16, 1993 and issued as U.S. Patent No. 5,354,654 "Lyophilized Ligand -- Receptor Complexes for Assays and Sensors" on October 11, 1994. The Patent has been assigned to U.S. Drug by SAT.


(C) MANAGEMENT AGREEMENT

     For information relating to the Management Agreement between SAT and U.S. Drug, see "Material Contacts of SAT with U.S. Drug -- Management Services Agreement."

EMPLOYEES

     As of March 31, 1997, U.S. Drug utilized the services of 16 employees of SAT, for which U.S. Drug paid their full compensation, to conduct U.S. Drug's research and development program. In addition, U.S. Drug utilizes the services of independent contractors and the personnel employed by SAT who provide management and administrative services to U.S. Drug. Additional personnel will be required to complete the development project and, if the project is completed successfully, to manufacture the product.

PROPERTIES

     U.S. Drug maintains its principal executive offices, manufacturing space and laboratory facilities in Rancho Cucamonga, California. The premises, which consists of approximately 10,000 square feet, are sub-leased from SAT. U.S. Drug may consider relocating to Orange County, California, however, where it may be more likely to attract more experienced medical diagnostic personnel. U.S. Drug's operations and space are separated, and where necessary isolated, from the operations and space of SAT. Management believes that additional space will be required when and if manufacturing commences of the drug testing product.

LEGAL MATTERS

     U.S. Drug is not a party to any material litigation and is not aware of any pending litigation that could have a material adverse effect on U.S. Drug's business, results of operations or financial condition.

                           SAT PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information, as of March 31, 1997, with respect to (1) any person who owned beneficially more than 5% of the SAT Common Stock; (2) each director of SAT; (3) the Chief Executive Officer of SAT;
(4) each executive officer of SAT (including the then Chief Executive Officer) who was paid more than $100,000 in fiscal 1996, whether or not he or she was still an executive officer on January 31, 1997; and (5) all directors and executive officers as a group. Each beneficial owner has advised SAT that he or she has sole voting and investment power as to the shares of the SAT Common Stock reported in the table, except that the Common Stock purchase warrants described in the notes below do not have any voting power until exercised and may not be sold or otherwise transferred except in compliance with the Securities Act.



                                                              NUMBER OF SHARES
                     NAME AND ADDRESS                        BENEFICIALLY OWNED           PERCENTAGE
-----------------------------------------------------------  ------------------           ----------
Steven A. Cohen(2).........................................       1,748,100(3)                4.9%
777 Long Ridge Road
Stamford, CT 06902
S.A.C. Capital Associates, LLC(2)..........................         508,100(4)                1.4%
777 Long Ridge Road Stamford, CT 06902
Robert Stutman(5)..........................................         930,500(6)                2.5%
4517 N.W. 31st Avenue Ft. Lauderdale, FL 33309
Linda H. Masterson(7)......................................         210,000(8)                nil
10410 Trademark Street Rancho Cucamonga, CA 91730
Gary S. Wolff(9)...........................................          25,000(10)               nil
190 Sylvan Avenue Englewood Cliffs, NJ 07632
James C. Witham(11)........................................         878,500                   2.4%
27 La Costa Drive Rancho Mirage, CA 92270
Karen B. Laustsen(12)......................................         104,500                   nil
3000 C La Paz Lane Diamond Bar, CA 91765
Alan I. Goldman(13)........................................          10,000(14)               nil
497 Ridgewood Avenue Glen Ridge, NJ 07028
John C. Lawn(13)...........................................          10,000(14)               nil
c/o The Century Council 550 South Hope Street, Suite 1950
Los Angeles, CA 90071-2604
Peter M. Mark(13)..........................................         567,600(14)               1.6%
5531 Sugar Hill Houston, TX 77056
Michael S. McCord(13)......................................         234,441(15)               nil
Suite 701 2001 Kirby Avenue Houston, TX 77019
Lee S. Rosen(13)...........................................       1,478,648(16)               4.0%
17332 Saint James Court Boca Raton, FL 33486
All directors and executive officers as a group............       4,065,065(6)(8)(14)        10.6%
  (8 persons)                                                              (15)(16)

---------------

 (1) The percentages computed in this column of the table are based upon 36,030,591 shares of the SAT Common Stock outstanding on March 31, 1997 and effect being given, where appropriate, pursuant to Rule 13d-3(d)(1) under the Exchange Act, to shares issuable upon the exercise of SAT Common Stock purchase warrants which are currently exercisable or exercisable within 60 days of March 31, 1997.



 (2) Steven A. Cohen and S.A.C. Capital Associates, LLC filed a Schedule 13D, as amended (the "Cohen Schedule 13D"), because their joint beneficial ownership may constitute ownership by a "group" as such term is defined in Rule 13d-5(b) under the Exchange Act. Based on the holders' advice to SAT and the subsequent grants by SAT, the group beneficially owned an aggregate of 2,256,200 shares or 6.5% of the outstanding shares at March 31, 1997.



 (3) The shares reported in the table as being beneficially owned reflect (a) 1,743,100 shares of the SAT Common Stock and (b) 5,000 shares of the SAT Common Stock issuable at $1.8125 per share upon the exercise of a Lenders Warrant. The shares reported in the table do not reflect (x) 2,500,000 shares of the SAT Common Stock issuable upon the conversion of a Convertible Note at $2.00 per share and (y) 1,250,000 shares of the Common Stock issuable at $2.00 per share upon the exercise of a June 30 Warrant because neither the Convertible Note is convertible, nor the June 30 Warrant is exercisable, at March 31, 1997 or within 60 days thereafter.



 (4) The shares reported in the table as being beneficially owned reflect (a) 503,100 shares of the SAT Common Stock and (b) 5,000 shares of the SAT Common Stock issuable at $1.8125 per share upon the exercise of a Lenders Warrant. The Cohen Schedule 13D reported that S.A.C. Capital Associates, LLC, an Anguillan limited liability company, acquired the foregoing securities, but, because S.A.C. Capital Advisors, LLC, a Delaware limited liability company, has voting and dispositive power over the securities, the latter was deemed to be the beneficial owner thereof. The shares reported in the table do not reflect (x) 2,500,000 shares of the SAT Common Stock issuable upon the conversion of a Convertible Note at $2.00 per share and (y) 1,250,000 shares of the SAT Common Stock issuable at $2.00 per share upon the exercise of a June 30 Warrant because neither the Convertible Note is convertible, nor the June 30 Warrant exercisable, at March 31, 1997 or within 60 days thereafter.



 (5) Mr. Stutman was elected Chairman of the Board and a director of SAT and designated as its Chief Executive Officer on April 18, 1996.



 (6) The shares reported in the table include (a) 3,125 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring December 13, 1998 issued to him for his consulting services, while still an employee of RSA, (b) 105,500 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of a Common Stock purchase warrant expiring March 31, 1999 issued to him when the Common Stock purchase warrant to purchase 200,000 shares issued to RSA was divided among the RSA shareholders and (c) 474,750 shares of the SAT Common Stock issuable upon the exercise at $2.125 per share of a Common Stock purchase warrant expiring May 20, 1999 issued to him in exchange for his ownership interest in RSA.



 (7) Ms. Masterson, a director of SAT, became its President and Chief Operating Officer effective May 13, 1996. Effective November 19, 1996, Ms. Masterson relinquished her duties as Chief Operating Officer in order to concentrate on certain operations of the Company.



 (8) The shares reported in the table reflect (a) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 issued to her as a director of SAT on the same basis as those described in Note 14 to this table and (b) 200,000 shares of the SAT Common Stock issuable upon the exercise at $2.125 per share of a Common Stock purchase warrant expiring May 12, 1999 issued pursuant to Ms. Masterson's terms of employment, which 200,000 shares are the only shares as to which the warrant to purchase an aggregate of 600,000 shares is currently exercisable or exercisable within 60 days of March 31, 1997.



 (9) Mr. Wolff was the Treasurer, Chief Financial Officer and Chief Accounting Officer of SAT until he resigned on July 3, 1996.

(10) The shares reported in the table reflect (a) 15,000 shares of the SAT Common Stock issuable upon the exercise at $1.06 per share of a Common Stock purchase warrant expiring September 30, 1996 and
     (b) 10,000 shares of the SAT Common Stock issuable upon the exercise at $4.00 per share of a Common Stock purchase warrant expiring May 17, 1997.



(11) Mr. Witham was the Chairman, the President, the Chief Executive Officer and a director of SAT until April 18, 1996.



(12) Ms. Laustsen was an Executive Vice President and a director of SAT until April 18, 1996.



(13) A director of SAT.



(14) The shares reported in this table include or reflect (a) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 and (b) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.825 per share of a Common Stock purchase warrant expiring November 15, 1999, both issued to the holder as a director of SAT who is not employed by SAT or any subsidiary thereof.



(15) The shares reported in the table include (a) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 issued to Mr. McCord as a consultant to the Board of Directors of SAT and (b) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.825 per share of a Common Stock purchase warrant expiring November 15, 1999 issued to him as a director of SAT on the same basis as those described in Note 14 to this table.



(16) The shares reported in the table include (a) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998 issued to Mr. Rosen on the same basis as those described in Note 14 to this table; (b) 10,000 shares of the SAT Common Stock issuable upon the exercise at $1.825 per share of a Common Stock purchase warrant expiring November 15, 1999 issued to Mr. Rosen on the same basis as those described in Note 14 to this table;
     (c) 200,000 shares of the SAT Common Stock issuable upon the exercise at $1.9375 per share of a Common Stock purchase warrant expiring November 15, 1998; (d) 150,000 shares of the SAT Common Stock issuable upon the exercise at $4.00 per share of a Common Stock purchase warrant expiring November 15, 2000; (e) 300,000 shares of the SAT Common Stock issuable upon the exercise at $2.125 per share of a Common Stock purchase warrant expiring April 17, 1999; and (g) 200,000 shares of the SAT Common Stock issuable upon the exercise at $2.00 per share of the December 2 Warrant. The Common Stock purchase warrants described in (c), (d) and (e) were issued to Mr. Rosen as consideration for his services, including those related to the private placement consummated in February 1996. 50,000 of the shares subject to each of the warrants described in (d) and (e) may be forfeited if none of the Common Stock purchase warrants issued to the purchasers in such private placement are exercised and may be reduced in the number of shares which may be exercised pro rata to the exercise of the private placement warrants.



(17) The shares reported in the table include, in addition to those reported for a director (who may also be an executive officer) elsewhere in the table (see the text relating to Notes 6, 8, 14, 15 and 16 to the table), (a)(i) 176,250 shares of the SAT Common Stock issued to an executive officer of SAT in exchange for his ownership interest in RSA; (ii) 59,876 shares of the SAT Common Stock issuable upon the exercise by such executive officer at $2.00 per share of a Common Stock purchase warrant expiring March 31, 1999 issued to him when the Common Stock purchase warrant to purchase 200,000 shares issued to RSA was divided among the RSA shareholders; and
     (iii) 317,250 shares of the SAT Common Stock issuable upon the exercise by such executive officer at $2.125 per share of a Common Stock purchase warrant expiring May 20, 1999 issued to him in exchange for his ownership interest in RSA and (b)(i) 3,000 shares of the SAT Common Stock held by a second executive officer; (ii) 5,000 shares of the SAT Common Stock issuable upon the exercise by him at $2.125 per share of an Employee Warrant expiring July 17, 1998; (iii) 10,000 shares of the SAT Common Stock issuable upon the exercise by him at $2.3125 of a Common Stock purchase warrant expiring July 7, 1999; and (iv) 12,500 shares of the SAT Common Stock issuable upon the exercise by him at $2.125 per share of an Employee Warrant expiring May 2, 2003 which are the only shares of the Employee Warrant to purchase 50,000 shares currently exercisable or exercisable within 60 days of March 31, 1997. The shares reported in the table exclude 40,000 shares of the SAT Common Stock issuable upon the exercise by a third executive officer of SAT at $2.125 per share of an Employee Warrant which is not currently exercisable or exercisable within 60 days of March 31, 1997.


     As indicated elsewhere in this Consent Solicitation Statement/Prospectus (see "Business of the Company -- General"), Good Ideas and U.S. Drug are the only subsidiaries of SAT which are not wholly-owned.


     As of March 31, 1997, no director or executive officer of SAT owned beneficially any shares of the Good Ideas Common Stock except for Mr. McCord who owned 10,000 shares. No director or officer of SAT owns any Good Ideas Warrants and there are no outstanding stock options to purchase shares of the Good Ideas Common Stock. SAT itself owns 2,400,000 of the 3,948,600 outstanding shares of the Good Ideas Common Stock or 60.8% thereof.



     The following table reports, as of March 31, 1997, the number of shares of the U.S. Drug Common Stock beneficially owned by two directors of SAT as of such date. No other director or executive officer of SAT owns any shares of the U.S. Drug Common Stock.



                                                          NUMBER OF SHARES
        NAME                                             BENEFICIALLY OWNED     PERCENTAGE(1)
        -----------------------------------------------  ------------------     -------------
        Peter M. Mark..................................        15,500                nil
        Michael S. McCord..............................        36,000(2)             nil


---------------

(1) The percentage computed in this column of the table is based upon 5,221,900 shares of the U.S. Drug Common Stock outstanding on March 31, 1997. No effect is given, pursuant to Rule 13d-3(d)(1) under the Exchange Act, to shares issuable upon the exercise of U.S. Drug Common Warrants which are currently exercisable or exercisable within 60 days of March 31, 1997 because neither director of SAT owns any such Warrant.



(2) The shares reported in the table do not reflect an aggregate of 25,300 shares owned by affiliates of Mr. McCord as to which he disclaims beneficial ownership.



     SAT owns 3,500,000 shares of the 5,221,900 shares of the U.S. Drug Common Stock outstanding as of March 31, 1997 or 67.0% thereof.

                        U.S. DRUG PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of March 31, 1997, certain information with respect to (1) any person who beneficially owned more than 5% of the U.S. Drug Common Stock; (2) each director of U.S. Drug, (3) the Chief Executive Officer of U.S. Drug; (4) the only executive officer of U.S. Drug whose total annual salary and bonus exceeded $100,000 in fiscal 1996; and (5) all directors and executive officers as a group. Each beneficial owner who is a natural person has advised U.S. Drug that he or she has sole voting and investment power as to the shares of the U.S. Drug Common Stock reported in the table, except that, with respect to the beneficial ownership of SAT's shares, the voting and investment power is shared by the seven directors of SAT, a majority of whom must approve any vote or disposition of each shares.



                                                            NUMBER OF SHARES          PERCENTAGE OF
                                                            OF COMMON STOCK           COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                       BENEFICIALLY OWNED     BENEFICIALLY OWNED(1)
---------------------------------------------------------  ------------------     ---------------------
Substance Abuse Technologies, Inc. ......................       3,500,000                  67.0%
4517 N.W. 31st Avenue Ft. Lauderdale, FL 33309
Robert Stutman(2)........................................       3,500,000(3)               67.0%
4517 N.W. 31st Avenue Ft. Lauderdale, FL 33309
Linda H. Masterson (4)...................................       3,500,000(3)               67.0%
10410 Trademark Street Rancho Cucamonga, CA 91730
Michael S. McCord(5).....................................          36,000                   nil
2001 Kirby Drive Suite 701 Houston, TX 77019
Douglas A. Allen(6)......................................             -0-                   -0-
10410 Trademark Street Rancho Cucamonga, CA 91730
All directors and executive officers as a group (4
  persons)...............................................           7,500                   nil


---------------

(1) The percentages computed in this column of the table are based upon 5,221,900 shares of the U.S. Drug Common Stock outstanding on February 28, 1997. No effect is given, pursuant to Rule 13(d)(i) under the Exchange Act, to shares issuable upon the exercise of the U.S. Drug Warrants held because no person named in the table owns such a Warrant.



(2) Chairman of the Board, Chief Executive Officer and a director of U.S. Drug since May 31, 1996, as well as an executive officer and director of SAT since April 18, 1996.



(3) Mr. Stutman, as the Chairman of the Board, the Chief Executive Officer and a director of SAT, and Ms. Masterson, as the President and a director of SAT, may be deemed to be the beneficial owner of the SAT shares of the U.S. Drug Common Stock. See, however, the introductory paragraph to this section.



(4) A director of U.S. Drug since May 31, 1996 and, effective August 1, 1996, its President. She has served as a director of SAT since September 26, 1996 and as its President since May 13, 1996.



(5) A director of U.S. Drug since May 31, 1996 and a director of SAT since October 22, 1996 (formerly a consultant to the SAT Board from September 26, 1995 to October 22, 1996).



(6) President of U.S. Drug until July 31, 1996 and the executive officer of U.S. Drug who received $100,000 in compensation during fiscal 1996.

                             SAT MARKET INFORMATION


MARKET DATA


     Between January 2, 1992 and October 23, 1996, the SAT Common Stock traded on the American Stock Exchange under the symbol "AAA." Effective October 26, 1996, the SAT Common Stock traded under the symbol "SAU." The following table sets forth the high and low sales prices for the shares of the SAT Common Stock during the periods indicated:



                                                                            HIGH         LOW
                                                                           -------     -------
FISCAL 1995
  QUARTER ENDED
  June 30, 1994..........................................................  $2.5625     $  1.75
  September 30, 1994.....................................................  $  4.25     $2.1875
  December 31, 1994......................................................  $ 5.625     $3.1875
  March 31, 1995.........................................................  $  3.75     $ 1.875

FISCAL 1996
  QUARTER ENDED
  June 30, 1995..........................................................  $2.1875     $ 1.625
  September 30, 1995.....................................................  $2.9375     $ 1.875
  December 31, 1995......................................................  $  2.25     $ 1.875
  March 31, 1996.........................................................  $ 3.375     $1.8125

FISCAL 1997
  QUARTER ENDED
  June 30, 1996..........................................................  $ 3.625     $2.3125
  September 30, 1996.....................................................  $  3.00     $  1.75
  December 31, 1996......................................................  $2.3125     $ 1.375



     On April   , 1997, the closing sales price of the SAT Common Stock was
$          per share.


HOLDERS


     The holders of record of the SAT Common Stock on March   , 1996 were
      , and SAT estimates, based on the number of proxies mailed in connection with the two Annual Meetings of Stockholders held in February and October 1996, that it has approximately 8,200 stockholders, including holders in street name.


DIVIDENDS


     No dividends on the SAT Common Stock have been declared by SAT's Board of Directors through January 31, 1997 and, in view of the Company's cash requirements and history of operational losses, SAT's Board of Directors has no current intention to declare or pay dividends on the SAT Common Stock in the foreseeable future. Dividends on the Class A Preferred Stock are payable semi-annually cumulative from December 17, 1990 and all dividends have been paid timely.


RECENT QUOTATIONS


     The following table sets forth the closing sales prices per share for the SAT Common Stock and the U.S. Drug Common Stock, as reported by the American Stock Exchange and the Pacific Stock Exchange, respectfully, on February 5, 1996, the last full day on which these stocks were traded prior to the initial public announcement of the principal terms of the proposed Merger and on April
  , 1997, the latest available date. See the section "Market Data" under this caption "SAT Market Information" and "Good Ideas Market

Information -- Market Data" for a historical comparison of market prices of the SAT Common Stock and the Good Ideas Common Stock, respectively.



                                                              SAT           U.S. DRUG
                                                          COMMON STOCK     COMMON STOCK
                                                          ------------     ------------
        February 5, 1996................................     $2.375           $ .375
        April   , 1997..................................


                          U.S. DRUG MARKET INFORMATION

MARKET DATA

     The U.S. Drug Common Stock is traded on the Pacific Stock Exchange under the symbol "U.S.D.P." The quarterly high and low sales prices since U.S. Drug's initial public offering on October 12, 1993 as reported by the Pacific Stock Exchange are set forth below for the periods indicated.


                                                                              HIGH       LOW
                                                                             ------     ------
FISCAL 1995
  QUARTER ENDED
  June 30, 1994............................................................  $7.375     $5.125
  September 30, 1994.......................................................  $ 8.50     $ 5.50
  December 31, 1994........................................................  $ 9.00     $ 5.25
  March 31, 1995...........................................................  $6.625     $2.875
FISCAL 1996
  QUARTER ENDED
  June 30, 1995............................................................  $ 5.50     $ 2.50
  September 30, 1995.......................................................  $ 4.75     $ 2.50
  December 31, 1995........................................................  $ 4.50     $2.625
  March 31, 1996...........................................................  $ 4.50     $ 3.00
FISCAL 1997
  QUARTER ENDED
  June 30, 1996............................................................  $ 4.25     $ 3.50
  September 30, 1996.......................................................  $ 3.75     $2.375
  December 31, 1996........................................................  $2.875     $  .75



     On April   , 1997, the closing sales price of the U.S. Drug Common Stock
was $    per share.



EXCHANGE LISTING



     By letter dated February 3, 1997, the Pacific Stock Exchange advised U.S. Drug that the Equity Listing Committee of the Exchange would meet on March 4, 1997 to review U.S. Drug's listing status and decide if continued listing on the Exchange is appropriate. Among the Exchange's Tier II Securities maintenance requirements for continued listing is that a company have tangible net assets of at least $500,000 or a net worth of at least $2,000,000. As of December 31, 1996, U.S. Drug met neither criteria -- its liabilities exceeded tangible assets by $815,617 and it had a stockholders' deficit of $775,000. In response to U.S. Drug's request on February 7, 1997, the Equity Listing Committee granted a compliance extension until May 6, 1977 in order to permit the consent solicitation for the Merger to proceed or, if the Merger is not approved, for the U.S. Drug Board of Directors to consider what action is appropriate with respect to continuance of the listing. There can be no assurance that the Exchange will grant a further extension, if required, so that the U.S. Drug Common Stock could be delisted after May 6, 1997.



     The U.S. Drug Board recognizes that, if delisting occurred, the U.S. Drug Common Stock would not meet the requirements for listing on the American Stock Exchange or reporting on the Nasdaq System and that, if the U.S. Drug Common Stock was reported in the "pink sheets," it was unlikely that the U.S. Drug Common Stock would rise in market value in such over-the-counter market until the saliva based testing product was developed or close to completion. On the other hand, the U.S. Drug Board recognizes that, if the Merger is consummated, the U.S. Drug Minority Stockholders will be able to trade the SAT Common Stock on the American Stock Exchange.



     If the U.S. Drug Common Stock is delisted and, if at that time the bid price is below $5.00 per share, the security would become subject to Rule 51g-9 promulgated under the Exchange Act, which Rule imposes additional sales practices requirements on a broker-dealer which sells Rule 15g-9 securities to persons other than the broker-dealer's established customers and institutional accredited investors (as such term is defined in Rule 501(a) under the Securities Act). For transactions covered under Rule 15g-9, the broker-dealer must make a suitability determination of the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. In addition, broker-dealers, particularly if they are market makers in the Common Stock, have to comply with the disclosure requirements of Rules 15g-2, 15g-3, 15g-4, 15g-5 and 15g-6 under the Exchange Act unless the transaction is exempt under Rule 15g-1. Consequently, Rule 15g-9 and these other Rules may adversely affect the ability of broker-dealers to sell or to make markets in the Good Ideas Common Stock.


HOLDERS


     As of March 31, 1997, there were 82 holders of record (including SAT) and, based on prior requests for Annual Reports, management believed there were approximately 1,100 beneficial holders of the U.S. Drug Common Stock.


DIVIDENDS


     U.S. Drug's Board of Directors has not declared any dividends on the U.S. Drug Common Stock through December 31, 1996 and, in view of the continuing losses and its cash requirements, the Board has no current intention to pay any such dividends.



                                 SAT MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS


     The following table contains information concerning the current directors and executive officers of SAT as of March 31, 1997:



NAME                                        AGE                     POSITION
------------------------------------------  ---   --------------------------------------------
Robert M. Stutman.........................  53    Chairman, Chief Executive Officer and a
                                                  director

Linda H. Masterson........................  45    Director (President and Chief Operating
                                                  Officer effective May 13, 1996)
Robert Muccini............................  54    Vice President, Finance, Treasurer, Chief
                                                  Financial Officer and Chief Accounting
                                                  Officer

Steven J. Kline...........................  40    Vice President, Research and Development

Brian Stutman.............................  29    Vice President, Sales and Marketing

Alan I. Goldman...........................  59    Director

John C. Lawn..............................  60    Director

Peter M. Mark.............................  50    Director

Michael S. McCord.........................  53    Director

Lee S. Rosen..............................  41    Director

     A director will be generally elected for a classified term of three years or until his or her successor is elected and shall have qualified, which classification of directors was initiated at the Annual Meeting of Stockholders held on February 7, 1996. Each of the above directors other than Mr. Stutman (who was first elected on April 18, 1996) and Mr. McCord (who was first elected on October 22, 1997) was first elected on September 26, 1995 and was re-elected at the Annual Meeting of Stockholders held on February 7, 1996, with Messrs. Goldman and Mark to serve for a two-year term and Messrs. Lawn and Rosen and Ms. Masterson to serve for a three-year term. Mr. Stutman was elected, and Mr. McCord was initially elected, at the Annual Meeting of Stockholders held on October 22, 1996, each to serve for a three-year term.



     On March 24, 1997, the SAT Board of Directors increased the number of directors from seven to eight effective June 1, 1997 and elected David L. Dorff to fill the vacancy. Mr. Dorff was formerly an executive officer of the Triarc Restaurant Group of Triarc Corporation, a restaurant and beverage company, and the U.S. Shoe Footwear Group of United States Shoe Corp., a shoe and women's clothing manufacturer, and a consulting partner with the accounting firm of Deloitte & Touche. Mr. Dorff's term will terminate at the next Annual Meeting of Stockholders, at which he must be designated to a class and be elected by the stockholders in order to continue to serve as a director.



     Each officer of SAT is elected by the Board of Directors to serve at the discretion of the directors. For information as to severance arrangements with two executive officers named in the table, see the section "Employment Agreements" under this caption "SAT Management."


BUSINESS HISTORY


     Robert M. Stutman was elected Chairman of the Board and a director of SAT on April 18, 1996 and designated as its Chief Executive Officer. For more than five years prior thereto, he has been serving as the President of RSA, a provider of corporate "Drug-Free Workplace" programs. Prior to forming RSA, he was Special Agent in charge of the New York office of the United States Drug Enforcement Administration (the "DEA"). He also currently serves as a special consultant in substance abuse for the CBS News Division. SAT acquired RSA on May 21, 1996. See "Business of the Company -- Subsidiaries and Divisions -- Employer Services Division/ProActive Synergies, Inc./Robert Stutman & Associates Consulting Division."



     Linda H. Masterson has had substantial experience in marketing, sales and business development in the medical diagnostics, healthcare and biotechnology fields. On September 26, 1995, she was elected a director of SAT. Effective May 13, 1996, she became the President and Chief Operating Officer of SAT. Effective November 19, 1996, she relinquished her duties as Chief Operating Officer in order to devote more time to supervising the development program of U.S. Drug and the operations of the Alcohol Testing Products and BioTox Divisions of SAT. Until May 13, 1996, she was employed as the Executive Vice President of Cholestech, Inc., a start-up diagnostic company, for which she developed and restructured the company business strategy. In 1993, Ms. Masterson founded Masterson & Associates, a company of which she was the President and owner until she joined Cholestech, Inc. in May 1994, which was engaged in the business of providing advice to start-up companies, including the preparation of technology and market assessments and the preparation of strategic and five-year business plans for biotech, medical device, pharmaceutical and software applications companies. From 1992 to 1993, Ms. Masterson was employed as the Vice President of Marketing and Sales of BioStar, Inc., a start-up biotech company focused on the commercialization of a new detection technology applicable to both immunoassay and hybridization based systems. From 1989 to 1992, she was employed as Senior Vice President of Marketing, Sales and Business Development by Gen-Probe, Inc., a specialized genetic probe biotechnology company focused on infectious diseases, cancer and therapeutics. Prior to 1989, Ms. Masterson was employed for 12 years in various domestic and international marketing and sales positions at Johnson & Johnson, Inc., Baxter International Inc. and Warner Lambert Co. Ms. Masterson has a BS in Medical Technology from the University of Rhode Island, a MS in Microbiology/Biochemistry from the University of Maryland and attended the Executive Advanced Management Program at the Wharton School of Business at the University of Pennsylvania.



     Robert Muccini was elected on February 17, 1997 as Vice President, Finance and Treasurer of SAT and designated Chief Financial Officer and Chief Accounting Officer of SAT effective with the then anticipated resignation of Dennis A. Wittman (who had served since September 5, 1996) as a result of the then intended relocation of SAT's Finance and Accounting Department from Rancho Cucamonga, California to the corporate headquarters in Fort Lauderdale, Florida, which resignation and, accordingly, Mr. Muccini's election and designation became effective February 25, 1997. In anticipation of such contemplated relocation, he joined SAT on December 16, 1996. From May 1996 until he joined SAT, Mr. Muccini was a consultant on accounting matters to Precision Response Corporation, a provider of telemarketing services. From December 1994 to April 1996, he was Chief Financial Officer of Expert Software, Inc., a developer of consumer software. From November 1991 to July 1994, he was Vice President of Finance of Bird Corporation, a building products manufacturer and environmental services provider. From 1983 to 1990, he was Senior Vice President of Finance of MicroAmerica, Inc. (now Merisel, Inc.), computer distributor. From 1981 to 1983, he was Controller and Chief Financial Officer of Hyde Athletic Industries, an importer and distributor of athletic Footwear. From 1979 to 1981, he was Controller and Treasurer of Stride-Rite Corporation, also an importer and distributor of athletic footwear. From 1967 to 1979, he was an accounting manager in the Construction Products Division of W.R. Grace & Company. Mr. Muccini holds a B.S./B.A. degree in accounting from Northeastern University.



     Steven J. Kline was elected Vice President, Research and Development on March 25, 1997. He joined U.S. Drug as Director of Research in July 1994 and became its Vice President, Research in January 1995 (the title being changed to Vice President, Research and Development in May 1996), a position he still holds. From 1984 to July 1994, he served Abbott Laboratories in various chemical research positions, the last being R&D Section Head, Abused Drugs/Toxicology Business Unit, Diagnostics Division. Mr. Kline holds a B.S. in chemistry from the University of Maryland and a Ph.D in medicinal chemistry from the University of Florida.



     Brian Stutman was elected Vice President, Sales and Marketing on December 3, 1996. From September 1993 to December 1996, he was Vice President of Business Development for RSA, which became a subsidiary of SAT on May 21, 1996. From September 1989 to September 1993, Brian Stutman was an account representative for Storage Technology, a north eastern distributor of mainframe computer hardware. Brian Stutman has a B.A. in communications from the University of Massachusetts where he graduated cum laude.


     Alan I. Goldman has had over 35 years of experience in corporate finance, investment banking, commercial banking and central banking. From February 1985 to the present, Alan I. Goldman has been engaged in investment banking and consulting on financial and management matters, specializing in mergers and acquisitions, private placements and business and organization consulting. From October 1986 to July 1990, he was a consultant to Goldmark Partners Ltd., an investment banking firm specializing in mergers and acquisitions. From June 1987 to March 1988, he was also the President of Goldmark Capital, Ltd., a private investment firm. From May 1975 to January 1985, Mr. Goldman held the position of Senior Vice President, Finance and Chief Financial Officer of Management Assistance Inc. ("MAI"), then a $450 million multinational computer manufacturing, marketing and maintenance company listed on the New York Stock Exchange. In January 1985, MAI discontinued its operations when it sold its Sorbus Service Division to a subsidiary of Bell Atlantic Corporation and its Basic Four Computer Division to a corporation now called MAI Systems, Inc. From June 1970 to May 1974, he was Vice President, Finance, Treasurer and Chief Financial Officer of Interway Corporation, then a New York Stock Exchange-listed, $200 million international company engaged in piggy-back trailer and containing leasing and fleet management and now a part of Transamerica Corporation. From 1969 to 1970, he was at Lehman Brothers where he participated in investment banking and corporate finance activities; from 1962 to 1969, he was at Bankers Trust Company, where he managed several offices; and from 1958 to 1962, he served in various positions at the Federal Reserve Bank of New York. Mr. Goldman currently serves as a director of Production Systems Acquisition Corporation, a public company seeking to enter the production systems business by acquisition.

     From December 8, 1994 to date, John C. Lawn has been serving as the Chairman and Chief Executive Officer of The Century Council ("Century"), which is a national not-for-profit organization dedicated to fighting alcohol abuse which is supported by more than 800 concerned brewers, vintners, distillers and wholesalers. From 1990 to 1994, Mr. Lawn served as Vice President and Chief of Operations of the New York Yankees. From 1985 to 1990 he served as Chief Administrator at the DEA, having previously served as Deputy Administrator from 1982 to 1985, and was awarded the President's Medal, the highest honor for civilian service. Prior to joining the DEA, Mr. Lawn served with the Federal Bureau of Investigation from 1967 to 1982.

     In December 1994 Peter M. Mark formed Mark Energy Capital Group, Ltd. ("MECG"), a private investment group for which through a wholly-owned corporation he served as the General Partner from December 1994 to the present. The primary interest of MECG is to acquire proven producing oil and gas properties in the United States. In April 1981, he formed Mark Resources Corporation, a private oil and gas company whose operations were primarily located in the Appalachian Basin, and served as its President, its Chief Executive Officer and a director from April 1981 until December 1993 when it was sold to Lomak Petroleum, Inc. ("Lomak"). Mr. Mark then served as a director and the Vice Chairman of Lomak until December 1994 when he formed MECG. Between 1976 and 1991, Mr. Mark organized and managed 30 limited partnerships and numerous joint ventures which explored and developed approximately 700 wells for oil and gas.


     Michael S. McCord is the owner of McCord Investments, a sole proprietorship formed in 1980 which primarily invests in various capital markets. Mr. McCord is also a stockholder, director and officer of McCord Brothers, Inc. and a partner of McCord Brothers Partnership, a privately-owned company and partnership, respectively, each of which invests in oil, gas and real estate properties. From 1974 to 1980, Mr. McCord served as Financial Vice President of the Wedge Group, a privately held holding company which acquired and held control of international multi-industry (including agricultural, construction, energy, manufacturing and service) companies with aggregate revenues in excess of $1 billion. Mr. McCord was elected as a director of Good Ideas and U.S. Drug on May 31, 1996. From October 12, 1995 to October 22, 1996, he served SAT as a consultant to its Board of Directors.


     Lee S. Rosen has been a financial consultant with registered broker-dealer firms for the past seven years, as follows: He is currently employed by First Colonial Securities Group, Inc., which firm he joined in October 1996. From July 1995 until October 1996, he was employed by Donald & Co. Securities Inc. From April 1994 until June 1995, he was employed by Kidder Peabody & Co., Incorporated ("Kidder") or, after Kidder was acquired by PaineWebber Incorporated ("PaineWebber") in January 1995, by PaineWebber. Prior to working for Kidder, from April 1993 until April 1994, Mr. Rosen was employed by Shearson, Lehman, Hutton & Co., Inc. ("Shearson") or, after Shearson was acquired by Smith Barney, Inc. ("Smith Barney") in September 1993, by Smith Barney. From September 1991 until April 1993, he was employed by Raymond James & Associates, Inc. From February 1989 until September 1991, Mr. Rosen worked for A.G. Edwards, Co., Inc.

FAMILY RELATIONSHIPS


     There are no family relationships among the directors and executive officers of SAT except that Robert M. Stutman and Brian Stutman are father and son, respectively.

SUMMARY COMPENSATION TABLE


     The following table sets forth the cash compensation and certain other components of the compensation of James C. Witham, the Chairman, President and Chief Executive Officer of SAT until April 18, 1996, and the only two other then executive officers of SAT who received compensation in excess of $100,000 in fiscal 1996:



                                                                            LONG TERM COMPENSATION
                                                                          ---------------------------
                                                                             ALL
                                             ANNUAL COMPENSATION          SECURITIES         ALL
                                        -----------------------------     UNDERLYING        OTHER
     NAME AND PRINCIPAL POSITION        YEAR      SALARY       BONUS       OPTIONS       COMPENSATION
--------------------------------------  -----    --------     -------     ----------     ------------
James C. Witham (1)...................  1996     $412,500(2)  $50,000            --            --
  Chairman, President                   1995     $301,154     $50,000       180,000(3)         --
  and Chief Executive Officer           1994     $244,327     $50,000            --            --
Gary S. Wolff(1)......................  1996     $203,077(2)  $25,000            --            --
  Treasurer and Chief                   1995     $160,615     $25,000        80,000(3)         --
  Financial Officer                     1994     $112,769     $25,000            --            --
Karen B. Laustsen(1)..................  1996     $159,923(2)  $25,000            --            --
  Executive Vice                        1995     $120,461     $15,000       100,000(3)         --
  President                             1994     $ 89,396     $25,000            --            --


---------------


(1) SAT had three-year employment agreements with these officers which were scheduled to terminate on December 31, 1996 and which provided minimum aggregate salaries for the three officers amounting to $638,000 per year plus reimbursement for related business expenses. On April 18, 1996, Mr. Witham and Ms. Laustsen resigned their officerships and directorships in SAT; however, they continued to serve SAT as employees until May 31, 1996. On July 3, 1996, Mr. Wolff resigned his officership in SAT. See the section "Employment Agreements" under this caption "Management."



(2) The amounts shown in the table exceed the salary amounts shown below in the section "Employment Agreements" under this caption "Management" as a result of March 1996 company-wide payments of several years of unused vacation accruals, of which $95,192.25, $33,846.20 and $32,999.98 were paid to Mr.
    Witham, Mr. Wolff and Ms. Laustsen, respectively.



(3) In August 1994, SAT granted non-qualified stock options expiring August 1, 2004 (the "SAT Options") under the 1990 Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan (the "Option Plan") to purchase an aggregate of 450,000 shares of the SAT Common Stock as follows: James C. Witham -- 180,000 shares, Gary S. Wolff -- 80,000 shares, Karen B.
    Laustsen -- 100,000 shares, Glenn A. Bergenfield -- 12,500 shares, William DiTuro -- 12,500 shares, Michael J. Witham -- 60,000 shares and George Berger -- 5,000 shares. At the date of grant, all of the foregoing optionees were directors and/or officers of SAT. All of the SAT Options were exercisable at $2.375 per share. SAT terminated the 1990 Option Plan subsequent to the grants. All of the options, except for Mr. Bergenfield's which has been exercised, have expired.


AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1996
AND OPTION VALUES AT MARCH 31, 1996


     The following table sets forth certain information concerning stock option exercises by the three individuals named in the Summary Compensation Table during fiscal 1996. In addition, this table includes the number of shares covered by exercisable options as of March 31, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the closing market price of the SAT Common Stock at March 31, 1996.

                                                                        NUMBER OF          VALUE OF UNEXERCISED
                            SHARES ACQUIRED                        UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
           NAME               ON EXERCISE       VALUE REALIZED       MARCH 31, 1996         AT MARCH 31, 1996
--------------------------  ---------------     --------------     -------------------     --------------------
James C. Witham...........        -0-                 -0-                677,500                $1,197,388
Gary S. Wolff.............        -0-                 -0-                105,000                $  114,688
Karen B. Laustsen.........        -0-                 -0-                235,000                $  376,075

All of the stock options have expired pursuant to their terms.

OTHER COMPENSATION


     SAT currently has no pension plan in effect and has no stock option plan, restricted stock plan, stock appreciation rights nor any other long-term incentive plan under which grants or awards may be made in fiscal 1997 or thereafter. The Board is, however, considering adoption of a stock option plan for directors, officers and key employees of the Company and has implemented a 401(k) plan for all employees managed by Automated Data Processing, Inc.


EMPLOYMENT AGREEMENTS


     SAT had entered into employment agreements (the "Employment Agreements") with each of James C. Witham, Karen B. Laustsen and Gary S. Wolff providing for a three-year term commencing January 1, 1994 and terminating December 31, 1996. On April 18, 1996, Mr. Witham and Ms. Laustsen resigned their directorships and officerships, but agreed to continue to serve SAT as employees until May 31, 1996. Mr. Wolff resigned as Treasurer, Chief Financial Officer and the Chief Accounting Officer of SAT, Good Ideas and U.S. Drug and as a director of Good Ideas and U.S. Drug on July 3, 1996. The Employment Agreements terminated on May 31, 1996 as to Mr. Witham and Ms. Laustsen and on July 3, 1996 as to Mr. Wolff, except that SAT made a $25,000 severance payment to Mr. Wolff and continued medical benefits for the three former executive officers until December 31, 1996, the original expiration date of the Employment Agreements. Mr. Wolff continued for a few months to assist SAT in its efforts to sell the stock or assets of Good Ideas.



     Pursuant to his Employment Agreement, Mr. Witham was employed as the President and Chief Executive Officer of SAT at an annual base salary of $330,000. Pursuant to her Employment Agreement, Ms. Laustsen was employed as an Executive Vice President at an annual base salary of $132,000. Pursuant to his Employment Agreement, Mr. Wolff was employed as the Treasurer and Chief Financial Officer at an annual base salary of $176,000 per year. Each of such salaries reflected a 10% increase effective July 1, 1995, which increase was the first in 18 months. Mr. Witham and Ms. Laustsen were each required to devote substantially all of his or her time to the business of SAT, while Mr. Wolff was only required to devote a majority of his time.



     The Employment Agreements contained standard provisions for participation by the executive in SAT's benefit programs, whether relating to the SAT Common Stock, bonuses or medical, life and disability insurance or otherwise. Mr. Witham and Ms. Laustsen were each provided with a company car, which have been returned to SAT. The Employment Agreements also provided for termination in the event of disability for six or more consecutive months and termination "for cause" which meant conviction for embezzlement, theft or other criminal act constituting a felony or failure to comply with the terms and conditions of the Agreement if such breach was not cured within seven days after written notice was given to the executive by the Board of Directors.



     Michael J. Witham, who is the son of James C. Witham and who was the Vice President of Manufacturing of SAT, had an employment agreement similar to the Employment Agreements providing for an annual base salary of $115,500. Effective September 26, 1995, Michael J. Witham agreed to terminate his employment agreement in consideration of a payment to him of $50,000 and an assignment to him of a company car. He resigned as an executive officer of SAT, as a director of U.S. Drug and no longer serves the Company in any capacity.

     Effective April 18, 1996, Robert M. Stutman, the President and a principal shareholder of RSA, became the Chief Executive Officer of SAT. Mr. Stutman's annual base salary is $225,000. He was eligible to receive a cash bonus of $100,000 if the Company broke even or was profitable in fiscal 1997 and an additional $150,000 if the Company had net earnings of $2,000,040 in fiscal 1997. However, because SAT does not anticipate profitability in fiscal 1997, this term of employment has become moot. Cash bonuses will be discretionary in subsequent years. He also received a one-time cash bonus of $50,000 upon ProActive satisfying certain performance standards. In the event that Mr. Stutman is terminated without cause (as defined) during the first three years (i.e., through May 20, 1999) that he is employed by SAT, he shall receive severance pay in an amount equal to the base salary that would have been paid to him after the date of termination had Mr. Stutman not been terminated and had he been employed by SAT for a period of three years.



     Effective May 13, 1996, Linda H. Masterson, a member of SAT's Board of Directors, was employed as the President and Chief Operating Officer of SAT. On November 19, 1996, Ms. Masterson relinquished her duties as Chief Operating Officer in order to devote more time to supervising the development program of U.S. Drug and the operations of the Alcohol Testing Products and BioTox Divisions of SAT. Ms. Masterson's annual base salary is $175,000. Ms. Masterson was granted a warrant to purchase 600,000 shares of the SAT Common Stock. If SAT adopts a stock option plan, then the Common Stock purchase warrant will be converted to a stock option subject to such plan. In either case, the option or warrant was to become exercisable over a four-year period as follows: 50,000 shares upon commencement of the term of employment (i.e., May 13, 1996) 100,000 shares at the end of the first year, 150,000 shares at the end of the second year, 150,000 shares at the end of the third year and 150,000 shares at the end of the fourth year. The expiration dates of the stock option will be in accordance with the terms of the stock option plan and the expiration dates of the warrant were four years from the respective dates on which the warrant becomes exercisable. The initial exercise price was $3.125 share. On December 6, 1996, the SAT Board of Directors, while reducing the exercise price of Common Stock purchase warrants granted to other employees from $3.50 to $2.125 per share, made the following adjustments to Ms. Masterson's warrant: (a) the exercise price was also reduced to $2.125 per share for the first 150,000 shares as to which the warrant is currently or becomes exercisable on May 13, 1997 and
(b) the warrant becomes exercisable on May 13, 1997 at the reduced exercise price with respect to 50,000 of the 150,000 shares as to which the warrant was first to become exercisable in the fourth year. A discretionary cash and/or stock bonus may be paid commencing with the fiscal year after the fiscal year in which the Company first has positive earnings. A bonus in the form of stock options pursuant to an employee stock option plan or warrants, if no such plan is adopted, was to be granted in respect of fiscal 1997 as follows: 33,000 shares if the Company broke even in fiscal 1997 and an additional 50,000 shares if the Company had net earnings of $2,000,040 for fiscal 1997. However, as indicated above for Mr. Stutman, this bonus arrangement for fiscal 1997 has become moot. In the event that Ms. Masterson is terminated without cause (as defined), she shall be paid severance equal to her annual base salary.



     Effective May 21, 1996, when RSA became a subsidiary of SAT, Brian Stutman continued to serve as Vice President of Business Development for RSA. On December 3, 1996, he was elected as Vice President, Sales and Marketing of SAT. Mr. Stutman's annual base salary is $130,000. He is eligible for a bonus of $30,000 for fiscal 1997 if his business plan goals are met and received a one-time bonus of $30,000 upon ProActive satisfying certain performance standards. In the event Mr. Stutman is terminated without cause (as defined) during the first three years (i.e., through May 20, 1999) that he is employed by SAT, he shall receive severance pay in an amount equal to the base salary that would have been paid to him after the date of termination had Mr. Stutman not been terminated and had he been employed by SAT for a period of three years.



     No employment agreements will be executed with. either of the Messrs. Stutman or Ms. Masterson; however, written agreements have been prepared evidencing the severance provisions and are filed as exhibits to the Registration Statement.

DIRECTORS' COMPENSATION


     Prior to the change on September 26, 1995 in the composition of the Board (see the section "Changes in Management of SAT" under this caption "Management"), directors of SAT who were not employees were eligible to receive 10,000 shares of the Common Stock in the current fiscal year, in addition to being reimbursed for their travel and other expenses. On September 26, 1995, 10,000 shares of the SAI Common Stock were allocated to each of Glenn A. Bergenfield and William DiTuro, then directors, who then resigned as part of the settlement.



     On November 16, 1995, as modified on December 11, 1995 and December 3, 1996, the Board approved the following compensation arrangements for directors who are not employees of the Company: (1) each year the director will receive a SAT Common Stock purchase warrant to purchase 10,000 shares of the SAT Common Stock exercisable at the closing sales price on November 16 or the preceding business day if November 16 is a Saturday, Sunday or holiday (effective October 1, 1997, the date will become October 1) for a three-year period; (2) an annual payment of $10,000 and (3) a quarterly payment of $2,500 provided that the director attends at least 75% of the meetings during the year. The Board also authorized an annual payment of $1,000 for a director serving as the Chairman of a Board committee and $500 for serving as a member of a Board committee. All annual cash payments are to be made as of October 1, commencing October 1, 1996. Pursuant to the foregoing authority, Common Stock purchase warrants were granted for 1995 to five directors (i.e., Alan I. Goldman, John C. Lawn, Peter M. Mark, Linda H. Masterson and Lee S. Rosen) to purchase an aggregate of 50,000 shares at $1.9375, the closing sales price on November 16, 1995 and for 1996 to five directors (i.e., Alan I. Goldman, John C. Lawn, Peter M. Mark, Michael S. McCord and Lee S. Rosen) at $1.8125, the closing sales price on November 15, 1996. The Board approved the following compensation for all directors: the issuance of a SAT Common Stock purchase warrant to purchase 10,000 shares of the SAT Common Stock for each $1.00 rise over the closing sales price of the SAT Common Stock on November 16th (October 1st commencing October 1, 1997) of each year (which would be $1.9375 for November 16, 1995 and $1.8125 for November 15, 1996), the rise to be calculated on the basis of the average of the closing sales prices during the 90-day period preceding the 30th day after the date on which the results of operations for the fiscal year are announced either through a press release or the filing of the Annual Report on Form 10-K under Section 13 of the Exchange Act. The exercise price will be the greater of the average of the closing sales prices during the 90-day period or the closing sales price on October 1 commencing October 1, 1997. Based on the fact that the results of operations for fiscal 1996 were reported in a press release dated June 14, 1996, each of the current directors did not receive a Common Stock purchase warrant in 1996 because the average sales price during the 90-calendar days prior to July 14, 1996 was $2.9308 per share or less than a $1.00 rise over $1.9375 per share.


CERTAIN TRANSACTIONS


     On October 12, 1995, the Board of Directors appointed Michael S. McCord, a stockholder of SAT and a former member of the Committee, as a consultant to SAT to serve at the discretion of the Board. For such services he was granted on November 16, 1995 a Common Stock purchase warrant to purchase 10,000 shares of the SAT Common Stock at $1.9375, the closing sales price on the date of grant. He received installment payments of $2,500 for his consulting services until October 22, 1996, when he resigned as a consultant because on such date he was elected as a director of SAT.



     In February 1996, Lee S. Rosen, a director of SAT, received (1) $100,000 and (2)(a) a Common Stock purchase warrant expiring November 15, 1998 to purchase 400,000 shares of the SAT Common Stock at $1.9375 per share, (b) a Common Stock purchase warrant expiring November 15, 2000 to purchase 150,000 shares of the SAT Common Stock at $3.00 per share and (c) a Common Stock purchase warrant to purchase 150,000 shares of the SAT Common Stock at $4.00 per share for services performed in connection with SAT's offering of 2,000,000 shares of the SAT Common Stock pursuant to Regulation D of the Securities Act. The latter two warrants can only be exercised as to 50,000 shares of the SAT Common Stock subject thereto in proportion to the shares issued upon the exercise of December 17 Warrants to purchase 2,000,000 shares of the SAT Common Stock at $2.00 per share issued to the purchasers in such prior placement. During May and June 1996, Mr. Rosen was paid an additional $400,000 for services rendered to

SAT in connection with the exercise of outstanding Common Stock purchase warrants to purchase shares of the SAT Common Stock. The payments to Mr. Rosen have been charged to Additional Paid-In Capital. Mr. Rosen also received a Common Stock purchase warrant expiring April 17, 1999 (the "April 17 Warrant") to purchase 300,000 shares of the SAT Common Stock at $3.125 per share.



     On June 20, 1996, the SAT Board authorized SAT to engage a consultant for whom the consideration was to be 200,000 shares of the SAT Common Stock. Mr. Rosen fulfilled SAT's obligation to such consultant by delivery of his own shares. In consideration thereof, on December 3, 1996, the SAT Board authorized
(1) Mr. Rosen's exercise of the Common Stock purchase warrant expiring November 15, 1998 as to 200,000 shares of the SAT Common Stock, the consideration therefor being the value of the consultant's services (i.e., the product of 200,000 shares and the closing sales price of $2.875 per share on June 20, 1996 or $575,000); (2) the issuance to Mr. Rosen of the December 2 Warrant to purchase 200,000 shares of the SAT Common Stock at $2.00 per share; and (3) a reduction in the exercise price of his Common Stock purchase warrant expiring November 15, 2000 from $4.00 to $2.00 per share.



     On January 23, 1997, in consideration of certain services which Mr. Rosen had performed and certain existing and potential liabilities as to which he had become subject as a result of the 1995 consent solicitation (see the section "Changes in Management" under this caption "SAT Management"), the SAT Board authorized a reduction in the exercise price of the April 17 Warrant (see the second preceding paragraph) from $3.125 to $2.125 per share. On December 6, 1996, the Board had authorized a similar reduction in exercise price for Common Stock purchase warrants to purchase an aggregate of 249,000 shares of the SAT Common Stock held by employees of the Company. For information as to a similar reduction in exercise price for two executive officers of SAT (one of whom is also a director), see "Summary -- Recent Developments."



CHANGES IN MANAGEMENT AT SAT



     In mid-May 1995, as a result of communications among certain stockholders of SAT relating to their dissatisfaction with the performance of the management of SAT in maximizing the value of SAT, Lee S. Rosen, Michael S. McCord, Arthur Schwartz, Morris B. Black and Stuart S. Greenberg (the then Chairman of Baraban) formed a stockholders' committee later named "The Committee for Maximizing Stockholder Value of U.S. Alcohol Testing of America, Inc. (the "Committee") to make recommendations to the management of SAT. On July 5, 1995, Mr. Black resigned from the Committee for personal reasons and, on July 19, 1995, Peter M. Mark joined the Committee. Between May 12, 1995 and August 17, 1995, the Committee or affiliated stockholders took certain actions, including the formulation of certain recommendations by the Committee which it attempted to communicate to management.



     On August 17, 1995, the Committee determined to seek consents (1) to remove and replace incumbent directors with its own nominees; (2) to amend the by-laws of SAT to delete the provision that establishes three classes of directors on SAT's Board of Directors; and (3) to amend the by-laws of SAT to fix the number of directors at seven instead of five and to require that a majority of the directors be independent. On September 11, 1995, the Committee, acting through Georgeson & Company Inc. as its solicitation agent, first delivered and mailed definitive consent solicitation material pursuant to Regulation 14A under the Exchange Act to brokers and certain stockholders of record of SAT. SAT thereafter initiated an action in the Delaware District Court alleging that the Committee had violated Section 14 of the Exchange Act, sent out a "stop, look and listen letter" and filed its preliminary consent revocation statement.



     On September 26, 1995, the following events occurred:



          a. the Committee and SAT settled the above litigation;



          b. the number of directors of SAT was increased from five to seven;



          c. incumbent directors Glenn A. Bergenfield, William DiTuro and Gary
     S. Wolff resigned as directors of SAT; however, they continued to serve as directors of U.S. Drug and Good Ideas (Mr. Bergenfield and Dr. DiTuro subsequently resigned as directors of both subsidiaries on November 16, 1995 and Mr. Wolff resigned as a director of both subsidiaries on July 3,
     1996);

          d. Alan I. Goldman, a nominee of the Committee, Peter M. Mark, a member of the Committee, and Lee S. Rosen, a member of the Committee and also a Committee nominee, were elected as directors of SAT;



          e. John C. Lawn and Linda H. Masterson were elected as directors of SAT (Prior to their election as directors, neither Mr. Lawn nor Ms. Masterson had any affiliation with SAT or the Committee, although Ms. Masterson had been interviewed by the Committee as a possible executive officer if changes were required as the result of a successful consent solicitation and Mr. Lawn had been recommended to the Committee as a possible candidate for a directorship by the Committee's counsel (now general counsel to SAT)); and



          f. James C. Witham, Chairman of the Board, President and Chief Executive Officer, and Karen B. Laustsen, Executive Vice President, continued to serve SAT in such capacities and as directors until April 18, 1996 (see second succeeding paragraph), while Gary S. Wolff remained as Chief Financial Officer on an interim basis until his resignation on July 3, 1996.



     At the Annual Meeting of Stockholders held on February 7, 1996, Mr. Witham and Ms. Laustsen were elected to serve for a one-year term, Messrs. Goldman and Mark were elected to serve for a two-year term and Messrs. Lawn and Rosen and Ms. Masterson were elected to serve for a three-year term.



     On April 18, 1996, Mr. Witham and Ms. Laustsen resigned their officerships and directorships in SAT; however, they remained as employees of SAT until May 31, 1996 to assist in the transition and other matters relating to the Company, including the Merger. They continued to serve as directors of U.S. Drug and Good Ideas until May 28, 1996 in the case of Ms. Laustsen and May 31, 1996 in the case of Mr. Witham. The resignations of Mr. Witham and Ms. Laustsen were voluntary and relationships have continued on a cordial, cooperative basis since April 18th.



     Recognizing that RSA, a provider of corporate drug-free work place programs, could bring potential revenues to the Company in what the SAT Board deemed to be the Company's core businesses, especially if RSA were part of the Company and not just a consultant, and that Robert M. Stutman, RSA's President and founder, was a recognized authority in the area of substance abuse prevention programs, a committee of four of the independent directors of SAT negotiated with Mr. Stutman on April 17, 1996 the terms for a possible acquisition of RSA. When Mr. Witham joined the discussions the next day, he favored naming Mr. Stutman as Chief Executive Officer of SAT and offered to resign so that there would be no question as to Mr. Stutman's authority, believing that this would be in the best interests of the Company and all SAT stockholders. Ms. Laustsen subsequently also offered to resign for the same reason. Recognizing that, as a result of these offers, SAT would lose two of its principal executive officers, the remaining directors and Mr. Stutman then negotiated with Ms. Masterson the terms of her becoming President and Chief Operating Officer of SAT. On April 18, 1996, Mr. Stutman was elected as Chairman of the Board and a director of SAT and designated as its Chief Executive Officer. On the same day, but effective May 13, 1996, Ms. Masterson, a director, was elected as the President of SAT and designated as its Chief Operating Officer. Mr. Stutman and Ms. Masterson were, on May 31, 1996, elected as directors of Good Ideas and U.S. Drug, as was Michael S. McCord, a former member of the Committee, then a consultant to SAT's Board of Directors, a director of SAT since October 22, 1996 and a stockholder of each of SAT, Good Ideas and U.S. Drug.


                          ACQUISITION CORP. MANAGEMENT


     Alan I. Goldman, John C. Lawn and Peter M. Mark are the current directors of Acquisition Corp. On June 19, 1996, SAT, as the sole stockholder of Acquisition Corporation, elected Linda H. Masterson, Michael S. McCord and Robert M. Stutman as the directors of Acquisition Corp. to serve if the Merger is consummated. Each of the directors will serve until the next annual meeting of the stockholders of Acquisition Corp. However, it is SAT's intention, if the Merger is consummated, to merge Acquisition Corp. with and into SAT and thereafter to conduct its operations as the Drug Testing Products Division of SAT. Mr. Stutman was elected to serve as the Chairman of the Board, Ms. Masterson as the President and Joseph Bradley as the Treasurer, Acting Chief Financial Officer and Chief Accounting Officer. On September 12, 1996, Dennis

Wittman was elected Treasurer and was designated as Chief Financial Officer and Chief Accounting Officer in lieu of Mr. Bradley. On February 17, 1997, Robert Muccini was elected Treasurer and was designated Chief Financial Officer and Chief Accounting Officer of Acquisition Corporation to succeed Mr. Witham who had resigned in connection with the relocation of SAT's Finance and Accounting Department to SAT's corporate headquarters in Fort Lauderdale, Florida. Mr. Stutman and Ms. Masterson were also designated as Chief Executive Officer and Chief Operating Officer, respectively, of Acquisition Corp. None of Ms. Masterson, Mr. Stutman or Mr. Wittman will receive any compensation from Acquisition Corp. for their services.

                     THE COMPANY'S SELECTED FINANCIAL DATA


     The following tables set forth selected financial data of the Company for the five fiscal years ended March 31, 1996 and the nine months ended December 31, 1996 and 1995. This selected financial data should be read in conjunction with "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and related notes thereto included elsewhere in this Consent Solicitation Statement/ Prospectus.



                                                                        FOR THE YEARS ENDED MARCH 31,
                                                    ---------------------------------------------------------------------
                                                        1996          1995           1994          1993          1992
                                                    ------------   -----------   ------------   -----------   -----------
SELECTED CONSOLIDATED INCOME STATEMENT DATA:
Continuing Operations:
  Sales -- Net....................................  $  1,165,661   $ 1,695,215   $    442,728   $   611,739   $   688,412
                                                    ------------   -----------   ------------   -----------   -----------
  Costs and Expenses:
    Cost of Sales (Exclusive of Depreciation Shown
      Below)......................................     1,208,726     1,397,034        389,830       464,103       545,594
    Selling, General & Administrative Expense
      (Exclusive of Depreciation Shown Below).....     5,720,592     5,284,405      3,759,858     4,647,943     2,549,367
    Research & Development........................     1,005,832     1,248,962        947,811     1,067,381       156,817
    Interest......................................        81,450        46,069          1,534        24,116        73,311
    Depreciation and Amortization.................     1,017,534       695,367        380,676       191,414        61,907
    Loss from Settlement of Class Action
      Litigation..................................            --            --      4,600,000            --            --
    Loss from Settlement of Litigation............     1,137,914            --         50,000       652,625       582,338
    Buy-out of Consulting Agreement...............            --            --             --            --       400,000
                                                    ------------   -----------   ------------   -----------   -----------
Total Costs and Expenses..........................    10,172,048     8,671,837     10,129,709     7,047,582     4,369,334
                                                    ------------   -----------   ------------   -----------   -----------
Loss from Operations..............................    (9,006,387)   (6,976,622)    (9,686,981)   (6,435,843)   (3,680,922)
Other Income (Expense) -- Net.....................       408,876      (499,137)      (473,241)   (1,187,772)      137,770
                                                    ------------   -----------   ------------   -----------   -----------
Loss Before Minority Interest in Net Loss (Income)
  of Subsidiary...................................    (8,597,511)   (7,475,759)   (10,160,222)   (7,623,615)   (3,543,152)
Minority Interest in Net Loss (Income) of
  Subsidiary......................................       541,466       769,632        464,083      (360,477)       53,128
                                                    ------------   -----------   ------------   -----------   -----------
Loss from Continuing Operations...................    (8,056,045)   (6,706,127)    (9,696,139)   (7,623,615)   (3,490,024)
                                                    ------------   -----------   ------------   -----------   -----------
Discontinued Operations:
  Loss from Discontinued Operations before
    Minority Interest, Net of Subsidiary Preferred
    Stock Dividends Paid..........................    (1,545,457)     (857,575)      (242,451)     (173,118)           --
Minority Interest, net of Subsidiary Preferred
  Stock Dividends Paid............................       467,183       327,306       (127,445)     (200,520)           --
Loss on Disposal, net of Minority Interest of
  $143,671........................................    (1,326,267)           --             --            --            --
                                                    ------------   -----------   ------------   -----------   -----------
Loss on Discontinued Operations...................    (2,404,541)     (530,269)      (369,896)     (373,638)           --
                                                    ------------   -----------   ------------   -----------   -----------
Net Loss..........................................  $(10,460,586)  $(7,236,396)  $(10,066,035)  $(7,997,253)  $(3,490,024)
                                                    ============   ===========   ============   ===========   ===========
Loss Applicable to Common Stock:
  Net Loss........................................  $(10,460,586)  $(7,236,396)  $(10,066,035)  $(7,997,253)  $(3,490,024)
  Preferred Stock Dividend -- Class "A"...........       (28,810)      (39,179)       (26,358)      (39,992)     (199,362)
  Preferred Stock Dividend -- Class "B"...........            --        (2,425)       (13,826)     (331,767)     (227,083)
                                                    ------------   -----------   ------------   -----------   -----------
Loss Applicable to Common Stock...................  $(10,489,396)  $(7,278,000)  $(10,106,219)  $(8,369,012)  $(3,916,469)
                                                    ============   ===========   ============   ===========   ===========
Per Common Share(1):
  Loss from Continuing Operations.................  $       (.27)  $      (.26)  $       (.44)  $      (.65)  $      (.66)
  Loss from Discontinued Operations...............          (.08)         (.02)          (.02)         (.03)           --
                                                    ------------   -----------   ------------   -----------   -----------
Net Loss..........................................  $       (.35)  $      (.28)  $       (.46)  $      (.68)  $      (.66)
                                                    ============   ===========   ============   ===========   ===========
Weighted Average Common Shares Outstanding........    29,834,502    25,691,674     22,027,068    12,317,743     5,938,747
                                                    ============   ===========   ============   ===========   ===========

                                                                               AS OF MARCH 31,
                                                    ---------------------------------------------------------------------
                                                        1996          1995           1994          1993          1992
                                                    ------------   -----------   ------------   -----------   -----------
SELECTED CONSOLIDATED BALANCE SHEET DATA:
Working Capital...................................  $  1,685,583   $ 4,634,665   $  7,489,655   $ 3,172,817   $11,778,216
                                                    ============   ===========   ============   ===========   ===========
Total Assets......................................  $  6,952,284   $14,097,548   $ 16,848,773   $ 6,300,602   $12,904,801
                                                    ============   ===========   ============   ===========   ===========
Long-Term Debt --
  Less Current Portion............................  $     42,962   $    79,008   $     81,521   $     2,886   $        --
                                                    ============   ===========   ============   ===========   ===========
Minority Interest.................................  $  1,478,508   $ 2,723,502   $  3,705,120   $ 3,676,068   $ 4,090,109
                                                    ============   ===========   ============   ===========   ===========
Stockholders' Equity..............................  $  4,032,330   $ 7,693,942   $  6,844,375   $ 1,482,943   $ 8,301,977
                                                    ============   ===========   ============   ===========   ===========

---------------

(1) Adjusted to reflect all common stock splits.

                       SUBSTANCE ABUSE TECHNOLOGIES, INC.



                                                                     FOR THE NINE MONTHS ENDED
                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
SELECTED INCOME STATEMENT DATA:
Continuing Operations:
  Sales -- Net....................................................  $ 2,070,206     $   901,439
Costs and Expenses:
  Cost of Sales...................................................    1,628,825         675,726
  Selling and Marketing Expenses..................................      858,755         722,069
  General and Administrative Expense..............................    4,119,837       3,770,005
  Research and Development........................................    1,273,822         789,506
  Interest Expense................................................      143,855          74,311
  Depreciation and Amortization...................................      787,291         832,589
  Write-off of Alconet Goodwill...................................      714,377              --
                                                                    -----------     -----------
  Loss from Operations............................................   (7,456,556)     (5,962,767)
Other Income (Expense)............................................       (4,540)        359,395
                                                                    -----------     -----------
Loss before Minority Interest in Net Loss of Subsidiary...........   (7,461,096)     (5,603,372)
Minority Interest in Net Loss of Subsidiary.......................      604,570         394,148
                                                                    -----------     -----------
Loss from Continuing Operations...................................   (6,856,526)     (5,209,224)
                                                                    -----------     -----------
Discontinued Operations:
  Loss from Operations before Minority Interest in Net Loss.......     (170,377)     (1,005,072)
  Minority Interest...............................................       19,500         363,581
                                                                    -----------     -----------
Loss from Discontinued Operations.................................     (150,877)       (641,491)
                                                                    -----------     -----------
Net Loss..........................................................  $(7,007,403)    $(5,850,715)
                                                                    ===========     ===========
Loss Applicable to Common Stock:
  Net Loss........................................................  $(7,007,403)    $(5,850,715)
  Preferred Stock Dividend........................................      (21,606)        (21,606)
                                                                    -----------     -----------
  Loss Applicable to Common Stock.................................  $(7,029,009)    $(5,872,321)
                                                                    ===========     ===========
Loss per Common Share:
  Loss from Continuing Operations.................................  $     (0.20)    $     (0.18)
  Loss from Discontinued Operations...............................           --           (0.02)
                                                                    -----------     -----------
  Net Loss........................................................  $     (0.20)    $     (0.20)
                                                                    ===========     ===========
Weighted Average Common Shares Outstanding........................   34,978,113      29,248,777
                                                                    ===========     ===========

                       SUBSTANCE ABUSE TECHNOLOGIES, INC.



                                                                            DECEMBER 31,
                                                                     --------------------------
                                                                        1996            1995
                                                                     -----------     ----------
SELECTED BALANCE SHEET DATA:
Working Capital....................................................  $ 3,158,783     $2,204,198
                                                                      ==========      =========
Total Assets.......................................................  $11,258,892     $8,987,126
                                                                      ==========      =========
Long-Term Debt, Less Current Portion...............................  $ 3,850,747     $   66,365
                                                                      ==========      =========
Minority Interest..................................................  $   854,439     $1,873,099
                                                                      ==========      =========
Shareholders' Equity...............................................  $ 5,112,141     $5,320,299
                                                                      ==========      =========

               THE COMPANY'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EFFECT OF MERGER


     During May 1996, SAT filed the U.S. Drug Registration Statement to register shares of the SAT Common Stock to be issued to the U.S. Drug Minority Stockholders upon consummation of a proposed merger of U.S. Drug with and into a wholly-owned subsidiary of SAT. The effects of the proposed merger (i.e., the Merger) are discussed below.



     If the Merger is consummated, SAT will have to invest approximately $12,000,000 in the drug testing operations during the period April 1, 1997 to December 31, 1998 in order to complete the development of the drug testing products. Such estimate reflects both product development and manufacturing build-out costs, as well as general and administrative expenses. U.S. Drug will attempt to reduce such estimated costs to approximately $10,500,000 by leasing rather than purchasing certain items, but there can be no assurance as to the extent, if any, that leasing will be a viable option. Because no third parties have expressed to date any interest in financing U.S. Drug directly and because management, for various reasons, does not deem it feasible that a marketing or development partner be sought at the current time, SAT will be required to advance or invest the funds if a product is to be developed. Since June 30, 1996, SAT has repaid its loan of $282,000 due to U.S. Drug and has authorized loans aggregating $2,000,000 to U.S. Drug, of which approximately $1,200,000 in principal amount has been advanced as of December 31, 1996. Because no revenues from sales are currently expected from the drug testing operations until the first quarter of 1999 at the earliest, assuming that Acquisition Corp., as the successor to U.S. Drug by merger, meets the current product development schedule, as to which there can be no assurance, the drug testing operations will operate at a loss for at least fiscal 1998 and the fiscal year ending March 31, 1999 ("fiscal 1999"), requiring the Company to seek to generate revenues from the operations of its Robert Stutman & Associates Consulting Division and its Employer Services Division and the revised operations of its Alcohol Testing Products Division, assuming that the sale of Good Ideas is effected. Although SAT management is optimistic about the Company achieving a significant amount of revenues from these operations, there can be no assurance that management's expectations will be achieved and in the time frame that management contemplates. Management believes that the operations of the Robert Stutman & Associates Consulting Division and the Employer Services Division can also increase the revenues from the alcohol testing products and, when its products are developed and marketable, those of the drug testing subsidiary or division. Although the sale of the rubber recycling operation and the desired sale of the toy operation, as to which there can be no assurance that the latter sale will be consummated or, if sold, as to when and for what purchase price the sale will be effected, will eliminate a substantial portion of the Company's operating losses, such sales will also substantially reduce the Company's revenues (the toy and rubber recycling operations constituted 79.9% of the Company's revenues in fiscal 1995 and 67.3% in fiscal 1996). Accordingly, in order to meet the Company's cash requirements, particularly those relating to its drug testing operation, the Company must develop new sources of revenues -- as to which the operations of the Robert Stutman & Associates Consulting Division and the Employer Services Division is the most likely source, seek additional financing and/or secure additional exercises of outstanding SAT Common Stock purchase warrants. There can be no assurance that any of these sources of cash will produce sufficient amounts required for the Company's operations, including U.S. Drug's, although SAT management believes, as discussed below under "Liquidity and Capital Resources," that, as the result of the private placement completed in November 1996, the recent and anticipated exercises of SAT Common Stock purchase warrants and other potential sources of funds, including management's expectation that its cash from operations (excluding U.S. Drug will turn positive, possibly in the quarter ending December 31, 1997, but more probably in the quarter ending March 31, 1998, the Company expects to meet its cash requirements (excluding U.S. Drug) for at least the next 12 months. Such estimate is based primarily on SAT continuing to develop new customers for its Employer Services Division, taking into account that it generally takes 90 to 120 days from contract signing to implement procedures and begin to receive revenues. Such estimate also assumes that SAT will not incur significant non-recurring costs as it has in recent years, that SAT has eliminated its significant losses in the Alcohol Products Division and will continue to derive from its Robert Stutman & Associates Consulting Division increasing revenues and sources of potential business for the Company's other operations. In the event warrant exercises are not achieved at the levels expected and the Company's cash flow from operations (other than U.S. Drug) does not turn positive, the Company in such event would have to seek new financing even for its non-U.S. Drug operations, which financing may not be available or, if available, may not be on acceptable terms. In addition, depending on market and other conditions relating to the individual holder, there can be no assurance that the outstanding SAT Common Stock purchase warrants will be exercised and, if exercised, when. Financing will have to be sought for U.S. Drug through SAT. There can be, of course, no assurance that management's expectations will be realized.



     If the Merger is not effected, an infusion of equity will be necessary for U.S. Drug to maintain its listing of the U.S. Drug Common Stock on the Pacific Stock Exchange because U.S. Drug, based on its balance sheet as of December 31, 1996, did not meet such Exchange's assets and stockholders' equity maintenance requirements. Similarly, U.S. Drug would not meet the entry requirements of the American Stock Exchange or the Nasdaq System. Even if the current maintenance problem is resolved by an infusion of equity, because of the anticipated continuing losses, U.S. Drug will probably have the same compliance problem for at least fiscal 1998 and fiscal 1999 (i.e., the necessity to infuse capital to offset operational losses). Any delisting from the Pacific Stock Exchange and inability to list on another exchange or the Nasdaq System will adversely affect U.S. Drug's ability to raise additional equity financing. In such event, the burden to seek financing for the drug testing operation would fall solely on SAT, which owns 67.0% of U.S. Drug and holds the license to the USN technology.


EFFECT OF GOOD IDEAS MERGER


     During April 1996, SAT filed the Good Ideas Registration Statement to register shares of the SAT Common Stock to be issued to the minority stockholders of Good Ideas upon consummation of a proposed merger of a wholly-owned subsidiary of SAT with and into Good Ideas. The effects of the proposed merger (i.e., the Good Ideas Merger) are discussed below.



     Management believes that, during the past three years, manufacturers in the toy industry have faced the problem that distributors or retailers have been requesting that the manufacturers maintain the inventory, thereby increasing manufacturers' expenses, and have been minimizing the number of vendors which sell to them, which has the effect of squeezing out the smaller companies like Good Ideas with their limited product lines. Because of these problems which management believe are characteristic of the toy industry generally and Good Ideas' declining sales and increasing losses, the SAT Board of Directors concluded on February 26, 1996 that Good Ideas was not likely to reverse the trend of increasing losses during the next 12 months. The Board believed that, whether or not the Merger was consummated, the only way to improve operational results was to secure new toy products, whether through licensing arrangements or otherwise; however, this type of program, even if successful, as to which there can be no assurance, would require substantial cash investments, which is contrary to the Board's conclusion that the Company's best opportunity at maximizing revenues and securing profitability was by concentrating on its alcohol and drug testing and human resource provider operations as its core businesses. Accordingly, on February 26, 1996, the SAT Board authorized seeking a purchaser for Good Ideas. In addition, the SAT Board suspended management fees to SAT retroactive to January 1, 1996. The Board, believes that, pending receipt of an acceptable offer, as to which there can be no assurance, Good Ideas' cash resources and expected cash flow from operations, coupled with its cost reduction actions (such as not renewing the lease for office and reducing its warehouse facilities), will be sufficient to meet Good Ideas' cash requirements for the next 12 months if such time is required to sell or liquidate. However, there can be no assurance that additional funds may not be required. The SAT Board believes that liquidation of Good Ideas after the results of the consent solicitation for the Good Ideas Merger are known would be preferable than investing at that time substantial additional funds in Good Ideas, other than repaying SAT's indebtedness to Good Ideas due April 30, 1997. The Good Ideas Merger would terminate SAT's obligation to make such repayment. Good Ideas received an informal offer to purchase its remaining inventory for $225,000, but initially did not attempt to finalize the offer into a binding agreement while exploring other alternatives. Good Ideas had, however, sold to such prospective purchaser in September 1996 inventory for $50,000 and in January 1997 inventory for $62,870. The Good Ideas Board now intends to consummate such sale during the month of April 1997 and then, if no offer to purchase the stock of Good Ideas is received, to liquidate Good Ideas not later than the date on which the results of the consent solicitation for the Good Ideas Merger are known and regardless of whether or not the Good Ideas Merger is approved. Good Ideas would receive an additional $112,130 if the sale is consummated. There can be no assurance that any offer to purchase the Good Ideas Common Stock will be received.



     If the Good Ideas Merger is not consummated, Good Ideas and SAT will continue to be publicly-owned companies and Good Ideas will continue to be a majority-owned subsidiary of SAT. However, SAT intends to seek to follow the same course of action as described in the preceding paragraph. Accordingly, the Good Ideas Minority Stockholder, by rejecting the Good Ideas Merger, is in effect choosing a cash liquidation payment over .36 of a share of the SAT Common Stock for each share of the Minority Good Ideas Common Stock.


LIQUIDITY AND CAPITAL RESOURCES


     On November 8, 1996, SAT completed a $5,000,000 convertible note financing. Under the terms of the Convertible Loan and Warrant Agreement, SAT issued the Convertible Notes each in the amount of $2,500,000 to the Noteholders, Steven A. Cohen and S.A.C. Capital Associates, LLC. The loans are for a term of three years and are not secured by any assets of the Company. In addition, SAT issued and sold to each of the Noteholders a Common Stock purchase warrant to purchase 1,250,000 shares of the SAT Common Stock at $2.00 per share between July 1, 1997 and June 30, 2000.



     The Convertible Notes bear interest at the rate of 7% per annum, with interest payments commencing on December 15, 1996 and paid quarterly thereafter. After July 1, 1997, the Noteholders may convert all or any portion of the Convertible Notes into shares of the SAT Common Stock. The conversion price is initially set at the rate of $2.00 per share subject to adjustment downward during the period May 1, 1997 through May 1, 1998 based on the average market price for the SAT Common Stock over the previous 65 trading days, provided that the conversion price will not be reduced below $1.375 per share as a result of this adjustment.



     Although the Company has a history of operating losses through December 31, 1996, the Company believes that it will have cash resources available to meet all of its operating requirements for the next 12 months except those relating to U.S. Drug. Management believes that the increased revenues generated by the Employer Services Division, the expense reductions made in consolidating operations in California and Florida and the termination of major contracts for breath alcohol testing equipment will lead to a reduction in operating losses over the next 12 months. Management is confident it can continue to attract investment in the Company through exercise of warrants or other financing to the extent necessary to meet its operating needs. No assurance can be provided that future financing efforts will be successful or that the warrants will be exercised.



     The Board of Directors has agreed that SAT advance U.S.Drug up to a total of $2,000,000 to continue funding research and development of a saliva based drug testing instrument. Through December 31, 1996, SAT had advanced approximately $1,200,000 of this amount. Additional financing will be required for U.S. Drug during the next 12 months; however, the role of SAT in providing financing beyond the $2,000,000 currently approved will not be determined until the results of the consent solicitation for the proposed acquisition of the shares of the Minority U.S. Drug Common Stock are known. Management believes that, through the exercise of warrants or other financing, SAT can meet the cash requirements of U.S. Drug if that is the Board's decision; however, there can be no assurance that SAT's efforts will be successful.


CHANGES IN FINANCIAL CONDITION

     During fiscal 1996, the Company's investments in trading securities were sold and the Company realized proceeds of $3,610,000. The REMIC bonds were sold for $3,286,000 and a brokerage loan payable in the amount of $2,570,000 was repaid. In addition, the Company sold its 288,400 share investment in the common stock of Marquest Medical Products, Inc. ("Marquest"), realizing proceeds of $324,000. The sales of these investments resulted in a net gain of $302,000 over their carrying value on the March 31, 1995 balance sheet. The Company realized a loss on sale of marketable securities in fiscal 1996 of $1,889,000. Management will make no further investments in any high risk trading securities.

     The Company's investment policy on a prospective basis, assuming the availability of funds not required for immediate use in the operations of the business, will require such funds to be invested in certificates of deposit, money market accounts, government securities and high quality commercial paper where the principal will be substantially protected from market fluctuations.

OPERATING CASH FLOWS


     Cash used for operations was $6,118,000 for the nine months ended December 31, 1996 as compared with $6,122,000 in the prior nine-month period. The net loss for the nine months ended December 31, 1996 was $7,007,000 as compared with a net loss of $5,851,000 in the same period last year. Adjustments necessary to reconcile the net loss to net cash used in operations in the nine months ended December 31, 1996 was $889,000. Significant components of this adjustment included depreciation and amortization expense of $787,000, the write off of $714,000 of goodwill arising out of the March 1995 acquisition of Alconet, the value of the SAT Common Stock issued for services of $575,000 and increases in accounts payable and accrued expenses of $452,000, offset by increases in accounts receivable of $695,000, and the minority interest in the net loss of a subsidiary of $624,000.


INVESTING CASH FLOWS


     Cash used in investing activities was $2,444,000, which included the purchase of RSA for $2,577,000 and capital expenditures of $384,000 offset by proceeds from the disposal of assets of $517,000.


FINANCING CASH FLOWS


     Cash provided by financing activities provided $9,704,000, including proceeds from the issuance of shares of the SAT Common Stock of $5,075,000, offset by expenses of $411,000 and proceeds from the issuance of the Convertible Notes and sales of warrants, of which $3,700,000 was allocated to the Convertible Notes and $1,300,000 to the Common Stock purchase warrants.


RESULTS OF OPERATIONS

FISCAL 1996 VS. FISCAL 1995

     Revenues from continuing operations for fiscal 1996 were $1,166,000, a decrease of $529,000 or 31.2% from revenues of $1,695,000 reported for fiscal 1995. Revenues from the sale of alcohol breath analyzing equipment decreased by $750,000, which decrease was attributable to an unusually high volume of alcohol breath analyzing machines sold in the third quarter of the prior year and a reduction in sales effort as the sales force was reassigned to the ProActive startup. Sales of the BioTox division decreased $227,000, reflecting the end of a contract performing methadone tests. These decreases were offset by an increase in cost per test revenue from the alcohol breath analyzing equipment of $185,000, miscellaneous sales of supplies of $42,000 and revenues of $203,000 from Alconet, which was acquired March 31, 1995, and the human resource provider business which, while still in a start up mode, produced revenues of $18,000.

     Cost of sales for the fiscal 1996 on a continuing operations was 100.4% of revenues as compared to 82.4% of revenues for fiscal 1995 as a result of lower sales volumes, increased labor and supply costs relating to the cost per test business and an inventory write-off of $193,000 during fiscal 1996.

     Selling, general and administrative expenses were $5,721,000 for fiscal 1996, representing an increase of $437,000 or 8.3% from the $5,284,000 of such expenses incurred for the comparable period of the prior year. The expenses for fiscal 1996 included $397,000 of expenses incurred by a newly acquired subsidiary, Alconet, not included in the comparable numbers for the prior year.

     Research and development expenses were $1,006,000 for fiscal 1996, representing a decrease of $243,000 or 19.5% from the expenses in the prior year. Research and development expenses in connection with SAT's alcohol testing machine decreased by $215,000 during fiscal 1996 from such expenses in the prior year, which decrease was attributable to the fact that the machines were placed in service in the fourth quarter of the prior year. U.S. Drug's research and development expenses decreased $35,000 as compared with such expenses in the prior year.

     Loss from the settlement of litigation for fiscal 1996 included nonrecurring legal and other expenses in the amount of $888,000 which were incurred by SAT in connection with its settlement with the Committee of the consent solicitation litigation. Additionally, a non-recurring settlement of $250,000 was paid to two former owners of Alconet, Inc. relating to a dispute over the terms of their employment contracts.

     Depreciation and amortization was $1,018,000 for fiscal 1996, representing an increase of $322,000 or 46.3% over depreciation and amortization in fiscal 1995, which increase was attributable primarily to depreciation on SAT's alcohol testing machines placed in testing sites in connection with the cost per test agreements with major laboratories. The majority of these machines were placed in service in the fourth quarter of fiscal 1995. These machines represented an increase in depreciation expense of $514,000 for fiscal 1996 as compared to the expense in the prior year based on a full year's depreciation in fiscal 1996.

     The Company's operating loss of $9,006,000 for fiscal 1996 increased by $2,029,000 over its operating loss of $6,977,000 for the prior year. The increased operating loss can be attributed to: the lower level of revenues generated from the alcohol testing business attributable to an unusually high volume of alcohol breath analyzing machines sold in the third quarter of the prior year; negative gross margins for fiscal 1996 resulting from higher labor and supply costs necessary to support the start up of the cost per test business; increased selling, general and administrative expenses and nonrecurring losses from settlement of litigation in the amount of $1,138,000, operating losses of $576,000 incurred by Alconet, a newly acquired subsidiary not included in the prior year numbers; and increased depreciation cost relating to the cost per test business.

     Other income, net of other expenses, for fiscal 1996 was $409,000 as compared to an expense of $499,000 reported for fiscal 1995. The trading securities sold by the Company in fiscal 1996 generated a profit of $302,000 over their carrying value in the March 1995 balance sheet. During fiscal 1995, these securities generated a loss of $155,000 and an unrealized loss of $598,000. Interest income decreased by $134,000 for fiscal 1996 as compared to the interest income in the prior year.

     Management is of the opinion that it is too speculative to project at this time when the Company will turn profitable because of the Company's history of operational losses, the delay in completing and then marketing its urine sample drug testing product in order to wait until a saliva sample drug testing product is available, the fact that its human resource provider program is in its early marketing stages and the discontinued operations of the toy subsidiary.

U.S. DRUG TESTING, INC. (SUBSTANCE ABUSE TESTING)

     During fiscal 1996, U.S. Drug continued as a development stage enterprise with no revenues. Selling, general and administrative expenses were $417,000 in fiscal 1996 as compared with $850,000 in fiscal 1995 or a decrease of $433,000, resulting primarily from a $325,000 reduction in the royalty payments on the SAT license with the USN from $375,000 in fiscal 1995 to $50,000 in fiscal 1996. Other selling, general and administrative expenses for fiscal 1996 were comprised of royalty expenses of $62,000, rent, utilities and telephone charges of $97,000, insurance expenses of $35,000, marketing research expenses of $44,000, legal and auditing services of $33,000, directors' fees of $10,000, travel expenses of $24,000 and other expenses of $112,000. Research and development expenditures totaled $851,000 in fiscal 1996 as compared with $886,000 in fiscal 1995. The 1996 expenditures consisted of payroll and fringe benefits of $593,000, outside consulting services of $184,000 and other costs of $74,000. Depreciation expense decreased $19,000 from $163,000 in fiscal 1995 to $144,000 in fiscal 1996 as some assets became fully depreciated during the year. Management fees paid to SAT were $420,000 in both fiscal 1996 and fiscal 1995. For a description of the services rendered under the management agreement relating to these fees, see "Material Contacts of SAT with U.S. Drug-Management Services Agreement." Interest expenses on brokerage loans were $72,000 during fiscal 1996 as compared with $42,000 during fiscal 1995 or an increase of $30,000 resulting from increased borrowings during fiscal 1996. Other income (expense) resulted in net income of $263,000 in fiscal 1996 as compared with net income of $31,000 in the prior year or an increase of $232,000. Fiscal 1996 other income (expense) is comprised of a gain of $76,000 on the sale of REMIC bonds over their earnings value at March 31, 1995, interest income primarily relating to the REMIC bonds of $105,000 and interest income on loans to SAT of $82,000. In fiscal 1995 other income (expense) was comprised of interest income, primarily on the REMIC bond of $245,000, interest income from SAT of $20,000 and an unrealized loss on the market value of the REMIC bonds caused by generally higher interest rates.

     Since inception U.S. Drug has spent $2,586,000 on research and development and $1,868,000 on selling, general and administrative expenses. SAT had spent $678,000 on research and development and $485,000 on selling, general and administrative expenses for the period from January 24, 1992 through December 31, 1992, when the technology was sublicensed to U.S. Drug.

     As of March 31, 1996, U.S. Drug did not anticipate generating revenues from product sales during fiscal 1997 and, accordingly, anticipated that operating losses would continue for at least a 12 to 24-month period. SAT will need to provide the funding necessary to complete the development of the U.S. Drug products and bring them to market.

DISCONTINUED OPERATIONS

GOOD IDEAS ENTERPRISES, INC. (TOY)

     Net sales for fiscal 1996 were $1,508,000, a decrease of $3,098,000 or 67.3% from the net sales in the prior year. Of this decrease, $1,994,000 or 64.4% was attributable to Toys R Us, the major customer of Good Ideas, not placing orders for Good Ideas' toy products. The customer attributed its reduction in orders to its large inventories and declining sales and customer traffic. Management believes that other manufacturers in the toy industry are currently facing these same problems -- their distributors or retailers to which they sell have large inventories of products and declining sales and customer traffic. In addition, management believes that many retailers are minimizing their number of vendors and reducing the number of items carried in inventory which has the result of squeezing out the smaller companies with their limited product lines.

     Net sales from Good Ideas' wooden construction toy category for the fiscal 1996 were $967,000, a decrease of $1,874,000 or 66.0% from the net sales in the comparable period in fiscal 1995. Net sales from Good Ideas' equestrian line of toys, consisting of horses, saddles and accessories, for fiscal 1996 were $531,000, representing a decrease of $682,000 or 56.2% from those in the prior year. Net sales of Good Ideas' other product lines for fiscal 1996 were $10,000, a decrease of $542,000 or 98.2% from the prior year. The decrease was attributable to the discontinuance of Good Ideas' line of corrugated cardboard construction toys because of significant increases in the cost of materials.


     Gross profit for fiscal 1996 was $163,000 or 10.8% of net sales as compared with $1,324,000 or 28.7% of net sales for the prior year. The decrease in gross profit as a percentage of net sales was primarily due to lower sales volumes in relation to fixed cost and the write-off of inventory in the amount of $192,000. Good Ideas has reviewed its inventory for obsolescence annually and written off to cost of sales inventory determined to be obsolete. The fiscal 1996 write-off is more significant in relation to gross profit than past years due to the lower sales level and the pending sale or liquidation of assets. Prior year provisions for obsolescence were not significant in relation to higher cost of sales and gross profit levels.


     Selling, general and administrative expenses for fiscal 1996 decreased to $1,279,000 from $1,924,000 for the comparable period in fiscal 1995, which decrease was attributable to reductions in payroll and related costs during fiscal 1996.


     Management fees paid to SAT were $225,000 for fiscal 1996, representing a decrease of $80,000 from the $305,000 of fees paid for fiscal 1995. The decrease resulted from USAT's suspension of the management fee retroactive to January 1, 1996.


     Good Ideas recognized interest income of $158,000 from its loans to related parties during fiscal 1996, as compared with $68,000 in the prior year due to increased loan balances. Good Ideas also recognized interest income from money market investments of $3,500 and $44,000 during fiscal 1996 and fiscal 1995, respectively.

     The net loss for Good Ideas was $1,566,000 for fiscal 1996, representing an increase of $768,000 from the net loss of $798,000 reported for fiscal 1995. The increase in the net loss was due to the decreases in sales and gross profit offset by the decreases in selling, general and administrative expenses and management fees, all as described in the preceding paragraphs. The net loss for the current year was also increased by the writedown of assets in the amount of $258,000 and the projected costs through sale or liquidation in the amount of $110,000.

     Unless Good Ideas were to add new products to its line, as to which there can be no assurance, and there were a stronger demand for toy products in the industry generally, management does not believe that a turnaround in Good Ideas' operations would occur during the next 12 months, if not at a later date. Although management of Good Ideas had in the past considered plans to expand the product line, it was reluctant to implement these plans absent a change in the industry conditions described above. On February 26, 1996, the SAT Board determined to sell or liquidate Good Ideas, a conclusion concurred with by the Good Ideas Board. As a result of the above decision, the assets of Good Ideas are included in the consolidated balance sheet at management's estimate of liquidation value and the results of operations of Good Ideas are presented on a discontinued basis. See "The Merger and Related Matters -- Sale of Good Ideas."

U.S. RUBBER RECYCLING, INC. (RECYCLED RUBBER PRODUCTS)

     Net sales of USRR for fiscal 1996 were $892,000, a decrease of $1,244,000 or 58.2% as compared with sales of $2,136,000 in the prior year. This decrease was attributable to the continuing effects of the cancellation of an agreement with a distributor (Matworks, Inc.) by USRR in October 1994 because of significant breaches of the contract by the distributor relating to its use of competitors' flooring products in violation of a contractual requirement to use only USRR's products. USRR does not intend to institute any legal action against the distributor because USRR does not want to incur the protracted legal expenses involved in litigation.

     Gross margin for fiscal 1996 was $419,000 or 47.0% of net sales, up from a gross margin of 41.8% of net sales for fiscal 1995. The increase in gross margin was attributable to an increase in the selling price of USRR's product to its customers. This offset an inventory write off of floor tiles which became non-repairable during the six months ended September 30, 1995. Floor tiles not meeting quality control standards are segregated in the inventory for future repairs to correct the flaws and those not repairable are discarded. During fiscal 1995, USRR worked a double shift to meet the production demand created by the agreement with the distributor. Inexperienced labor resulted in an increase in tiles not initially suitable for shipments.

     Selling, general and administrative expenses were $605,000 for fiscal 1996, representing a decrease of $214,000 from such expenses in fiscal 1995. Of this amount, $162,000 represented a decrease in commissions and freight related to the decline in sales revenue.


     Management fees paid to SAT were $89,000 for fiscal 1996, representing a decrease of $124,000 from such fees in the prior year.


     Depreciation expense was $99,000 for fiscal 1996, representing an increase of $40,000 over such expense in the comparable prior year, which increase was attributable to the commencement of depreciation on additional manufacturing equipment built in contemplation of potential expansion.

     Interest expense was $123,000 for fiscal 1996 as compared with a $112,000 expense in the comparable period in 1995 as a result of borrowings from affiliates.

     The operating loss of $492,000 for fiscal 1996 represented a decrease of approximately $131,000 from an operating loss of $623,000 for fiscal 1995. The decrease was primarily attributable to the increased percentage of gross margin and the decrease in selling, general and administrative expenses incurred during fiscal 1996.


     As indicated elsewhere in this Consent Solicitation Statement/Prospectus (see the section "Effect of Merger" under this caption "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations"), the SAT Board, on February 26, 1996, concluded that the Company should concentrate on alcohol and drug testing and ProActive's human resource provider operations as its core businesses and, accordingly, authorized seeking a purchaser for USRR. A sale of substantially all of the assets of USRR was consummated on April 30, 1996. The net loss for fiscal 1996 included a $88,000 loss on disposal of USRR's assets.

FISCAL 1995 VS. FISCAL 1994


     Revenues from continuing operations for fiscal 1995 were $1,695,000, an increase of $1,252,000 or 282.6% over the revenues of $443,000 reported for fiscal 1994. This sales increase was attributable to sales of SAT's Alco Analyzer 2100.


     Cost of sales for fiscal 1995 was 82.4% of revenues as compared to 88.1% of revenues for the prior year. This increase was attributable to the higher than projected costs involved in building the initial alcohol testing machines that were sold in fiscal 1995.

     Selling, general and administrative expenses were $5,284,000 for fiscal 1995, representing an increase of $1,524,000 over the $3,760,000 in such expenses reported for fiscal 1994. The Company incurred $1,230,000 of development marketing and training costs in connection with the alcohol testing machine during fiscal 1995.


     Research and development expenses were $1,249,000 for fiscal 1995, representing an increase of $301,000 over the expenses reported for fiscal 1994. Of the total expenditures in fiscal 1995, $886,000 represented research and development by U.S. Drug in connection with technology licensed to SAT from the USN for drugs of abuse, representing an increase of $158,000 over the fiscal 1994 expenditures. The Company incurred research and development expenditures of $363,000 during fiscal 1995 in connection with the development of its alcohol testing machine, representing an increase of $143,000 over the expenditures for fiscal 1994.


     Depreciation and amortization was $695,000 for fiscal 1995, representing an increase of $314,000 over the $381,000 in depreciation and amortization reported for fiscal 1994, primarily attributable to depreciation of the alcohol testing machines.

     Losses from settlement of class action and other litigation were $4,650,000 for fiscal 1994. The Company incurred no similar costs during fiscal 1995.

     Operating losses of $6,977,000 for fiscal 1995 decreased by $2,710,000 from the losses of $9,687,000 reported for fiscal 1994, primarily attributable to the litigation losses of $4,650,000 incurred for fiscal 1994. The contributions to operating losses by subsidiaries, representing segments other than alcohol testing, are detailed below.

     Other income (expense) for fiscal 1995 and 1994 included charges for unrealized losses on marketable securities of $598,000 and $388,000, respectively. A primary cause of these charges was the decline in the market value of the Company's investments in REMIC bonds issued by the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association. The Company originally invested in the REMIC bonds on the advice of a registered broker-dealer which recommended these bonds as an investment with high interest rates and low market risk. The Company, through inexperience in dealing with this type of investment, did not enter into any hedging transactions to mitigate these losses and held the bonds in anticipation of increases in their market value. Upon such increases in market value, the Company sold the bonds, partially recovering its previously recorded unrealized losses. Since December 1993, no additional investments of this type have been made and none are contemplated in the future. Interest income was $250,000 for fiscal 1995, representing an increase of $156,000 over the $94,000 in interest income reported for fiscal 1994, which increase was attributable to an increase in interest earned for fiscal 1995 by U.S. Drug of $159,000 by virtue of having the excess proceeds from its initial public offerings, completed during fiscal 1994, invested for a full twelve months.

U.S. DRUG TESTING, INC. (SUBSTANCE ABUSE TESTING)


     During fiscal 1995, U.S. Drug, a development stage enterprise with no revenues, spent $886,000 on research and development as compared with $728,000 in such expenses in the prior year. During fiscal 1995, U.S. Drug also spent $850,000 on selling, general and administrative expenses as compared with $604,000 in the prior year. SAT spent $678,000 on research and development and $485,000 on selling, general and administrative expenses for the period from January 24, 1992 through December 31, 1992, when the technology was transferred or sublicensed to U.S. Drug.


     U.S. Drug paid management fees to SAT of $420,000 in both fiscal 1995 and fiscal 1994. During fiscal 1995, the loss from operations of $2,363,000 also reflected interest of $44,000 on brokerage loans and depreciation of $163,000. During fiscal 1994, the loss from operations of $1,876,000 also reflected interest and depreciation of $124,000.



     U.S. Drug's operating loss was $2,363,000 in fiscal 1995 as compared to operating losses of $1,876,000 in fiscal 1994. These operating losses were attributable to the fact that U.S. Drug was expending funds for research and development and selling, general and administrative expenses as indicated in the second preceding paragraph, as well as incurring a management fee to SAT and the other expenses as described in the preceding paragraph, while not realizing any revenues.


DISCONTINUED OPERATIONS

GOOD IDEAS ENTERPRISES, INC. (TOY)

     Net sales for fiscal 1995 were $4,606,000, a decrease of $938,000 or 16.9% from the net sales in the prior year. Net sales from Good Ideas' wooden construction toy category for fiscal 1995 were $2,841,000, a decrease of $733,000 or 20.5% from the net sales in the fiscal year ended March 31, 1994 ("fiscal 1994"), which decrease was attributable to a decline in this category sales by Toys R Us, Good Ideas' major customer, resulting in a reduction of orders placed by such customer. The customer attributed its reduction in orders to its large inventories and declining sales and customer traffic. Management believes that other manufacturers in the toy industry are currently facing these same problems -- their distributors or retailers to which they sell have large inventories of products and declining sales and customer traffic. In addition, net sales from Good Ideas' equestrian line of toys for fiscal 1995 were $1,123,000, representing an increase of $198,000, or 19.5%, over the sales in fiscal 1994. This increase was attributable to the sales of a new product introduced into the equestrian line at the end of fiscal 1994. Net sales of Good Ideas' corrugated cardboard construction toy category for fiscal 1995 were $344,000, a decrease of $69,000 or 16.7% from the net sales for fiscal 1994. Price increases in the cost of the corrugated cardboard resulted in price increases to Good Ideas' customers, with a resulting decline in sales. This category was ultimately removed from the product line at the beginning of fiscal 1996. The remaining decrease in net sales for fiscal 1995 as compared to the net sales in fiscal 1994 was the result of sales of other products which had been introduced into the line on an unsuccessful basis and sold at discounted prices in order to avoid carryover of slow-moving inventory.

     Gross profit for fiscal 1995 was $1,324,000 or 28.7% of net sales as compared to $1,487,000 or 26.8% of net sales for fiscal 1994. The increase in gross profit as a percentage of net sales was primarily due to Good Ideas' effort to increase its gross margins on product sold by either raising selling prices or adjusting the quantity of parts in its playsets.

     Selling, general and administrative expenses for fiscal 1995 increased to $1,924,000 or 41.8% of net sales from $1,487,000 or 27.6% of net sales for fiscal 1994. This increase was the result of two factors. First, the fixed overhead was spread over a decreased sales volume. Second, Good Ideas experienced increased legal and other expenses of approximately $127,000, increased payroll costs of $86,000 resulting from additional employees hired and increased travel and promotion expenses in the amount of $97,000 resulting from Good Ideas' efforts to expand its business base.


     Pursuant to the Management Services Agreement, SAT's fees for management and administrative services provided to Good Ideas during fiscal 1995 were $305,000, representing a decrease of $120,000 from the fees in fiscal 1994. This decrease was the result of two factors. First, during fiscal 1994, SAT's fees were computed at ten percent of net sales through September 30, 1993, while such fees were computed based on a flat monthly charge of $25,000 on the first $5,000,000 of net sales during fiscal 1995. Second, the decline in net sales volume for fiscal 1995 kept the management fee from becoming subject to a five percent surcharge on all sales over $5,000,000.

     During fiscal 1995, Good Ideas repaid its debt to SAT and made loans to SAT in the amount of $1,196,000 and to USRR in the amount of $1,027,000. During fiscal 1995, Good Ideas recognized interest income of $68,000 from these loans to related parties and also received interest income of $42,000 from money market investments. Good Ideas incurred minimal interest expense during fiscal 1995.


     Good Ideas had a loss from operations of $905,000 in fiscal 1995 as compared to a loss from operations of $426,000 in fiscal 1994, an increase of $479,000 or 112.4%. The increase in operating loss was due to the decrease in sales and the increase in selling, general and administrative expenses, offset by the decrease in the management fee, as described in the preceding paragraphs.

U.S. RUBBER RECYCLING, INC. (RECYCLED RUBBER PRODUCTS)

     USRR's net sales of $2,136,000 for fiscal 1995 increased by $941,000 or 78.7% over the net sales of $1,195,000 in fiscal 1994, which increase was attributable to a new agreement with a distributor for product placed in a major retailer. The agreement was canceled by USRR in October 1994 because of significant breaches of the contract by the distributor relating to its use of competitors' flooring products in violation of a contractual requirement to use only USRR's products. USRR does not intend to institute any legal action against the distributor because USRR does not want to incur the protracted legal expenses involved in litigation.

     Gross margin for fiscal 1995 was $581,000 or 27.2% of net sales, a decrease from $460,000 or 38.5% of net sales for fiscal 1994. The decrease in gross margin was attributable to manufacturing inefficiencies, resulting from running a double shift which was necessitated by the increase in product demand arising from the agreement with the distributor (Matworks, Inc.). As a result of the double shift, an increase in the number of tires was required to supply the second shift, resulting in additional costs to USRR to purchase tires to maintain an adequate inventory, to remove waste from the increased volume of tires processed and an increase in the number of irregular tiles produced causing additional repair labor cost because of the training required for the new labor force to staff the second shift.

     Selling, general and administrative expenses were $819,000 for fiscal 1995, representing an increase of $151,000 over the $668,000 of expenses for fiscal 1994. Of this amount, $131,000 represented additional payroll and consulting fees resulting from an expansion of the business.


     Management fees paid to SAT were $213,000 for fiscal 1995, representing an increase of $94,000 over the $119,000 reported for fiscal 1994, which increase was related to the increase in sales.


     Depreciation expense was $59,000 for fiscal 1995, representing an increase of $18,000 over such expense in the fiscal 1994, which increase was attributable to the commencement of depreciation on additional manufacturing equipment built in contemplation of potential expansion.

     Interest expense was $2,000 for fiscal 1995 as compared with no such expense in fiscal 1994.

     The operating loss of $511,000 for fiscal 1995 increased by $143,000 or 38.9% over the operating loss of $368,000 in fiscal 1994. The increase was attributable primarily to payroll and related costs incurred because of USRR's anticipation of opening a second manufacturing location.


NINE MONTHS ENDED DECEMBER 31, 1996 AS COMPARED WITH NINE MONTHS ENDED DECEMBER 31, 1995



     Revenues from continuing operations increased $1,169,000, or 130%, to $2,070,000 in the nine months ended December 31, 1996 as compared with $901,000 in the same period of the prior year. The increase is attributed to the sales increase of the Employer Services Division of $564,000 as compared with no significant revenue in the prior year and sales of $463,000 from the Robert Stutman & Associates Consulting Division acquired in May 1996.



     Operating losses from continuing operations increased to $6,857,000 in the nine months ended December 31, 1996 as compared with $5,209,000 in the same period of the prior year, an increase of $1,647,000 or 32%. Major factors in the increase are the write-off of $714,000 in goodwill arising from the March 1995 acquisition of Alconet, which management determined was impaired due to the operation's declining sales volume; a charge of $575,000 from the issuance of SAT Common Stock for financial public relations consulting services; a $220,000 increase in research and development expenditures of U.S. Drug, a 67%-owned subsidiary, on a saliva based drug instrument; increased interest expense of $116,000 on the Convertible Notes issued in November 1996.



     Cost of sales was $1,629,000 in the nine months ended December 31, 1996, or 79% of sales, as compared with $676,000, or 75% of sales, in the comparable period of the prior year, an increase of $953,000. This increase is primarily due to costs related to the increased sales volume of the Employer Services Division and the Robert Stutman & Associates Consulting Division.



     Selling and marketing expenses increased to $859,000 in the nine months ended December 31, 1996 as compared with $722,000 for the same period of the prior year. The increase or $183,000 or 27% reflects increased marketing efforts of the Employer Services Division.



     General and administrative expenses were $4,120,000 in the nine months ended December 31, 1996 as compared with $3,770,000 in the prior year, an increase of $350,000 or 9%. Current year general and administrative expenses were higher in the current year to date period primarily due to the issuance of SAT Common Stock valued at $575,000 for financial public relations consulting services.



     Research and development expenses for the nine months ended December 31, 1996 were $1,274,000 as compared to $790,000 in the same period of the prior year, an increase of $484,000 or 61%. This increase reflects a $514,000 increase in expenditures on the saliva based drug instrument offset by reductions in breath alcohol related expenditures.



     Interest expense for the nine months ended December 31, 1996 was $144,000 as compared with $74,000 in the comparable period of the prior year, an increase of $70,000 or 95%. The primary cause of this increase was the $5,000,000 in Convertible Notes issued in November 1996 resulting in interest charges for the period of $116,000 and current year interest on the $400,000 notes payable resulting from the May 1996 RSA acquisition and capital leases. Prior year interest expense includes interest of $71,000 on brokerage loans of a subsidiary which have been repaid.



     Loss from discontinued operations was $151,000 in the nine months ended December 31, 1996 as compared with $641,000 in the same period of the prior year. This decrease reflects the sale of the USRR operation in April 1996 and the inactive status of Good Ideas Enterprises, Inc. which is held for sale or liquidation.

                      U.S. DRUG'S SELECTED FINANCIAL DATA


     The following tables set forth selected financial data of U.S. Drug for the three fiscal years ended March 31, 1996, 1995 and 1994 and for the period October 8, 1992 (inception) to March 31, 1993 and cumulative from October 8, 1992 (inception) to March 31, 1996 and for the nine months ended December 31, 1996 and 1995. This selected financial data should be read in conjunction with "U.S. Drug's Management's Discussion and Analysis of Financial Condition and Results of Operations" and the U.S. Drug Financial Statements and related notes thereto included elsewhere in this Consent Solicitation Statement/Prospectus.


                                                                          FOR THE PERIOD    CUMULATIVE FROM
                                         YEARS ENDED MARCH 31,            OCTOBER 8, 1992   OCTOBER 8, 1992
                                ---------------------------------------   (INCEPTION) TO    (INCEPTION) TO
                                   1996          1995          1994       MARCH 31, 1993    MARCH 31, 1996
                                -----------   -----------   -----------   ---------------   ---------------
SELECTED INCOME STATEMENT
  DATA:
Revenues:.....................  $        --   $        --   $        --     $        --       $        --
                                -----------   -----------   -----------       ---------       -----------
Costs and Expenses:
  Selling, General and
     Administrative...........      416,981       850,400       604,185         146,316         2,017,882
  Research & Development......      850,968       886,219       782,272          90,960         2,256,419
  Depreciation &
     Amortization.............      143,969       162,871        92,245          16,939           416,024
  Interest
     Expense -- Parent........           --         3,319        31,639           3,207            38,165
  Management Fees -- Parent...      420,000       420,000       420,000              --         1,017,882
  Interest Expense............       71,882        40,640            --              --           112,522
                                -----------   -----------   -----------       ---------       -----------
Total Costs and Expenses......    1,903,800     2,363,449     1,876,341         257,422         6,401,012
                                -----------   -----------   -----------       ---------       -----------
Loss from Operations..........   (1,903,800)   (2,363,449)   (1,876,341)       (257,422)       (6,401,012)
Other Income (Expense)........      262,995        31,232      (388,951)             --           (89,724)
                                -----------   -----------   -----------       ---------       -----------
Net Loss......................  $(1,640,805)  $(2,332,217)  $(2,260,292)    $  (257,422)      $(6,490,736)
                                ===========   ===========   ===========       =========       ===========
Weighted Average Common Shares
  Outstanding.................    5,221,900     5,221,900     4,342,458       3,500,000
                                ===========   ===========   ===========       =========
Net Loss for Common Share.....  $      (.31)  $      (.45)  $      (.52)    $      (.07)
                                ===========   ===========   ===========       =========


                                                                  MARCH 31,
                                            ------------------------------------------------------
                                               1996           1995           1994          1993
                                            ----------     ----------     ----------     ---------
SELECTED BALANCE SHEET DATA:
Working Capital (Deficit).................  $  536,880     $2,089,323     $4,360,362     $(267,892)
                                            ==========     ==========     ==========     =========
Total Assets..............................  $1,175,390     $4,444,105     $5,268,820     $ 462,732
                                            ==========     ==========     ==========     =========
Stockholders' Equity......................  $1,056,887     $2,697,692     $5,029,909     $ 191,264
                                            ==========     ==========     ==========     =========

                            U.S. DRUG TESTING, INC.



                                                                              FOR THE
                                                                         NINE MONTHS ENDED
                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
SELECTED INCOME STATEMENT DATA:
Revenues..........................................................  $        --     $        --
Costs and Expenses:
  General and Administrative Expenses.............................      148,386         266,623
  Research and Development........................................    1,196,784         682,551
  Depreciation and Amortization...................................      121,266         110,276
  Interest Expense -- Parent......................................       19,670              --
  Management Fees -- Parent.......................................      315,000         315,000
  Interest Expense................................................        2,544          70,786
                                                                    -----------     -----------
  Total Costs and Expenses........................................    1,803,650       1,445,236
                                                                    -----------     -----------
  Loss from Operations............................................   (1,803,650)     (1,445,236)
  Other Income (Expense)..........................................      (28,378)        250,847
                                                                    -----------     -----------
  Net Loss........................................................  $(1,832,028)    $(1,194,389)
                                                                    ===========     ===========
  Weighted Average Common Shares Outstanding......................    5,221,900       5,221,900
                                                                    ===========     ===========
  Net Loss Per Common Share.......................................  $     (0.35)    $     (0.23)
                                                                    ===========     ===========



                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
SELECTED BALANCE SHEET DATA:
Working Capital (Deficiency)......................................  $(1,320,275)    $   945,996
                                                                    ===========     ===========
Total Assets......................................................  $   701,579     $ 1,683,656
                                                                    ===========     ===========
Stockholders' Equity..............................................  $  (775,141)    $ 1,503,303
                                                                    ===========     ===========

         U.S. DRUG'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES


     U.S. Drug is a development stage enterprise with no earnings history and which initially derived its capital resources from unsecured advances provided by SAT. During October and November, 1993, U.S. Drug sold 1,721,900 shares of the U.S. Drug Common Stock to the public at $5.00 per share and for net proceeds of approximately $7,099,000. From the net proceeds of the offering U.S. Drug repaid the advances made by SAT.



     During the period ended December 31, 1996, U.S. Drug had outstanding loans in the amount of $1,200,822 payable to SAT to fund continuing research and development. These advances are evidenced by notes due after the results of the consent solicitation for the proposed acquisition of the shares of the Minority U.S. Drug Common Stock are known. These advances bear interest at the rate of 8% per annum at December 31, 1996. SAT has committed to advance a total of $1,500,000 to U.S. Drug to fund continuing research and development. U.S. Drug is dependent on continuing advances from SAT to continue the research, development and ultimate marketing of its products and to fund its working capital requirements for the next 12 months.



     U.S. Drug completed a feasibility study in November 1996 as to the saliva based drug testing products and made a decision to proceed with development. U.S. Drug estimates that it will be approximately two years before the drug testing products will be available for marketing. There can be no assurance that U.S. Drug will successfully complete its development program on a timely basis, that it will thereafter obtain the necessary governmental approval or that marketing will start when contemplated.



     As of December 31, 1996, U.S. Drug estimated that it would require approximately $10,000,000 to complete development of a saliva based testing products. See the section "Effect of Merger" under the caption "The Company's Management's Discussion and Analysis of Financial Condition and Results of Operations" for information as to management's current estimate of costs as of April 1, 1997. Although U.S. Drug management believes that SAT can raise the necessary funds to complete this project, failure to raise the funds will result in cessation of operations of U.S. Drug because it has no other product to market or service to furnish.


CHANGES IN FINANCIAL CONDITION

     During fiscal 1996, U.S. Drug's investment in trading securities were sold and U.S. Drug realized proceeds of $3,286,000 from the sale of the REMIC bonds, resulting in a gain of $76,000 over the carrying value of the bonds on the March 31, 1995 balance sheet. U.S. Drug realized an overall loss of $628,000 from its ownership of the bonds. Management will make no further investments in any high risk trading securities. A brokerage loan payable in the amount of $2,570,000 was repaid from the proceeds of the sale of the REMIC bonds.

OPERATING CASH FLOWS


     Cash used for operations during the nine months ended December 31, 1996 amounted to $1,526,000. The net loss for the period was $1,832,000 and the adjustments to reconcile to net cash owed by operating activities was $306,000. The most significant adjustments were decreases in use of cash provided by depreciation and amortization of $121,000, a disposal of property and equipment of $42,000 and increases in accounts payable of $184,000 offset by increases in prepaid expenses and other current assets of $35,000 and a decrease in accrued expenses of $6,900.



INVESTING CASH FLOWS



     Cash used by investing activities was $186,000 during the nine months ended December 31, 1996. Funds used to purchase property and equipment were $185,000.

FINANCING CASH FLOWS


     Cash provided by financing activities amounted to $1,463,000 during the nine months ended December 31, 1996. Financing cash flows were provided by loans from SAT of $1,201,000 and net repayment of loans from SAT in the amount of $282,000.


RESULTS OF OPERATIONS

FISCAL 1996 VS. FISCAL 1995


     During fiscal 1996, U.S. Drug continued as a development stage enterprise with no revenues. Selling, general and administrative expenses were $417,000 in fiscal 1996 as compared with $850,000 in fiscal 1995 or a decrease of $433,000, resulting primarily from a $325,000 reduction in royalty payments on the SAT license with the USN from $375,000 in fiscal 1995 to $50,000 in fiscal 1996. Other selling, general and administrative expenses for fiscal 1996 were comprised of royalty expenses of $62,000, rent, utilities and telephone charges of $97,000, insurance expense of $35,000, marketing research expenses of $44,000, legal and auditing services of $33,000, directors' fees of $10,000, travel expenses of $24,000 and other expenses of $112,000.


     Research and development expenditures totaled $851,000 in fiscal 1996 as compared with $886,000 in fiscal 1995. The fiscal 1996 expenditures consisted of payroll and fringe benefits of $593,000, outside consulting services of $184,000 and other costs of $74,000.

     Depreciation expense decreased $19,000 from $163,000 in fiscal 1995 to $144,000 in fiscal 1996 as some assets became fully depreciated during the year.


     Management fees paid to SAT were $420,000 in both fiscal 1996 and fiscal 1995. For a description of the services rendered under the management agreement relating to these fees, see the section "Material Contracts of SAT with U.S. Drug -- Management Services Agreement."


     Interest expense on brokerage loans were $72,000 during fiscal 1996 as compared with $41,000 during fiscal 1995 or an increase of $31,000, resulting from increased borrowings during fiscal 1996.


     Other income (expense) resulted in net income of $263,000 in fiscal 1996 as compared with net income of $31,000 in the prior year or an increase of $232,000. Fiscal 1996 other income (expense) is comprised of a gain of $76,000 on its sale of REMIC bonds over their earnings value at March 31, 1995, interest income primarily relating to the REMIC bonds of $105,000 and interest income on loans to SAT of $82,000. Fiscal 1995 other income (expense) was comprised of interest income, primarily on the REMIC bond of $245,000, interest income from SAT of $20,000 and an unrealized loss on the market value of the REMIC bonds in the amount of $234,000.


FISCAL 1995 VS. FISCAL 1994

     U.S. Drug, as a development stage enterprise had no revenues in fiscal 1995 or fiscal 1994.


     Selling, general and administrative costs were $850,000 in fiscal 1995 as compared with $604,000 for the prior year or an increase of $246,000. The major component of their expenses was the royalty expense on the SAT license with the USN which amounted to $375,000 in fiscal 1995 as compared to $229,000 in fiscal 1994 or an increase of $146,000.


     Research and development costs were $886,000 in fiscal 1995 as compared with $728,000 in fiscal 1994 or an increase of $158,000, resulting primarily from increased payroll costs. Depreciation and amortization increased $71,000 from $92,000 in fiscal 1994 to $163,000 in fiscal 1995 primarily as a result of a full year depreciation in fiscal 1995 of property acquired in the fourth quarter of fiscal 1994.


     Management fees to SAT were $420,000 in both fiscal 1995 and fiscal 1994.



     Interest expense of $44,000 was incurred in fiscal 1995 as compared with $32,000 in fiscal 1994. Fiscal 1995 interest expense is comprised of $41,000 in interest on brokerage loans against the REMIC bonds and $3,000 of interest on loans from SAT. Fiscal 1994 interest relates to loans from SAT.

     Other income (expense) is comprised of income of $31,000 in fiscal 1995 as compared with expense of $384,000 in fiscal 1994. Fiscal 1995 other income (expense) consisted of interest income of $265,000, of which $245,000 was primarily from the REMIC bonds and $20,000 was from advances to SAT less unrealized losses on the REMIC bonds of $234,000. The fiscal 1994 other income (expense) is comprised of interest income of $86,000 primarily related to the REMIC bonds and unrealized losses on these bonds of $497,000.



NINE MONTHS ENDED DECEMBER 31, 1996 AS COMPARED WITH NINE MONTHS ENDED DECEMBER 31, 1995



     General and administrative expenses for the nine months ended December 31, 1996 was $148,000 as compared with $266,000 in the same period of the prior year, a decrease of $118,000 or 44%, reflecting reduced expenditures, primarily reductions in professional fees, outside services and printing. During fiscal year 1997, costs previously charged to general and administrative in fiscal year 1996 which were directly related to product development have been classified accordingly, primarily royalty expenses, facility expenses and research-related travel.



     During the nine months ended December 31, 1996, U.S. Drug spent $1,197,000 on research and development as compared with $683,000 in the prior year, an increase of $514,000 or 75%. The increase reflected a significant acceleration of spending on research and development of the saliva drug testing project.



     Depreciation expense for the nine months ended December 31, 1996 was $121,000 as compared with $110,000 in the same period of the prior year, reflecting an increased investment in fixed assets. Management fees paid to SAT were $315,000 in the nine months ended December 31 of both the current and prior years.



     Interest expense in the nine months ended December 31, 1996 was $2,500 as compared with $71,000 in the same period of the prior year. The prior year expense was the result of interest on broker margin loans secured by REMIC bonds owned U.S. Drug. The REMIC bonds were sold in the quarter ended September 30, 1995.



     Other income and expenses was a net expense of $28,000 in the current year as compared with net other income of $251,000 in the same period of the prior year. Current year net other expense is primarily due to a loss on disposal of an asset. Prior year other income includes interest income generated by the REMIC bonds of $104,000, unrealized gain on marketable securities of $704,000 less realized losses of $627,000, and interest income from loans to SAT of $70,000.



     Since inception U.S. Drug has spent $3,753,000 on research and development and an additional $2,166,000 on general and administrative expenses.


                     COMMISSION POSITION ON INDEMNIFICATION


     The SAT Board of Directors has authorized indemnification of directors and officers of SAT to the fullest extent permitted by Delaware law.


     Section 145(a) of the GCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Under Section 145(b) of the GCL, a corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     In addition, under Section 145(f) of the GCL, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SAT pursuant to the foregoing provisions, or otherwise, SAT has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SAT of expenses incurred or paid by a director, officer or controlling person of SAT in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SAT will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 LEGAL MATTERS


     The validity of the securities offered hereby will be passed upon for SAT by Gold & Wachtel, LLP, New York, New York.


     Rosenman & Colin LLP, New York, New York have passed on certain legal matters for U.S. Drug relating to the Merger and certain tax consequences thereof to the U.S. Drug Minority Stockholders.

                                    EXPERTS


     The audited financial statements, appearing in this Consent Solicitation Statement/Prospectus and Registration Statement, of Substance Abuse Technologies, Inc. (formerly U.S. Alcohol Testing of America, Inc.) and U.S. Drug Testing, Inc. at March 31, 1996, and for the year then ended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



     The audited financial statements, appearing in this Consent Solicitation Statement/Prospectus and Registration Statement, of Substance Abuse Technologies, Inc. (formerly U.S. Alcohol Testing of America, Inc.) and U.S. Drug Testing, Inc. at March 31, 1995, and for each of the two years in the period ended March 31, 1995, have been audited by Wolinetz, Gottlieb & Lafazan, P.C., independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             CHANGE IN ACCOUNTANTS


     On November 3, 1995, SAT named Ernst & Young LLP ("E&Y") as SAT's new independent auditors for fiscal 1996 replacing Wolinetz, Gottlieb & Lafazan, P.C. ("Wolinetz"), which firm had served as SAT's independent auditors since SAT's inception. The Board of Directors, which authorized the change on November 1, 1995, indicated that, in making the replacement, the directors were not acting because of any criticism of, or dispute with, Wolinetz, but because they concluded that, at this stage of development for SAT and its subsidiaries, the selection of a national firm like E&Y was in SAT's best interests.



     The reports of Wolinetz on the financial statements of SAT for fiscal 1994 and fiscal 1995 did not contain an adverse opinion or a disclaimer of opinion, nor was either report qualified as to uncertainty, audit scope or accounting principles. There had been no disagreements between SAT and Wolinetz in fiscal 1994 and fiscal 1995 and any subsequent interim period preceding the engagement of E&Y as the principal auditors on any matter of accounting principles or practice, financial statement disclosure, auditing scope or procedures.


     Wolinetz has filed a letter to the Commission stating that it agreed with the above statements.


     SAT did not consult E&Y, prior to its engagement, regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on SAT's financial statements, nor was a written report or oral advice provided to SAT that E&Y concluded was an important factor considered by SAT in reaching a decision as to an accounting, auditing or financial reporting issue.

                         INDEX TO FINANCIAL STATEMENTS


              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES



ITEM                                                                                     PAGE
---------------------------------------------------------------------------------------  -----
  1. Report of Independent Auditors....................................................    F-1
  2. Report of Independent Certified Public Accountants................................    F-2
  3. Consolidated Balance Sheets as of March 31, 1996 and 1995.........................    F-3
  4. Consolidated Statements of Operations for the Years Ended
     March 31, 1996, 1995 and 1994.....................................................    F-4
  5. Consolidated Statements of Stockholders' Equity for the Years Ended
     March 31, 1996, 1995 and 1994.....................................................    F-5
  6. Consolidated Statements of Cash Flows for the Years Ended
     March 31, 1996, 1995 and 1994.....................................................    F-8
  7. Notes to Consolidated Financial Statements........................................   F-10

                                         (Unaudited)
  1. Consolidated Balance Sheets as of December 31, 1996 and March 31, 1996............   F-25
  2. Consolidated Statements of Operations for the Nine Months Ended
     December 31, 1996 and 1995........................................................   F-27
  3. Consolidated Statements of Cash Flows for the Nine Months Ended
     December 31, 1996 and 1995........................................................   F-28
  4. Notes to Consolidated Financial Statements........................................   F-30

                            U.S. DRUG TESTING, INC.


                        (A DEVELOPMENT STAGE ENTERPRISE)



ITEM                                                                                     PAGE
---------------------------------------------------------------------------------------  -----
  1. Report of Independent Auditors....................................................   F-33
  2. Report of Independent Certified Public Accountants................................   F-34
  3. Balance Sheets as of March 31, 1996 and 1995......................................   F-35
  4. Statements of Operations for the Years Ended March 31, 1996, 1995 and 1994 and
     Cumulative from October 8, 1992 (Inception) to March 31, 1996.....................   F-36
  5. Statements of Stockholders' Equity for the Period October 8, 1992 (Inception)
     to March 31, 1996.................................................................   F-37
  6. Statements of Cash Flows for the Years Ended March 31, 1996, 1995 and 1994 and
     Cumulative from October 8, 1992 (Inception) to March 31, 1996.....................   F-38
  7. Notes to Financial Statements.....................................................   F-39
                                         (Unaudited)
  1. Balance Sheets as of December 31, 1996
     and March 31, 1996................................................................   F-46
  2. Statements of Operations for the Nine Months Ended December 31, 1996 and 1995
     and Cumulative from October 8, 1992 (Inception) to December 31, 1996..............   F-47
  3. Statements of Cash Flows for the Nine Months Ended December 31, 1996 and
     December 31, 1995 and Cumulative from October 8, 1992
     (Inception) to December 31, 1996..................................................   F-48
  4. Notes to Financial Statements.....................................................   F-50

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Substance Abuse Technologies, Inc.



     We have audited the accompanying consolidated balance sheet of Substance Abuse Technologies, Inc. and subsidiaries (the "Company") as of March 31, 1996, and the statements of operations, stockholders' equity, and cash flows for year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries at March 31, 1996, and the consolidated results of their operations and their cash flows for the year ended March 31, 1996, in conformity with generally accepted accounting principles.


                                          ERNST & YOUNG LLP

Riverside, California
May 20, 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders

Substance Abuse Technologies, Inc.

Rancho Cucamonga, California


     We have audited the accompanying consolidated balance sheet of Substance Abuse Technologies, Inc. and subsidiaries as of March 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended March 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Substance Abuse Technologies, Inc. and subsidiaries as of March 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1995 in conformity with generally accepted accounting principles.


                                          WOLINETZ, GOTTLIEB & LAFAZAN, P.C.

Rockville Centre, New York
May 26, 1995

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS


                                                                            MARCH 31,
                                                                   ----------------------------
                                                                       1996            1995
                                                                   ------------    ------------
                                            ASSETS
Current Assets:
  Cash and Cash Equivalents......................................  $  1,204,646    $  1,633,098
  Trading Securities.............................................            --       3,307,543
  Accounts Receivable (Net of Allowance For Bad Debts of $112,490
     at March 31, 1996 and $125,149 at March 31, 1995)...........       278,874         771,107
  Other Receivables..............................................         1,850          69,378
  Inventories....................................................       681,839       2,212,566
  Prepaid Expenses...............................................       253,787         242,069
  Current Assets of Discontinued Operations, net.................       256,654              --
                                                                   ------------    ------------
     Total Current Assets........................................     2,677,650       8,235,761
                                                                   ------------    ------------
Property and Equipment (Net of Accumulated Depreciation of
  $1,845,015 at March 31, 1996 and $1,081,606 at March 31,
  1995)..........................................................     2,691,979       3,742,986
                                                                   ------------    ------------
Other Assets:
  Goodwill (Net of Accumulated Amortization of $93,912 at March
     31, 1995 and $229,216 at March 31, 1995)....................       797,393       2,008,592
  Patents (Net of Accumulated Amortization of $2,619 at March 31,
     1996 and $1,317 at March 31, 1995)..........................        35,214          20,830
  Other Non-Current Assets.......................................        25,736          89,379
  Non-Current Assets of Discontinued Operations, net.............       307,868              --
                                                                   ------------    ------------
     Total Other Assets..........................................     1,166,211       2,118,801
                                                                   ------------    ------------
          Total Assets...........................................  $  6,535,840    $ 14,097,548
                                                                   ============    ============

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable...............................................  $    487,320    $  1,498,322
  Accrued Expenses and Taxes.....................................       468,150         472,253
  Current Portion of Long-Term Debt..............................        29,395          53,727
  Brokerage Loan Payable.........................................            --       1,569,592
  Preferred Stock Dividend Payable...............................         7,202           7,202
                                                                   ------------    ------------
     Total Current Liabilities...................................       992,067       3,601,096
Long-Term Debt -- Net of Current Portion.........................        32,935          79,008
                                                                   ------------    ------------
     Total Liabilities...........................................     1,025,002       3,680,104
                                                                   ------------    ------------
Commitments and Contingencies (See Note 13)
Minority Interest................................................     1,478,508       2,723,502
                                                                   ------------    ------------
Stockholders' Equity:
  Preferred Stock, Class "A", $.01 Par Value; 500,000 Shares
     Authorized, Issued and Outstanding 41,157 Shares at March
     31, 1996 and at March 31, 1995 (Liquidation Preference of
     $205,785 at March 31, 1996 and at March 31, 1995)...........           412             412
  Preferred Stock, Class "B", $.01 Par Value; 1,500,000 Shares
     Authorized, Issued and Outstanding -0- Shares at March 31,
     1996 and March 31, 1995.....................................            --              --
  Common Stock, $.0l Par Value; 50,000,000 Shares Authorized,
     Issued and Outstanding 32,480,000 Shares at March 31, 1996
     and 28,141,041 Shares at March 31, 1995.....................       324,800         281,411
  Additional Paid-In Capital.....................................    45,176,619      38,421,034
  Accumulated Deficit............................................   (41,469,501)    (31,008,915)
                                                                   ------------    ------------
     Total Stockholders' Equity..................................     4,032,330       7,693,942
                                                                   ------------    ------------
          Total Liabilities and Stockholders' Equity.............  $  6,535,840    $ 14,097,548
                                                                   ============    ============


    The accompanying notes are an integral part of the financial statements.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                     FOR THE YEARS ENDED MARCH 31,
                                                             ---------------------------------------------
                                                                 1996            1995             1994
                                                             ------------     -----------     ------------
Continuing Operations:
  Net Sales................................................  $  1,165,661     $ 1,695,215     $    442,728
                                                             ------------     -----------     ------------
  Costs and Expenses:
     Cost of Sales (Exclusive of Depreciation Shown
       Below)..............................................     1,208,726       1,397,034          389,830
     Selling, General and Administrative Expenses
       (Exclusive of Depreciation Shown Below).............     5,720,592       5,284,405        3,759,858
     Research and Development..............................     1,005,832       1,248,962          947,811
     Interest..............................................        81,450          46,069            1,534
     Depreciation and Amortization.........................     1,017,534         695,367          380,676
     Loss from Settlement of Class Action Litigation.......            --              --        4,600,000
     Loss From Settlement of Litigation....................     1,137,914              --           50,000
                                                             ------------     -----------     ------------
          Total Costs and Expenses.........................    10,172,048       8,671,837       10,129,709
                                                             ------------     -----------     ------------
  Loss From Operations.....................................    (9,006,387)     (6,976,622)      (9,686,981)
                                                             ------------     -----------     ------------
  Other Income (Expense):
     Interest Income.......................................       116,075         250,486           94,443
     Loss on Sale of Marketable Securities.................    (1,889,216)       (154,707)              --
     Unrealized Gain (Loss) on Marketable Securities.......     2,190,721        (579,991)        (387,746)
     Loss on Write-Down of Note Receivable.................                                       (177,600)
     Other Losses..........................................        (8,704)        (14,925)          (2,338)
                                                             ------------     -----------     ------------
          Total Other Income (Expense).....................       408,876        (499,137)        (473,241)
                                                             ------------     -----------     ------------
  Loss Before Minority Interest in Net Loss (Income) of
     Subsidiaries..........................................    (8,597,511)     (7,475,759)     (10,160,222)
  Minority Interest in Net Loss (Income) of Subsidiaries,
     Net of Subsidiary Preferred Stock Dividends Paid......       541,466         769,632          464,083
                                                             ------------     -----------     ------------
Loss from Continuing Operations............................    (8,056,045)     (6,706,127)      (9,696,139)
                                                             ------------     -----------     ------------
Discontinued Operations:
  Loss from Operations before Minority Interest............    (1,545,457)       (857,575)        (242,451)
  Minority Interest in Net Loss............................       467,183         327,306         (127,445)
  Loss on Disposal, Net of Minority Interest of $143.671...    (1,326,267)             --               --
                                                             ------------     -----------     ------------
Loss from Discontinued Operations..........................    (2,404,541)       (530,269)        (369,896)
                                                             ------------     -----------     ------------
Net Loss...................................................  $(10,460,586)    $(7,236,396)    $(10,066,035)
Weighted Average Common Shares Outstanding.................    29,834,502      25,691,674       22,027,068
                                                             ============     ===========     ============
Loss Applicable to Common Stock:
  Net Loss.................................................  $(10,460,586)    $(7,236,396)    $(10,066,035)
  Preferred Stock Dividend -- Class "A"....................       (28,810)        (39,179)         (26,358)
  Preferred Stock Dividend -- Class "B"....................            --          (2,425)         (13,826)
                                                             ------------     -----------     ------------
Loss Applicable to Common Stock............................  $(10,489,396)    $(7,278,000)    $(10,106,219)
                                                             ============     ===========     ============
Loss Per Common Share:
  Loss from Continuing Operations..........................  $       (.27)    $      (.26)    $       (.44)
  Loss from Discontinued Operations........................          (.08)           (.02)            (.02)
                                                             ------------     -----------     ------------
  Net Loss.................................................  $       (.35)    $      (.28)    $       (.46)
                                                             ============     ===========     ============


    The accompanying notes are an integral part of the financial statements.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994

                                                 CLASS "A"   CLASS "B"              ADDITIONAL
                                                 PREFERRED   PREFERRED    COMMON      PAID-IN     ACCUMULATED
                                                   STOCK       STOCK      STOCK       CAPITAL       DEFICIT         TOTAL
                                                 ---------   ---------   --------   -----------   ------------   ------------
Balance -- April 1, 1993.......................    $ 502      $ 1,358    $168,407   $15,019,160   $(13,706,484)  $  1,482,943
Issuance of 571,500 Shares of Common Stock Upon
  Conversion of 127,000 Shares of Class "B"
  Preferred Stock..............................       --       (1,270)      5,715        (4,445)            --             --
Issuance of 4,444,469 Shares of Common Stock
  Upon Conversion of Class "A" Preferred Shares
  of N.V. Subsidiary -- Net....................       --           --      44,445     3,738,544             --      3,782,989
Issuance of 780,621 Shares of Common Stock Upon
  Exercise of Warrants -- Net..................       --           --       7,806     1,230,174             --      1,237,980
Dividend on Class "A" Preferred Stock..........       --           --          --       (26,358)            --        (26,358)
Dividend on Class "B" Preferred Stock..........       --           --          --       (13,826)            --        (13,826)
Issuance of 429,800 Shares of Common Stock Upon
  Exercise of Warrants in Connection With a
  Settlement with a Former Consultant..........       --           --       4,298     1,068,202             --      1,072,500
Issuance of 493,590 Shares of Common Stock Upon
  Exercising of Placement Agent's Option in the
  N.V. Subsidiary and Conversion to Common
  Shares of the Company in Connection With
  Settlement With a Former Consultant..........       --           --       4,936       572,564             --        577,500
Additional Paid in Capital Arising From
  Investment in U.S. Drug Testing, Inc. by
  Minority Interest............................       --           --          --     4,756,288             --      4,756,288
Additional Paid in Capital Arising From
  Investment in Good Ideas Enterprises, Inc. by
  Minority Interest............................       --           --          --     2,841,162             --      2,841,162
Issuance of 7,077 Shares of Common Stock in
  Payment of Class "B" Preferred Stock
  Dividend.....................................       --           --          70        13,756             --         13,826
Issuance of 74,360 Shares of Common Stock in
  Payment of Dividend on Class "A" Preferred
  Shares of the N.V. Subsidiary................       --           --         745       194,255             --        195,000
Issuance of 10,000 Shares of Common Stock to
  Directors For Directors' Fees................       --           --         100        21,150             --         21,250
Issuance of 400,000 Shares of Common Stock Upon
  Conversion of N.V. Subsidiary Common Stock --
  Net..........................................       --           --       4,000       965,156             --        969,156
Net Loss For The Year Ended March 31, 1994.....       --           --          --            --    (10,066,035)   (10,066,035)
                                                    ----       ------    --------   -----------   ------------     ----------
Balance -- March 31, 1994......................      502           88     240,522    30,375,782    (23,772,519)     6,844,375
                                                    ----       ------    --------   -----------   ------------     ----------
Issuance of 39,375 Shares of Common Stock Upon
  Conversion of 8,750 Shares of Class "B"
  Preferred Stock..............................       --          (88)        394          (306)            --             --
Issuance of 40,725 Shares of Common Stock Upon
  Conversion of 9,050 Shares of Class "A"
  Preferred Stock..............................      (90)          --         407          (317)            --             --
Issuance of 812,018 Shares of Common Stock Upon
  Exercise of Warrants.........................       --           --       8,121     1,762,397             --      1,770,518
Dividend on Class "A" Preferred Stock..........       --           --          --       (39,179)            --        (39,179)
Dividend on Class "B" Preferred Stock..........       --           --          --        (2,425)            --         (2,425)
Issuance of 1,333,333 Shares of Common Stock in
  Connection With Settlement of Class Action
  Litigation...................................       --           --      13,333     2,986,667             --      3,000,000

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

               FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994

                                                 CLASS "A"   CLASS "B"              ADDITIONAL
                                                 PREFERRED   PREFERRED    COMMON      PAID-IN     ACCUMULATED
                                                   STOCK       STOCK      STOCK       CAPITAL       DEFICIT         TOTAL
                                                 ---------   ---------   --------   -----------   ------------   ------------
Additional Paid-In Capital Arising From
  Additional Investment in Good Ideas
  Enterprises, Inc. by Minority Interest.......       --           --          --       165,977             --        165,977
Issuance of 931 Shares of Common Stock in
  Payment of Class "B" Preferred Stock
  Dividend.....................................       --           --          10         2,415             --          2,425
Issuance of 30,000 Shares of Common Stock to
  Directors for Directors' Fees................       --           --         300        54,075             --         54,375
Issuance of 782,321 Shares of Common Stock in
  Connection With Acquisitions.................       --           --       7,823     1,556,819             --      1,564,642
Issuance of 1,050,000 Shares of Common Stock in
  Connection With a Private Placement, Net of
  Related Costs................................       --           --      10,500     1,584,343             --      1,594,843
Expenses of Warrant Exercise...................       --           --          --       (25,213)            --        (25,213)
Other..........................................       --           --           1            (1)            --             --
Net Loss For Year Ended March 31, 1995.........       --           --          --            --     (7,236,396)    (7,236,396)
                                                    ----       ------    --------   -----------   ------------     ----------
Balance -- March 31, 1995......................      412            0     281,411    38,421,034    (31,008,915)     7,693,942
                                                    ----       ------    --------   -----------   ------------     ----------
Dividend on Class "A" Preferred Stock..........       --           --          --       (28,810)            --        (28,810)
Additional Paid-In Capital Arising From
  Surrender of Capital in Good Ideas
  Enterprises, Inc. by Minority Shareholder....       --           --          --        97,674             --         97,674
Issuance of 2,152,469 Shares of Common Stock in
  Connection with a Private Placement to
  International Investors......................       --           --      21,524     3,016,981             --      3,038,505
Issuance of 116,500 Shares of Common Stock upon
  Exercise of Warrants.........................                             1,165       165,440             --        166,605
Issuance of 20,000 Shares of Common Stock to
  Directors for Director's Fees................       --           --         200        37,300             --         37,500
Issuance of 2,000,000 Shares of Common Stock in
  Connection with a Private Placement Under
  Regulation D.................................       --           --      20,000     3,730,000             --      3,750,000
Expenses of Stock Offerings and Warrant
  Exercises....................................       --           --                  (362,500)            --       (362,500)
Issuance of 50,000 Shares of Common Stock to
  Consultant for Investor Relations and
  Financial Consulting Services................       --           --         500        99,500             --        100,000
Net Loss For Year Ended March 31, 1996.........       --           --          --            --    (10,460,586)   (10,460,586)
                                                    ----       ------    --------   -----------   ------------     ----------
Balance -- March 31, 1996......................    $ 412      $    --    $324,800   $45,176,619   $(41,469,501)  $  4,032,330
                                                    ====       ======    ========   ===========   ============     ==========

    The accompanying notes are an integral part of the financial statements.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                   FOR THE YEARS ENDED MARCH 31,
                                                          -----------------------------------------------
                                                              1996             1995              1994
                                                          ------------      -----------      ------------
Cash Flow From Operating Activities:
  Net Loss.............................................   $(10,460,586)     $(7,236,396)     $(10,066,035)
  Adjustments to Reconcile Net Loss To Net Cash Used By
    Operating Activities:
    Provision For Bad Debts............................        131,551           50,675            59,029
    Depreciation and Amortization......................      1,311,354          799,858           447,717
    Loss on Disposal of Discontinued Operations........      1,326,267               --                --
    Minority Interest in Net (Loss) Income of
       Subsidiary, Net of Subsidiary Preferred Stock
       Dividends Paid..................................     (1,008,649)      (1,096,938)         (336,638)
    Value of Common Stock Issued to Directors For
       Services........................................         37,500           54,375            21,250
    Value of Common Stock Issued to Consultant.........        100,000               --                --
    Value of Common Stock in Subsidiary Issued to
       Officer for Services............................          5,000
    Unrealized Loss on Marketable Securities...........     (2,190,721)         579,991           387,746
    Realized Loss on Marketable Securities.............      1,889,216          154,707
    Amortization of Bond Discount......................           (779)          (3,116)             (960)
    Loss on Note Receivable............................                              --           177,600
    Loss on Disposition of Property and Equipment......         22,335           40,400             2,338
    Changes in Operating Assets and Liabilities:
       (Increase) Decrease in Accounts Receivable......        360,682          711,044          (897,187)
       (Increase) Decrease in Other Receivables........         67,528          (34,112)          155,143
       (Increase) Decrease in Inventories..............      1,301,593         (833,681)          425,816
       Increase in Prepaid Expenses....................        (11,718)         (45,742)         (106,836)
       Increase in Other Assets........................        (11,625)
       (Increase) Decrease in Funds in
         Escrow -- Restricted..........................             --        1,578,671        (1,578,671)
       Increase (decrease) in Accounts Payable.........     (1,011,022)         135,794           482,460
       Increase in Accrued Expenses and Taxes..........         (4,103)          24,492            14,504
       Increase (Decrease) in Accrued Class Action
         Settlement....................................             --       (1,578,671)        4,578,671
       Increase in Net Assets of Discontinued
         Operations....................................       (564,522)
                                                          ------------      -----------      ------------
Net Cash Used By Operating Activities..................     (8,710,699)      (6,698,649)       (6,234,053)
                                                          ------------      -----------      ------------
Cash Flow From Investing Activities:
  Sale of Marketable Securities........................      3,609,826           13,320                --
  Purchase of Marketable Securities....................             --               --        (3,908,281)
  Purchase of Property and Equipment...................       (287,599)      (2,555,133)         (667,536)
  Purchase of Patents and Related Costs................             --           (9,633)          (12,514)
  Proceeds from Sales of Fixed Assets..................         59,438               --                --
  Other................................................        (23,221)           1,456           (33,408)
  Dispositions of Property and Equipment...............             --               --            10,000
  Repayment of Loan to Officer.........................             --               --            50,000
  Cash Acquired in Business Acquisitions...............             --          593,261                --
  Costs of Business Acquisitions.......................             --           (5,120)               --
                                                          ------------      -----------      ------------
Net Cash Provided (Used) By Investing Activities.......      3,358,444       (1,961,849)       (4,561,739)
                                                          ------------      -----------      ------------
Cash Flow From Financing Activities:
  Sales and Issuances of Common and Preferred Stock....      6,788,505        1,694,063                --
  Proceeds of Long-Term Debt...........................         17,843           81,151           141,511
  Payments of Long-Term Debt...........................        (88,248)         (93,584)          (32,941)
  Payments of Notes Payable............................             --               --           (26,518)
  Proceeds of Brokerage Loans Payable..................      1,000,000        1,674,683                --

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                                                   FOR THE YEARS ENDED MARCH 31,
                                                              1996             1995              1994
                                                          ------------      -----------      ------------
  Payments of Brokerage Loans Payable..................     (2,569,592)        (105,091)               --
  Proceeds From Sales of Common Stock by U.S. Drug
    Testing, Inc.......................................             --               --         8,609,600
  Proceeds From Sale of Common Stock by Good Ideas
    Enterprises, Inc...................................             --          326,000         6,000,000
  Expenses of Stock Offerings of Subsidiaries..........             --          (44,703)       (2,775,792)
  Proceeds From Exercising of Placement Agent's Option
    in Connection With Acquisition of 21 Units in N.V.
    Private Placement..................................             --               --           577,500
  Expenses of Stock Offering and Exercise of
    Warrants...........................................       (362,500)        (124,433)          (38,157)
  Payment of Dividend on Class "A" Preferred Stock.....        (28,810)         (31,977)          (26,358)
  Issuance of Common Stock Upon Exercise of Warrants...        166,605        1,770,518         2,348,637
                                                          ------------      -----------      ------------
Net Cash Provided By Financing Activities..............      4,923,803        5,146,627        14,777,482
                                                          ------------      -----------      ------------
Increase (Decrease) in Cash and Cash Equivalents.......       (428,452)      (3,513,871)        3,981,690
Cash and Cash Equivalents -- Beginning of the Year.....      1,633,098        5,146,969         1,165,279
                                                          ------------      -----------      ------------
Cash and Cash Equivalents -- End of the Year...........   $  1,204,646      $ 1,633,098      $  5,146,969
                                                          ============      ===========      ============
Supplemental Disclosure of Cash Information:
  Cash Paid For Interest...............................   $     81,450      $    50,139      $      7,215
                                                          ============      ===========      ============
  Income Taxes Paid....................................   $         --      $        --      $         --
                                                          ============      ===========      ============
Non-Cash Financing Activities:
  Preferred Stock Dividends Accrued....................   $      7,202      $     7,202      $         --
                                                          ============      ===========      ============
  Issuance of Common Stock for Businesses
    Acquired -- Net of Cash Received...................   $         --      $   976,501      $         --
                                                          ============      ===========      ============
  Issuance of Common Stock as Payment for Preferred "B"
    Dividend...........................................   $         --      $     2,465      $     13,826
                                                          ============      ===========      ============
  Issuance of Common Stock as Payment of N.V. Preferred
    "A" Dividend.......................................   $         --      $        --      $    195,000
                                                          ============      ===========      ============
  Issuance of Common Stock Upon Conversion of N.V.
    Preferred "A" Shares -- Net........................   $         --      $        --      $  3,676,068
                                                          ============      ===========      ============
  Issuance of Common Stock Upon Conversion of N.V.
    Common Shares -- Net...............................   $         --      $        --      $    969,156
                                                          ============      ===========      ============
  Issuance of Common Stock in Connection With
    Settlement of Class Action Litigation..............   $         --      $ 3,000,000      $         --
                                                          ============      ===========      ============
  Issuance of Common Stock Upon Conversion Of Class "A"
    Preferred Stock....................................   $         --      $       407      $         --
                                                          ============      ===========      ============
  Issuance of Common Stock Upon Conversion Of Class "B"
    Preferred Stock....................................   $         --      $       394      $      5,715
                                                          ============      ===========      ============


    The accompanying notes are an integral part of the financial statements.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation


     The consolidated financial statements include the accounts of Substance Abuse Technologies, Inc. (the "Company"), which prior to October 28, 1996 was named U.S. Alcohol Testing of America, Inc., and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.


  Industry Segment and Concentration of Risk

     The Company, which operates in a single industry segment, designs, manufactures, markets and services alcohol breath testing equipment, which is either sold or placed on a cost per test basis with laboratories or other users, and, through its ProActive Synergies Inc. ("ProActive") subsidiary, designs and administers drug testing and background checking services as a human resources provider. Additionally, the Company's 67.0% owned subsidiary, U.S. Drug Testing, Inc. ("U.S. Drug") (a development stage enterprise), is developing a saliva based, on site drug testing system and, thereafter depending on the successful completion, completing development of a urine based, on site drug testing system. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses, and such losses have been within management's expectations. No customer accounted for 10% or more of net revenues in the years ended March 31, 1996, 1995 or 1994.

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash investments and trade receivables. The Company currently invests excess cash in short term commercial paper with strong credit ratings and in money market accounts with commercial banks.

     The Company's operating results each quarter are subject to various uncertainties, including uncertainties related to revenues from major customers, actions of competitors and the risks inherent in the new product development currently being undertaken by the Company's 67.0%-owned subsidiary, U.S. Drug.

     One of the significant risks potentially affecting the Company's operating results is the effect of the history of operating losses on its ability to secure additional capital resources. Management continues to believe that the Company will have the cash resources to meet all of its operating requirements for the next 12 months as a result of the exercise of warrants to purchase its Common Stock, the anticipated growth of the human resource provider portion of its business which is expected to benefit from the acquisition of Robert Stutman & Associates, Inc. (See Note 16 -- Subsequent Events), increased sales of breath alcohol testing machines and cost per test revenue, the discontinuance of the operations of its subsidiaries, U.S. Rubber Recycling, Inc. ("U.S. Rubber") and Good Ideas Enterprises, Inc. ("Good Ideas"), and significant budgeted reductions in general and administrative costs.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid cash investments with an original maturity of three months or less when purchased to be cash equivalents.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

  Trading Securities

     Trading securities at March 31, 1995 consisted of mortgage-backed debt and corporate equity securities. The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities", effective April 1, 1994. Pursuant to SFAS No. 115, the provisions of the Statement were not applied retroactively. The change had no material cumulative effect on the Company's financial position or results of operations. Prior to the adoption of SFAS No. 115, equity and debt securities were carried at the lower of aggregate cost or market and on an amortized cost basis, respectively.

     Under SFAS No. 115, the Company classified all of its debt and marketable equity securities held at March 31, 1995 as trading securities and recorded them at fair market value. Management determines the appropriate classification of all securities at the time of purchase and reevaluates such designation as of each balance sheet date. Unrealized holding gains and losses, net of the related tax effect, are included in earnings.

  Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is computed by both straight-line and accelerated methods over the estimated useful lives of the related assets. Expenditures for maintenance and repairs are charged to expense as incurred whereas major betterments and renewals are capitalized.

     The Company's property and equipment is depreciated using the following estimated useful lives:

                                                                             LIFE
                                                                        --------------
        Furniture and Fixtures........................................     5 - 7 Years
        Equipment.....................................................     5 - 7 Years
        Equipment -- Network/Per Test.................................     3 - 5 Years
        Test Equipment................................................         5 Years
        Leasehold Improvements........................................   Life of Lease
        Vehicles......................................................         5 Years

  Covenants Not to Compete

     Covenants not to compete are amortized using the straight-line method over five to eight years.

  Goodwill

     Goodwill represents the excess of the cost of the businesses acquired over the fair value of net identifiable assets at the date of the acquisition and is amortized using the straight-line method over 5 to 15 years.


     The Company continually monitors events and changes in circumstances that could indicate carrying amounts of goodwill may not be recoverable. When events or changes in circumstances are present that indicate the carrying amount of goodwill many not be recoverable, the Company assesses the recoverability of goodwill by determining whether the carrying value of such goodwill will be recovered through undiscounted expected future cash flows after interest charges associated with the business acquired. No impairment losses were recorded by the Company in the years ended March 31, 1995 or 1994. Goodwill relating to the acquisition of Good Ideas in the amount of $1,013,304 was included in the loss on disposal of its discontinued operation in fiscal 1996.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996


     Impairments would be recognized in operating results if a permanent diminution in value were to occur.


  Impairment of Long-Lived Assets

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), which is required to be adopted by the year ending March 31, 1997. SFAS 121 establishes the accounting standards for the impairment of long-lived assets, certain intangible assets and cost in excess of net assets acquired to be held and used, and for long-lived assets and certain intangible assets to be disposed of. The Company does not expect the adaption of SFAS 121 to have a material impact on its financial statement.

  Patents

     The cost of patents are amortized over their expected useful lives (approximately 17 years) using the straight-line method.

  Revenue Recognition

     Sales are recorded as products are shipped. Per test revenues are recognized in the period that such tests are performed.

  Research and Development Costs

     Research and development costs are expensed as incurred.

  Income Taxes

     The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". In accordance with SFAS No. 109, deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

  Common Stock Issued for Services

     The Company accounts for Common Stock issued for services other than employment by charging income in the period of grant with the market value of the Common Stock.

  Accounting for Stock Based Compensation

     The Company accounts for Common Stock and warrants issued to employees as compensation in accordance with the provisions of the Accounting Principles Board Opinion No. 25 (APB 25) "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to account for its grants of Common Stock or warrants to employees in accordance with the provisions of APB 25. Accordingly, SFAS No. 123 is not expected to have any material impact on the Company's financial position or results of operations.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

  Net Loss Per Common Shares

     Loss per common share is based upon the weighted average number of common shares outstanding during the periods reported. Common stock equivalents have not been included in this calculation since their inclusion would be antidilutive.

  Reclassification

     The Company has reclassified certain prior year balances to conform with the current year's presentation.

NOTE 2 -- CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are summarized as follows:

                                                                      MARCH 31,
                                                              -------------------------
                                                                 1996           1995
                                                              ----------     ----------
        Cash in Banks.......................................  $  527,969     $  160,939
        Money Market Funds..................................       5,683      1,472,159
        Commercial Paper....................................     752,868             --
                                                              ----------     ----------
                                                              $1,286,520     $1,633,098
                                                              ==========     ==========

NOTE 3 -- TRADING SECURITIES

     Trading securities at March 31, 1995 are summarized below. The Company owned no trading securities at March 31, 1996.

                                                                           MARCH 31,
                                                                              1995
                                                                           ----------
        Marketable Equity Securities.....................................  $1,585,906
        Federal Home Loan Mortgage Corporation REMIC Bonds...............   3,428,998
        Federal National Mortgage Association REMIC Bonds................     483,360
                                                                           ----------
                                                                            5,498,264
        Less: Unrealized Losses..........................................   2,190,721
                                                                           ----------
        Trading Securities at Aggregate Market Value.....................  $3,307,543
                                                                           ==========

     At March 31, 1995, the trading securities were collateral for the brokerage loan payable. The REMIC Bonds were sold for proceeds of $3,285,625 during July 1995 and the brokerage loan was paid off (See Note 6). The Company recorded a gain of $76,441, net of amortization of bond discount, over the carrying value on the March 31, 1995 Balance Sheet. The Company realized an overall loss of $627,512 on its investment in REMIC bonds. Management will make no further investments in any high risk trading securities.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

NOTE 4 -- INVENTORIES

     Inventories are summarized as follows:

                                                                      MARCH 31,
                                                              -------------------------
                                                                 1996           1995
                                                              ----------     ----------
        Finished Goods......................................  $  246,261     $  538,677
        Work in Process.....................................     378,162        497,583
        Raw Materials.......................................     416,838      1,176,306
                                                              ----------     ----------
                                                              $1,041,261     $2,212,566
                                                              ==========     ==========

NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows:

                                                                      MARCH 31,
                                                              -------------------------
                                                                 1996           1995
                                                              ----------     ----------
        Furniture and Fixtures..............................  $  464,010     $  411,965
        Equipment...........................................   1,254,435      1,339,602
        Equipment -- Network/Per Test.......................   2,327,553      2,030,918
        Test Equipment......................................     476,765        460,978
        Leasehold Improvements..............................     410,829        397,567
        Vehicles............................................     124,042        183,562
                                                              ----------     ----------
                                                               5,057,634      4,824,592
        Less: Accumulated Depreciation......................   2,060,568      1,081,606
                                                              ----------     ----------
                                                              $2,997,066     $3,742,986
                                                              ==========     ==========

NOTE 6 -- BROKERAGE LOAN PAYABLE

     At March 31, 1995, the brokerage loan payable consisted of demand loans from a major national stock brokerage firm, bearing interest at 8.5% per annum and secured by certain trading securities held by the brokerage firm. The purpose of these loans was for working capital. These loans could not exceed 75% of the current market value of the REMIC Bonds (see Note 3). The loan was repaid during the second quarter of the year ended March 31, 1996 from the proceeds of the sale of the REMIC bonds.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

NOTE 7 -- LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                                       MARCH 31,
                                                                  --------------------
                                                                   1996         1995
                                                                  -------     --------
        Capitalized lease obligations, secured by certain
          equipment, payable in various monthly installments due
          from July 1995 to January 1999........................  $75,789     $112,735
        Note payable, bearing interest at 6% per annum from
          January 15, 1995, payable in semi-annual payments
          including principal and interest of $1,771 from July
          15, 1995 and due January 15, 2002.....................       --       20,000
                                                                  -------     --------
                                                                   75,789      132,735
        Less: Current Portion...................................   32,827       53,727
                                                                  -------     --------
                                                                  $42,962     $ 79,008
                                                                  =======     ========

     Long-term debt matures as follows:

                MARCH 31,
                  1997...........................................    $32,827
                  1998...........................................     20,567
                  1999...........................................     14,244
                  2000...........................................      4,512
                  2001...........................................      3,639
                                                                     -------
                                                                     $75,789
                                                                     =======

NOTE 8 -- MINORITY INTEREST

     The Company's consolidated financial statements at March 31, 1995 include 100% of the assets, liabilities and losses of U.S.Drug, a 67.0%-owned publicly traded subsidiary, and 100% of the assets, liabilities and losses of Good Ideas, a 59%-owned publicly traded subsidiary. The percentage ownership in Good Ideas decreased by 1% during the year ended March 31, 1995 by virtue of an additional 65,200 shares of common shares of the subsidiary sold pursuant to the overallotment provision of its initial public offering. The $2,723,502 minority interest reported on the balance sheet represents the minority stockholders' interest in the equity of these subsidiaries.

     At March 31, 1996, the Company's consolidated statements reflect an increase in the minority interest in Good Ideas as a 60.8%-owned subsidiary as a result of the surrender of 126,520 shares of common stock of Good Ideas in connection with the resignation of Keith Parten, formerly Chief Operating Officer, President and a director of Good Ideas, and the issuance of 10,000 shares of common stock of Good Ideas to an officer for compensation.

     See Note 16 for information regarding the Company's registration statements under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the offer to purchase the minority shares of U.S. Drug and Good Ideas.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

NOTE 9 -- STOCKHOLDERS' EQUITY

  Directors' Stock

     In February 1994, the Company authorized the issuance of 10,000 shares of Common Stock valued at $21,250 to its directors for annual directors' fees. In June 1994, the Company authorized the issuance of 30,000 shares of Common Stock valued at $54,375 as directors' compensation. The values of these shares were charged to operations in the respective periods.

     In September 1995, the Company authorized the issuance of 20,000 shares of Common Stock valued at $37,500 to two of its directors for directors' fees. The value of these shares was charges to operations in the current period.

  Preferred Stock

     Each share of Class "A" Preferred Stock is convertible into 4.5 shares of Common Stock and pays dividends at the rate of 14% per annum on the liquidation preference of $5 per share (or $.70 per share). Dividends are payable semi-annually.

     Each share of Class "B" Preferred Stock is convertible into 4.5 shares of Common Stock and pays dividends at the rate of 10% per annum on the liquidation preference of $4 per share (or $.40 per share). Dividends are payable semi-annually in cash or Common Stock at the Company's election. All Class "B" Preferred Stock was converted into Common Stock prior to March 31, 1995.

  Registration of Warrants

     A Registration Statement of the Company filed under the Securities Act was declared effective during May 1994. The filing registered 81,250 shares of Common Stock underlying an equal amount of warrants expiring between May 17, 1997 and September 1, 1998 and at exercise prices ranging from $1.06 to $4.00.

     During the year ended March 31, 1994, a total of 1,210,421 shares registered under the Securities Act were issued upon the exercise of warrants for proceeds of approximately $2,348,000 before deducting expenses of approximately $38,000.

     During the year ended March 31, 1995, a total of 812,018 shares registered under the Securities Act were issued upon the exercise of warrants for proceeds of approximately $1,770,000.

     During the year ended March 31, 1996, a total of 116,500 shares registered under the Securities Act were issued upon the exercise for proceeds of approximately $167,000.

  Initial Public Offering of Good Ideas

     In February 1994, the initial public offering of Good Ideas was completed and 1,200,000 shares of the common stock of Good Ideas was sold to the public at $5 per share for gross proceeds of $6,000,000. Net proceeds to the subsidiary amounted to approximately $4,735,000 after deducting expenses of approximately $1,265,000. The offering represented the sale of 30% of the outstanding stock and the Company holds a 60% interest in the subsidiary. In connection with the offering, the underwriter was granted, for nominal consideration, common stock purchase warrants entitling the underwriter to purchase up to 120,000 shares of common stock of Good Ideas at $6 per share.

     In April 1994, an additional 65,200 shares of common stock of Good Ideas were sold pursuant to its initial public offering's overallotment provision and the subsidiary grossed $326,000 before deducting expenses of approximately $45,000.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

     As a result of the initial public offering and overallotment, approximately $2,800,000 was added to the additional paid-in-capital of the Company. After completion of the overallotment, the Company's ownership of Good Ideas was reduced to 59%.

  Initial Public Offering of U.S. Drug Testing, Inc.

     U.S. Drug completed its initial public offering of 1,500,000 shares of common stock at $5 per share on October 13, 1993 and the subsequent overallotment of 221,900 shares in November 1993. U.S. Drug realized gross proceeds of $8,609,500 and incurred expenses of $1,501,500, yielding net proceeds of $7,108,000. In connection with the offering, the underwriter was granted, for nominal consideration, common stock purchase warrants entitling the underwriter to purchase up to 150,000 shares of common stock of U.S. Drug at $6 per share.

     As a result of the initial public offering and overallotment, approximately $4,800,000 was added to the additional paid-in-capital of the Company. After completion of the transaction, the Company holds a 67.0% interest in the subsidiary.

  Alconet and Dakotanet Acquisitions

     On March 30, 1995, the Company acquired 100% of the outstanding capital stock of Alconet, Inc., a privately held North Dakota corporation ("Alconet"), and 100% of the net equity of Dakotanet, LLC, a privately held North Dakota Limited Liability company ("Dakotanet"). The transactions provided for the issuance of 782,321 shares of the Common Stock valued at $1,565,000. In connection with the transaction certain of the shares issued by the Company to the selling shareholders of Alconet were used as payment of obligations of Alconet in the approximate amount of $109,000. Concurrent with the acquisitions, the Company contributed the net assets of Dakotanet to Alconet. The purchase price of the acquisitions exceeded the net book value of the assets acquired, which included cash of $593,000, by $818,000 and this has been assigned to goodwill. The acquisitions have been accounted for as a purchase.

  Private Placements

     In August 1995, the Company completed a private placement to international investors, who were not related to the Company, in accordance with the provisions of Regulation S under the Securities Act in which it sold 2,152,469 shares of its common stock and realized gross proceeds of $3,038,505.

     In February 1996, the Company completed a private placement under Regulation D under the Securities Act in which it sold 2,000,000 shares of its common stock and realized gross proceeds of $3,750,000.

NOTE 10 -- INCENTIVE COMPENSATION PLAN AND OUTSTANDING COMMON STOCK PURCHASE WARRANTS

     The Company has adopted an Employees' Incentive Compensation Plan ("the Plan"). The Plan provides for the issuance of restricted stock to employees under certain conditions, as well as non-qualified stock options and Incentive Stock Options.

     There are reserved 450,000 shares of Common Stock for issuance upon the exercise of non-qualified and incentive options and the grant of restricted stock under the Plan. During August 1994, stock options to purchase all of the 450,000 shares of Common Stock reserved for issuance under the Plan were granted to key officers and directors of the Company in recognition for services rendered to the Company. These options are immediately exercisable at $2.38 per share, which represented the market value at the date of grant. The options expire after ten years.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

     Common shares reserved for stock options and for outstanding stock purchase warrants are presented in the following table:

                                  INCENTIVE STOCK OPTIONS    NON QUALIFIED OPTIONS       WARRANT AGREEMENTS
                                  -----------------------   -----------------------   ------------------------
                                  NUMBER OF   PRICE RANGE   NUMBER OF   PRICE RANGE   NUMBER OF    PRICE RANGE
                                   SHARES      PER SHARE     SHARES      PER SHARE      SHARES      PER SHARE
                                  ---------   -----------   ---------   -----------   ----------   -----------
Outstanding -- April 1, 1993....       -0-       $ -0-           -0-       $ -0-       5,345,875   $  .44-4.00
  Granted.......................       -0-         -0-           -0-         -0-          53,250     1.81-3.00
  Exercised.....................       -0-         -0-           -0-         -0-      (1,210,442)         1.33
                                   -------                    ------                   ---------

Outstanding -- March 31, 1994...       -0-         -0-           -0-         -0-       4,188,683     1.06-4.00
  Granted.......................   420,000        2.38        30,000        2.38         869,750     1.81-2.50
  Canceled......................       -0-         -0-           -0-         -0-          (6,000)         2.19
  Exercised.....................       -0-         -0-           -0-         -0-        (812,018)    1.33-3.00
                                   -------                    ------                   ---------

Outstanding -- March 31, 1995...   420,000         -0-        30,000         -0-       4,240,415     1.06-4.00
  Granted.......................       -0-         -0-           -0-         -0-       3,951,000     1.88-4.00
  Exercised.....................       -0-         -0-           -0-         -0-        (116,500)    1.06-1.87
                                   -------                    ------                   ---------

Outstanding -- March 31, 1996...   420,000       $2.38        30,000       $2.38       8,074,915   $ 1.06-4.00
                                   =======                    ======                   =========

     During October 1995, the Company issued five-year warrants for the purchase of 100,000 shares of common stock at $2.17 to the placement agents for a private placement pursuant to Regulation S under the Securities Act.

     During November 1995, the Board of Directors authorized the issuance of three-year warrants for the purchase of 60,000 shares of Common Stock at $1.94 to five new directors of the Company and to a consultant to the Board of Directors.

     During November 1995, the Board of Directors authorized the issuance of three warrants to purchase an aggregate of 700,000 shares of the Common Stock to a new director of the Company in connection with his services in a capacity other than as a director, including those related to the private placement pursuant to Regulation D under the Securities Act. The warrants were issued for three to five-year periods at exercise prices ranging from $1.94 to $4.00.

     During December 1995, the Board of Directors authorized the issuance of four-year warrants to purchase 2,000,000 shares of Common Stock at $2.00 in connection with the private placement completed pursuant to Regulation D under the Securities Act.

     During December 1995, the Board of Directors authorized the issuance of three-year warrants for the purchase of 400,000 shares of Common Stock at $2.00 pursuant to a consulting agreement with ProActive Synergies, Inc. Pursuant to this agreement, a Common Stock purchase warrant for 200,000 shares was issued on December 14, 1995 to Robert Stutman and a warrant for the remaining 200,000 shares was issued to Robert Stutman & Associates, Inc. on April 1, 1996.

     During January 1996, the Company issued four-year warrants for the purchase of 150,000 shares of Common Stock at $2.25 to an individual in connection with the settlement of litigation against the Company.

     During February 1996, the Board of Directors authorized the issuance of three-year warrants for the purchase of 700,000 shares of Common Stock at $2.44 to a consultant to the Company for financial public relations services.

     During the year ended March 31, 1996, the Company granted three-year warrants to employees to acquire 41,000 shares of Common Stock at prices ranging from $1.88 to $2.81.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

NOTE 11 -- SETTLEMENT OF LITIGATION

     In November 1993, the Company and Jeffrey Brooks Securities, Inc., its former investment banker, and Jeffrey Brooks individually (collectively "Brooks") resolved a dispute which provided, in pertinent part, that Brooks exercise an option to purchase 21 Units of securities issued by the Company's international subsidiary ("NV") for $577,500 and thereafter convert those shares to Common Stock at the same conversion price of $1.17. As a result, Brooks was issued 493,590 shares of the Common Stock.

     In November 1993, the Company executed a stipulation of settlement in the securities class action litigation which was subject to Court approval. The Company agreed to pay $1,600,000 in cash to the class and $3,000,000 worth of its Common Stock, or a total consideration of $4,600,000 to completely settle both class actions then pending against the Company and all defendants. This amount was charged to operations during the year ended March 31, 1994. The Company funded the $1,600,000 cash portion through exercised warrants and options of certain co-defendants in the class action.

     On April 4, 1994, the Court approved the stipulation of settlement entered into by the Company in November 1993. The Court chose March 31, 1994 as the valuation date for the $3,000,000 stock portion of the settlement. Accordingly 1,333,333 shares of Common Stock were issued based upon the $2.25 closing price at March 31, 1994. These shares have not been included in the computation of earnings (loss) per share for the year ended March 31, 1994 because the number of shares were not determinable until the date of the court approval. If these shares were outstanding for the entire year ended March 31, 1994, the effect on loss per share would have been to decrease the net loss per share by $.03.

     In November 1993, as part of a dispute resolution with its former consultant, David Brooks, the Company received all of Mr. Brooks' 25% equity interests in both NV and Good Ideas for nominal consideration. As a result, the Company's interests became 100% of NV and 60% percent of Good Ideas.

     In September 1995, the Company settled litigation relating to a consent solicitation filed against it by a group of stockholders. Term of the settlement included the payment of legal costs of the stockholder group. The costs incurred by the Company and the stockholder group totaled approximately $1,000,000 and are included in the caption "Loss from Settlement of Litigation."

     In January 1996, the Company settled litigation with a former consultant, Jonathan J. Pallin, with the payment of $175,000 cash and the issuance of warrants to purchase 150,000 shares of the Common Stock at a price of $2.25 per share though January 30, 2000. Warrants to purchase 200,000 shares of the Common Stock at $2.625 were returned to the Company and canceled as part of the settlement. The cash payment related to this settlement is included in Additional Paid In Capital.

     In March 1996, the Company settled litigation with two former officers of Alconet. The settlement resulted in payments by the Company of $250,000. These costs are included in the caption "Loss from Settlement of Litigation."

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

  Employment Agreements

     The Company entered into new employment agreements with four of its senior officers which became effective January 1, 1994 and terminate on December 31, 1996. The agreements provide for aggregate annual minimum salaries in the amount of $638,000, as well as for reimbursement of related business expenses incurred.

     The Company and its subsidiaries have entered into employment agreements with certain of its officers and employees which will terminate at various dates through the end of December 1997. The agreements

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

provide for aggregate annual minimum salaries of approximately $707,000 as well as reimbursement of related business expenses incurred.

  Royalty Agreement

     As part of the acquisition of certain assets of Luckey Laboratories, Inc. during June 1988 and a covenant not to compete provision by Manley Luckey, principal of Luckey Laboratories, Inc., the Company was obligated to pay royalties equal to 5% of the first $1,000,000 in sales, 3% of the second $1,000,000 in sales and 2% of sales exceeding $2,000,000, with a maximum guaranteed annual royalty of $120,000. Guaranteed minimum royalties of $30,000 per year were payable at the rate of $2,500 per month, through June 30, 1993, as amended. The royalty terms extend for Manley Luckey's lifetime with no minimum guarantee after June 1993, but were limited to $120,000 per year or 3% of gross sales, whichever is less. In anticipation of increased revenues which would result in the payment of the maximum royalty under the existing agreement, in September 1994, the Company renegotiated the terms of the agreement to provide monthly payments of $5,000 for the period from September through December, 1994 and $10,000 per month from January 1, 1995. The agreement also provides for a CPI adjustment every six months starting June 1, 1995. Had the terms of the revised royalty agreement been in effect for the last three years, royalty expense would have increased by $57,500 for the year ended March 31, 1995 and $90,000 for each of the years ended March 31, 1994 and 1993. Royalties charged to operations under this agreement amounted to $122,700, $62,500 and $30,000 for the fiscal years ended 1996, 1995 and 1994, respectively.

  Lease Commitments

     The Company has entered into a lease that commenced July 1, 1991 and terminates on January 31, 1997 as amended, for new office and factory facilities in Rancho Cucamonga, California. The lease as amended provides for annual rental payments commencing November 1, 1991. Two of the Company's subsidiaries maintain facilities under leases expiring over periods through June 1999. In addition to rent, the leases provide for payment of real estate taxes and other occupancy costs.

     Approximate future minimum payments under these leases are summarized as follows:

                Fiscal year ending March 31:
                1997..............................................  $167,200
                1998..............................................    26,800
                1999..............................................    20,300
                                                                    --------
                                                                    $214,300
                                                                    ========

     Rent expense was approximately $293,000, $276,000, and $283,000 for the years ended March 31, 1996, 1995 and 1994, respectively.


     Although the purchaser of the discontinued U.S. Rubber business has assumed the lease of the building the business occupied, the landlord did not release U.S. Rubber from liability on the lease if the purchaser does not perform. Approximate future lease payments under this lease are $58,418 in fiscal 1997, $60,243 in fiscal 1998, $65,036 in fiscal 1999 and $16,658 in fiscal 2000.


  Material Contracts

     The Company and the Department of the Navy, on January 24, 1992, entered into a ten-year agreement granting the Company a partial exclusive patent license to products for drug testing in the United States and certain foreign countries. In June 1995, the Company's License Agreement with the Department of Navy was renegotiated and amended to provide for minimum royalties of $100,000 per year commencing October 1,

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

1995 and terminating September 30, 2005. Additional royalties will be paid pursuant to a schedule based upon sales of products. U.S. Drug is a sub-licensee under this agreement from the Company and, accordingly, has an obligation to the Company for the royalty payments required by the License Agreement. Royalties paid under the License Agreement by the Company amounted to $50,000 for the year ended March 31, 1996, $375,000 for the year ended March 31, 1995 and $228,750 for the year ended March 31, 1994.

  Network/Per Test Equipment Agreements

     In December 1994, the Company entered into Equipment, Licensing, Service and Maintenance Agreements with two national laboratories ("the Customers") for three and five-year terms, respectively. Under the terms of these agreements, the Company delivered its Alco Analyzer 2100 Unit, together with related software and equipment, to various testing sites of the Customers, as outlined in the agreements. The Company granted to the Customers a nonexclusive, nontransferable license to use the equipment as specified in the agreements. In addition, the Company shall provide to the Customers technical services, disposable supplies and maintenance as specified in the agreements. The Company will be compensated under the terms of the agreements by receiving a fee for each test performed on its equipment.

NOTE 13 -- INCOME TAXES

     The Company and its subsidiaries file their corporation income tax returns on an unconsolidated basis and have net operating loss carryforwards at March 31, 1996 of approximately $35,600,000, expiring from March 31, 2004 to March 31, 2011 if not offset against future federal taxable income.

     Pursuant to Section 382 of the Internal Revenue Code, due to changes in the ownership of the Company and its subsidiaries, the utilization of these loss carryforwards may be subject to an annual limitation.

     Income tax benefit attributable to net loss differed from the amounts computed by applying the statutory Federal Income tax rate applicable for each period as a result of the following:

                                                               MARCH 31,
                                              -------------------------------------------
                                                 1996            1994            1995
                                              -----------     -----------     -----------
        Computed "Expected" Tax Benefit.....  $ 2,550,000     $ 4,080,000     $ 1,906,000
        Decrease in Tax Benefit Resulting
          from:
          Net Operating Loss For Which No
             Benefit is Currently
             Available......................   (2,550,000)     (4,080,000)     (1,906,000)
                                              -----------     -----------     -----------
                                              $        --     $        --     $        --
                                              ===========     ===========     ===========

     The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset are presented below:

                                                                     MARCH 31,
                                                            ---------------------------
                                                               1996            1995
                                                            -----------     -----------
        Deferred tax assets:
          Net Operating Loss Carryforwards................  $12,800,000     $ 9,520,000
          Allowances for Unrealized Losses on Marketable
             Securities...................................           --         745,000
                                                            -----------     -----------
                                                             12,800,000      10,265,000
        Less:
          Valuation Allowance Under SFAS109...............   12,800,000      10,265,000
                                                            -----------     -----------
          Net Deferred Tax Assets.........................  $        --     $        --
                                                            ===========     ===========

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

NOTE 14 -- RELATED PARTY TRANSACTIONS


     In February 1996, Lee S. Rosen, a director of the Company, received $100,000 and warrants to purchase 700,000 shares of Common Stock for services performed in connection with the Company's offering of 2,000,000 shares of Common Stock pursuant to Regulation D under the Securities Act. These warrants consist of (a) a Common Stock purchase warrant expiring November 15, 1998 to purchase 400,000 shares of Common Stock at $1.9375 per share, (b) a Common Stock purchase warrant expiring November 14, 2000 to purchase 150,000 shares of Common Stock at $3.00 per share and (c) a Common Stock purchase warrant to purchase 150,000 shares of Common Stock at $4.00 per share. The latter two warrants can only be exercised as to 50,000 shares of Common Stock subject thereto in proportion to the shares issued upon the exercise of Common Stock purchase warrants expiring December 17, 1999 to purchase 2,000,000 shares of Common Stock at $2.00 per share issued to the purchasers in such private placement. Subsequent to year end, during May and June 1996, Mr. Rosen received an additional $400,000 for services rendered to the Company in connection with the exercise of Common Stock purchase warrants (See Note 16 to the Financial Statements). The payments to Mr. Rosen are directly related to raising capital for the Company and have been charged to Additional Paid-In Capital.


NOTE 15 -- DISCONTINUED OPERATIONS

     On February 26, 1996, the Board of Directors approved a strategic decision to focus on the Company's core alcohol, drug and human resource provider businesses and to dispose of its non core rubber recycling and toy operations, namely U.S. Rubber and Good Ideas. These business units are accounted for as discontinued operations and, accordingly, their operations are segregated in the accompanying income statements. Sales, operating costs and expenses, other income and expense and applicable minority share of losses for the years March 31, 1995 and 1994 have been reclassified for amounts associated with discontinued units. All operations for U.S. Rubber and Good Ideas have been classified as Loss from Discontinued Operations.

     Discontinued operations include management's best estimates of the amounts expected to be realized from the sale or liquidation of its toy operations. The amounts the Company will ultimately realize could differ in the near term from the amounts assumed in arriving at the loss on disposal of the discontinued operations.

     Sales, related losses and minority share of losses associated with the discontinued business units are as follows:


                                                                    MARCH 31,
                                                    -----------------------------------------
                                                       1996            1995           1994
                                                    -----------     ----------     ----------
    Sales.........................................  $ 2,400,750     $6,741,935     $6,739,689
                                                    ===========     ===========    ===========
    Loss from operations before minority
      interests...................................  $(1,545,457)    $ (857,575)    $ (242,451)
    Minority interest in loss.....................      467,183        327,306       (127,445)
    Loss from disposal, net of Minority interest
      of $143,671.................................   (1,326,267)            --             --
                                                    -----------     -----------    -----------
    Total Loss from Discontinued Operations.......  $(2,404,541)    $ (530,269)    $ (369,896)
                                                    ===========     ===========    ===========


     The sale of certain of the net assets of U.S. Rubber was completed on April 30, 1996 (See Note 16). The disposition of Good Ideas, either through the sale of assets or liquidation, is expected to be completed during the year ending March 31, 1997.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996

NOTE 16 -- SUBSEQUENT EVENTS

  Management Changes

     On April 18, 1996, James C. Witham and Karen B. Laustsen both submitted their resignations from their respective positions as executive officers and directors of the Company.

     On the same date the following executive appointments were announced:

     Robert Stutman was elected to the Board of Directors, elected Chairman of the Board and designated as Chief Executive Officer of the Company. Terms of compensation for Mr. Stutman include a base salary of $225,000 plus cash bonuses based upon attainment of business objectives. Terms of employment include a provision that, in the event of termination without cause prior to April 17, 1999, Mr. Stutman receives severance pay in the amount of his current base pay on the effective termination date through April 17, 1999.

     Linda H. Masterson was elected President and designated its Chief Operating Officer of the Company effective May 13, 1996. Terms of employment include a base salary of $175,000 and a grant of warrants to purchase 600,000 shares of the Common Stock at $3.125 exercisable over a four-year period. Terms of employment include a provision that, in the event of termination without cause, Ms. Masterson receives severance pay in the amount of one-year's base pay in effect on the termination date.

  Discontinued Operations

     On April 30, 1996, the Company's subsidiary, USRR, completed the sale of certain of its assets, net of trade payables of $79,000, to Reclamation Resources, Inc., a private California corporation, for $150,000 cash and a $300,000 secured promissory note bearing interest at the rate of 7% per annum, with annual payments of $50,000 plus interest. The note contains a prepayment clause that enables U.S. Rubber to receive 12 1/2% of product sales in excess of $1,400,000.

  Filing of S-4 Forms

     During April and May, 1996, the Company filed two Registration Statements on Form S-4 under the Securities Act in an attempt, through consent solicitations, to acquire the common shares owned by the minority interests of U.S. Drug, its 67.0% owned public subsidiary, and Good Ideas, its 60.8% owned public subsidiary. If the Company is successful, it will own 100% of these subsidiaries. There is no assurance that either consent solicitation will be successfully completed.

  Acquisition of Robert Stutman & Associates, Inc.

     On April 18, 1996, the Board of Directors approved, in principle, the acquisition of Robert Stutman & Associates, Inc. ("RSA"), a provider of corporate "Drug Free Workplace" programs. Robert Stutman served as President of RSA and was its largest stockholder. The acquisition was completed May 21, 1996. The purchase price was comprised of $2,100,000 in cash, $400,000 in notes, 500,000 shares of the Company's Common Stock and Common Stock purchase warrants to acquire 900,000 shares of the Company's Common Stock at $3.125 per share, which was the closing sales price of the Common Stock on April 17, 1996.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                 MARCH 31, 1996


     The following unaudited proforma information presents a summary of consolidated results of operations of the Company and RSA as if the acquisition had occurred at the beginning of fiscal 1995, with proforma adjustments to give effect to amortization of good will and certain other adjustments, together with related income tax effects.



                                                                    MARCH 31,
                                                           ----------------------------
                                                               1996            1995
                                                           ------------     -----------
        Net Sales........................................  $  2,267,260     $ 2,341,643
        Loss from Continuing Operations..................    (8,371,579)     (6,985,418)
        Net Loss.........................................   (10,776,120)     (7,515,687)
        Loss from Continuing Operations per Common
          Share..........................................        $(0.27)         $(0.26)
        Net Loss per Common Share........................        $(0.35)         $(0.28)



     Pursuant to the acquisition of RSA, Brian Stutman, who is the son of Robert Stutman and was a shareholder of RSA, has been employed by the Company as its Director of Sales and Marketing. Brian Stutman's compensation agreement provides for an annual salary is of $130,000, a bonus of upon achievement of goals for the year ending March 31, 1997 and a one-time cash bonus of $30,000 upon ProActive satisfying certain performance standards. In the event that Brian Stutman is terminated without cause (as defined) during the first three years that he is employed by the Company, he shall receive severance pay in an amount equal to the base salary that would have been paid to him after the date of termination had he not been terminated and had he been employed by the Company for a period of three years ending May 20, 1999.


  Exercise of Warrants and Options


     From April 1, 1996 through June 5, 1996, the Company has received gross proceeds of $4,242,000 from the exercise of warrants and options to purchase 2,353,449 shares of the Common Stock. The cash portion of the RSA acquisition agreement was paid from the proceeds of the warrant exercises.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS



                                                                                    MARCH 31,
                                                                                       1996
                                                                  DECEMBER 31,     ------------
                                                                      1996
                                                                  ------------
                                                                  (UNAUDITED)
                                            ASSETS
Current Assets:
Cash and Cash Equivalents.......................................  $  2,346,443     $  1,204,646
Accounts Receivable (Net of Allowances for Bad Debts of $94,201
  at December 31, 1996 and $112,490 at March 31, 1996)..........       974,031          278,874
Other Receivables...............................................        50,000            1,850
Inventories.....................................................       717,078          681,839
Prepaid Expenses................................................       373,129          253,787
Current Assets of Discontinued Operations, net..................       139,667          256,654
                                                                   -----------       ----------
     Total Current Assets.......................................     4,600,348        2,677,650
Property and Equipment (Net of Accumulated Depreciation of
  $2,334,630 at December 31, 1996 and $1,845,015 at March 31,
  1996).........................................................     2,297,955        2,691,979
Non-Current Assets of Discontinued Operations, net..............            --          307,868
Long-Term Note Receivable.......................................       250,000               --
Intangible Assets...............................................     4,110,589          858,343
                                                                   -----------       ----------
          Total Assets..........................................  $ 11,258,892     $  6,535,840
                                                                   ===========       ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable..............................................       646,185          487,320
  Accrued Expenses and Taxes....................................       753,960          468,150
  Current Portion of Long-Term Debt.............................        27,016           29,395
  Preferred Stock Dividend Payable..............................        14,404            7,202
                                                                   -----------       ----------
     Total Current Liabilities..................................     1,441,565          992,067
Convertible Senior Promissory Notes, net of unamortized discount
  of $1,236,204 (Note 8)........................................     3,763,796               --
Long-Term Debt -- Net of Current Portion........................        86,951           32,935
                                                                   -----------       ----------
     Total Liabilities..........................................     5,292,312        1,025,002
Commitments and Contingencies
Minority Interest...............................................       854,439        1,478,508
Stockholders' Equity:
  Preferred Stock Class "A", $.01 Par Value, 500,000 Shares
     Authorized, Issued and Outstanding 41,157 Shares at
     December 31, 1996 and March 31, 1996. (Liquidation
     Preference of $205,785 at December 31, 1996 and March 31,
     1996.......................................................           412              412
Preferred Stock Class "B", $.01 Par Value, 1,500,000 Shares
  Authorized, Issued and Outstanding -0- Shares at December 31,
  1996 and March 31, 1996. .....................................            --               --
Common Stock, $.01 Par Value, 50,000,000 Shares Authorized,
  Issued and Outstanding 36,030,591 Shares at December 31, 1996
  and 32,480,010 at March 31, 1996. ............................       360,306          324,800
Additional Paid-in Capital......................................    53,228,326       45,176,619
Accumulated Deficit.............................................   (48,476,903)     (41,469,501)
                                                                   -----------       ----------
     Total Stockholders' Equity.................................     5,112,141        4,032,330
                                                                   -----------       ----------
          Total Liabilities and Stockholders' Equity............  $ 11,258,892     $  6,535,840
                                                                   ===========       ==========


    The accompanying notes are an integral part of the financial statements.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                  (UNAUDITED)



                                        FOR THE THREE MONTHS ENDED       FOR THE NINE MONTHS ENDED
                                               DECEMBER 31,                    DECEMBER 31,
                                        ---------------------------     ---------------------------
                                           1996            1995            1996            1995
                                        -----------     -----------     -----------     -----------
Continuing Operations:
  Sales -- Net........................  $   733,069     $   246,886     $ 2,070,206     $   901,439
Costs and Expenses:
  Cost of Sales.......................      635,416         204,395       1,628,825         675,726
  Selling and Marketing Expenses......      381,340         248,912         858,755         722,069
  General and Administrative
     Expense..........................    1,606,287       1,055,737       4,119,837       3,770,005
  Research and Development............      497,837         308,411       1,273,822         789,506
  Interest Expense....................      134,119           3,886         143,855          74,311
  Depreciation and Amortization.......      277,333         344,994         787,291         832,589
  Write-off of Alconet Goodwill.......           --              --         714,377              --
                                        -----------     -----------     -----------     -----------
  Loss from Operations................   (2,799,263)     (1,919,449)     (7,456,556)     (5,962,767)
Other Income (Expense)................       (4,540)        (55,478)         (4,540)        359,395
                                        -----------     -----------     -----------     -----------
Loss before Minority Interest in Net
  Loss of Subsidiary..................   (2,803,803)     (1,974,927)     (7,461,096)     (5,603,372)
Minority Interest in Net Loss of
  Subsidiary..........................      237,985         165,919         604,570         394,148
                                        -----------     -----------     -----------     -----------
Loss from Continuing Operations.......   (2,565,818)     (1,809,008)     (6,856,526)     (5,209,224)
                                        -----------     -----------     -----------     -----------
Discontinued Operations:
  Loss from Operations before Minority
     Interest in Net Loss.............      (39,418)       (406,789)       (170,377)     (1,005,072)
  Minority Interest...................           --         183,882          19,500         363,581
                                        -----------     -----------     -----------     -----------
Loss from Discontinued Operations.....      (39,418)       (222,907)       (150,877)       (641,491)
                                        -----------     -----------     -----------     -----------
Net Loss..............................  $(2,605,236)    $(2,031,915)    $(7,007,403)    $(5,850,715)
                                        ===========     ===========     ===========     ===========
Loss Applicable to Common Stock:
  Net Loss............................  $(2,605,236)    $(2,031,915)    $(7,007,403)    $(5,850,715)
  Preferred Stock Dividend............       (7,202)         (7,202)        (21,606)        (21,606)
                                        -----------     -----------     -----------     -----------
  Loss Applicable to Common Stock.....  $(2,612,438)    $(2,039,117)    $(7,029,009)    $(5,872,321)
                                        ===========     ===========     ===========     ===========
Loss per Common Share:
  Loss from Continuing Operations.....  $     (0.07)    $     (0.06)    $     (0.20)    $     (0.18)
  Loss from Discontinued Operations...           --           (0.01)             --           (0.02)
                                        -----------     -----------     -----------     -----------
  Net Loss............................  $     (0.07)    $     (0.07)    $     (0.20)    $     (0.20)
                                        ===========     ===========     ===========     ===========
Weighted Average Common Shares
  Outstanding.........................   35,714,967      30,359,251      34,978,113      29,248,777
                                        ===========     ===========     ===========     ===========



    The accompanying notes are an integral part of the financial statements.

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)



                                                                     FOR THE NINE MONTHS ENDED
                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
Cash Flow From Operating Activities:
  Net Profit (Loss)...............................................  $(7,007,403)    $(5,850,715)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating
  Activities:
  Write-off of Goodwill...........................................      714,377              --
  Provision for Bad Debts.........................................       27,348         (12,337)
  Loss on Disposition of Fixed Assets.............................       41,938          28,635
  Depreciation and Amortization...................................      787,291         959,795
  Minority Interest in Net Loss of Subsidiary.....................     (624,070)       (757,729)
  Unrealized Gain on Marketable Securities........................           --      (1,820,703)
  Realized Loss on Marketable Securities..........................           --       1,550,792
  Amortization of Senior Convertible Note Discount................       63,796            (779)
  Value of Common Stock Issued to Directors for Services..........           --          37,500
  Value of Common Stock Issued for Services.......................      575,000           5,000
Change in Operating Assets and Liabilities:
  (Increase) Decrease in Accounts Receivable......................     (695,157)         76,389
  (Increase) Decrease in Inventories..............................      (35,239)        117,318
  (Increase) Decrease in Prepaid Expenses.........................     (119,342)       (161,877)
  (Increase) Decrease in Other Receivables........................      (48,150)         21,810
  (Increase) Decrease in Other Assets.............................     (250,000)        (18,022)
  Increase (Decrease) in Accounts Payable.........................      158,865        (564,688)
  Increase (Decrease) in Accrued Expenses and Taxes...............      293,012         267,581
                                                                    -----------     -----------
Net Cash Provided (Used) by Operating Activities..................   (6,117,734)     (6,122,030)
                                                                    -----------     -----------
Cash Flow from Investing Activities:
  Purchases of Property and Equipment.............................     (384,005)       (212,373)
  Purchase of Robert Stutman & Associates, Inc....................   (2,577,495)             --
  Proceeds from Sale of Assets of Discontinued Operations.........      424,855              --
  Proceeds from Sale of Fixed Assets..............................       92,451          48,188
  Proceeds from the Sale of Trading Securities....................           --       3,536,045
  Other -- Net....................................................           --              --
                                                                    -----------     -----------
Net Cash (Used) Provided by Investing Activities..................   (2,444,194)      3,371,860
                                                                    -----------     -----------

              SUBSTANCE ABUSE TECHNOLOGIES, INC. AND SUBSIDIARIES



              CONSOLIDATED STATEMENTS OF CASH FLOWS -- (CONTINUED)


                                  (UNAUDITED)



                                                                     FOR THE NINE MONTHS ENDED
                                                                           DECEMBER 31,
                                                                       1996            1995
                                                                    -----------     -----------
Cash Flow from Financing Activities:
  Sale and Issuance of Common Stock...............................    5,075,304       3,601,005
  Expenses of Common Stock Issuance...............................     (411,189)       (237,500)
  Proceed from Capitalized Leases.................................       77,476          17,843
  Proceeds from Convertible Notes.................................    3,700,000              --
  Proceeds from Sale of Common Stock Purchase Warrants............    1,300,000              --
  Payments of Capitalized Leases..................................      (23,461)        (44,721)
  Payment of Dividend on Class "A" Preferred Stock................      (14,405)        (14,405)
  Proceeds of Brokerage Loans Payable.............................           --       1,000,000
  Payments of Brokerage Loans Payable.............................           --      (2,569,592)
                                                                    -----------     -----------
Net Cash Provided by Financing Activities.........................    9,703,725       1,752,630
                                                                    -----------     -----------
Increase (Decrease) in Cash and Cash Equivalents..................    1,141,797        (997,540)
Cash and Cash Equivalents -- Beginning of Period..................    1,204,646       1,633,098
                                                                    -----------     -----------
Cash and Cash Equivalents -- End of Period........................  $ 2,346,443     $   635,558
                                                                    ===========     ===========
Supplemental Disclosure of Cash Information:
  Cash Paid for Interest..........................................  $    80,059     $    75,864
                                                                    ===========     ===========
Income Taxes Paid.................................................  $        --     $         0
                                                                    ===========     ===========
Non-cash Financing Activities:
  Preferred Stock Dividends Accrued...............................  $    21,606     $    21,606
                                                                    ===========     ===========
Issuance of Common Stock for Business Acquired....................  $ 1,562,500     $        --
                                                                    ===========     ===========
Issuance of Note Payable for Business Acquired....................  $   400,000     $        --
                                                                    ===========     ===========



    The accompanying notes are an integral part of the financial statements

               SUBSTANCE ABUSE TECHNOLOGIES, INC. AN SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                               DECEMBER 31, 1996


                                  (UNAUDITED)



NOTE 1 -- BASIS OF PRESENTATION



     The consolidated financial statements include the accounts of Substance Abuse Technologies, Inc. ("SAT"), formerly U.S. Alcohol Testing of America, Inc., and its wholly and majority-owned subsidiaries. SAT and the subsidiaries are collectively referred to herein as the Company. All significant intercompany accounts and transactions are eliminated in consolidation.



     In the opinion of the Company, the accompanying unaudited consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods presented.



     Results of operations for interim periods are not necessarily indicative of the results of operations for a full year due to external factors which are beyond the control of the Company.



     This Report should be read in conjunction with SAT's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.



NOTE 2 -- CASH AND CASH EQUIVALENTS



     Cash and cash equivalents are summarized as follows:



                                                             DECEMBER 31,     MARCH 31,
                                                                 1996            1996
                                                             ------------     ----------
        Cash in Banks......................................   $  101,197      $  450,845
        Money Market Funds.................................    2,245,246             933
        Commercial Paper...................................           --         752,868
                                                              ----------      ----------
                                                              $2,346,443      $1,204,646
                                                              ==========      ==========



NOTE 3 -- INVENTORIES



     Inventories are summarized as follows:



                                                               DECEMBER 31,     MARCH 31,
                                                                   1996           1996
                                                               ------------     ---------
        Finished Goods.......................................    $ 69,178       $  64,437
        Work in Process......................................     352,976         334,699
        Raw Materials........................................     294,924         282,703
                                                                 --------        --------
                                                                 $717,078       $ 681,839
                                                                 ========        ========

               SUBSTANCE ABUSE TECHNOLOGIES, INC. AN SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



NOTE 4 -- PROPERTY AND EQUIPMENT



     Property and equipment is summarized as follows:



                                                             DECEMBER 31,     MARCH 31,
                                                                 1996            1996
                                                             ------------     ----------
        Furniture and Fixtures.............................   $  601,424      $  453,609
        Equipment..........................................      835,094         811,333
        Equipment -- Network/Per Test......................    2,212,279       2,327,553
        Test Equipment.....................................      621,664         476,765
        Leasehold Improvements.............................      343,691         343,692
        Vehicles...........................................       18,433         124,042
                                                              ----------      ----------
                                                               4,632,585       4,536,994
        Less: Accumulated Depreciation.....................    2,334,630       1,845,015
                                                              ----------      ----------
                                                              $2,297,955      $2,691,979
                                                              ==========      ==========



NOTE 5 -- LONG-TERM DEBT



     Long-term debt is summarized as follows:



                                                               DECEMBER 31,     MARCH 31,
                                                                   1996           1996
                                                               ------------     ---------
        Capitalized lease obligations secured by certain
          equipment, payable in various monthly installments,
          and due through December 2001......................    $113,967        $62,330
        Less: Current Portion................................      27,016         29,395
                                                                  -------        -------
                                                                 $ 86,951        $32,935
                                                                  =======        =======



NOTE 6 -- MINORITY INTEREST



     The consolidated financial statements at December 31, 1996 include 100% of the assets, liabilities and losses of U.S. Drug Testing, Inc. ("USD"), a 67%-owned publicly traded subsidiary, and 100% of the assets, liabilities and losses of Good Ideas Enterprises, Inc. ("Good Ideas"), a 61%-owned publicly traded subsidiary. The $854,439 minority interest reported on the balance sheet at December 31, 1996 represents the minority stockholders' interest in the equity of these subsidiaries.



NOTE 7 -- ACQUISITION OF ROBERT STUTMAN & ASSOCIATES, INC.



     On May 21, 1996, SAT completed the acquisition of Robert Stutman & Associates, Inc. ("RSA"), a provider of corporate "Drug Free Workplace" programs. The purchase price was comprised of $2,100,000 in cash; $400,000 in notes bearing interest at 6% per annum and due May 21, 1997; 500,000 shares of SAT's Common Stock; and Common Stock purchase warrants to acquire 900,000 shares of SAT's Common Stock at $3.125 per share, which was the closing sales price of the Common Stock on April 17, 1996. This transaction generated approximately $4 million of goodwill, which is being amortized over 15 years. Pro forma financial information has not been presented since its effect on the nine months ended December 31, 1996 would be immaterial. In December 1996, the Board of Directors authorized in consideration of their having surrendered rights with respect to their secured promissory notes in the aggregate amount of $400,000 in order for SAT to close its offering of $5,000,000 in principal amount of convertible notes, that the exercise price of Robert Stutman's Common Stock purchase warrants for 473,750 shares expiring May 20, 1999 and Brian Stutman's Common Stock purchase warrants of 317,250 shares expiring May 20, 1999 shall be reduced from $3.125 to

               SUBSTANCE ABUSE TECHNOLOGIES, INC. AN SUBSIDIARIES



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



$2.125 per share. The $400,000 note due May 21, 1997 was prepaid in December 1996 in connection with the exercise of previously issued Common Stock purchase warrants.



NOTE 8 -- CONVERTIBLE SENIOR PROMISSORY NOTES



     On November 8, 1996, SAT completed an agreement with Stephen A. Cohen and S.A.C. Capital Associates, LLC to borrow $5 million evidenced by convertible, unsecured senior notes (the "Convertible Notes") with a three-year term at 7% annual interest payable quarterly commencing December 15, 1996, convertible at $2.00 per share subject to adjustment. Additionally, SAT sold to the lenders warrants to purchase 2,500,000 shares of Common Stock at $2.00 per share subject to adjustment. Of the $5,000,000 proceeds, $1,300,000 was allocated as the fair value of the warrants. This amount is being amortized over the three-year life of the notes. The Convertible Loan and Warrant Agreement dated November 8, 1996 contain certain restrictive covenants regarding payment of dividends, purchase of capital stock, making loans or guarantees, creating liens, limiting capital expenditures, and certain other transactions.



NOTE 9 -- RECENT DEVELOPMENTS



     On October 31, 1996, 1,175,856 Class B Warrants from a private placement in 1990 expired. On November 4, 1996, 437,500 options of former officers and directors expired.

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors


U.S. Drug Testing, Inc.



     We have audited the accompanying balance sheet of U.S. Drug Testing, Inc.(a development stage enterprise) (the "Company") as of March 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the year then ended, and for the period October 8, 1992 (inception) through March 31, 1996. These financial statements are the responsibility of U.S. Drug's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements as of and for the two years in the period ended March 31, 1995, and for the period October 8, 1992 (inception) through March 31, 1995, were audited by other auditors whose report dated May 26, 1995 expressed an unqualified opinion on those statements. The financial statements for the period October 8, 1992 (inception) through March 31, 1995 include total costs and expenses and net loss of $4,497,000 and $4,850,000, respectively. Our opinion on the statements of operations, and cash flows for the period October 8, 1992 (inception) through March 31, 1996, insofar as it relates to amounts for prior periods through March 31, 1995, is based solely on the report of other auditors.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.



     In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Drug Testing, Inc. at March 31, 1996, and the results of its operations and its cash flows for the year then ended and the period from October 8, 1992 (inception) through March 31, 1996, in conformity with generally accepted accounting principles.



                                          ERNST & YOUNG LLP



Riverside, California


May 20, 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Shareholders


U.S. Drug Testing, Inc.


Rancho Cucamonga, California



     We have audited the accompanying balance sheets of U.S. Drug Testing, Inc. (A Development Stage Enterprise) as of March 31, 1995 and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all materials respects, the financial position of U.S. Drug Testing, Inc. as of March 31, 1995, and the results of its operations and its cash flows for each of the two years ended March 31, 1995 in conformity with generally accepted accounting principles.



                                          WOLINETZ, GOTTLIEB & LAFAZAN, P.C.



Rockville Centre, New York


May 26, 1995

                            U.S. DRUG TESTING, INC.


                        (A DEVELOPMENT STAGE ENTERPRISE)



                                 BALANCE SHEETS



                                                                             MARCH 31,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
ASSETS
Current Assets:
  Cash and Cash Equivalents.......................................  $   249,047     $    49,368
  Trading Securities..............................................           --       3,208,405
  Prepaid Expenses and Other Current Assets.......................      120,802          65,297
  Note Receivable -- Parent.......................................      282,295         488,519
                                                                    -----------     -----------
          Total Current Assets....................................      652,144       3,811,589
                                                                    -----------     -----------
Property and Equipment, net.......................................      483,039         604,191
Patents and other assets, net of cumulative amortization..........       40,207          28,325
                                                                    -----------     -----------

Total Assets......................................................  $ 1,175,390     $ 4,444,105
                                                                    ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable................................................  $    71,285     $    50,775
  Accrued Expenses................................................       22,920          72,788
  Current Portion of Long-Term Debt...............................       21,059          29,111
  Brokerage Loan Payable..........................................           --       1,569,592
                                                                    -----------     -----------
          Total Current Liabilities...............................      115,264       1,722,266
                                                                    -----------     -----------
Long-Term Debt, less Current Portion..............................        3,239          24,147
                                                                    -----------     -----------
          Total Liabilities.......................................      118,503       1,746,413
                                                                    ===========     ===========
Commitments and Contingencies (See Note 10)
Stockholders' Equity:
  Common Stock, $.001 Par Value; 50,000,000 Shares Authorized,
     5,221,900 Shares Issued and Outstanding at March 31, 1996 and
     at March 31, 1995............................................        5,222           5,222
  Additional Paid-In Capital......................................    7,542,401       7,542,401
  Deficit Accumulated in the Development Stage....................   (6,490,736)     (4,849,931)
                                                                    -----------     -----------
          Total Stockholders' Equity..............................    1,056,887       2,697,692
                                                                    -----------     -----------
          Total Liabilities and Stockholders' Equity..............  $ 1,175,390     $ 4,444,105
                                                                    ===========     ===========



    The accompanying notes are an integral part of the financial statements.

                            U.S. DRUG TESTING, INC.


                        (A DEVELOPMENT STAGE ENTERPRISE)



                            STATEMENTS OF OPERATIONS



                                                                                     CUMULATIVE FROM
                                                                                     OCTOBER 8, 1992
                                            FOR THE YEARS ENDED MARCH 31,             (INCEPTION) TO
                                     -------------------------------------------        MARCH 31,
                                        1996            1995            1994               1996
                                     -----------     -----------     -----------     ----------------
Revenues...........................  $        --     $        --     $        --       $         --
                                     -----------     -----------     -----------        -----------
Costs and Expenses:
  Selling, General and
     Administrative Expenses.......      416,981         850,400         604,185          2,017,882
  Research and Development.........      850,968         886,219         728,272          2,556,419
  Depreciation and Amortization....      143,969         162,871          92,245            416,024
  Interest Expense -- Parent.......           --           3,319          31,639             38,165
  Management Fees -- Parent........      420,000         420,000         420,000          1,260,000
  Interest Expense.................       71,882          40,640              --            112,522
                                     -----------     -----------     -----------        -----------
          Total Costs and
            Expenses...............    1,903,800       2,363,449       1,876,341          6,401,012
                                     -----------     -----------     -----------        -----------
  Loss From Operations.............   (1,903,800)     (2,363,449      (1,876,341)        (6,401,012)
                                     -----------     -----------     -----------        -----------
Other Income (Expense):
  Interest Income..................      104,787         245,139          85,695            435,621
  Gain (Loss) on Sale of Marketable
     Securities....................       76,441        (234,307)       (469,646)          (627,512)
  Interest Income -- Parent........       81,767          20,400              --            102,167
                                     -----------     -----------     -----------        -----------
          Total Other Income
            (Expense)..............      262,995          31,232        (383,951)           (89,724)
                                     -----------     -----------     -----------        -----------
Net Loss...........................  $(1,640,805)    $(2,332,217)    $(2,260,292)      $ (6,490,736)
                                     ===========     ===========     ===========        ===========
Weighted Average Common Shares
  Outstanding......................    5,221,900       5,221,900       4,342,458
                                     ===========     ===========     ===========        ===========
Net Loss Per Common Share..........  $      (.31)    $      (.45)    $      (.52)
                                     ===========     ===========     ===========        ===========



    The accompanying notes are an integral part of the financial statements.

                            U.S. DRUG TESTING, INC.


                        (A DEVELOPMENT STAGE ENTERPRISE)



                       STATEMENTS OF STOCKHOLDERS' EQUITY


          FOR THE PERIOD OCTOBER 8, 1992 (INCEPTION) TO MARCH 31, 1996



                                                                         DEFICIT
                                                                       ACCUMULATED
                                                        ADDITIONAL       IN THE
                                             COMMON      PAID-IN       DEVELOPMENT
                                             STOCK       CAPITAL          STAGE           TOTAL
                                             ------     ----------     -----------     -----------
Balance -- October 8, 1992.................  $  --      $       --     $        --     $        --
Issuance of 3,500,000 Shares of Common
  Stock For Value of Assets Transferred
  From Parent..............................  3,500         445,186              --         448,686
Net Loss For the Period Ended March 31,
  1993.....................................     --              --        (257,422)       (257,422)
                                             ------     ----------     -----------     -----------
Balance -- April 1, 1993...................  3,500         445,186        (257,422)        191,264
Sale of 1,721,900 Shares of Common Stock in
  Connection With Initial Public Offering,
  Net of Offering Costs of $1,510,663......  1,722       7,097,215              --       7,098,937
Net Loss For The Year Ended March 31,
  1994.....................................     --              --      (2,260,292)     (2,260,292)
                                             ------     ----------     -----------     -----------
Balance -- March 31, 1994..................  5,222       7,542,401      (2,517,714)      5,029,909
Net Loss For The Year Ended March 31,
  1995.....................................     --              --      (2,332,217)     (2,332,217)
                                             ------     ----------     -----------     -----------
Balance -- March 31, 1995..................  5,222       7,542,401      (4,849,931)      2,697,692
Net Loss For The Year Ended March 31,
  1996.....................................     --              --      (1,640,805)     (1,640,805)
                                             ------     ----------     -----------     -----------
Balance -- March 31, 1996..................  $5,222     $7,542,401     $(6,490,736)    $ 1,056,887
                                             ======     ==========     ===========     ===========



    The accompanying notes are an integral part of the financial statements.

                            U.S. DRUG TESTING, INC.


                        (A DEVELOPMENT STAGE ENTERPRISE)



                            STATEMENTS OF CASH FLOWS



                                                                                                     CUMULATIVE FROM
                                                                                                     OCTOBER 8, 1992
                                                                FOR THE YEARS ENDED MARCH 31,         (INCEPTION) TO
                                                           ---------------------------------------      MARCH 31,
                                                              1996          1995          1994             1996
                                                           -----------   -----------   -----------   ----------------
Cash Flow From Operating Activities:
  Net Loss...............................................  $(1,640,805)  $(2,332,217)  $(2,260,292)    $ (6,490,736)
  Adjustments to Reconcile Net Loss to Net Cash Used By
    Operating Activities:
    Depreciation and Amortization........................      143,969       162,871        92,245          416,024
    Disposal of Property and Equipment...................           --        25,475            --           25,475
    (Gain) Loss on Marketable Securities.................      (76,441)      234,307       469,646          627,512
    Amortization of Bond Discount........................         (779)       (3,116)         (960)          (4,855)
  Changes in Operating Assets and Liabilities:
  Increase in Prepaid Expenses and Other Current
    Assets...............................................      (55,505)      (23,467)      (40,530)        (120,802)
    (Increase) Decrease in Other Assets..................        2,502         7,507       (15,002)          (4,993)
    Increase (Decrease) in Accounts Payable..............       20,510        (4,075)       34,976           71,285
    Increase (Decrease) in Accrued Expenses..............      (49,868)       49,729       (11,512)          22,920
                                                           -----------   -----------   -----------      -----------
Net Cash Used By Operating Activities....................   (1,656,417)   (1,882,986)   (1,731,429)      (5,458,170)
                                                           -----------   -----------   -----------      -----------
Cash Flow From Investing Activities:
  Sale of Marketable Securities..........................    3,285,625            --            --        3,285,625
  Purchase of Marketable Securities......................           --            --    (3,908,281)      (3,908,281)
  Purchases of Property and Equipment....................      (21,514)      (99,262)     (325,046)        (484,857)
  Additional Patent Costs................................      (15,687)       (9,635)      (12,514)         (37,836)
                                                           -----------   -----------   -----------      -----------
Net Cash Provided (Used) By Investing Activities.........    3,248,424      (108,897)   (4,245,841)      (1,145,349)
                                                           -----------   -----------   -----------      -----------
Cash Flow From Financing Activities:
  Sales of Common Stock..................................           --            --     8,609,600        8,621,226
  Expenses of Stock Offering.............................           --            --    (1,510,663)      (1,510,663)
  Payments of Loan to Parent.............................   (1,428,538)     (488,519)           --       (1,917,057)
  Payment of Loan by Parent..............................    1,634,762            --            --        1,634,762
  Proceeds of Loan Payable -- Parent.....................           --            --     1,082,759        1,299,782
  Payment of Loan Payable -- Parent......................           --       (81,121)   (1,218,661)      (1,299,782)
  Proceeds of Capital Leases.............................           --        11,707        89,865          101,572
  Payments of Capital Leases.............................      (28,960)      (38,330)       (9,984)         (77,274)
  Proceeds of Brokerage Loan Payable.....................    1,000,000     1,674,683            --        2,674,683
  Payments of Brokerage Loan Payable.....................   (2,569,592)     (105,091)           --       (2,674,683)
                                                           -----------   -----------   -----------      -----------
Net Cash Provided (Used) By Financing Activities.........  $(1,392,328)  $   973,329   $ 7,042,916     $  6,852,566
                                                           -----------   -----------   -----------      -----------
Increase (Decrease) in Cash and Cash Equivalents.........      199,679    (1,018,554)    1,065,646          249,047
Cash and Cash Equivalents -- Beginning of Period.........       49,368     1,067,922         2,276               --
                                                           -----------   -----------   -----------      -----------
Cash and Cash Equivalents -- End of Period...............  $   249,047   $    49,368   $ 1,067,922     $    249,047
                                                           ===========   ===========   ===========      ===========
Supplemental Disclosure of Cash Information:
  Cash Paid For Interest.................................  $    71,882   $    43,959   $    34,846     $    150,687
                                                           ===========   ===========   ===========      ===========
  Income Taxes Paid......................................  $        --   $        --   $        --     $         --
                                                           ===========   ===========   ===========      ===========
Non-Cash Financing Activities:
  Value of Common Stock Issued for the Transfer of Assets
    at Carrying Value From Parent........................  $        --   $        --   $        --     $    437,060
                                                           ===========   ===========   ===========      ===========



    The accompanying notes are an integral part of the financial statements.

                            U.S. DRUG TESTING, INC.


                        (A DEVELOPMENT STAGE ENTERPRISE)



                         NOTES TO FINANCIAL STATEMENTS


                                 MARCH 31, 1996



NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



  Organization and Business



     U.S.Drug Testing, Inc. ("U.S. Drug") was incorporated on October 8, 1992 under the laws of the State of Delaware as a wholly-owned subsidiary of Substance Abuse Technologies, Inc., formerly U.S. Alcohol Testing of America, Inc. ("SAT"), a publicly-owned corporation and is presently a 67.0%-owned subsidiary of SAT (see Note 8). U.S. Drug commenced activities on January 1, 1993 and is engaged in the design of certain patented technology known as the "Flow Immunosensor" developed by U.S. Navy Department scientists for the detection of drugs of abuse. As U.S. Drug is devoting its efforts to research and the development of its products and there has been no revenue generated from product sales as yet, U.S. Drug's financial statements are presented as statements of a development stage enterprise.



     U.S. Drug will require additional capital to continue the research, development and ultimate manufacture and marketing of its product and to fund its working capital requirements for the next 12 months and expects to derive these funds from unsecured advances to be made by SAT. SAT intends to make such funds available to U.S. Drug from the net proceeds from the private placement completed by SAT in February 1996, from the anticipated exercises of its SAT common stock purchase warrants and stock options, from the revenues of its ProActive Synergies, Inc. subsidiary and, if necessary, from additional debt or equity financings. There can be no assurance that any of these additional sources of financing will be available and, in such event, U.S. Drug will not be able to complete its research and development on a timely basis.



  Concentration of Credit Risk



     Financial instruments that potentially subject U.S. Drug to concentration of credit risk consist of the note receivable from SAT.



  Use of Estimates in the Preparation of Financial Statements



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



  Cash and Cash Equivalents



     U.S. Drug considers all highly liquid cash investments with an original maturity of three months or less when purchased to be cash equivalents.



  Trading Securities



     Marketable securities at March 31, 1995 consisted of mortgage-backed debt securities. U.S. Drug adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, effective April 1, 1994. Pursuant to SFAS No. 115, the provisions of the Statement were not applied retroactively. The change had no material cumulative effect on U.S. Drug's financial position or results of operations.



     Prior to the adoption of SFAS No. 115, debt securities were carried at the lower of aggregate cost or market and on an amortized cost basis, respectively. Under SFAS No. 115, U.S. Drug classifies all of its debt securities as trading securities. Management determines the appropriate classification of all securities at the time of purchase and reevaluates such designation as of each balance sheet date. U.S. Drug's trading securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are included in earnings.

                            U.S. DRUG TESTING, INC.


                        (A DEVELOPMENT STAGE ENTERPRISE)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


                                 MARCH 31, 1996



  Property and Equipment



     Property and equipment is stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets which range from 5 to 13 years. Expenditures for maintenance and repairs are charged to expense as incurred whereas major betterments and renewals are capitalized.



  Patents



     The costs of patents is being amortized over its expected useful life of 17 years using the straight-line method.



  Research and Development Costs



     Research and development costs are expensed currently.



  Accounting for Stock Based Compensation



     U.S. Drug accounts for shares of its Common Stock, $.001 par value (the "Common Stock"), and warrants issued to employees as compensation in accordance with the provisions of the Accounting Principles Board Opinion No. 25 (APB 25) "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 provides an alternative to APB 25 and is effective for fiscal years beginning after December 15, 1995. U.S. Drug expects to continue to account for its grants of Common Stock or warrants to employees in accordance with the provisions of APB 25. Accordingly, SFAS No. 123 is not expected to have any material impact on U.S. Drug's financial position or results of operations.



  Net Loss Per Common Share



     Loss per common share is based upon the weighted average number of common shares outstanding during the periods reported. Common stock equivalents have not been included in this calculation since their inclusion would be antidilutive.



  Income Taxes



     U.S. Drug accounts for income taxes under Financial Accounting Standards Statement No. 109, "Accounting for Income Taxes". The objective of the asset and liability method used under Statement No. 109 is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of U.S. Drug's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.



NOTE 2 -- CASH AND CASH EQUIVALENTS



     Cash and cash equivalents are summarized as follows:



                                                                       MARCH 31,
                                                                  --------------------
                                                                    1996        1995
                                                                  --------     -------
        Cash in Banks...........................................  $248,457     $21,298
        Money Market Funds......................................       590      28,070
                                                                  --------     -------
                                                                  $249,047     $49,368
                                                                  ========     =======

                            U.S. DRUG TESTING, INC.


                        (A DEVELOPMENT STAGE ENTERPRISE)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


                                 MARCH 31, 1996



NOTE 3 -- TRADING SECURITIES



     Trading securities are summarized as follows:



                                                                       MARCH 31,
                                                                  --------------------
                                                                  1996         1995
                                                                  -----     ----------
        Federal Home Loan Mortgage Corporation REMIC Bonds......  $  --     $3,428,998
        Federal National Mortgage Association REMIC Bonds.......     --        483,360
                                                                            ----------
                                                                     --      3,912,358
        Less: Allowance For Unrealized Loss.....................     --        703,953
                                                                   ----     ----------
                                                                  $         $3,208,405
                                                                   ====     ==========



     At March 31, 1995, the trading securities were collateral for the brokerage loan payable. The REMIC bonds were sold for proceeds of $3,285,625 during July 1995 and the brokerage loan was paid off (See Note 6). U.S. Drug recorded a gain of $76,441, net of amortization of bond discount, over the carrying value on the March 31, 1995 Balance Sheet. U.S. Drug realized an overall loss of $627,512 on its investment in REMIC bonds. Management will make no further investments in any high risk trading securities.



NOTE 4 -- PROPERTY AND EQUIPMENT



     Property and equipment is summarized as follows:



                                                                       MARCH 31,
                                                                 ---------------------
                                                                   1996         1995
                                                                 --------     --------
        Furniture, Fixtures and Equipment......................  $268,182     $262,855
        Test Equipment.........................................   386,909      371,122
        Leasehold Improvements.................................   208,822      208,822
                                                                 --------     --------
                                                                  863,913      842,799
        Less: Accumulated Depreciation.........................   380,874      238,608
                                                                 --------     --------
                                                                 $483,039     $604,191
                                                                 ========     ========



NOTE 5 -- NOTE RECEIVABLE -- PARENT



     At March 31, 1996, the note receivable -- Parent represented demand loans made to USAT, U.S. Drug's parent, and is due on or before June 30, 1996. The note bears monthly interest at the rate of 8% per annum. The note is secured by SAT's shares in U.S. Drug.



NOTE 6 -- BROKERAGE LOAN PAYABLE



     At March 31, 1995, the brokerage loan payable consisted of demand loans from a major national stock brokerage firm, bearing interest at 8.5% per annum, and secured by certain trading securities held by the brokerage firm. The purpose of these loans was for working capital. The loan was paid off in July 1995 from the proceeds of the sale of the Remic Bonds (see Note 3).

                            U.S. DRUG TESTING, INC.


                        (A DEVELOPMENT STAGE ENTERPRISE)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


                                 MARCH 31, 1996



NOTE 7 -- LONG-TERM DEBT



     Long-term debt is summarized as follows:



                                                                        MARCH 31,
                                                                   -------------------
                                                                    1996        1995
                                                                   -------     -------
        Capitalized lease obligations, secured by certain
          equipment, payable in installments of $2,496 and $434
          monthly, and due from November 1996 to November 1997...  $24,298     $53,258
        Less: Current Portion....................................   21,059      29,111
                                                                   -------     -------
                                                                   $ 3,239     $24,147
                                                                   =======     =======
        Long-term debt matures as follows:
          March 31,
          1997...................................................  $21,059
          1998...................................................    3,239
                                                                   -------
                                                                   $24,298
                                                                   =======



NOTE 8 -- STOCKHOLDERS' EQUITY



  Initial Public Offering



     On October 5, 1993, U.S. Drug completed an initial public offering of its Common Stock. U.S. Drug sold 1,500,000 shares at $5.00 per share and netted approximately $6,143,000. In November 1993, an additional 221,900 shares were sold pursuant to the offering's over-allotment provision and U.S. Drug netted an additional $956,000.



     In connection with the offering, the underwriters were granted, for a nominal fee, five-year Common Stock Purchase Warrants entitling the underwriters to purchase up to 150,000 shares at $7.50 share.



     As a result of the sales of these securities, SAT had its ownership reduced from 100% to 67.0%.



  Stock Option/Stock Issuance Plan



     In September 1994, the stockholders ratified the 1994 Stock Option/Stock Issuance Plan which covers 500,000 shares of the Common Stock.



     The principal features of the Option Grant Program may be summarized as follows:



     Options granted under the Option Grant Program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code or non-statutory options not intended to satisfy such requirements. The exercise price per share for incentive stock options will not be less than one hundred percent (100%) of the fair market value per share of the Common Stock on the grant date. For non-statutory options, the exercise price per share may not be less than eighty-five (85%) of such fair market value. No granted option will have a maximum term in excess of ten (10) years.



     In October 1994, the Board of Directors granted stock options to purchase 252,000 shares at an exercise price of $7.00 per share to certain officers, directors and key employees of U.S. Drug.

                            U.S. DRUG TESTING, INC.


                        (A DEVELOPMENT STAGE ENTERPRISE)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


                                 MARCH 31, 1996



     A summary of stock option activity for the years ended March 31, 1996 and 1995 follows:



                                               INCENTIVE STOCK OPTIONS        NON-STATUTORY OPTIONS
                                              -------------------------     -------------------------
                                               NUMBER       PRICE RANGE      NUMBER       PRICE RANGE
                                              OF SHARES      PER SHARE      OF SHARES      PER SHARE
                                              ---------     -----------     ---------     -----------
    Outstanding -- Apri1 1, 1994............       -0-         $ -0-             -0-         $ -0-
    Granted.................................   242,000          7.00          10,000          7.00
    Canceled................................   (24,000)         7.00             -0-           -0-
                                               -------                       -------
    Outstanding -- March 31,1995............   218,000          7.00          10,000          7.00
    Canceled................................   (66,000)         7.00         (10,000)         7.00
                                               -------         -----         -------         -----
                                               152,000         $7.00             -0-           -0-
                                               =======         =====         =======         =====



NOTE 9 -- INCOME TAXES



     For income tax purposes, U.S. Drug has a net operating loss carry forward at March 31, 1996 of approximately $5,110,000 expiring March 31, 2011 if not offset against future federal taxable income.



     Income tax benefit attributable to net loss differed from the amounts computed by applying the statutory Federal Income tax rate applicable for each period as a result of the following:



                                                                    MARCH 31,
                                                      -------------------------------------
                                                        1996          1995          1994
                                                      ---------     ---------     ---------
    Computed "Expected" Tax Benefit.................  $ 331,000     $ 713,000     $ 627,000
    Decrease in Tax Benefit Resulting from:
      Net Operating Loss for Which No Benefit is
         Currently Available........................   (331,000)     (713,000)     (627,000)
                                                      ---------     ---------     ---------
                                                      $      --     $      --     $      --
                                                      =========     =========     =========



     The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset are presented below:



                                                                          MARCH 31,
                                                                  -------------------------
                                                                     1996           1995
                                                                  ----------     ----------
    Deferred tax assets:
      Net Operating Loss Carry forwards.........................  $1,737,000     $1,410,000
      Allowances for Unrealized Losses..........................         -0-        239,000
                                                                  ----------     ----------
                                                                   1,737,000      1,649,000
    Less:
      Valuation Allowance Under SFAS 109........................   1,737,000      1,649,000
                                                                  ----------     ----------
      Net Deferred Tax Assets...................................  $       --     $       --
                                                                  ==========     ==========



NOTE 10 -- COMMITMENTS AND CONTINGENCIES



  Employment Agreement



     U.S. Drug has entered into a three-year employment agreement with one of its officers which will terminate during July 1997. The agreement provided for an annual minimum salary in the amount of $117,000 as well as for reimbursement of related business expenses incurred. Terms of employment were amended subsequent to the end of the fiscal year (see Note 11).

                            U.S. DRUG TESTING, INC.


                        (A DEVELOPMENT STAGE ENTERPRISE)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


                                 MARCH 31, 1996



  Lease Commitments



     U.S. Drug has entered into an agreement with SAT commencing January 1, 1993 and terminating on January 31, 1997, subject to two five-year renewal options, sub-leasing a portion of SAT's office and factory facilities in Rancho Cucamonga, California. In addition to rent, U.S. Drug will pay for its proportionate share of real estate taxes and other occupancy costs. Rent expense for the fiscal years ended March 31, 1996, 1995 and 1994 was $36,000, $54,000 and $52,000, respectively.



     Approximate future minimum payments under this sub-lease are summarized as follows:



                April 1, 1996 -- March 31, 1997....................  $62,500



     Rent has been generally allocated between SAT and U.S. Drug on the basis of approximate square feet occupied -- 50% SAT, 50% U.S. Drug.



     Telephone is allocated on a 50%-50% basis.



  Material Contracts



     Effective January 1, 1993 U.S. Drug entered into a sub-license agreement with SAT in which U.S. Drug sublicensed all of SAT's rights under a license agreement with the Department of the Navy (the "License Agreement").



     SAT and the Department of the Navy on January 24, 1992 had entered into a ten-year agreement granting SAT a partial exclusive patent license to products for drug testing in the United States and certain foreign countries. In June 1995, SAT's License Agreement with the Department of Navy was renegotiated and amended to provide for minimum royalties of $100,000 per year commencing October 1, 1995 and terminating September 30, 2005. Additional royalties will be paid pursuant to a schedule based upon sales of products. U.S. Drug is a sub-licensee under this agreement from SAT and, accordingly, has an obligation to SAT for the royalty payments required by the License Agreement. Royalties paid under the License Agreement by U.S. Drug amounted to $50,000 for the year ended March 31, 1996, $375,000 for the year ended March 31, 1995 and $228,750 for the year ended March 31, 1994.



  Management Agreement



     On April 1, 1993, U.S. Drug entered into a management agreement with SAT which obligated U.S. Drug to pay ten (10%) percent of its product sales in exchange for administrative management services to be provided by SAT. The minimum annual management fee had been set at $300,000.



     During July, 1993, U.S. Drug amended the management agreement with SAT. Under the terms of the revised agreement, which is retroactive to April 1, 1993, U.S. Drug is obligated to pay a fixed annual management fee of $420,000 plus three (3%) percent of its gross revenues. The term of the amended agreement is five years from April 1, 1993. U.S. Drug paid $420,000 per year for the years ended March 31, 1996, 1995, and 1994.



NOTE 11 -- SUBSEQUENT EVENTS



     During May, 1996 SAT filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, in an attempt, through a consent solicitation, to acquire the Common Stock of U.S. Drug owned by the minority interest and thereby own 100% of U.S. Drug's Common Stock. There can be no assurance that such solicitation will be successfully completed.



     During May 1996, James C. Witham tendered his resignation as Chairman, Chief Executive Officer and a director of U.S. Drug and Karen B. Laustsen tendered her resignation as a director of U.S. Drug. Mr. Witham has been replaced by Robert Stutman, Chairman and Chief Executive Officer of USAT.

                            U.S. DRUG TESTING, INC.


                        (A DEVELOPMENT STAGE ENTERPRISE)



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


                                 MARCH 31, 1996



Ms. Laustsen was replaced by Linda H. Masterson, President, Chief Operating Officer and a director of USAT. Michael S. McCord was added to the Board of Directors in May.



     During May 1996, the terms of employment with an officer were amended to provide for a minimum salary of $130,000 per year and severance pay equal to a year if terminated due to acquisition or required relocation during the first year and severance equal to six months pay if terminated thereafter.

                            U.S. DRUG TESTING, INC.


                        (A DEVELOPMENT STAGE ENTERPRISE)



                                 BALANCE SHEETS



                                                                  DECEMBER 31,        MARCH 31,
                                                                      1996              1996
                                                                  ------------       -----------
                                                                  (UNAUDITED)
                                             ASSETS
Current Assets:
Cash and Cash Equivalents.......................................  $         --       $   249,047
Prepaid Expenses and Other Current Assets.......................       155,597           120,802
Note Receivable -- Parent.......................................            --           282,295
                                                                   -----------       -----------
     Total Current Assets.......................................       155,597           652,144
Property and Equipment (Net of Accumulated Depreciation of
  $442,586 at December 31, 1996 and $380,874 at March 31,
  1996).........................................................       505,506           483,039
Patents and Other Assets, Net of Cumulative Amortization........        40,476            40,207
                                                                   -----------       -----------
          Total Assets..........................................  $    701,579       $ 1,175,390
                                                                   ===========       ===========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Note Payable -- Parent........................................  $  1,200,823       $        --
  Accounts Payable..............................................       255,769            71,285
  Accrued Expenses..............................................        16,015            22,920
  Current Portion of Long-Term Debt.............................         3,265            21,059
                                                                   -----------       -----------
Total Current Liabilities.......................................     1,475,872           115,264
Long-Term Debt -- Net of Current Portion........................           848             3,239
                                                                   -----------       -----------
     Total Liabilities..........................................     1,476,720           118,503
Commitments and Contingencies...................................            --                --
Stockholders' Equity:
  Common Stock, $.001 Par Value, 50,000,000 Shares Authorized,
     Issued and Outstanding 5,221,900 Shares at December 31 and
     March 31, 1996.............................................         5,222             5,222
Additional Paid-In Capital......................................     7,542,401         7,542,401
Deficit Accumulated in the Development Stage....................    (8,322,764)       (6,490,736)
                                                                   -----------       -----------
     Total Stockholders' Equity (Deficit).......................      (775,141)        1,056,887
                                                                   -----------       -----------
          Total Liabilities and Stockholders' Equity............  $    701,579       $ 1,175,390
                                                                   ===========       ===========



    The accompanying notes are an integral part of the financial statements.

                            U.S. DRUG TESTING, INC.


                        (A DEVELOPMENT STAGE ENTERPRISE)



                            STATEMENTS OF OPERATIONS


                                  (UNAUDITED)



                                            FOR THE                    FOR THE            CUMULATIVE FROM
                                      THREE MONTHS ENDED          NINE MONTHS ENDED       OCTOBER 8, 1992
                                          DECEMBER 31                DECEMBER 31          (INCEPTION) TO
                                    -----------------------   -------------------------    DECEMBER 31,
                                       1996         1995         1996          1995            1996
                                    ----------   ----------   -----------   -----------   ---------------
Revenues:.........................  $       --   $       --   $        --   $        --     $        --
Costs and Expenses:
  General and Administrative
     Expenses.....................      19,792      105,704       148,386       266,623       2,166,268
  Research and Development........     494,372      274,356     1,196,784       682,551       3,753,204
  Depreciation and Amortization...      49,234       37,379       121,266       110,276         537,290
  Interest Expense -- Parent......      17,823           --        19,670            --          57,835
  Management Fees -- Parent.......     105,000      105,000       315,000       315,000       1,575,000
  Interest Expense................       1,041        2,450         2,544        70,786         115,066
                                     ---------    ---------   -----------   -----------     -----------
Total Costs and Expenses..........     687,262      524,889     1,803,650     1,445,236       8,204,663
                                     ---------    ---------   -----------   -----------     -----------
Loss from Operations..............    (687,262)    (524,889)   (1,803,650)   (1,445,236)     (8,204,663)
Other Income (Expense)............     (33,905)      22,104       (28,378)      250,847        (118,103)
                                     ---------    ---------   -----------   -----------     -----------
Net Loss..........................  $ (721,167)  $ (502,785)  $(1,832,028)  $(1,194,389)    $(8,322,766)
                                     =========    =========   ===========   ===========     ===========
Weighted Average Common
  Shares Outstanding..............   5,221,900    5,221,900     5,221,900     5,221,900
                                     =========    =========   ===========   ===========
Net Loss Per Common Share.........  $    (0.14)  $    (0.10)  $     (0.35)  $     (0.23)
                                     =========    =========   ===========   ===========



    The accompanying notes are an integral part of the financial statements.

                            U.S. DRUG TESTING, INC.


                        (A DEVELOPMENT STAGE ENTERPRISE)



                            STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)



                                                                                   CUMULATIVE FROM
                                                     FOR THE NINE MONTHS ENDED     OCTOBER 8, 1992
                                                            DECEMBER 31,            (INCEPTION) TO
                                                     --------------------------      DECEMBER 31,
                                                        1996           1995              1996
                                                     -----------    -----------    ----------------
Cash Flow From Operating Activities:
  Net Loss.........................................  $(1,832,028)   $(1,194,389)     $ (8,322,764)
Adjustments to Reconcile Net Loss to Net Cash Used
  by Operating Activities:
  Depreciation and Amortization....................      121,266        110,276           537,290
  Disposal of Property and Equipment...............       41,873             --            67,348
  Realized Gain on Marketable Securities...........           --        627,512           627,512
  Unrealized Loss on Marketable Securities.........           --       (703,953)               --
  Amortization of Bond Discount....................           --           (779)           (4,855)
Changes in Operating Assets and Liabilities:
  (Increase) Decrease Prepaid Expenses and Other
     Current Assets................................      (34,795)       (93,648)         (155,597)
  (Increase) Decrease in Other Assets..............           --             --            (4,993)
  Increase (Decrease) in Accounts Payable..........      184,484         33,895           255,769
  Increase (Decrease) in Accrued Expenses..........       (6,905)        (6,966)           16,015
                                                     -----------    -----------       -----------
Net Cash Used by Operating Activities..............   (1,526,105)    (1,228,052)       (6,984,275)
                                                     -----------    -----------       -----------
Cash Flow From Investing Activities:
  Sale of Marketable Securities....................           --      3,285,625         3,285,625
  Purchases of Marketable Securities...............           --             --        (3,908,281)
  Purchases of Property and Equipment..............     (184,629)       (39,601)         (669,486)
  Patent Costs.....................................       (1,246)            --           (39,082)
                                                     -----------    -----------       -----------
Net Cash Provided (Used) by Investing Activities...     (185,875)     3,246,024        (1,331,224)
                                                     -----------    -----------       -----------
Cash Flow from Financing Activities:
  Sales of Common Stock............................           --             --         8,621,226
  Expenses of Stock Offering.......................           --             --        (1,510,663)
  Advances on Note Receivable -- Parent............           --     (1,428,538)       (1,917,057)
  Collection on Note Receivable -- Parent..........      282,295             --        (1,917,057)
  Proceeds from Loan Payable -- Parent.............    1,200,823      1,000,000         2,500,605
  Payment of Loan Payable -- Parent................           --             --        (1,299,782)
  Proceeds from Capital Leases.....................           --             --           101,572
  Payments of Capital Leases.......................      (20,185)       (23,398)          (97,459)
  Proceeds from Brokerage Loan Payable.............           --      1,000,000         2,674,683
  Payments of Brokerage Loan Payable...............           --     (2,569,592)       (2,674,683)
                                                     -----------    -----------       -----------
Net Cash Provided (Used) by Financing Activities...    1,462,933     (2,021,528)        8,315,499
                                                     -----------    -----------       -----------
Increase (Decrease) in Cash and Cash Equivalents...     (249,047)        (3,556)               --
Cash and Cash Equivalents -- Beginning of Period...      249,047         49,368                --
                                                     -----------    -----------       -----------
Cash and Cash Equivalents -- End of Period.........  $        --    $    45,812      $         --
                                                     ===========    ===========       ===========
Supplemental Disclosure of Cash Information:
  Cash Paid for Interest...........................  $     2,544    $    70,786      $    152,190
                                                     ===========    ===========       ===========
Income Taxes Paid..................................  $        --    $        --      $         --
                                                     ===========    ===========       ===========
Non-cash Financing Activities:
  Value of Common Stock Issued for the Transfer of
     Assets at Carrying Value from Parent..........  $        --    $        --      $    437,060
                                                     ===========    ===========       ===========



    The accompanying notes are an integral part of the financial statements

                         NOTES TO FINANCIAL STATEMENTS

                            U.S. DRUG TESTING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                         NOTES TO FINANCIAL STATEMENTS


                               DECEMBER 31, 1996


                                  (UNAUDITED)



NOTE 1 -- BASIS OF PRESENTATION



     In the opinion of U.S. Drug Testing, Inc.("the Company"), the accompanying unaudited financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods presented. Results of operations for interim periods are not necessarily indicative of the results of operations for a full year due to external factors which are beyond the control of the Company. This Report should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.


NOTE 2 -- CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are summarized as follows:


                                                             DECEMBER 31,       MARCH 31,
                                                                 1996             1996
                                                             ------------       ---------
        Cash in Banks......................................    $     --         $ 248,457
        Money Market Funds.................................          --               590
                                                               --------          --------
                                                               $     --         $ 249,047
                                                               ========          ========



NOTE 3 -- PROPERTY AND EQUIPMENT


     Property and equipment is summarized as follows:


                                                             DECEMBER 31,       MARCH 31,
                                                                 1996             1996
                                                             ------------       ---------
        Furniture, Fixtures and Equipment..................    $207,462         $ 268,182
        Test Equipment.....................................     531,808           386,909
        Leasehold Improvements.............................     208,822           208,822
                                                               --------          --------
                                                                948,092           863,913
        Less: Accumulated Depreciation.....................     442,586           380,874
                                                               --------          --------
                                                               $505,506         $ 483,039
                                                               ========          ========



NOTE 4 -- NOTE RECEIVABLE/PAYABLE -- PARENT



     Note Receivable -- Parent represented a demand loan made to Substance Abuse Technologies, Inc., formerly U.S. Alcohol Testing of America, Inc. (the "Parent" or "SAT"), a publicly traded company, which was due on or before December 31, 1996. The note bore monthly interest at the rate of 8% per annum. The note was secured by the Parent's shares in the Company. The Parent repaid the loan in full during the quarter ended September 30, 1996.



     Note Payable -- Parent represents a loan made to the Company by its Parent. The Parent has agreed to advance to the Company $1,500,000 to fund continuing research and development. The $1,500,000 loan will bear interest at 8% and will be due after the results of the consent solicitation for the proposed acquisition of U.S. Drug shares owned by the minority interest are known. See
Note 7. At December 31, 1996, $1,200,823 of the $1,500,000 commitment had been advanced to the Company.

                            U.S. DRUG TESTING, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


NOTE 5 -- LONG-TERM DEBT


     Long-term debt is summarized as follows:


                                                             DECEMBER 31,       MARCH 31,
                                                                 1996             1996
                                                             ------------       ---------
        Capitalized lease obligations secured by certain
          equipment, payable in installments of $434
          monthly, and due November 1997...................     $4,113           $24,298
        Less: Current Portion..............................      3,265            21,059
                                                                ------           -------
                                                                $  848           $ 3,239
                                                                ======           =======



NOTE 6 -- COMMITMENTS AND CONTINGENCIES



     In June 1995, the License Agreement with the Department of the Navy was renegotiated and amended to provide for minimum annual royalties of $100,000 per year commencing October 1, 1995 and terminating September 30, 2005. Additional royalties will be paid pursuant to a schedule based upon sales of products. The Company sub-licenses this agreement from its Parent and, accordingly, has obligations to its Parent for the royalty payments required by the License Agreement.



NOTE 7 -- REGISTRATION STATEMENT



     During May 1996, SAT filed a Registration Statement on Form S-4 under the Securities Act of 1993, as amended, in an attempt, through a consent solicitation, to acquire the common stock of the Company owned by the minority interest and thereby own 100% of the Company's common stock. There can be no assurance that such solicitation will be successfully completed.

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER



     AGREEMENT AND PLAN OF MERGER dated as of February 17, 1997 by and among Substance Abuse Technologies, Inc., a Delaware corporation ("SAT"), U.S. Drug Acquisition Corp., a Delaware corporation ("Acquisition Corp."), and U.S. Drug Testing, Inc., a Delaware corporation ("U.S. Drug").



                                  WITNESSETH:



     WHEREAS of the 5,221,900 shares of the common stock, $.001 par value (the "U.S. Drug Common Stock"), of U.S. Drug outstanding as of the date hereof, SAT is the owner of 3,500,000 shares and 1,721,900 shares (the "Minority U.S. Drug Common Stock") are owned by persons other than SAT (the "U.S. Drug Minority Stockholders");



     WHEREAS, the Board of Directors of each of SAT and Acquisition Corp. have each adopted, approved and authorized the execution and delivery of this Agreement and Plan of Merger (the "Agreement") so as to implement the subject merger in compliance with the provisions of Section 251 of the General Corporation Law of the State of Delaware (the "GCL") and Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");



     WHEREAS because of the relationships of all three of the directors of U.S. Drug to SAT as current directors and/or officers thereof and as securityholders thereof, the Board of Directors of U.S. Drug has only authorized execution and delivery of the Agreement on the condition that approval of the subject merger by U.S. Drug shall only be effected as a result of the obtaining of consents thereto from the holders of more than 50% of the Minority U.S. Drug Common Stock;



     WHEREAS, the Board of Directors of U.S. Drug intends to, and shall, submit this Agreement and the subject merger to the stockholders of U.S. Drug for approval to the extent required by the applicable provisions of the GCL; and



     WHEREAS, in connection with the subject merger and the solicitation of stockholder consents thereto, SAT has filed a Registration Statement on Form S-4, File No. 333-4790 (the "Registration Statement"), with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement to include as Part I thereof the prospectus and consent solicitation statement to be transmitted to the U.S. Drug Minority Stockholders (such prospectus and consent solicitation statement, as from time to time amended and/or supplemented, hereinafter referred to as the "Consent Solicitation Statement/Prospectus") (a) with respect to the solicitation of consents from the U.S. Drug Minority Stockholders to the subject merger pursuant to Section 228 of the GCL and Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (b) with respect to the distribution of the shares of the SAT common stock, $.01 par value (the "SAT Common Stock"), to the U.S. Drug Minority Stockholders in exchange for their shares of the U.S. Drug Common Stock pursuant to the terms of the Agreement, the subject merger, the Securities Act and the rules and regulations promulgated thereunder;



     NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto do hereby agree as follows:



          1. THE MERGER. Subject to the terms and conditions hereinbelow set forth, on the Effective Date (as hereinafter defined in Section 11 hereof) U.S. Drug shall be merged with and into Acquisition Corp. (the "Merger") and, in connection therewith:



             (a) except to the extent provided or permitted by applicable law, the separate existence of U.S. Drug shall cease and terminate;



             (b) Acquisition Corp. as the surviving corporation, shall continue its corporate existence under the laws of the State of Delaware and shall possess all of the rights, privileges, immunities, powers, franchises and authority (both public and private) of, and be subject to all of the restrictions, disabilities and duties of, U.S. Drug;



             (c) all of the assets and property of U.S. Drug of every kind, nature and description (real, personal and mixed and both tangible and intangible) and every interest therein, wheresoever located, including, without limitation, all debts or other obligations belonging or due to U.S. Drug, all stock subscriptions, claims and choses in action shall be, and be deemed to be, vested, absolutely and unconditionally, in Acquisition Corp. (to the same extent, degree and manner as previously vested in U.S. Drug); and



             (d) all debts and obligations of U.S. Drug, all rights of creditors of U.S. Drug and all liens or security interests encumbering any of the property of U.S. Drug shall be vested in Acquisition Corp. and shall remain in full force and effect without modification or impairment and shall be, and be deemed to be, enforceable against Acquisition Corp. and its assets and properties with the same full force and effect as if such debts, obligations, liens or security interests had been originally incurred or created by Acquisition Corp. in its own name and for its own behalf. Without limiting the generality of the foregoing, Acquisition Corp. specifically assumes all continuing obligations which U.S. Drug would otherwise have to indemnify its officers and directors, to the fullest extent currently provided in Acquisition Corp.'s By-Laws and pursuant to the GCL, with respect to any and all claims arising out of actions taken or omitted by such officers and directors prior to the Effective Date.



          2. INSTRUMENTS OF CONVEYANCE. Without limiting the generality of the provisions of Section 1 hereof and/or the succession provisions of applicable law, the officers and directors of U.S. Drug last in office shall (to the extent they, or any of them, possess and/or may exercise the power to do so) execute, deliver and/or record such deeds and/or other instruments of transfer and/or conveyance, and take or cause to be taken, such other and further actions, as the case may be, as shall be reasonably requested by Acquisition Corp. or SAT, or their legal counsel, to vest, perfect, confirm, implement the transfer of, or establish in the name, on behalf or for the account or the benefit of Acquisition Corp., title and/or possession of any or all of the assets, property, property interests, rights, privileges, immunities, powers and franchises owned and/or exercisable by U.S. Drug (or in which U.S. Drug had an interest and/or the power to exercise immediately prior to the Effective Date) and which was vested, or intended to be vested, in Acquisition Corp. pursuant to the provisions of this Agreement and the Merger.



          3. CONSTITUTIONAL DOCUMENTS, DIRECTORS AND OFFICERS. On and as of the Effective Date:



             (a) The Certificate of Incorporation of Acquisition Corp. on such date in full force and effect shall be the Certificate of Incorporation of Acquisition Corp., as the surviving corporation, until the same shall be altered, amended, modified, terminated or rescinded in the manner provided by the GCL, which rights of alteration, amendment, modification, termination and/or rescission are hereby expressly reserved by Acquisition Corp.;



             (b) The By-Laws of Acquisition Corp. on such date in full force and effect shall be the By-Laws of Acquisition Corp., as the surviving corporation, until the same shall be altered, amended, modified, terminated or rescinded in the manner provided in the Certificate of Incorporation of Acquisition Corp. and/or the GCL, which rights of alteration, amendment, modification, termination and/or rescission are hereby expressly reserved by Acquisition Corp.



             (c) The members of the Board of Directors and the officers of Acquisition Corp., the surviving corporation, shall consist of the persons described on Exhibit "A" annexed hereto and made a part hereof, each of such persons to hold such membership and/or officership as provided in the By-Laws and/or the GCL.



             (d) The Certificate of Incorporation of SAT on such date in full force and effect shall be the Certificate of Incorporation of SAT until the same shall be altered, amended, modified, terminated or rescinded in the manner provided by the GCL, which rights of alteration, amendment, modification, termination and/or rescission are hereby expressly reserved by SAT.

             (e) The By-Laws of SAT on such date in full force and effect shall be the By-Laws of SAT until the same shall be altered, amended, modified, terminated or rescinded in the manner provided in the Certificate of Incorporation of SAT and/or the GCL, which rights of alteration, amendment, modification, termination and/or rescission are hereby expressly reserved by SAT.



          4. CONVERSION RATES. On the Effective Date the shares of the U.S. Drug Common Stock shall be converted and exchanged into shares of the SAT Common Stock (and warrants exercisable with respect to shares of the U.S. Drug Common Stock shall become exercisable with respect to shares of the SAT Common Stock) in the following manner:



             (a) Each issued and outstanding share of the U.S. Drug Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted and exchanged into 1.62 shares of the SAT Common Stock, provided however, that to the extent any holder of the U.S. Drug Common Stock shall be entitled, as a result of the foregoing conversion and exchange, to receive less than a whole share of the SAT Common Stock, then and in any such event:



                (i) no fractional share and/or fractional interest in a whole share shall be issued and



                (ii) the fractional interest of such holder shall be liquidated for cash equivalent calculated on the basis of the closing sales price of the SAT Common Stock on the Effective Date or on the first day thereafter that such price is available.



                The number of shares of the SAT Common Stock to be exchanged for each share of U.S. Drug Common Stock was determined by dividing $2.625 (which is the value of the shares of the SAT Common Stock to be exchanged for a share of the U.S. Drug Common Stock) by an assumed market price of $1.625 (which was the closing sale price reported by the American Stock Exchange on February 14, 1997, the last trading date before the date of this Agreement).



             (b) Each warrant expiring October 13, 1998 (the "Warrant") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted and exchanged into a warrant (the "Merger Warrant") to purchase shares of SAT Common Stock equal to the number of shares that the holder would have received under Section 4(a) hereof had the Warrant been exercised immediately prior to the Effective Date. The exercise price shall be adjusted to the product of $7.50 and a fraction, the numerator of which shall be the number of shares of the U.S. Drug Common Stock issuable upon exercise of the Warrant prior to the Merger and the denominator will be the number of shares of the SAT Common Stock issuable upon the exercise of the Merger Warrant. The expiration date shall not be changed.



             (c) Anything in this Section 4 to the contrary notwithstanding:



                (i) Any and all issued shares of the U.S. Drug Common Stock owned by U.S. Drug and held as treasury stock shall be cancelled and retired and no shares of the SAT Common Stock shall be issued with respect thereto;



                (ii) Any and all issued shares of the U.S. Drug Common Stock owned by SAT shall be cancelled and retired and no shares of the SAT Common Stock shall be issued to SAT with respect thereto; and



                (iii) Upon the issuance of shares of the SAT Common Stock to the U.S. Drug Minority Stockholders in exchange for their shares of the U.S. Drug Common Stock, there shall be credited to the capital account of SAT an amount equal to $1.625 and, of the amount so credited, the portion thereof in excess of the aggregate par value thereof shall be credited to the capital surplus account.



          5. APPOINTMENT OF EXCHANGE AGENT. Prior to the Effective Date SAT shall, subject to the provisions of Paragraph 8 hereof:



             (a) Designate U.S. Stock Transfer Corporation (the "Exchange Agent") to implement the exchange (subsequent to the Effective Date) of certificates representing shares of the U.S. Drug

        Common Stock (the "Old Certificates") for certificates representing shares of the SAT Common Stock (the "New Certificates");



             (b) engage the Exchange Agent for a period of the lesser of (i) 12 consecutive months following the Effective Date and (ii) the date on which all of the Old Certificates held by the U.S. Drug Minority Stockholders have been surrendered for the New Certificates; and



             (c) provide to the Exchange Agent sufficient supplies of New Certificates so as to enable a holder of an Old Certificate(s) to surrender such Certificate(s) and receive New Certificate(s).



          6. CERTIFICATE EXCHANGE. Subsequent to the Effective Date the issuance and distribution of New Certificates in exchange for Old Certificates shall be implemented as follows:



             (a) As promptly after the Effective Date as shall be reasonably possible, the Exchange Agent shall be directed to, and shall, notify (the "Notification") each holder of an Old Certificate of the consummation of the Merger, the availability of New Certificates and a description of the procedure to be followed (and documents to be executed and submitted) in connection with the surrender of the Old Certificate and the issuance of the New Certificate. Upon compliance by a holder thereof with the requirements for the certificate surrender and issuance specified in the Notification, the Exchange Agent shall be directed to, and shall, issue and transmit to such holder New Certificates (representing that number of shares of the SAT Common Stock to which such holder shall be entitled as herein provided). Until surrendered and replaced as aforesaid:



                (i) each Old Certificate shall, and be deemed to, represent and evidence (for all corporate purposes other than the payment of dividends and other distributions) that number of shares of the SAT Common Stock into which the shares of the U.S. Drug Common Stock therein referred to are convertible and exchangeable as herein provided and



                (ii) each Old Certificate shall not be transferable on the books and records of U.S. Drug and/or SAT.



             (b) From and after the Effective Date any and all dividends and/or distributions of every kind, nature or description declared and payable by SAT on, or with respect to, the SAT Common Stock to any holder of an Old Certificate (collectively "Distributions") shall be paid, retained, invested and paid over as follows:



                (i) Until such time as the Old Certificate is surrendered for replacement by a New Certificate(s) as herein provided, no Distribution shall be paid over by SAT and/or the Exchange Agent to such holder on, or with respect to, the shares of the SAT Common Stock evidenced by such Old Certificate;



                (ii) All Distributions payable on, or with respect to, shares of the SAT Common Stock represented by Old Certificates shall be paid over by SAT to the Exchange Agent and dealt in and with by the Exchange Agent as follows:



                    (A) All Distributions in cash shall be deposited by the
               Exchange Agent in an interest bearing account (the "Distribution Account") and retained and disposed of as hereinbelow provided;



                    (B) Upon surrender by, or on behalf of, a holder of an Old
               Certificate for surrender and replacement as hereinabove provided (or satisfactory proof of loss and an indemnity in favor of, and acceptable to, SAT and the Exchange Agent), the Exchange Agent shall pay over and/or deliver to such holder (in addition to the New Certificate(s) to which such holder shall be entitled) (y) the principal amount of any cash dividends and any property (other than shares of the SAT Common Stock) previously received by the Exchange Agent with respect to the shares of the SAT Common Stock evidenced by such Old Certificate and (z) a certificate representing any shares of the SAT Common Stock forming part of any Distribution made prior to the date of any such surrender;

                    (C) Any and all interest earned and/or credited on, or with respect to, Distributions shall be applied by the Exchange Agent to the payment of its fees and disbursements and the remainder, if any, paid over to SAT upon the termination of the engagement of the Exchange Agent.



             (c) From and after the Effective Date the sole rights of the holders of Old Certificates (except as otherwise provided by law or Section 4(a) hereof) shall be those to which they are entitled as owners of the SAT Common Stock into which the shares of the U.S. Drug Common Stock evidenced by such Old Certificates shall have been converted as herein provided.



             (d) A holder of a Warrant shall, after the Effective Date, have no obligation to exchange the holder's certificate evidencing the Warrant for a new certificate evidencing the Merger Warrant. Whenever thereafter a holder wishes to exercise his, her or its Warrant, the holder shall present the Warrant, with the exercise form duly executed and with payment of the new exercise price per share determined in accordance with Section 4(b) hereof, to SAT and not to U.S. Drug or Acquisition Corp. SAT shall then cause the Exchange Agent as the transfer agent for the SAT Common Stock to issue the shares of the SAT Common Stock as to which the Warrant is exercised. To the extent that the Warrant is not exercised for all of the shares of the SAT Common Stock subject thereto, SAT will issue a new certificate evidencing a Merger Warrant for the balance.


          7. TRANSFERS. If the holder of any Old Certificate desires that the New Certificate to be issued in replacement therefor (as hereinabove provided) is to be issued in a name other than that on the Old Certificate which it replaces, any such issuance shall be subject to and conditioned upon:

             (a) Delivery to the Exchange Agent of the Old Certificate duly endorsed in blank or accompanied by a duly executed stock assignment power and otherwise in form for transfer acceptable to the Exchange Agent; and


             (b) Payment to SAT or the Exchange Agent of any and all transfer and/or other taxes payable, in the opinion of the Exchange Agent, by reason of the issuance and/or transfer of such New Certificate and/or the shares of the SAT Common Stock evidenced thereby.



          8. TERMINATION OF EXCHANGE AGENT. Upon the termination of the Exchange Agent's engagement as hereinabove provided, the Exchange Agent shall deliver to SAT the then balance of the Distribution Account and, upon such delivery, the Exchange Agent shall have no further duties or obligations as exchange agent to SAT, Acquisition, U.S. Drug or their respective stockholders. Thereafter, the duties to be performed by the Exchange Agent as described in Sections 6 and 7 hereof shall be performed by SAT in lieu of, and instead of, the Exchange Agent. All blank stock certificates evidencing the SAT Common Stock shall be retained by the Exchange Agent for utilization by it in the performance of its duties as transfer agent for, and with respect to, the SAT Common Stock.



          9. SPECIAL PAYMENT. If U.S. Drug or, subsequent to the Effective Date, Acquisition Corp. executes a definitive agreement (the "Marketing Agreement") with an unaffiliated corporation to act as a marketing partner (the "Partner") with respect to its drug testing products and if the Partner makes a cash payment or payments to U.S. Drug, Acquisition Corp. or SAT upon the execution of the Marketing Agreement (the "Special Payment"), then:



             (a) SAT will calculate the percentage (to the nearest tenth) that the outstanding shares of the Minority U.S. Drug Common Stock on the Effective Date constitute of the outstanding shares of the U.S. Drug Common Stock on the Effective Date (the "Percentage") and (i) if the Marketing Agreement is entered into on or prior to the 180th day following the Effective Date, SAT or, if U.S. Drug or Acquisition Corp. is the recipient of the Special Payment, Acquisition Corp. shall pay to each of the former U.S. Drug Minority Stockholders his, her or its pro rata share of one third of the Percentage of the Special Payment; (ii) if the Marketing Agreement is entered into during the period after the 180th day following the Effective Date and on or prior to the first anniversary of the Effective Date, SAT or, if Acquisition Corp. is the recipient of the Special Payment, Acquisition Corp. shall pay to each of the former U.S. Drug Minority Stockholders his, her or its pro rata share of one sixth of the Percentage of the Special Payment; and (iii) if the Marketing Agreement is entered into after the first anniversary of the Effective Date, the former U.S. Drug Minority Stockholders shall receive none of the Special Payment.


             (b) If a cash payment is received from the Partner after execution, but on or prior to the first anniversary of the Effective Date, and if such payment is not based on sales effected by the Partner or some similar criteria, SAT or Acquisition Corp. will treat any such payment or payments as a Special Payment as if received on the execution of the Marketing Agreement.


             (c) A loan or an equity investment made by the Partner shall not be deemed to be part of the Special Payment.


             (d) On computing the Special Payment, there shall be deducted from the payment received from the Partner the amount of any finder's fee paid to secure the Partner or other costs related to obtaining such payment.



             (e) A transferee of the shares of the SAT Common Stock received as a result of the Merger shall not be eligible to receive a proportionate share of the Special Payment and SAT or Acquisition Corp. shall make such payments only to the U.S. Drug Minority Stockholders as reflected on the stock books of U.S. Drug on the Effective Date or, in the event of the death of the U.S. Drug Minority Stockholder, his or her heirs or legal representatives, in the case of the dissolution of a partnership, to its partners or, in the case of a corporation, to its successor by merger or other operation of law.



             (f) Because SAT intends to merge Acquisition Corp. with and into SAT if the Merger is consummated and thereafter conduct the former operations of U.S. Drug as a division of SAT, all references to Acquisition Corp. in this Section 4 shall be deemed to refer to SAT after such merger.



          10. THE CLOSING. The closing of the transactions contemplated by this Agreement shall take place on such date, at such place and at such time within five business days after the satisfaction or waiver of the last of the conditions set forth in Sections 18 and 19 hereof as shall be designated by SAT. The closing of such transactions shall be referred to herein as the "Closing;" the date of the Closing shall be referred to herein as the "Closing Date"; and the Closing Date may be the same as the Effective Date.



          11. THE EFFECTIVE DATE. Subject to the satisfaction and/or waiver of the conditions herein described, the Merger shall become effective as at the close of business on the date specified in the Certificate of Merger to be filed in the manner required by the GCL or, if none, on the date of filing (the "Effective Date"). Upon the receipt by U.S. Drug of consents from the holders of more than 50% of the outstanding shares of the Minority U.S. Drug Common Stock and of a consent from SAT to the Merger, U.S. Drug and Acquisition Corp. shall cause to be filed the Certificate of Merger in the manner required by the GCL. Subject to the provisions of Section 20 hereof, such filing shall be made on, or as soon as practicable after, the Closing Date; and the parties hereto shall thereafter execute, acknowledge, deliver and/or record such other and further instruments, documents or certificates and/or take and perform such other and further actions as may be required to effect and/or implement the Merger. If the Merger is consummated, SAT will take such actions as are necessary to deregister the U.S. Drug Common Stock pursuant to Section 12(b) of the Exchange Act and to delist the U.S. Drug Common Stock from the Pacific Stock Exchange. The Certificate of Merger shall provide for the change of name of Acquisition Corp. to "U.S. Drug Testing, Inc."


          12. THE REGISTRATION STATEMENT AND CONSENT SOLICITATION STATEMENT. In connection with the preparation, utilization and/or distribution of the Consent Solicitation Statement/Prospectus to be issued and distributed to the U.S. Drug Minority Stockholders in connection with the Merger and the preparation and utilization of the Registration Statement of which the Consent Solicitation Statement/Prospectus constitutes Part I thereof, the parties shall follow the procedures as provided in this Section 12.

             (a) The parties hereto shall cooperate in the preparation thereof consistent with the applicable requirements of the GCL, the Securities Act and the Exchange Act and the rules and regulations promulgated under the Securities Act and the Exchange Act by the SEC; and, without limiting the generality of the foregoing, each of SAT and U.S. Drug shall promptly supply to the other any and all information and material (relating to itself and/or the subject transaction) as may be requested or required in connection with the preparation and filing of the Registration Statement, including, without limitation, all information concerning their respective officers, directors and principal stockholders that is reasonably requested for inclusion in the Consent Solicitation Statement/Prospectus; and each shall take and perform such other and further acts and actions as shall be necessary or appropriate to cause the prompt preparation, completion, filing, review, finalization and clearance of the Registration Statement.



             (b) Subject to the Registration Statement being declared effective by the SEC, the Consent Solicitation Statement/Prospectus and any other communication required by the Exchange Act or the rules and regulations promulgated thereunder or reasonably requested by SAT shall be mailed by U.S. Drug or its transfer agent to the U.S. Drug Minority Stockholders as soon after such effective date as is reasonably possible. Subsequent thereto U.S. Drug shall transmit to the U.S. Drug Minority Stockholders such amended and/or supplemental consent solicitation materials as may be necessary, in light of subsequent developments or otherwise, to render the Consent Solicitation Statement/Prospectus, as so amended or supplemented, not false or misleading with respect to any material fact and so as not to omit to state any information necessary to make the statements made, within the context made, not misleading. Prior to the Effective Date (or earlier termination of this Agreement) neither party hereto shall distribute any material (other than the Consent Solicitation Statement/Prospectus as herein provided) which might constitute, or be deemed to constitute, a "prospectus" relating to the Merger within the meaning of the Securities Act without the prior written consent of all of the parties hereto in each instance.



             (c) U.S. Drug hereby authorizes the utilization by SAT in the Registration Statement or in any filing with a state securities administrator of all information concerning U.S. Drug either provided to SAT by U.S. Drug in connection with or contained in the Consent Solicitation Statement/Prospectus and/or contained in any filings heretofore made by U.S. Drug pursuant to the Securities Act and/or the Exchange Act. U.S. Drug shall promptly advise SAT if at any time any of such information or material is or becomes incorrect, inaccurate or incomplete in any material respect and, in connection therewith, U.S. Drug shall provide SAT with such information and material as shall be needed to correct any such inaccuracy or omission. SAT shall promptly advise U.S. Drug if at any time any of the information or material contained in the Registration Statement and supplied by SAT is or becomes incorrect, inaccurate or incomplete in any material respect. SAT shall cause the preparation, review, clearance, approval and distribution of such amended or supplemented material as shall be necessary to correct or eliminate any such inaccuracies and/or omissions as provided in this Section 12(c).



             (d) Each of SAT and U.S. Drug covenants and warrants to the other that any and all information and/or material supplied by it to the other and/or in connection with the Registration Statement and/or the within transactions (i) will, at the time made and at each Relevant Date (as hereinafter defined), be true and correct in all material respects; (ii) will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder by the SEC; and (iii) will not contain any statement which, at the time, and at each Relevant Date and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein made not false or misleading. For the purposes of this Agreement, the term "Relevant Date" shall be and mean each of (x) the effective date of the Registration Statement, (y) the mailing date of the Consent Solicitation Statement/Prospectus and (z) the Effective Date. Each of SAT and U.S. Drug specifically agrees to indemnify and hold harmless the other (and their respective officers, directors, employees, agents and representatives) from and against any and all costs, expenses, losses, demands, claims and liabilities of every kind, nature and description (including reasonable attorneys' fees) arising out of, or relating to any breach or anticipatory breach by it of its duties and obligations pursuant to this
        Section 12(d) hereof.


             (e) SAT does hereby agree to indemnify and hold harmless U.S. Drug and each of its directors and officers, and each person, if any, other than SAT who controls U.S. Drug within the meaning of Section 15 of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities, joint or several (including, without limitation, reasonable attorneys' fees as herein provided), to which they or any of them may become subject under the Securities Act, any other statute, common law or otherwise and, except as provided below, shall reimburse U.S. Drug and each such director, officer or controlling person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions and/or claims, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions result from a breach or alleged breach of the representations and warranties contained in Sections 14 or 15 hereof or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Consent Solicitation Statement/ Prospectus or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as any such untrue statement or omission or alleged untrue statement or omission is with respect to the description of SAT or as to the terms of its offer. Promptly after receipt by a party to be indemnified pursuant to this Section 12(e) (the "Indemnitee") of notice of the commencement of any action in respect of which indemnity may be sought against SAT hereunder, the Indemnitee will promptly notify SAT in writing of the commencement thereof and SAT shall, subject to the provisions stated below, assume the defense of the action (including the employment of counsel, who shall be counsel reasonable satisfactory to U.S. Drug), and shall make payment of expenses (including attorneys' fees as herein provided) insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against SAT. The Indemnitee or Indemnitees shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such separate counsel shall not be at the expense of SAT unless the employment of such separate counsel has been specifically authorized by SAT or there is a conflict of interest which under the canon of ethics requires the employment of separate counsel. SAT shall not be liable to any Indemnitee for any settlement of any action effected without SAT's consent. Notwithstanding any provision of this Agreement to the contrary, the obligations of SAT hereunder shall survive the consummation of the transactions contemplated by this Agreement.



          13. U.S. DRUG REPRESENTATIONS AND WARRANTIES. In order to induce SAT and Acquisition to execute and perform this Agreement, U.S. Drug does hereby represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall be, and be deemed to be, continuing and survive the execution and delivery of this Agreement, the Closing and the Effective Date) as follows:


             (a) U.S. Drug is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted.

             (b) Subject only to the consent of its stockholders as required by the GCL: (i) U.S. Drug has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement, the consummation by U.S. Drug of the transactions herein contemplated and the compliance by U.S. Drug with the terms of this Agreement have been duly authorized by U.S. Drug; (iii) this Agreement is the valid and binding obligation of U.S. Drug, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (iv) the execution, delivery and performance of this Agreement by U.S. Drug and the consummation by U.S. Drug of the transactions herein contemplated do not, and will not, with or without the giving of notice or the lapse of time, or both, (A) result in any violation of the Certificate of Incorporation or By-Laws of U.S. Drug or
        (B) result in a breach of, or a conflict with, any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of U.S. Drug pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which U.S. Drug is a party or by which it is, or any of its respective properties or assets are, or may be, bound or affected.


          14. SAT REPRESENTATIONS AND WARRANTIES. In order to induce U.S. Drug to execute and perform this Agreement, SAT does hereby represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall be, and be deemed to be, continuing and survive the execution and delivery of this Agreement, the Closing and the Effective
     Date) as follows:



             (a) SAT is a corporation duly organized, validly existing and in standing under the laws of the State of Delaware, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted. SAT is duly qualified to do business as a foreign corporation, and is in good standing, in all jurisdictions, if any, wherein such qualification is necessary and where failure so to qualify would have a material adverse effect on the business, properties or financial conditions of SAT. SAT has no subsidiaries other than as set forth on Exhibit "B" annexed hereto and made a part hereof (the "Subsidiaries"). SAT owns and has and marketable title in and to 100% of the issued and outstanding capital stock (of all classes) of each of the Subsidiaries, free and clear of all liens, security interests, claims and encumbrances and rights and options of others, except as set forth on Exhibit "B".



             (b) Each of the Subsidiaries (other than U.S. Drug as to which SAT makes no representation) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation, and is in good standing, in all jurisdictions, if any, wherein such qualification is necessary and where failure so to qualify would have a material adverse effect on the business, properties or finances of such Subsidiary.



             (c) (i) SAT has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement, the consummation by SAT of the transactions herein contemplated and the compliance by SAT with the terms of this Agreement have been duly authorized by SAT; (iii) this Agreement is the valid and binding obligation of SAT, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (iv) the execution, delivery and performance of this Agreement by SAT and the consummation by SAT of the transactions herein contemplated do not, and will not, with or without the giving of notice or the lapse of time, or both, (A) result in any violation of the Certificate of Incorporation (except possibly as indicated in Section 17(g) hereof) or By-Laws of SAT; (B) result in a breach of, or a conflict with, any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of SAT pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which SAT is a party or by which it is, or any of its respective properties or assets are, or may be, bound or affected; (C) to the best knowledge of SAT, after due investigation, violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over SAT and/or any of the Subsidiaries (other than U.S. Drug as to which SAT makes no representation), or any of their respective properties or businesses; or (D) have any effect on any license, permit, certification, registration, approval, consent or other authorization necessary for SAT and/or any of the Subsidiaries (other than U.S. Drug as to which SAT makes no representation) to own or lease and operate any of its respective properties and to conduct its businesses or the ability of SAT and/or any of the Subsidiaries (other than U.S. Drug as to which SAT makes no representation) to make use thereof. No consent, approval, authorization or order of any court, governmental agency, authority or body (other than as required pursuant to the Securities Act, the Exchange Act and/or state securities or "take over" statutes and the rules and regulations promulgated under any of the foregoing and/or any party to an agreement to which SAT is a party and/or by which it is bound) is required in connection with the execution, delivery and performance of this Agreement and/or the consummation by SAT of the transactions contemplated by this Agreement.



             (d) Neither SAT nor any of the Subsidiaries (other than U.S. Drug as to which SAT makes no representation) is in violation of, or in default under, (i) any term or provision of its Certificate of Incorporation or By-Laws; (ii) any material term or provision of any financial covenant of any indenture, mortgage, contract, commitment or other agreement or instrument to which it is a party or by which it or any or its properties or business is, or may be, bound or affected; or
        (iii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its properties or business, including, without limitation, all reporting obligations pursuant to the Exchange Act and the rules and regulations promulgated thereunder. SAT and each Subsidiary (other than U.S. Drug as to which SAT makes no representation) owns, possesses or has obtained all governmental and other licenses, permits, certifications, registrations, approvals or consents and other authorizations necessary to own or lease, as the case may be, and to operate its properties and to conduct its business or operations as presently conducted and all such governmental and other licenses, permits, certifications, registrations, approvals, consents and other authorizations are outstanding and in good standing and there are no proceedings pending or, to the best of its knowledge, threatened or any basis therefor existing, seeking to cancel, terminate or limit such licenses, permits, certifications, registrations, approvals or consents or authorizations.



             (e) Prior to the date hereof SAT has delivered to U.S. Drug copies of the audited consolidated financial statements (the "SAT Audited Financial Statements") and the unaudited interim financial statements (the "SAT Interim Financial Statements") described on Exhibit "C" annexed hereto and made a part hereof (collectively the "SAT Financial Statements"). The SAT Audited Financial Statements fairly present the financial position of SAT and the Subsidiaries as of the respective dates thereof and the results of operations, and the changes in financial position of SAT and the Subsidiaries, for each of the periods covered thereby. The SAT Audited Financial Statements have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis throughout the entire periods involved. The SAT Unaudited Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Item 310 of Regulation S-K of the SEC. Accordingly, the interim financial statements may not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of SAT's management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. As of the date of any balance sheet forming a part of the SAT Financial Statements and, except as and to the extent reflected or reserved against therein, neither SAT nor any of the Subsidiaries (other than U.S. Drug as to which SAT makes no representation) had any material liabilities, debts, obligations or claims (absolute or contingent) asserted against it or them and/or which should have been reflected in a balance sheet or the notes thereto; and all assets reflected thereon are properly reported and present fairly the value of the assets therein stated in accordance with generally accepted accounting principles.



             (f) The financial and other books and records of SAT and each of the Subsidiaries (other than U.S. Drug as to which SAT makes no representation) are in all material respects true, complete and correct and have, at all times, been maintained in accordance with good business and accounting practices.


             (g) SAT and the Subsidiaries (other than U.S. Drug as to which SAT makes no representation) own and have good and marketable title in and to all of their respective assets, properties and interests in properties (both real and personal) which are reflected in the latest balance sheet included in the SAT Financial Statements and/or are utilized in connection with the operation of the business of SAT and such Subsidiaries as presently constituted and/or acquired after that date (except to the extent any of the same were disposed of since such date in the ordinary course of business), in all cases free and clear of all liens, security interests, claims and encumbrances of every kind, nature and description and rights and options of others except as expressly set forth in such balance sheet.



             (h) Except as is set forth on Exhibit "D" hereto, SAT and the Subsidiaries (other than U.S. Drug as to which SAT makes no representation) own all trademarks, service marks, tradenames, copyrights, similar rights and their registrations, trade secrets, methods, practices, systems, ideas, know how and confidential materials used or proposed to be used in the conduct of their respective businesses as conducted as of the date hereof (collectively the "Intangibles") free and clear of all liens, security interests, claims and encumbrances and rights and options of third parties (including, without limitation, former or current officers, directors, stockholders, employees and agents); neither SAT nor any such Subsidiary has licensed or leased any of the Intangibles and/or any interest therein to any person and/or entity except a Subsidiary; neither SAT nor any such Subsidiary has infringed, nor is infringing, upon the rights of others with respect to the Intangibles; neither SAT nor any such Subsidiary has received any notice of conflict with the asserted rights of others with respect to the Intangibles which could, singly or in the aggregate, materially adversely affect its business as currently conducted or prospects, financial condition or results of operations and SAT knows of no basis therefor; and, to the best of the knowledge of SAT, no others have infringed upon the Intangibles.



             (i) Except as and to the extent reflected or reserved against in the SAT Financial Statements and/or as set forth on Exhibit "E" annexed hereto and made a part hereof, neither SAT nor any of the Subsidiaries (other than U.S. Drug as to which SAT makes no representation) had, as at the respective date of such SAT Financial Statements, any material liabilities, debts, obligations or claims asserted against it, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities on account of due and unpaid taxes, other governmental charges or lawsuits.



             (j) Since the date of the most recent balance sheet included in the SAT Financial Statements, neither SAT nor any Subsidiary (other than U.S. Drug as to which SAT makes no representation) has, except as set forth on Exhibit "F" annexed hereto and made a part hereof, (i) incurred any obligation or liability (absolute or contingent, secured or unsecured) except obligations and liabilities incurred in the ordinary course of the operation of its business as carried on at and prior to such date; (ii) cancelled, without payment in full, any notes, loans or other obligations receivable or other debts or claims held by it other than in the ordinary course of business; (iii) sold, assigned, transferred, abandoned, mortgaged, pledged or subjected to lien or security interest any of its material properties, tangible or intangible, or rights under any contract, permit, license, franchise or other agreement other than sales or other dispositions of goods or services in the ordinary course of business at customary prices; (iv) entered into any line of business other than that conducted by it on such date or entered into any transaction not in the ordinary course of its business; (v) conducted any line of business in any manner except by transactions customary in the operation of its material business as conducted on such date; or (vi) declared, made or paid, or set aside for payment, any cash or non-cash dividends or other distribution on any shares of its capital stock.



             (k) Except as set forth on Exhibit "G" annexed hereto and made a part hereof, neither SAT nor any of the Subsidiaries (other than U.S. Drug as to which SAT makes no representation) is in default, in any material respect, under the terms of any outstanding agreement which is material to the business, operations, properties, assets or condition of SAT and/or the Subsidiaries (other than U.S. Drug as to which SAT makes no representation); and there exists no event of default or event which, with notice and/or the passage of time, or both, would constitute any such default.



             (l) Except as reported in the SAT Financial Statements and/or as set forth on Exhibit "H" hereto and made a part hereof, there are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries before any court or governmental agency, court or tribunal, domestic, or foreign, or before any private arbitration tribunal, pending or, to the best of the knowledge of SAT, threatened against SAT and/or any Subsidiary (other than U.S. Drug as to which SAT makes no representation) or involving their respective properties or businesses which, if determined adversely to SAT or such Subsidiary, would, individually or in the aggregate, result in a material adverse change in the financial position, stockholders' equity, results of operations, properties, business, management or affairs of SAT or such Subsidiary, or which question the validity of this Agreement or of any action taken, or to be taken, by SAT pursuant to, or in connection with, this Agreement; nor, to the best of the knowledge of SAT, is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry to be made by any person and/or entity, including, without limitation, any customer, supplier, lender, stockholder, former or current employee, agent or landlord. There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal specifically naming SAT and/or any Subsidiary (other than U.S. Drug as to which SAT makes no representation) and/or enjoining SAT and/or any such Subsidiary from taking, or requiring SAT and/or any such Subsidiary to take, any action and/or by which SAT and/or any such Subsidiary is, and/or their respective properties or businesses are, bound or subject.



             (m) SAT and each of the Subsidiaries (other than U.S. Drug as to which SAT makes no representation) has filed all federal, state, municipal and local tax returns (whether relating to income, sales, franchise, withholding, real or personal property or otherwise) required to be filed under the laws of the United States and all applicable states and has paid in full all taxes which are due pursuant to such returns or claimed to be due by any taxing authority or otherwise due and owing. No penalties or other charges are, or will become, due with respect to the late filing of any such return. To the best of the knowledge of SAT, after due investigation, each such tax return heretofore filed by SAT and each of such Subsidiaries correctly and accurately reflects the amount of its tax liability thereunder. SAT has withheld, collected and paid all other levies, assessments, license fees and taxes to the extent required and, with respect to payments, to the extent that the same have become due and payable.



             (n) The authorized and outstanding capitalization of SAT is as set forth on Exhibit "I" annexed hereto and made a part hereof; as of the date hereof and the Closing Date, there shall not be authorized and/or issued and outstanding any shares of capital stock of SAT and/or rights to purchase shares of capital stock of SAT except as set forth on Exhibit "I" or upon the exercise of outstanding warrants or the conversion of outstanding shares of preferred stock or convertible notes. The issued and outstanding shares of the SAT Common Stock and outstanding warrants and other similar rights to purchase or convert into the SAT Common Stock have been duly authorized and validly issued. All such outstanding shares of the SAT Common Stock are fully paid and nonassessable. All such outstanding warrants and similar rights to purchase or convert into the SAT Common Stock constitute the valid and binding obligations of SAT, enforceable in accordance with their respective terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies. There are no preemptive rights. SAT has no reason to believe that any holder of such outstanding shares of the SAT Common Stock is subject to personal liability solely by reason of being such a holder. The offers and sales of such outstanding shares of the SAT Common Stock and outstanding warrants and similar rights to purchase or convert into the SAT Common Stock were, at all relevant times, either registered under the applicable provisions of the Securities Act and the applicable state securities laws or exempt from such registration or prospectus filing requirements pursuant to an exemption for which SAT and/or such offering or sale fully qualified, or any claim arising out of, or relating to, any such offering and/or sale are barred by the statute of limitations. The authorized shares of the SAT Common Stock and outstanding warrants and similar rights to purchase or convert into the SAT Common Stock conform to the description thereof contained in the current filings by SAT pursuant to the Exchange Act. No dividends or other distributions of the assets of SAT have or will be declared and/or paid prior to the Closing Date on or with respect to the SAT Common Stock.



             (o) Except as is set forth on Exhibit "J" hereto, since the date of the most recent balance sheet included in the SAT Financial Statements, there has not been, with respect to SAT and/or the Subsidiaries (other than U.S. Drug as to which SAT makes no representation), except as set forth in or permitted by this Agreement, or, in the ordinary course of business:


                (i) Any change in their respective material business, operations or financial condition, or the manner of managing or conducting their respective business and operations; none of which changes, if any, has had a material adverse effect on such business, operations or financial condition, taken as a whole;

                (ii) Any change in their respective accounting methods or practices (including, without limitation, any change in depreciation, amortization and/or good will policies or rates);

                (iii) Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting their respective assets, business, operations or financial condition;


                (iv) Any declaration, setting, or payment of a dividend or other distribution with respect to the SAT Common Stock or any direct or indirect redemption, purchase or other acquisition by SAT of any of the shares of the SAT Common Stock;



                (v) Any issuance or sale of any shares of their respective capital stock of any class or any other securities except for the exercise of warrants to purchase shares of the SAT Common Stock outstanding prior to the date hereof;


                (vi) Any loan by any of them to any person or entity and/or the issuance of any guaranty by any of them for or with respect to their own or another's obligations;


                (vii) Any waiver or release of any material right or claim;

                (viii) Any sale, lease, abandonment, assignment, transfer, license or other disposition (including any agreement and/or option for, or with respect to, any of the foregoing) by any of them of any material real property or tangible or intangible assets, property or rights (and/or interest therein);

                (ix) Any incurrence of any material obligation or liability, absolute or contingent;


                (x) Any payment of any material obligation or liability, absolute or contingent, except for current liabilities reflected in, or shown on, the SAT Financial Statements and/or incurred subsequent to the date thereof in the ordinary course of business and/or in connection with the transactions contemplated by this Agreement;


                (xi) Any labor problems and/or other events or conditions of any character materially and/or adversely affecting, or which might materially and/or adversely affect, the financial condition, business, assets or prospects of any of them;

                (xii) Any amendment, termination or modification of any material agreement or license to which any of them is a party which has or may have a material effect on the financial condition, business, assets or prospects of any of them; and

                (xiii) Any agreement by any of them to do or perform any of the things described in this Section 14(o).

             (p) At the Closing, all of the shares of the SAT Common Stock to be issued by SAT pursuant to this Agreement shall be, and be deemed to be, duly and validly authorized and, when issued to the U.S. Drug Minority Stockholders in exchange for their shares of the U.S. Drug Common Stock, duly and validly issued, fully paid and nonassessable and free and clear of all federal and state issuance, stock and/or company taxes, liens, security interests, claims, encumbrances and charges.



          15. ACQUISITION CORP. REPRESENTATIONS AND WARRANTIES. In order to induce U.S. Drug to execute and perform this Agreement, Acquisition Corp. does hereby represent, warrant, covenant and agree (which representations, warranties, covenants and agreements shall be, and be deemed to be, continuing and survive the execution and delivery of this Agreement, the Closing and the Effective Date) as follows:


             (a) Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority, corporate and otherwise, and with all licenses, permits, certifications, registrations, approvals, consents and franchises necessary to own or lease and operate its properties and to conduct its business as presently being conducted. Neither prior to the date hereof has Acquisition Corp. engaged, nor prior to the Closing Date will Acquisition Corp. engage, in any business activity of any kind, nature or description except in connection with the implementation of the transactions herein described. Acquisition Corp. has no subsidiaries, nor, at the present time is it, or at the Closing will it be, a partner or joint venturer with any other person or entity.

             (b) (i) Acquisition Corp. has the full power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement, the consummation by Acquisition Corp. of the transactions herein contemplated and the compliance by Acquisition Corp. with the terms of this Agreement have been duly authorized by Acquisition Corp.; (iii) this Agreement is the valid and binding obligation of Acquisition Corp, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies; (iv) the execution, delivery and performance of this Agreement by Acquisition Corp. and the consummation by Acquisition Corp. of the transactions herein contemplated do not, and will not, with or without the giving of notice or the lapse of time, or both, (A) result in any violation of the Certificate of Incorporation or By-Laws of Acquisition Corp., (B) result in a breach of, or a conflict with, any of the terms or provisions of, or constitute a default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of Acquisition Corp. pursuant to, any indenture, mortgage, note, contract, commitment or other agreement or instrument to which Acquisition Corp. is a party or by which it is, or any of its respective properties or assets are, or may be, bound or affected; or (C) to the best knowledge of Acquisition Corp., after due investigation, violate any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over Acquisition Corp. or its assets. No consent, approval, authorization or order of any court, governmental agency, authority or body (other than as required pursuant to the Securities Act, the Exchange Act and/or state securities or "take over" statutes and/or any party to an agreement to which Acquisition Corp. is a party and/or by which it is bound, is required in connection with the execution, delivery and performance of this Agreement, and/or the consummation by Acquisition Corp. of the transactions contemplated by this Agreement.

             (c) Acquisition Corp. is not in violation of, or in default under,
        (i) any term or provision of its Certificate of Incorporation or By-Laws; (ii) any material term or provision of any financial covenant of any indenture, mortgage, contract, commitment or other agreement or instrument to which it is a party or by which it or any or its properties is, or may be, bound or affected; or (iii) any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its assets.

             (d) Acquisition Corp. was incorporated on December 18, 1995 and its sole asset is the $1,000 which SAT paid in subscription for 100 shares of its authorized 1,500 shares of common stock, without par value, and it has incurred no liabilities other than its incorporation costs. Prior to the date hereof, Acquisition Corp. has conducted no business operations and, prior to the Effective Date, its sole activities will be in connection with the transactions contemplated by this Agreement.


             (e) The financial and other books and records of Acquisition Corp. are in all material respects true, complete and correct and have, at all times, been maintained in accordance with good business and accounting practices.

             (f) Except as set forth on Exhibit "K" hereto and made a part hereof, there are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries before any court or governmental agency, court or tribunal, domestic, or foreign, or before any private arbitration tribunal, pending or, to the best of the knowledge of Acquisition Corp., threatened against Acquisition Corp. or involving its assets which, if determined adversely to Acquisition Corp., would, individually or in the aggregate, result in a material adverse change in the financial position, stockholders' equity, results of operations, properties, business, management or affairs of Acquisition Corp., or which question the validity of this Agreement or of any action taken or to be taken by Acquisition Corp. pursuant to, or in connection with, this Agreement; nor, to the best of the knowledge of Acquisition Corp., is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry to be made by any person and/or entity. There are no outstanding orders, judgments or decrees of any court, governmental agency or other tribunal specifically naming Acquisition Corp. and/or enjoining Acquisition Corp. from taking, or requiring Acquisition Corp. to take, any action, and/or by which Acquisition Corp. is, and/or its assets are, bound or subject.

          16. U.S. DRUG COVENANTS. U.S. Drug shall, during the period commencing on the date hereof and terminating immediately following the close of business on the Effective Date (or earlier, upon the failure or refusal of the U.S. Drug Minority Stockholders to approve this Agreement and/or the termination of this Agreement as herein provided):

             (a) Take and perform any and all actions necessary to render accurate, and/or maintain the accuracy of, all of the representations and warranties of U.S. Drug herein contained and/or satisfy each covenant or condition required to be performed or satisfied by U.S. Drug at or prior to the Closing and/or to cause or permit the implementation of the Merger;

             (b) Not take or perform any action which would or might cause any representation or warranty made by U.S. Drug herein to be rendered inaccurate, in whole or in part, and/or which would prevent, inhibit or preclude the satisfaction, in whole or in part, of any covenant required to be performed or satisfied by U.S. Drug at or prior to the Closing and/or the implementation of the Merger;

             (c) Carry on and maintain its business in substantially the same form, style and manner as heretofore operated by it; perform, in all material respects, all of its respective obligations under all material agreements, leases and documents relating to or affecting its respective assets, properties and businesses; and use its best efforts to preserve intact its business organization and the good will and relationships with its suppliers, customers and others having business relations with it;


             (d) Not make, or permit to be made on its behalf, any announcement to the public in general and/or within its industry and/or otherwise with respect to this Agreement, the Merger and the current or future business or operations of any party hereto without the prior written consent of SAT or, in the case of an announcement required by applicable securities laws, prior consultation with SAT; and



             (e) Immediately advise SAT of any event, condition or occurrence which constitutes, or may, with the passage of time and/or giving of notice, constitute, a breach of any representation or warranty of U.S. Drug herein contained and/or which prevents, inhibits or limits or may prevent, inhibit or limit U.S. Drug from satisfying, in full and on a timely basis, any covenant, term or condition herein contained and/or implementing this Agreement.


          17. SAT COVENANTS. SAT shall, during the period commencing on the date hereof and terminating immediately following the close of business on the Effective Date (or earlier, upon the failure or refusal of the U.S. Drug Minority Stockholders to approve this Agreement and/or the termination of this Agreement as herein provided):



             (a) Take and perform any and all actions necessary to render accurate, and/or maintain the accuracy of, all of the representations and warranties of SAT herein contained and/or satisfy each covenant or condition required to be performed or satisfied by SAT at or prior to the Closing and/or to cause or permit the implementation of the Merger;



             (b) Not take or perform any action which would or might cause any representation or warranty made by SAT herein to be rendered inaccurate, in whole or in part, and/or which would prevent, inhibit or preclude the satisfaction, in whole or in part, of any covenant required to be performed or satisfied by SAT at or prior to the Closing and/or the implementation of the Merger;


             (c) Carry on and maintain its business in substantially the same form, style and manner as heretofore operated by it; perform, in all material respects, all of its obligations under all material agreements, leases and documents relating to or affecting its assets, properties and business; and use its best efforts to preserve intact its business organization and the good will and relationships with its suppliers, customers and others having business relations with it;

             (d) Not make any announcement to the public in general and/or within its industry and/or otherwise with respect to this Agreement, the Merger and the current or future business or operations of any party hereto without the prior written consent of U.S. Drug or, in the case of an announcement required by applicable securities laws, prior consultation with U.S. Drug;


             (e) Immediately advise U.S. Drug of any event, condition or occurrence which constitutes, or may, with the passage of time and/or giving of notice, constitute, a breach of any representation or warranty of SAT herein contained and/or which prevents, inhibits or limits or may prevent, inhibit or limit SAT from satisfying, in full and on a timely basis, any covenant, term or condition herein contained and/or implementing this Agreement;



             (f) Subject to U.S. Drug's compliance with its obligations under
        Section 12 hereof, use its best efforts to have the Registration Statement declared effective under the Securities Act;



             (g) Call a Special Meeting of Stockholders to approve an amendment to SAT's Certificate of Incorporation to increase the authorized shares of the SAT Common Stock in an amount sufficient to permit the Merger, the merger of Good Ideas Acquisition Corp. with and into Good Ideas Enterprises, Inc., the conversion of all outstanding convertible notes and shares of the preferred stock and the exercise of all outstanding warrants; and



             (h) Extend the terms of the notes due to SAT from U.S. Drug, if and only if the consent solicitation for the Merger is still in progress on April 30, 1997, to the earlier of (i) five business days after the results of the solicitation are known and the results are that the Merger has not been approved or (ii) the Effective Date.



          18. SAT AND ACQUISITION CORP. CONDITIONS PRECEDENT. The obligations of SAT and Acquisition Corp. to implement this Agreement and consummate the Merger are, at their respective elections, subject to, and conditioned upon, the satisfaction (and/or waiver except as to Sections 18(a), (b), (f) and (h)) of each of the following conditions:


             (a) Prior to the Closing Date the holders of more than 50% of the shares of the Minority U.S. Drug Common Stock shall have adopted this Agreement by consenting to the adoption of this Agreement pursuant to the Consent Solicitation Statement/Prospectus.

             (b) The Registration Statement shall have been declared effective by the SEC and all appropriate state securities administrators and no "stop orders" shall have been issued and/or be in effect or a proceeding for such purpose shall have been instituted and be pending.


             (c) The representations and warranties of U.S. Drug contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if made on and as of the Effective Date and U.S. Drug shall have performed in all material respects all of its covenants and obligations contemplated hereunder to be performed on or prior to the Effective Date. At the Closing, SAT shall have received a certificate, executed by the President and the Secretary of U.S. Drug (effective as of the Closing and the Effective
        Date) and in form reasonably acceptable to SAT, certifying as of both the date of this Agreement and the Closing Date, the truth and accuracy of (and the remaking of) the representations and warranties of U.S. Drug herein contained, including, without limitation, those set forth in
        Section 13 hereof.


             (d) Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business or operations of U.S. Drug, nor shall any event have occurred or condition exist which, with the passage of time or the giving of notice, may cause or create any such adverse material change.


             (e) Prior to the Closing, all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be in form and content reasonably satisfactory to SAT and its counsel and SAT and its counsel shall have received all counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.


             (f) No action or proceeding shall have been instituted and be pending by any private party and/or governmental agency or authority challenging the legality of this Agreement or the Merger and/or seeking to prevent or delay consummation of the transactions herein contemplated, which action or proceeding shall have resulted in an order granting preliminary or permanent injunctive relief prohibiting consummation of this Agreement and/or the Merger and which order shall not have been vacated as of the Closing.

             (g) All statutory requirements for the valid consummation by U.S. Drug of the transactions herein described shall have been fully and timely satisfied; all authorizations, consents and approvals of all Federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by U.S. Drug of the transactions herein described and/or to permit the businesses currently carried on by U.S. Drug to continue unimpaired in all material respects immediately following the Effective Date shall have been obtained and shall be in full force and effect; and no action or proceeding to suspend, revoke, cancel, terminate, modify or alter any of such authorizations, consents or approvals shall be pending or threatened.


             (h) U.S. Drug shall have received a written opinion from Whale Securities Co., L.P., satisfactory to SAT in form and content, regarding the fairness, from a financial point of view, to the U.S. Drug Minority Stockholders of the exchange ratio offered pursuant to the terms of the Merger.


          19. U.S. DRUG CONDITIONS PRECEDENT. The obligation of U.S. Drug to implement this Agreement and to consummate the Merger is, at its election, subject to, and conditioned upon, the satisfaction (and/or waiver except as to Section 19(a), (b), (c), (g) and (i)) of each of the following conditions:

             (a) Prior to the Closing Date the holders of more than 50% of the shares of the Minority U.S. Drug Common Stock shall have adopted this Agreement by consenting to the adoption of this Agreement pursuant to the Consent Solicitation Statement/Prospectus.


             (b) Prior to the Closing Date SAT shall have adopted this Agreement by filing with U.S. Drug a consent to its adoption.

             (c) The Registration Statement shall have been declared effective by the SEC and all appropriate state securities administrators and no "stop orders" shall have been issued and/or be in effect or a proceeding for such purpose shall have been instituted and be pending.


             (d) The representations and warranties of SAT and Acquisition Corp. contained in this Agreement shall be true and correct in all material respects as of the Effective Date with the same effect as if made on and as of the Effective Date. At the Closing, U.S. Drug shall have received a certificate, executed by the Chairman of the Board and the Secretary of SAT and Acquisition Corp. (effective as of the Closing and the Effective Date) and in form and content reasonably acceptable to U.S. Drug, certifying, as to both the date of this Agreement and the Closing Date the truth and accuracy of (and the remaking of) the representations and warranties of SAT and Acquisition Corp. herein contained, including, without limitation, those set forth in Sections 14 and 15 hereof.



             (e) Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business or operations of SAT and the Subsidiaries (excluding U.S. Drug) as a consolidated entity, nor shall any event have occurred or condition exist which, with the passage of time or the giving of notice, may cause or create any such adverse material change.


             (f) Prior to the Closing, all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be in form and content reasonably satisfactory to U.S. Drug and its counsel and U.S. Drug and its counsel shall have received all counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

             (g) No action or proceeding shall have been instituted and be pending by any private party and/or governmental agency or authority challenging the legality of this Agreement or the Merger and/or seeking to prevent or delay consummation of the transactions herein contemplated, which action or proceeding shall have resulted in an order granting preliminary or permanent injunctive relief prohibiting consummation of this Agreement and/or the Merger and which order shall not have been vacated as of the Closing.


             (h) All statutory requirements for the valid consummation by SAT of the transactions herein described shall have been fully and timely satisfied; all authorizations, consents and approvals of all Federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by SAT of the transactions herein described and/or to permit the businesses currently carried on by SAT to continue unimpaired in all material respects immediately following the Effective Date shall have been obtained and shall be in full force and effect; and no action or proceeding to suspend, revoke, cancel, terminate, modify or alter any of such authorizations, consents or approvals shall be pending or threatened.


             (i) U.S. Drug shall have received a written opinion from Whale Securities Co., L.P., satisfactory to U.S. Drug in form and content, regarding the fairness, from a financial point of view, to the U.S. Drug Minority Stockholders of the exchange ratio offered pursuant to the terms of the Merger.

        20. TERMINATION.


          (a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after submission to, or approval by, the U.S. Drug Minority Stockholders as herein provided either:
     (a) by mutual agreement of the Boards of Directors of U.S. Drug and SAT; or
     (b) by the Board of Directors of either U.S. Drug or SAT if either (i) the Closing shall not have taken place on or prior to September 30, 1997 (other than by reason of the default hereunder by the terminating party) or (ii) there is any statute, rule or regulation which makes consummation of the Merger illegal or otherwise prohibited or any order, decree, injunction or judgment enjoining SAT, U.S. Drug or Acquisition Corp. from consummating the Merger is issued by a court of competent jurisdiction and such order, decree, injunction or judgment has become final and non-appealable; or (c) by the Board of Directors of SAT or U.S. Drug if, based upon the opinion of its outside counsel, such Board of

     Directors determines that making a recommendation to the U.S. Drug Minority Stockholders to adopt the Merger Agreement could reasonably be deemed to cause the members of such Board of Directors to breach their fiduciary duty under applicable law to its respective stockholders.


          (b) If this Agreement shall be terminated and/or the Merger abandoned pursuant to the provisions of subsection (a) of this Section 20 hereof (other than by reason of the default of any party hereunder), then and in that event SAT shall bear all of the costs and its special expenses except for those of Whale Securities Co., L.P. and of counsel to U.S. Drug and there shall be no liability on the part of any party hereto (and/or their respective officers, directors, agents and employees) to any other party hereto (and/or their respective officers, directors, agents and employees).



          21. COSTS AND EXPENSES. SAT shall pay all costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the costs and expenses relating to the preparation of this Agreement and the Registration Statement, such as attorneys' fees, accounting fees, printing expenses and consent solicitation expenses, except that U.S. Drug will pay all costs and expenses of Whale Securities Co., L.P. and of its special counsel.


          22. NOTICES. Any and all notices, requests or instructions desired to be given by any party hereto to any other party hereto shall be in writing and shall be either hand delivered, delivered by express courier or mailed to the recipient first class, postage prepaid, certified, return receipt requested at the following respective addresses:

          To: U.S. Drug
               10410 Trademark Street
           Rancho Cucamonga, California 91730
           Attn: President

          With a copy to:

               Rosenman & Colin LLP
           575 Madison Avenue
           New York, New York 10022
           Attn: Edward H. Cohen, Esq.


          To: SAT or Acquisition Corp.


               4517 N.W. 31st Avenue


           Ford Lauderdale, Florida 33309


           Attn: Chairman of the Board


          With a copy to:

               Gold & Wachtel, LLP
           110 East 59th Street
           New York, New York 10022
           Attn: Robert W. Berend, Esq.

     or to such other address as any party hereto shall designate in a writing complying with the provisions of this Section 22.

          23. WAIVER.  Each of the parties hereto may, by written instrument,
     (a) extend the time for the performance of any of the obligations or other acts of any party hereto; (b) waive any inaccuracies of such other party in the representations and warranties contained herein or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the covenants of such other party contained in this Agreement; (d) waive such other party's performance of any of such party's obligations set out in this Agreement; and (e) waive any condition to its obligation to effect the Merger. Anything in this Section 23 to the contrary notwithstanding, no party hereto may waive the requirements that the holders of more than 50% of the shares of the Minority U.S. Drug Common Stock must consent to the adoption of this Agreement and the Merger, the fairness opinion be delivered as set forth in Section

     18(h) or Section 19(i) or the Registration Statement be effective as set forth in Section 18(b) or Section 19(c).


          24. AMENDMENTS. This Agreement may be amended at any time prior to the Effective Date (whether before or after the consent of stockholders of U.S. Drug as herein provided) by a writing executed by an authorized officer of SAT, U.S. Drug and Acquisition (upon due authorization by their respective Boards of Directors); provided, however, that in no event may the provisions of Sections 4 and 9 hereof be altered, amended, modified, terminated or rescinded without the approval of the U.S. Drug Minority Stockholders.


          25. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed and to be fully performed therein and without regard to principles of conflicts of laws.

          26. EFFECTIVENESS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and any controlling person of any party hereof as provided in Section 15 of the Securities Act and their respective successors, transferees, heirs, assigns and beneficiaries.

          27. COUNTERPARTS. This Agreement may be executed in multiple copies, each of which shall constitute an original, but all of which shall constitute one and the same agreement.

          28. PARTIAL INVALIDITY. If any term, covenant or condition in this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or condition to persons or circumstances, other than those as to which it is held invalid, shall be unaffected thereby and each term, covenant or condition of this Agreement shall be enforced to fullest extent permitted by law.

          29. INTEGRATION. This Agreement (including the Exhibits hereto, the documents and instruments delivered by the parties hereto and any other documents executed and delivered and/or to be executed and delivered pursuant to the provisions of this Agreement as herein provided) sets forth the entire agreement among the parties hereto with respect to the subject matter herein contained. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between or among the parties hereto with respect to the subject matter hereof except as herein and in such ancillary documents provided. This Agreement can only be altered, amended, modified, terminated or rescinded by a writing executed by the party to be charged.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.


ATTEST:                                          SUBSTANCE ABUSE TECHNOLOGIES, INC.

                                                 By:
---------------------------------------------        -----------------------------------------
Secretary                                            Chairman of the Board

                                                 U.S. DRUG ACQUISITION CORP.

                                                 By:
---------------------------------------------        -----------------------------------------
Secretary                                            Chairman of the Board

                                                 U.S. DRUG TESTING, INC.

                                                 By:
---------------------------------------------        -----------------------------------------
Secretary                                            President

                                                                      APPENDIX B

Draft


                                 April   , 1997


The Board of Directors
U.S. Drug Trusting, Inc.
10410 Trademark Street
Rancho Cucamonga, CA 91730

Members of the Board:


     You have requested our opinion as investment bankers as to the fairness to the minority stockholders of U.S. Drug Testing, Inc. ("U.S. Drug"), from a financial point of view, of the exchange ratio to be offered to the minority stockholders of U.S. Drug under the Agreement and Plan of Merger dated as of February 17, 1997 (the "Merger Agreement") among U.S. Drug, Substance Abuse Technologies, Inc. ("SAT") and U.S. Drug Acquisition Corp., a wholly-owned subsidiary of SAT ("Acquisition Corp."), pursuant to which Acquisition Corp. will be merged ("Proposed Merger") with and into U.S. Drug with the result that U.S. Drug will become a wholly-owned subsidiary of SAT. As more specifically set forth in the Merger Agreement, holders of the 1,721,900 issued and outstanding common stock of U.S. Drug, par value $.001 per share ("U.S. Drug Common Stock"), not owned by SAT ("Minority Good Ideas Common Stock"), will receive 1.62 shares ("Exchange Ratio") of SAT common stock, par value $.01 per share ("SAT Common Stock"), for each share of Minority U.S. Drug Common Stock. Cash will be paid in the Proposed Merger in lieu of fractional shares of SAT Common Stock. The terms and conditions of the Proposed Merger are more fully set forth in the Merger Agreement.



     In arriving at our opinion, we have reviewed and considered, among other things: (i) the Merger Agreement; (ii) U.S. Drug's and SAT's Annual Reports and Forms 10-K for the two fiscal years ended March 31, 1996 and 1995, and Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 1996, September 30, 1996 and December 31, 1996; (iii) certain information, including financial forecasts, relating to the businesses, earnings and prospects of U.S. Drug and SAT, furnished to us by senior management; (iv) the historical market prices and trading activity for U.S. Drug and SAT shares; (v) publicly available information concerning certain other companies and transactions we consider relevant to our analysis; and (vi) such other matters as we deemed appropriate. In addition, we have held discussions with the management of U.S. Drug and SAT for the purpose of reviewing the historical and current operations of such companies and the business prospects for each.



     In conducting our analysis and in arriving at our opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of the financial and other information that was publicly available or provided to us and we have not undertaken to independently verify the same. We have not prepared or obtained any independent evaluation or appraisal of U.S. Drug's or SAT's assets (including without limitation, any technology) or liabilities. We have assumed and relied upon the senior management of U.S. Drug and SAT as to the reasonableness and achievability of the financial and operating forecasts furnished by management (and the assumptions and bases therefor). Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have been retained by the Board of Directors of U.S. Drug to act as financial advisor to U.S. Drug only with respect to this fairness opinion. We have not in the past three years previously acted on behalf of U.S. Drug or SAT. We are currently separately engaged to render a fairness opinion to the Board of Directors of Good Ideas Enterprises, Inc. ("Good Ideas"), an affiliate of U.S. Drug and SAT, for which we will receive a customary fee. This opinion was prepared by us independently of such separate opinion relating to Good Ideas and this opinion should be evaluated without regard to such other opinion even if the reader is a stockholder in both subsidiaries of SAT. In addition, this opinion does not assume that the transaction involving Good Ideas will be effected either simultaneously with the transaction described herein or at all. In addition, in the ordinary course of our securities business, we may trade equity securities of U.S. Drug and/or SAT and their affiliates for our own account and the accounts of customers, and we therefore may from time to time hold a long or short position in such securities. Our opinion is directed to the Board of Directors of U.S. Drug and does not

The Board of Directors
U.S. Drug Testing, Inc.
April   , 1997
Page 2


constitute a recommendation to any stockholder of U.S. Drug as to how such a stockholder should vote on any stockholder vote of U.S. Drug held in connection with the Proposed Merger. SAT Common Stock and U.S. Drug Common Stock had
closing prices on today's date of $          and $          per share,
respectively. Our findings as to the fairness of the Exchange Ratio assumes a minimum value of the SAT Common Stock of $1.625 per share. Should the value of the SAT Common Stock decline below this level between the date hereof and the closing of the Merger, the holders of the Minority U.S. Drug Common Stock will receive less valuable consideration than the amount contemplated in this opinion.


     On the basis of and subject to the foregoing, as of the date hereof, we are of the opinion that the Exchange Ratio in the Proposed Merger is fair to the minority stockholders of U.S. Drug from a financial point of view.

Very truly yours,

Whale Securities Co., L.P.

======================================================


  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SAT OR U.S. DRUG. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                            ------------------------




======================================================
======================================================


                                SUBSTANCE ABUSE


                               TECHNOLOGIES, INC.

                              CONSENT SOLICITATION
                              STATEMENT/PROSPECTUS

                                       TO
                             MINORITY STOCKHOLDERS
                                       OF
                            U.S. DRUG TESTING, INC.

                                           , 1997


======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Board of Directors of Substance Abuse Technologies, Inc. (the "Registrant" or "SAT") has authorized indemnification of directors and officers of the Registrant to the fullest extent permitted by Delaware law.


     Section 145(a) of the General Corporation Law of Delaware (the "GCL") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Under Section 145(b) of the GCL, a corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     In addition, under Section 145(f) of the GCL, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS


     All of the following exhibits designated with a footnote reference are incorporated herein by reference to a prior registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), or a periodic report filed by SAT, Good Ideas Enterprises, Inc. ("Good Ideas") or U.S. Drug Testing, Inc. ("U.S. Drug") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended. An exhibit marked with an asterisk is filed with this Amendment No. 2 to this Registration Statement. If no footnote reference or marking with an asterisk is made, the exhibit was previously filed with this Registration Statement.



  NUMBER                                        EXHIBITS
----------   ------------------------------------------------------------------------------
 2(a)        Agreement and Plan of Merger dated as of April 23, 1996 by and among SAT, U.S.
             Drug Acquisition Corp. and U.S. Drug.
 2(a)(1)*    Agreement and Plan of Merger dated as of February 17, 1997 by and among SAT,
             U.S. Drug Acquisition Corp. and U.S. Drug. (Reference is made to Appendix A to
             Part I of this Registration Statement.)

  NUMBER                                        EXHIBITS
----------   ------------------------------------------------------------------------------
 2(b)        Copy of Exchange of Stock Agreement and Plan of Reorganization dated May 7,
             1992 between Good Ideas Enterprises, Inc., a Texas corporation ("Good Ideas
             Texas"), U.S. Alcohol & Drug Testing International N.V. and David Brooks.(1)
 2(c)        Copy of Agreement and Plan of Merger dated as of April 12, 1996 by and among
             SAT, Good Ideas Acquisition Corp. and Good Ideas.(2)
 2(c)(1)*    Copy of Agreement and Plan of Merger dated as of February 17, 1997 by and among SAT, Good Ideas Acquisition Corp. and Good Ideas.
 2(d)        Copy of Certificate of Merger of Good Ideas Texas with and into Good Ideas as filed on December 17, 1992.(2)
 3(a)        Copy of Certificate of Incorporation of SAT as filed in Delaware on April 15,
             1987.(3)
 3(a)(1)     Copy of Amendment to the Certificate of Incorporation as filed in Delaware on
             July 10, 1989.(3)
 3(a)(2)     Copy of Amendment to the Certificate of Incorporation as filed in Delaware on
             September 25, 1989.(3)
 3(a)(3)     Copy of Amendment to the Certificate of Incorporation as filed in Delaware on
             October 5, 1990.(3)
 3(a)(4)     Copy of Amendment to the Certificate of Incorporation as filed in Delaware on
             December 26, 1990.(4)
 3(a)(5)     Copy of Amendment to the Certificate of Incorporation as filed in Delaware on
             November 1, 1991.(4)
 3(a)(6)     Copy of Amendment to the Certificate of Incorporation as filed in Delaware on
             May 20, 1992.(5)
 3(a)(7)*    Copy of Amendment to the Certificate of Incorporation as filed in Delaware on
             October 28, 1996.
 3(b)        Copy of By-Laws of SAT.(3)
 4(a)        Specimen of Common Stock certificate of U.S. Alcohol Testing of America,
             Inc.(3)
 4(a)(1)*    Specimen of Common Stock certificate of SAT.
 4(b)        Specimen of Class "A" Cumulative and Convertible Preferred Stock certificate of U.S. Alcohol Testing of America, Inc.(3)
 4(b)(1)*    Specimen of Class "A" Cumulative and Convertible Preferred Stock certificate of SAT.
 4(c)        Specimen of Class "B" Non-Voting Preferred Stock certificate of U.S. Alcohol
             Testing of America, Inc.(6).
 4(d)        Form of Common Stock purchase warrant expiring October 13, 1998 of SAT to be issued in lieu of the Common Stock purchase warrant of U.S. Drug filed as
             Exhibit 10(aa)(1) hereto.
 4(e)        Copy of Convertible Loan and Warrant Agreement dated November 8, 1996 by and between SAT, S.A.C. Capital Associates, LLC and Steven A. Cohen.(17)
 4(e)(1)     Form of Registration Rights Agreement is Exhibit A to Exhibit 4(e) hereto.(17)
 4(e)(2)     Form of Convertible Senior Promissory Note due November 8, 1999 is Exhibit B
             to Exhibit 4(e) hereto.(17)
 4(e)(3)     Form of Common Stock Purchase Warrant expiring June 30, 2000 is Exhibit C to
             Exhibit 4(e) hereto.(17)
 5           Opinion of Gold & Wachtel, LLP.
 8           Opinion of Rosenman & Colin LLP.
10(a)        Form of the Company's Indemnification Agreement with Officers and
             Directors.(3)
10(b)        Copy of Employment Agreement dated December 13, 1993 between SAT and James C.
             Witham.(6)
10(c)        Copy of Employment Agreement dated December 13, 1993 between SAT and Karen B.
             Laustsen.(6)
10(d)        Copy of Employment Agreement dated December 13, 1993 between SAT and Gary S.
             Wolff.(6)
10(e)        Copy of Employment Agreement dated December 13, 1993 between SAT and Michael
             J. Witham.(6)

  NUMBER                                        EXHIBITS
----------   ------------------------------------------------------------------------------
10(f)        Copy of Employment Agreement dated March 1, 1993 between Douglas G. Allen, SAT and U.S. Drug.(8)
10(g)        Copy of Employment Agreement dated as of December 15, 1993 between William D.
             Robbins and Good Ideas.(1)
10(h)        Copy of License Agreement dated January 24, 1992 by and between the United
             States Department of the Navy (the "USN") and SAT. (Confidential Treatment
             Requested for Exhibit.)(9)
10(h)(1)     Copy of Amendment dated March 15, 1994 to License Agreement filed as Exhibit
             10(h) hereto.(8)
10(h)(2)     Copy of Amendment dated June 16, 1995 to License Agreement filed as Exhibit
             10(h) hereto.(8)
10(h)(3)     Copy of Letter dated May 15, 1995 from the USN to SAT.(8)
10(i)        Copy of Assignment dated as of January 1, 1993 between SAT and U.S. Drug of
             Licensing Agreement filed as Exhibit 10(h) hereto.(9)
10(i)(1)     Copy of Amended Sublicense Agreement dated September 23, 1993 superseding the
             Assignment filed as Exhibit 10(i) hereto.(8)
10(i)(2)     Copy of Approval dated September 24, 1993 by the USN of Amended Sublicense
             Agreement filed as Exhibit 10(i) hereto.(8)
10(j)        Copy of Cooperative Research Agreement (the "CRDA Agreement") dated April 16,
             1992 by and between Naval Research Laboratory Section, United States
             Department of the Navy, and SAT.(9)
10(j)(1)     Copy of Assignment of CRDA Agreement dated as of January 1, 1993 by and between U.S. Drug and SAT.(9)
10(k)        Copy of Management Agreement dated April 1, 1993 by and between U.S. Drug and
             SAT.(9)
10(k)(1)     Copy of Amendment dated July 20, 1993 to Management Services Agreement filed as Exhibit 10(j) hereto.(9)
10(l)        Copy of Management Services Agreement dated December 29, 1993 by and between
             Good Ideas and SAT.(1)
10(m)        Copy of Equipment, Licensing, Servicing and Maintenance Agreement dated as of
             December 13, 1994 by and between SAT and METPATH, Inc.(6)
10(n)        Copy of Equipment, Licensing, Servicing and Maintenance Agreement dated as of
             December 22, 1994 by and between SAT and National Health Laboratories
             Incorporated.(6)
10(o)        Copy of Lease dated March 18, 1991 by and between Rancho Cucamonga Business
             Park (now The Realty Trust) as landlord and SAT as tenant.(7)
10(o)(1)     Copy of Lease Modification Agreement to Lease filed as Exhibit 10(o)
             hereto.(7)
10(o)(2)     Copy of Sub-Lease Agreement dated as of January 1, 1993 by and between SAT as sublandlord and U.S. Drug as subtenant.(9)
10(o)(3)     Copy of Third Amendment dated January 2, 1997 to Lease filed as Exhibit 10(o)
             hereto.
10(p)        Copy of Lease dated December 9, 1992 by and between Melvin E. Evans as landlord and Good Ideas as tenant.(1)
10(q)        Copy of Lease expiring June 30, 1999 by and between Rancho Cucamonga Business
             Park as landlord and U.S. Rubber Recycling, Inc. as tenant.(6)
10(r)        Copy of Asset Purchase Agreement dated June 20, 1988 between Luckey
             Laboratories, Inc. and SAT.(3)
10(r)(1)     Copy of Consulting and Royalty Agreement dated June 20, 1988 between Manley
             Luckey and SAT.(3)
10(r)(2)     Copy of Amendment dated August 1990 to Consulting and Royalty Agreement filed as Exhibit 10(r)(1) hereto.(3)
10(s)        Copy of Investment Banking Agreement dated July 1, 1991, as revised October 1,
             1991, between Jeffrey Brooks Securities, Inc. and SAT.(3)
10(t)        Copy of Asset Purchase Agreement dated November 2, 1992 by and between Adflo
             International, Inc. and SAT.(10)

  NUMBER                                        EXHIBITS
----------   ------------------------------------------------------------------------------
10(u)        Copy of Stock Purchase Agreement dated March 30, 1995 between Alconet, Inc.,
             Dakotanet, L.L.C. and SAT.(11)
10(v)        Form of Warrant Agreement dated December 17, 1990 between J. Gregory & Company
             Inc. and SAT.(3)
10(v)(1)     Form of Underwriter's Warrant expiring December 17, 1997 of SAT.(3)
10(w)        Form of Common Stock purchase warrant expiring October 31, 1996 of SAT.(5)
10(x)        Form of Common Stock purchase warrant.(4)
             SAT's Common Stock purchase warrants expiring August 28, 1996, September 1,
             1996, September 16, 1996, September 30, 1996, October 31, 1996, May 17, 1997,
             September 16, 1997, November 1, 1997, December 17, 1997, December 31, 1997,
             February 28, 1998, April 15, 1998, July 17, 1998, August 27, 1998, September
             1, 1998, November 1, 1998, November 15, 1998, December 13, 1998, December 20,
             1998, December 27, 1998, January 2, 1999, January 31, 1999, February 26, 1999,
             February 28, 1999, March 31, 1999, April 14, 1999, April 17, 1999, May 12,
             1999, July 17, 1999, July 19, 1999, August 11, 1999, December 31, 1999,
             January 29, 2000, October 19, 2000, December 31, 2000 and December 31, 2001
             are substantially identical to the form of Common Stock purchase warrant filed
             (by incorporation by reference) as Exhibit 10(x) hereto except as to the name of the holder, the expiration date and the exercise price and, accordingly, pursuant to Instruction 2 to Item 601 of Regulation S-K under the Securities
             Act are not individually filed.
10(y)        Copy of Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan
             of SAT.(3)
10(y)(1)     Form of Stock Option expiring August 1, 2004 issued pursuant to Exhibit 10(y)
             hereto.(6)
10(z)        Form of Common Stock purchase warrant expiring December 17, 1999.(12)
10(aa)       Form of Warrant Agreement by and between U.S. Drug and Baraban Securities,
             Incorporated.(9)
10(aa)(1)    Form of Common Stock purchase warrant expiring October 13, 1998 of U.S.
             Drug.(9)
10(bb)       Copy of U.S. Drug 1994 Stock Option/Stock Issuance Plan.(13)
10(bb)(1)    Form of Stock Option expiring October 2, 2004 of U.S. Drug.(13)
10(cc)       Copy of Agreement made as of December 14, 1995 by and between SAT, ProActive
             Synergies, Inc., Robert Stutman & Associates, Inc. and Robert Stutman.(12)
10(dd)       Copy of Asset Purchase Agreement dated April 30, 1996 by and among U.S. Rubber
             Recycling, Inc., SAT and Reclamation Resources Inc.(14)
10(ee)       Copy of Stock Purchase Agreement dated as of May 21, 1996 by and among SAT,
             Robert Stutman, Brian Stutman, Sandra DeBow, Michael Rochelle and Kimberly
             Rochelle.(14)
10(ee)(1)    Form of Secured Promissory Note dated May 21, 1996 is Exhibit A to Exhibit
             10(ee) hereto.
10(ee)(2)    Form of Security Agreement dated May 21, 1996 by and among SAT, Robert Stutman and Brian Stutman is Exhibit C to Exhibit 10(ee) hereto.
10(ee)(3)    Form of SAT Warrant expiring May 20, 1999 is Exhibit B to Exhibit 10(ee)
             hereto.
10(ee)(4)    Form of Registration Rights Agreement dated as of May 21, 1996 by and between
             SAT, Robert Stutman, Brian Stutman, Michael Rochelle, Kimberly Rochelle and
             Sandra DeBow is Exhibit D to Exhibit 10(ee) hereto.
10(ff)       Copy of Severance Agreement dated May 21, 1996 by and between SAT and Robert
             Stutman.(14)
10(gg)       Copy of Severance Agreement dated May 21, 1996 by and between SAT and Brian
             Stutman.(14)
10(hh)       Copy of Severance Agreement dated June 27, 1996 by and between SAT and Linda
             H. Masterson.
10(ii)       Copy of Sublease dated as of June 20, 1996 by and between Lifecare
             Investments, Inc. ("Lifecare"), Sublessor, and SAT, Sublessee.
10(ii)(2)    Copy of Wingate Commons Business Park Net Lease dated September 27, 1991 by and between Reynolds Metals Development Company, Landlord, and Lifecare,
             Tenant.
10(ii)(3)    Copy of First Addendum to the Lease filed as Exhibit 10(ii)(2) hereto.

  NUMBER                                        EXHIBITS
----------   ------------------------------------------------------------------------------
10(ii)(4)    Copy of Second Addendum to the Lease filed as Exhibit 10(ii)(2) hereto.
10(jj)       Copy of the Certificate of Incorporation of Good Ideas as filed in Delaware on
             June 5, 1992.(1)
10(jj)(1)    Copy of Restated Certificate of Incorporation of Good Ideas as filed in
             Delaware on February 3, 1994.(1)
10(jj)(2)    Copy of By-Laws of Good Ideas.(1)
10(kk)       Copy of Employment Agreement dated as of June 1, 1995 between Richard Snyder and Good Ideas.(15)
10(ll)       Copy of Employment Agreement dated as of December 15, 1993 between William
             Rodish and Good Ideas.(1)
10(mm)       Copy of Employment Agreement dated April 1, 1994 between Jody Harding and Good
             Ideas.(2)
10(nn)       Copy of Demand Promissory Note dated March 31, 1995 executed by SAT in favor of Good Ideas.(15)
10(nn)(1)    Copy of Demand Promissory Note dated March 31, 1995 executed by USRR in favor of Good Ideas.(15)
10(oo)       Copy of Certificate of Incorporation of U.S. Drug as filed in Delaware on
             October 8, 1992.(9)
10(oo)(1)    Copy of Amendment to the Certificate of Incorporation of U.S. Drug as filed in
             Delaware on October 13, 1992.(9)
10(oo)(2)    Copy of By-Laws of U.S. Drug.(9)
10(pp)*      Form of Common Stock purchase warrant expiring November 15, 1999.
             SAT's Common Stock purchase warrants expiring November 15, 1999, December 2,
             1999 and three years from the effective date of a registration statement under the Securities Act are substantially identical to the form of Common Stock purchase warrant filed as Exhibit 10(pp) hereto except asto the name of the holder, the expiration date and the exercise price and, accordingly, pursuant to Instruction 2 to Item 601 of Regulation S-K under the Securities Act are not individually filed.
10(qq)*      Form of Common Stock purchase warrant with deferred exercise.
             SAT's Common Stock purchase warrants expiring three years from the effective date of a registration statement under the Securities Act and those issued or to be issued to employees, of which the currently outstanding warrants expire between September 11, 2000 and January 1, 2001, are substantially identical to the form of Common Stock purchase warrant filed as Exhibit 10(qq) hereto except as to the name of the holder, the expiration date and the exercise price and, accordingly, pursuant to Instruction 2 to Item 601 of Regulation
             S-K under the Securities Act are not individually filed.
16           Copy of Letter dated November 16, 1995 from Wolinetz, Gottlieb & Lafazan, P.C.
             to the Securities and Exchange Commission.(16)
21*          Subsidiaries of SAT.
23(a)*       Consent of Wolinetz, Gottlieb & Lafazan, P.C.
23(b)        Consent of Gold & Wachtel, LLP is included in their opinion filed as Exhibit 5 hereto.
23(c)        Consent of Rosenman & Colin LLP is included in their opinion filed as Exhibit
             8 hereto.
23(d)*       Consent of Ernst & Young LLP.
23(e)*       Consent of Prickett, Jones, Elliott, Kristol & Schnee.


---------------
 (1) Filed as an exhibit to Good Ideas' Registration Statement on Form S-1, File No. 33-73494, and incorporated herein by this reference.

 (2) Filed as an exhibit to Good Ideas' Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by this reference.


 (3) Filed as an exhibit to SAT's Registration Statement on Form S-18, File No. 33-29718, and incorporated herein by this reference.

 (4) Filed as an exhibit to SAT's Registration Statement on Form S-1, File No. 33-43337, and incorporated herein by this reference.



 (5) Filed as an exhibit to SAT's Registration Statement on Form S-1, File No. 33-47855, and incorporated herein by this reference.



 (6) Filed as an exhibit to SAT's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 and incorporated herein by this reference.



 (7) Filed as an exhibit to SAT's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by this reference.


 (8) Filed as an exhibit to U.S. Drug's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and incorporated herein by this reference.

 (9) Filed as an exhibit to U.S. Drug's Registration Statement on Form SB-2, File No. 33-61786, and incorporated herein by this reference.


(10) Filed as an exhibit to SAT's Current Report on Form 8-K filed on November 2, 1992 and incorporated herein by this reference.



(11) Filed as an exhibit to SAT's Current Report on Form 8-K dated April 12, 1995 and incorporated herein by this reference.



(12) Filed as an exhibit to SAT's Registration Statement on Form S-8 filed on March 5, 1996 and incorporated herein by this reference.


(13) Filed as an exhibit to U.S. Drug's Registration Statement on Form S-8, File No. 33-89346.


(14) Filed as an exhibit to SAT's Current Report on Form 8-K filed on June 5, 1996 and incorporated herein by this reference.


(15) Filed as an exhibit to Good Ideas' Annual Report on Form 10-K for the fiscal year ended March 31, 1995.


(16) Filed as an exhibit to SAT's Current Report on Form 8-K/A filed on November 22, 1995 and incorporated herein by his reference.



(17) Filed as an exhibit to Amendment 2 to Schedule 13D filed by Steven A. Cohen on November 12, 1996 and incorporated herein by this reference.


(B) FINANCIAL STATEMENT SCHEDULES

     Financial Statement Schedules are omitted as they are not required, are inapplicable, or the information is included in the financial statements or the notes thereto.

(C) ITEM 4(B) INFORMATION

     The opinion of Whale Securities, Inc. will be furnished as Appendix B to the Consent Solicitation Statement/Prospectus which is Part I of this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendments shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 21, 1997.



                                          SUBSTANCE ABUSE TECHNOLOGIES, INC.

                                                     (Registrant)

                                          By:      /s/ ROBERT M. STUTMAN
                                            ------------------------------------
                                              Robert M. Stutman, Chairman and
                                            Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on, April 21, 1997.



                SIGNATURE                                          TITLE
------------------------------------------    -----------------------------------------------
          /s/ ROBERT M. STUTMAN               Principal Executive Officer and Director
------------------------------------------
            Robert M. Stutman

            /s/ ROBERT MUCCINI                Chief Financial and Accounting Officer
------------------------------------------
              Robert Muccini

           /s/ ALAN I. GOLDMAN                Director
------------------------------------------
             Alan I. Goldman

             /s/ JOHN C. LAWN                 Director
------------------------------------------
               John C. Lawn

            /s/ PETER M. MARK                 Director
------------------------------------------
              Peter M. Mark

          /s/ LINDA H. MASTERSON              Director
------------------------------------------
            Linda H. Masterson

          /s/ MICHAEL S. MCCORD               Director
------------------------------------------
            Michael S. McCord

             /s/ LEE S. ROSEN                 Director
------------------------------------------
               Lee S. Rosen

                                 EXHIBIT INDEX

                       SUBSTANCE ABUSE TECHNOLOGIES, INC.
                     EXHIBITS FILED WITH AMENDMENT NO. 2 TO
                       REGISTRATION STATEMENT ON FORM S-4


                                                                                        PAGE
 NUMBER                                     EXHIBITS                                   NUMBER
--------   --------------------------------------------------------------------------  ------
 2(b)(1)   Copy of Agreement and Plan of Merger dated as of February 17, 1997 by and among SAT, U.S. Drug Acquisition Corp. and U.S. Drug. (Reference is made to Appendix A to Part I of this Registration Statement.)
 2(c)(1)   Copy of Agreement and Plan of Merger dated as of February 17, 1997 by and
           among SAT, Good Ideas Acquisition Corp. and Good Ideas....................    E-2
 3(a)(7)   Copy of Amendment to the Certificate of Incorporation as filed in Delaware
           on October 28, 1996.......................................................   E-26
 4(a)(1)   Specimen of Common Stock certificate of SAT...............................   E-27
 4(b)(1)   Specimen of Class "A" Cumulative and Convertible Preferred Stock
           certificate of SAT........................................................   E-29
10(o)(3)   Copy of Third Amendment dated January 2, 1997 to Lease filed as Exhibit
           10(o).....................................................................   E-31
10(pp)     Form of Common Stock purchase warrant expiring November 15, 1999..........   E-32
10(qq)     Form of Common Stock purchase warrant with deferred exercise..............   E-40
21         Subsidiaries of SAT.......................................................   E-48
23(a)      Consent of Wolinetz, Gottlieb & Lafazan, P.C..............................   E-49
23(d)      Consent of Ernst & Young LLP..............................................   E-50
23(e)      Consent of Prickett, Jones, Elliot, Kristol & Schnee......................   E-51


                                       E-1